     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2002


                                                      REGISTRATION NO. 333-75638
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2


                                       TO
                                    Form S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                 SYNOPSYS, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                                       7372                                       56-1546236
    (State of Incorporation)         (Primary Standard Industrial Classification Code)     (I.R.S. Employer Identification
                                                                                                       Number)

           700 EAST MIDDLEFIELD ROAD, MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 584-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                AART J. DE GEUS
               Chairman of the Board and Chief Executive Officer,
                                 Synopsys, Inc.
           700 East Middlefield Road, Mountain View, California 94043
                                 (650) 584-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                   VICTOR I. LEWKOW, ESQ.                                       DAVID A. KRINSKY, ESQ.
             Cleary, Gottlieb, Steen & Hamilton                                 O'Melveny & Myers LLP
                     One Liberty Plaza                                              990 Marsh Road
                  New York, New York 10006                                   Menlo Park, California 94025
                 Telephone: (212) 225-2370                                    Telephone: (650) 473-2626
                 Facsimile: (212) 225-3999                                    Facsimile: (650) 473-2601

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/ PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


          PRELIMINARY -- SUBJECT TO COMPLETION -- DATED MARCH 18, 2002


[SYNOPSYS LOGO]                                                    [AVANT! LOGO]

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     We are pleased to report that the boards of directors of Synopsys, Inc. and Avant! Corporation have each unanimously approved a merger involving our two companies. Before we can complete the merger, we must obtain the approval of our companies' stockholders. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the merger and related matters.

     In the merger, Avant! will merge with and into a subsidiary of Synopsys and will become a wholly-owned subsidiary of Synopsys, and Avant! stockholders will be entitled to receive 0.371 of a Synopsys common share in exchange for each of their Avant! common shares. Each outstanding Synopsys common share will remain unchanged in the merger. We estimate that in this merger Synopsys will issue approximately 16.8 million Synopsys common shares. Synopsys common shares trade on the Nasdaq National Market under the symbol "SNPS."

     Avant! will hold a special meeting of its stockholders to consider and vote on the merger proposal. Synopsys will, at its annual meeting, consider and vote on the approval of the issuance of Synopsys common shares in the merger as well as vote to elect directors and ratify the appointment of independent auditors. Completion of the merger requires Avant! stockholder approval of the merger proposal and Synopsys stockholder approval of the issuance of Synopsys common shares in the merger.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. Synopsys stockholders may instead vote by following the Internet or telephone instructions on the proxy card. If you sign and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR each of the proposals presented. If you neither return your card nor vote by Internet or telephone, your shares will not be voted at your stockholder meeting, and if you do not instruct your broker how to vote any shares held for you in "street name," your shares will not be voted at your stockholder meeting for the merger related proposals.


     This joint proxy statement/prospectus provides you with detailed information about the merger and the stockholder meetings, and it includes our merger agreement as Annex A. You can get more information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. WE ENCOURAGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING ALL ITS ANNEXES, AND WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON "RISK FACTORS" BEGINNING ON PAGE [15].


     We enthusiastically support this combination of two leading electronic design automation software suppliers, and we join with the members of our boards of directors in recommending that you vote FOR the merger.

               Aart J. de Geus                                    Paul Lo
     Chairman and Chief Executive Officer                        President
                Synopsys, Inc.                               Avant! Corporation

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON SHARES TO BE ISSUED BY
SYNOPSYS UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated [          ], 2002, and is
being first mailed to stockholders on or about [          ], 2002.

                                 [Avant! Logo]

                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD [            ], 2002

To the Stockholders of Avant! Corporation:

     A special meeting of Avant! stockholders will be held on [          ],
[          ] 2002, at [          ] local time, at [          ], for the
following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 3, 2001, among Synopsys, Inc., Maple Forest Acquisition L.L.C., which is a newly formed, wholly-owned subsidiary of Synopsys, and Avant!, pursuant to which Avant! will be merged into Maple Forest Acquisition and will become a wholly-owned subsidiary of Synopsys; and

          2. To transact such other business as may properly be brought before the special meeting and any adjournment or postponement of the special meeting.

     The terms of the proposed merger with Synopsys and the related merger agreement are more fully described in the joint proxy statement/prospectus attached to this notice.

     Only holders of record of Avant! common shares at the close of business on
[          ], 2002 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. You may vote in person or by proxy. To grant your proxy to vote your shares, you must complete and return the enclosed proxy card. Granting your completed proxy in advance of the special meeting will not prevent you from voting in person at the special meeting.

     We encourage you to vote on this important matter.

                                          By Order of the Board of Directors

                                          James C. Chiang
                                          Secretary
                                          Avant! Corporation

Fremont, California
[          ], 2002

                                IMPORTANT NOTICE

 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED
                                  TO READ THE
  ATTACHED JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND THEN SIGN, DATE AND
                              RETURN THE ENCLOSED
 PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE BY FOLLOWING THE INSTRUCTIONS
                              ON THE ACCOMPANYING
PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO
                                SO IN THE MANNER
                      SET FORTH IN THE ATTACHED JOINT PROXY
STATEMENT/PROSPECTUS.

         PLEASE DO NOT SEND ANY AVANT! STOCK CERTIFICATES AT THIS TIME.

                                [SYNOPSYS LOGO]

                                 SYNOPSYS, INC.
                           700 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD [            ], 2002

To the Stockholders of Synopsys:

     An annual meeting of Synopsys stockholders will be held on [          ],
[          ] 2002, at [          ] local time, at Synopsys' principal executive
offices located at 700 East Middlefield Road, Building C, Mountain View, California, for the following purposes:

          1. To consider and vote upon a proposal to approve the issuance of the Synopsys common shares to be received by Avant! Corporation stockholders in the proposed merger of Avant! into Maple Forest Acquisition L.L.C., which is a newly formed, wholly-owned subsidiary of Synopsys;

          2. To elect eight directors to serve for the following year or until their successors are elected;

          3. To ratify the appointment of KPMG LLP as independent auditors of Synopsys for fiscal year 2002; and

          4. To transact such other business as may properly be brought before the annual meeting and any adjournment or postponement of the annual meeting.

     The terms of the proposed merger with Avant! and the related merger agreement are more fully described in the joint proxy statement/prospectus attached to this notice.

     Only holders of record of Synopsys common shares at the close of business
on [          ], 2002 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. You may vote in person or by proxy. To grant your proxy to vote your shares, you must complete and return the enclosed proxy card or grant your proxy by telephone or Internet. Granting your completed proxy in advance of the annual meeting will not prevent you from voting in person at the annual meeting.

     We encourage you to vote on these important matters.

                                          By Order of the Board of Directors

Mountain View, California
[          ], 2002

                                IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO READ THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND THEN SIGN, DATE
  AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE
   ACCOMPANYING PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ATTACHED JOINT PROXY
                             STATEMENT/ PROSPECTUS.

                             ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Synopsys, Inc. and Avant! Corporation from documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. Synopsys, Inc., which in this document we refer to as "Synopsys," will provide you with copies of this information relating to Synopsys, without charge, upon written or oral request to:

                                 SYNOPSYS, INC.
                           700 East Middlefield Road
                        Mountain View, California 94043
                         Attention: Investor Relations
                        Telephone Number: (650) 584-4257

     Avant! Corporation, which in this document we refer to as "Avant!," will provide you with copies of this information relating to Avant!, without charge, upon written or oral request to:

                               AVANT! CORPORATION
                             46871 Bayside Parkway
                           Fremont, California 94538
                   Attention: Clayton Parker, General Counsel
                        Telephone Number: (510) 413-8000

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE ANNUAL AND SPECIAL MEETINGS, YOU MUST REQUEST THE INFORMATION NO LATER THAN
[                  ].

     In addition, if you have questions about the merger, you may contact:

          FOR SYNOPSYS STOCKHOLDERS:                      FOR AVANT! STOCKHOLDERS:
            D.F. King & Co., Inc.                Georgeson Shareholder Communications, Inc.
         77 Water Street, 20th Floor                         111 Commerce Road
              New York, NY 10005                            Carlstadt, NJ 07072
        Call Toll-Free: [            ]                 Call Toll-Free: [            ]

WHERE YOU CAN FIND MORE INFORMATION

     Synopsys and Avant! file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which in this document we refer to as the "SEC." You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Synopsys and Avant! filings are also available at the Internet website maintained by the SEC at www.sec.gov.

     Synopsys has filed a registration statement on Form S-4 to register with the SEC the Synopsys common shares that Avant! stockholders will receive in connection with the merger. This joint proxy statement/prospectus is a part of the registration statement of Synopsys on Form S-4 and is a prospectus of Synopsys, a proxy statement of Synopsys for the Synopsys annual meeting and a proxy statement of Avant! for the Avant! special meeting.

     The SEC permits Synopsys and Avant! to "incorporate by reference" information into this joint proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this joint proxy statement/ prospectus that is incorporated by reference in this joint proxy statement/prospectus.

     This joint proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Synopsys and Avant! and their financial conditions.


SYNOPSYS SEC FILINGS (FILE NO. 0-19807)        PERIOD OR FILING DATE
---------------------------------------        ---------------------
Annual Report on Form 10-K and 10-K/A          Year Ended October 31, 2001
Quarterly Report on Form 10-Q                  Quarter Ended January 31, 2002
Current Report on Form 8-K                     Filed on December 5, 2001
Description of Synopsys common shares set
  forth in its Registration Statement on
  Forms 8-A and 8-A/As                         Filed on October 31, 1997, December 13, 1999
                                               and April 10, 2000


AVANT! SEC FILINGS (FILE NO. 0-25864)          PERIOD OR FILING DATE
-------------------------------------          ---------------------
Annual Report on Form 10-K                     Year Ended December 31, 2000
Quarterly Report on Form 10-Q                  Quarter Ended March 31, 2001
Quarterly Report on Form 10-Q                  Quarter Ended June 30, 2001
Quarterly Report on Form 10-Q                  Quarter Ended September 30, 2001
Current Reports on Forms 8-K and 8-K/As        Filed on April 20, 2001, April 25, 2001,
                                                 May 29, 2001, October 4, 2001 and
                                                 December 5, 2001
Description of Avant! common shares set forth
  in its Registration Statement on Form 8-A    Filed on September 18, 1998

     Synopsys and Avant! also incorporate by reference into this joint proxy statement/prospectus additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the dates of the Synopsys annual meeting and the Avant! special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

     You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Synopsys or Avant! as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing, by telephone or via the Internet from the appropriate company at the following addresses:

         FOR SYNOPSYS STOCKHOLDERS:                       FOR AVANT! STOCKHOLDERS:
         --------------------------                       ------------------------
               SYNOPSYS, INC.                                AVANT! CORPORATION
         700 EAST MIDDLEFIELD ROAD                         46871 BAYSIDE PARKWAY
          MOUNTAIN VIEW, CA 94043                            FREMONT, CA 94538
       ATTENTION: INVESTOR RELATIONS             ATTENTION: CLAYTON PARKER, GENERAL COUNSEL
       TELEPHONE NO.: (650) 584-4257                   TELEPHONE NO.: (510) 413-8000
     INTERNET WEBSITE: www.synopsys.com             INTERNET WEBSITE: www.avanticorp.com

     If you would like to request documents from Synopsys or Avant!, please do
so by [               ], to receive them before the Synopsys annual meeting or
the Avant! special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE SHARE ISSUANCE OR THE MERGER. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY
STATEMENT/PROSPECTUS IS DATED [          ]. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER OUR MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SYNOPSYS AND AVANT! STOCKHOLDERS NOR THE ISSUANCE BY SYNOPSYS OF COMMON SHARES IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

     THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING SYNOPSYS HAS BEEN PROVIDED BY SYNOPSYS AND INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING AVANT! HAS BEEN PROVIDED BY AVANT!.

                               TABLE OF CONTENTS


                                            PAGE
Questions and Answers About the Merger....    1
Summary...................................    3
Summary Historical and Unaudited Pro Forma
  Financial Information...................    9
Risk Factors..............................   15
Forward-Looking Statements................   20
The Synopsys Annual Meeting...............   21
  Date, Time and Place....................   21
  Purpose of the Synopsys Annual
    Meeting...............................   21
  Record Date; Shares Entitled to Vote....   21
  Quorum..................................   21
  Shares Owned and Voted by Synopsys
    Directors and Executive Officers......   22
  Votes Required..........................   22
  Voting of Proxies.......................   22
  Revoking Your Proxy.....................   23
  Solicitation of Proxies.................   23
The Avant! Special Meeting................   24
  Date, Time and Place....................   24
  Purpose of the Avant! Special Meeting...   24
  Record Date; Shares Entitled to Vote....   24
  Quorum..................................   24
  Shares Owned and Voted by Avant!
    Directors and Executive Officers......   24
  Agreement to Vote in Favor of the
    Merger................................   25
  Vote Required...........................   25
  Voting of Proxies.......................   25
  Revoking Your Proxy.....................   25
  Solicitation of Proxies.................   26
The Merger................................   26
  Background of the Merger................   26
  Avant! Board of Directors and Special
    Committee Reasons for the Merger;
    Recommendation of the Avant! Board of
    Directors and Special Committee.......   36
  Synopsys Board of Directors Reasons for
    the Merger and Recommendation of the
    Synopsys Board of Directors...........   38
  Opinion of Synopsys' Financial
    Advisor...............................   40
  Opinion of Avant!'s Financial Advisor...   49
  Conflicts of Interest of Avant!
    Directors and Officers in the
    Merger................................   55
  No Appraisal Rights.....................   58
Accounting Treatment......................   59
Regulatory Approvals......................   59
Litigation Protection Insurance...........   59
  Avant!/Cadence Litigation...............   59
  Description of the Litigation Protection
    Insurance.............................   64
Federal Securities Law Consequences.......   67
Other Effects of the Merger...............   67



                                            PAGE
  Listing of Shares.......................   67
  Delisting of Avant! Common Shares.......   67
  Avant! Stockholder Rights Agreement.....   67
Material U.S. Federal Income Tax
  Consequences of the Merger..............   67
  Tax Consequences of the Merger..........   68
  Information Reporting and Backup
    Withholding...........................   69
The Transaction Documents.................   69
  The Merger Agreement....................   69
  Avant! Stockholder Voting Agreement.....   81
The Companies.............................   82
  Synopsys, Inc...........................   82
  Avant! Corporation......................   82
  Maple Forest Acquisition L.L.C..........   83
Market Price and Dividend Data............   84
  Market Price............................   84
  Dividend Data...........................   85
Ownership of Capital Stock of Synopsys and
  Avant!..................................   86
  Security Ownership of Certain Beneficial
    Owners and Management of Synopsys.....   86
  Security Ownership of Certain Beneficial
    Owners and Management of Avant!.......   88
Synopsys, Inc. Unaudited Pro Forma
  Condensed Combined Consolidated
  Financial Statements....................   90
  Unaudited Pro Forma Condensed Combined
    Consolidated Financial Statements.....   90
Notes to Unaudited Pro Forma Condensed
  Combined Consolidated Financial
  Statements..............................   93
Comparative Rights of Synopsys and Avant!
  Stockholders............................   98
  Authorized Capital Stock................   98
  Special Meetings of Stockholders........   98
  Rights of Redemption....................   98
  Number of Directors.....................   98
  Notice Requirements for Stockholder
    Nomination of Directors and Other
    Proposals.............................   98
  Board Vacancy...........................   99
Additional Matters To Be Considered at the
  Synopsys Annual Meeting.................   99
  Proposal 2 -- Election of Synopsys
    Directors.............................   99
    Executive Compensation................  103
  Proposal 3 -- Ratification of
    Appointment of Independent Auditors...  110
  Additional Information..................  111
Legal Matters.............................  111
Experts...................................  111
Stockholder Proposals.....................  112



Agreement and Plan of Merger, dated as of December 3, 2001,
  as amended, among Synopsys, Inc., Maple Forest Acquisition
  L.L.C. and Avant! Corporation.............................  Annex A
Voting Agreement, dated as of December 3, 2001, among
  Synopsys, Inc., Moriyuki Chimura, Gerald C. Hsu, Howard
  Ko, Paul Lo, Viraj J. Patel, Amy Sakasegawa, Scott
  Spangenberg and Charles L. St. Clair......................  Annex B
Opinion of Credit Suisse First Boston Corporation, dated as
  of December 3, 2001.......................................  Annex C
Opinion of Salomon Smith Barney Inc., dated as of December
  3, 2001...................................................  Annex D

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Avant! will become a wholly-owned subsidiary of Synopsys. Avant! stockholders will become Synopsys stockholders and, assuming the merger had been completed as of January 16, 2002, would have owned approximately 18.9% of the fully diluted Synopsys common shares after the merger and Synopsys stockholders would have owned the remaining approximately 81.1%.

Q:   WHY ARE SYNOPSYS AND AVANT! PROPOSING THE
     MERGER?

A:   We believe that the merger will provide
     substantial benefits to Synopsys, Avant! and their stockholders, including:

     - the ability to offer customers a complete and, over time, integrated set of software products for the design and verification of complex integrated circuits, or ICs, which neither company can offer today;

     - an enhanced capability for research and development on new and innovative products that address our customers' IC design challenges;

     - access to a broader customer base than either company enjoys today; and

     - opportunities for efficiencies and cost savings arising out of synergies in the operations of the two companies.


     To review the reasons for the merger in greater detail, see pages [36] through [40].


Q:   WHAT WILL AVANT! STOCKHOLDERS RECEIVE IN THE
     MERGER?

A: Avant! stockholders will receive 0.371 of a Synopsys common share for each Avant! common share they own. Avant! stockholders also will receive cash in place of any fractional shares. The Synopsys common shares received in the merger will be traded on the Nasdaq National Market under the symbol "SNPS."

Q:   WHAT WILL HAPPEN TO SYNOPSYS COMMON
     SHARES IN THE MERGER?

A:   Nothing. Each Synopsys common share
     outstanding will remain outstanding as a Synopsys common share.

Q:   WHEN AND WHERE ARE THE STOCKHOLDER
     MEETINGS?

A:   The Synopsys annual meeting and the Avant!
     special meeting will each take place on [       ], 2002. The location of
     each meeting is specified on the notices inside the cover page of this document.

Q:   WHAT WILL HAPPEN AT THE STOCKHOLDER
     MEETINGS?

A:   At the Avant! special meeting, Avant!
     stockholders will vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger.

     At the Synopsys annual meeting, Synopsys stockholders will vote on the issuance of Synopsys common shares in the merger. Because the Synopsys stockholder meeting is an annual meeting, Synopsys stockholders will also vote to elect eight directors to serve for the following year or until their successors are elected and vote to ratify the appointment of KPMG LLP as Synopsys' independent auditors for 2002.

Q:   WHAT STOCKHOLDER APPROVALS ARE REQUIRED TO
     APPROVE THE MERGER?

A: We cannot complete the merger unless, among other things, Avant! stockholders vote to approve the merger agreement and Synopsys stockholders vote to approve the common share issuance.

     For Avant!, the affirmative vote of a majority of the shares outstanding and entitled to vote at the meeting is required to approve and adopt the merger agreement. As of the Avant! record date, Avant! directors and officers were entitled to vote approximately [ ]% of the Avant! common shares outstanding.

     For Synopsys, the affirmative vote of a majority of the votes cast at the meeting is required to approve the issuance of shares in connection with the merger. As of the Synopsys record date, Synopsys directors and officers were
     entitled to vote approximately [   ]% of the Synopsys common shares
     outstanding.

Q:   WHAT DO I NEED TO DO TO VOTE?

A: After carefully reading and considering the information contained in this document, mail your signed proxy card in the enclosed return envelope or, in the case of Synopsys stockholders, you may instead vote by Internet or by telephone, in each case as soon as possible so that your shares may be represented at your meeting. In order to assure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend your meeting in person.

     If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted for the approval of your company's proposals.

     THE AVANT! BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVANT! STOCKHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

     THE SYNOPSYS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNOPSYS STOCKHOLDERS VOTE FOR THE ISSUANCE OF SYNOPSYS COMMON SHARES IN THE MERGER.

Q:   HOW DO I VOTE MY SHARES IF MY SHARES ARE HELD
     IN "STREET NAME?"

A: You should contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker will not vote your shares on the merger proposal unless the broker receives appropriate instructions from you.

Q:   MAY I CHANGE MY VOTE EVEN AFTER RETURNING A
     PROXY CARD?

A: Yes. If you want to change your vote, you may do so at any time before your meeting by sending to your company's secretary a proxy with a later date. Alternatively, you may revoke your proxy by delivering to your company's secretary a written revocation prior to your meeting or by voting in person at your meeting.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our stockholders at the meetings, are fulfilled. We currently expect to complete the merger some time between April and June 2002.


Q:   SHOULD I SEND IN MY AVANT! SHARE CERTIFICATES
     NOW?

A: No. After the merger is completed, we will send written instructions to Avant! stockholders, including a letter of transmittal, that explain how to exchange Avant! share certificates for Synopsys share certificates. Please do not send in any Avant! share certificates until you receive these written instructions and the letter of transmittal.

Q:   WHERE CAN I FIND MORE INFORMATION ABOUT THE
     COMPANIES?

A:   You can find more information about
     Synopsys and Avant! from the various sources described under "Additional Information -- Where You Can Find More Information."

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

      FOR SYNOPSYS              FOR AVANT!
      ------------              ----------
 D.F. King & Co., Inc.    Georgeson Shareholder
77 Water St., 20th Floor   Communications, Inc.
   New York, NY 10005       111 Commerce Road
Call Toll-Free: [     ]    Carlstadt, NJ 07072
                         Call Toll-Free: [     ]

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the other matters being submitted to stockholders. See "Additional Information -- Where You Can Find More Information." For a discussion of the risk factors that you should consider in evaluating the merger, see "Risk Factors" beginning on page [15]. Each item in this summary includes a page reference directing you to a more complete description of that item.



THE COMPANIES (SEE PAGE [82])


SYNOPSYS, INC.
700 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CALIFORNIA 94043
(650) 584-5000

     Synopsys is a leading supplier of EDA software to the global electronics industry. Synopsys' products are used by designers of ICs, including system-on-a-chip ICs, and electronic products such as computers, cell phones, and Internet routers, that use such ICs to automate significant portions of their chip design process.

AVANT! CORPORATION
46871 BAYSIDE PARKWAY
FREMONT, CALIFORNIA 94538
(510) 413-8000

     Avant! develops, markets, licenses and supports electronic design automation, or EDA, software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of advanced integrated circuits, or ICs.

     Avant! is a defendant in a civil litigation matter brought by Cadence Design Systems, Inc., which we refer to as "Cadence," alleging misappropriation and improper copying of Cadence trade secrets. The same set of facts was also alleged in a criminal action against Avant!, Gerald C. Hsu, Chairman of Avant!, and six former Avant! employees, in which Avant!, Mr. Hsu and five former Avant! employees pled no contest to certain of the charges and paid approximately $35.3 million in fines and $195.4 million in restitution. Although Avant! believes it has defenses to Cadence's civil claims, if Cadence is ultimately successful in its lawsuit Avant! could be required to pay substantial damages. Synopsys has obtained litigation protection insurance that may provide protection for some or all of such damages. For a description of the risks to Avant! and Synopsys associated with this litigation and the uncertainties and limitations of such insurance, see "Risk Factors" and "Litigation Protection Insurance."

MAPLE FOREST ACQUISITION L.L.C.
700 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CALIFORNIA 94043
(650) 584-4257

     Maple Forest Acquisition L.L.C. is a wholly-owned subsidiary of Synopsys recently formed solely for the purpose of effecting the merger.


THE MERGER (SEE PAGE [26])


     The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document. Please carefully read the merger agreement as it is the legal document that governs the merger.

GENERAL

     We propose a merger in which Avant! will merge into Maple Forest Acquisition L.L.C., a wholly-owned subsidiary of Synopsys. After the merger, Avant! will be a wholly-owned subsidiary of Synopsys, and Avant! stockholders will become Synopsys stockholders.


WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE [69])


     Avant! Stockholders. Each Avant! common share will automatically be converted into the right to receive 0.371 of a Synopsys common share and cash in place of any fractional shares.

     Synopsys Stockholders. Each Synopsys common share will remain issued and outstanding as one Synopsys common share.


AVANT! STOCK OPTIONS (SEE PAGE [70])


     When we complete the merger, stock options to purchase Avant! common shares granted to Avant! employees and directors under Avant!'s and its subsidiaries' stock option plans that are outstanding and not exercised immediately before completing the merger will become options to purchase Synopsys common shares, except for the options granted to non-employee directors of Avant! and the options granted to Gerald C. Hsu. The replacement options issued in the merger will generally have the same terms and conditions as were applicable under Avant! option plans, except that the number of common shares subject to such stock options, and the exercise price of such stock options, will each be adjusted according to the exchange ratio.

     As of January 16, 2002, Avant! had outstanding 6,576,611 stock options, excluding the 2,897,667 stock options held by Gerald C. Hsu and the Avant! non-employee directors, which options will not be converted in the merger. Upon completion of the merger and based upon the number of Avant! options outstanding on January 16, 2002, the Avant! options assumed by Synopsys will be converted into options to purchase 2,439,922 Synopsys common shares. The treatment of Mr. Hsu's options and Avant!'s non-employee directors' options is described under "The Transaction Documents -- The Merger Agreement -- Treatment of Avant! Stock Options and Other Stock Plans."


OUR RECOMMENDATIONS TO STOCKHOLDERS (SEE PAGES [36] AND [38])


     Avant! Stockholders. The Avant! board of directors and a special committee of independent directors believe that the merger is fair to you and in your best interests, and the Avant! board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

     Synopsys Stockholders. The Synopsys board of directors believes that the merger is fair to you and in your best interests, and it unanimously recommends that you vote FOR the proposal to issue Synopsys common shares in the merger.


OPINION OF SYNOPSYS' FINANCIAL ADVISOR (SEE PAGE [40])


     Credit Suisse First Boston, Synopsys' financial advisor, delivered a written opinion to the Synopsys board of directors to the effect that, as of December 3, 2001 and based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair from a financial point of view to Synopsys. We have attached this opinion, dated as of December 3, 2001, as Annex C to this document. We encourage Synopsys stockholders to read this document carefully and in its entirety. The opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote on the merger.


OPINION OF AVANT!'S FINANCIAL ADVISOR (SEE PAGE [49])


     Salomon Smith Barney Inc., Avant!'s financial advisor, delivered a written opinion to the Avant! board of directors to the effect that, as of December 3, 2001 and based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair from a financial point of view to Avant! stockholders. We have attached this opinion, dated as of December 3, 2001, as Annex D to this document. We encourage Avant! stockholders to read this document carefully and in its entirety. The opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote on the merger.


NON-SOLICITATION (SEE PAGE [74])


     Avant! has agreed that it will not solicit or encourage the initiation of any inquiries regarding any acquisition proposals by third parties. Avant! may respond to unsolicited superior acquisition proposals if required by the Avant! board of directors' fiduciary duties. Avant! must promptly notify Synopsys if it receives any acquisition proposals.


CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE [76])


     Each of Avant!'s and Synopsys' obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions including:

     - approval of the merger agreement by Avant! stockholders and approval of the common share issuance by Synopsys stockholders;

     - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other national merger control law or foreign investment regulation relating to the merger;

     - the absence of any law, rule, order or injunction restraining, enjoining or preventing the completion of the merger;

     - receipt by such company of an opinion from its legal counsel, that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - the other company's representations and warranties in the merger agreement are true and correct to the extent set forth in the merger agreement;

     - the other company has complied with its respective covenants and agreements in the merger agreement, to the extent set forth in the merger agreement; and

     - the absence of a material adverse effect on the other company.

     Synopsys' obligation to complete the merger is also subject to the satisfaction or waiver of the condition that Avant! continue to employ at least 80% of certain key technical employees.


TERMINATION OF THE AGREEMENT (SEE PAGE [78])


     Synopsys and Avant! may jointly agree at any time to terminate the merger agreement without completing the merger, even if Avant! stockholders have approved the merger and Synopsys stockholders have approved the share issuance. In addition, either of Synopsys or Avant! may, without the consent of the other, terminate the merger agreement in various circumstances, including the following:

     - if the merger has not been completed by September 30, 2002;

     - if Synopsys stockholders do not approve the share issuance or if Avant! stockholders do not approve the merger;

     - if any governmental order or ruling enjoining or prohibiting the merger has become final and nonappealable;

     - if the other party fails to call or hold its stockholder meeting; or

     - if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger and, if permitted by the merger agreement, the breaching party does not promptly correct the breach.

     In addition, Synopsys may, without the consent of Avant!, terminate the merger agreement if the Avant! board of directors withdraws or adversely modifies its recommendation that stockholders approve the merger agreement and the merger.


TERMINATION FEES (SEE PAGE [79])


     Avant! has agreed to pay a termination fee to Synopsys of $45 million if the merger agreement is terminated under some circumstances.


NO APPRAISAL RIGHTS (SEE PAGE [59])


     Under Delaware law, neither Avant! stockholders nor Synopsys stockholders are entitled to appraisal rights in connection with the merger.


REGULATORY APPROVALS (SEE PAGE [59])


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Synopsys and Avant! filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice on December 28, 2001. On January 28, 2002, the FTC made a request for additional information and documentary material, thereby extending the statutory waiting period until 30 days after Synopsys and Avant! substantially comply with this request, unless the waiting period is terminated earlier.


     Synopsys and Avant! filed a pre-merger notification in each of Taiwan and Ireland in February 2002. On March 12, 2002, Synopsys received a letter from the Taiwanese antitrust authority indicating that it would not assert jurisdiction over the merger. There is a 30-day waiting period in Ireland after the filing has been made, although the governmental authorities in Ireland could extend such period in certain circumstances.



     In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the transactions under U.S. or foreign antitrust laws under certain circumstances. Synopsys and Avant! believe that they will obtain the necessary antitrust clearances. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.



MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE [67])


     If the merger is completed as currently contemplated, a U.S. holder of Avant! common shares will not recognize any income, gain or loss as a result of the receipt of Synopsys common shares in exchange for Avant! common shares pursuant to the merger. A U.S. holder will, however, recognize gain or loss in connection with any cash received by such U.S. holder in lieu of a fractional Synopsys common share.

     Synopsys and Avant! have received opinions that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, provided that the merger is completed under the current terms of the merger agreement and based on the assumptions as to the absence of material changes in fact or law before the completion of the merger, and on certain representations as to the factual matters made by Synopsys and Avant!.

     THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN STOCKHOLDERS. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES FOR YOU.

VOTING AGREEMENT (SEE PAGE [81])


     Certain Avant! executive officers and directors have entered into a voting agreement with Synopsys in which each has agreed, among other things, to vote his or her Avant! common shares in favor of the merger and against any action that would delay or prevent the merger and against any alternative transaction. These persons have the right, as of the Avant! record date, to vote a total of
[          ] Avant! common shares or approximately [          ]% of the
outstanding Avant! common shares as of the Avant! record date.


CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS OF AVANT! (SEE PAGE [55])


     When considering the recommendations of the Avant! board of directors and special committee regarding the merger, you should be aware of the interests that Avant! executive officers and directors have in the merger that are different from interests of stockholders generally. These interests include, among other things:

     - a separation agreement among Gerald C. Hsu, who is the Chairman of Avant!'s board of directors, Synopsys and Avant! provides, among other things, that upon his resignation from Avant! at the completion of the merger, Mr. Hsu will receive (1) a cash payment of approximately $30.6 million, representing the estimated value of the severance amounts payable to Mr. Hsu at the completion of the merger under his existing employment agreement, (2) a cash payment equal to the excess of the market value at the close of business on the trading day prior to the completion of the merger of all Avant! common shares that Mr. Hsu had the option to acquire over the exercise price for such shares, to which Mr. Hsu would be entitled under his existing employment agreement, and (3) any unpaid salary, bonus, expense reimbursement, previously deferred compensation or vacation pay to which Mr. Hsu would be entitled under his existing employment agreement;


     - in accordance with the terms of the merger agreement, Avant! agreed to
       pay an aggregate of $            to certain shareholders of Maingate
       Electronics, including, among others, Gerald C. Hsu, in connection with Avant!'s acquisition of Maingate;


     - terms of existing employment and other agreements with certain current or former executive officers and directors of Avant! provide, among other things, for severance, other benefits and the acceleration of options as a result of the merger;

     - terms of options granted under Avant!'s 1995 and 2000 stock option plans provide for accelerated vesting of options assumed by Synopsys in the merger if the employee holder is involuntarily terminated within 18 months after the merger; and

     - the merger agreement provides for continued director and officer indemnification and insurance.

     Avant!'s board of directors and special committee were aware of these interests in approving the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE [84])


     Synopsys common shares and Avant! common shares are each quoted on the Nasdaq National Market. The following table presents the last reported sale price of Synopsys common shares and Avant! common shares on December 3, 2001,
the last full trading day before we announced the merger, and on [          ],
2002, the last full trading day before the mailing of this document. The table also presents the value of the Avant! common shares on an equivalent per share basis on each of these two dates, calculated by multiplying the Synopsys common share value on each such date by the exchange ratio of 0.371.

                                                                                  IMPLIED
                                                                                 PER SHARE
                                               SYNOPSYS         AVANT!        VALUE OF AVANT!
DATE                                         COMMON SHARES   COMMON SHARES     COMMON SHARES
----                                         -------------   -------------   -----------------
December 3, 2001...........................     $55.39          $10.95            $20.55
[          ], 2002.........................     $               $                 $

You should obtain current stock price quotations for Avant! common shares and Synopsys common shares.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents Synopsys' historical financial results.


     Synopsys' summary financial data for the fiscal years ended September 30, 1999, October 31, 2000 and October 31, 2001 and as of October 31, 2000 and 2001 has been derived from its audited consolidated financial statements and related notes thereto incorporated into this joint proxy statement/prospectus by reference. Synopsys' summary financial data as of September 30, 1999 and as of and for the fiscal years ended September 30, 1997 and 1998 has been derived from its audited consolidated financial statements and related notes thereto which have not been included in or incorporated by reference into this joint proxy statement/prospectus. Synopsys' historical financial data as of and for the three months ended January 31, 2002 has been derived from, and should be read in conjunction with, Synopsys' unaudited condensed consolidated financial statements and the related notes thereto that are incorporated by reference into this joint proxy statement/prospectus. The unaudited consolidated results of operations data for the three months ended January 31, 2002 are not necessarily indicative of the results to be expected for any other interim period or for fiscal year 2002 as a whole. However, in the opinion of Synopsys management, the interim financial data presented reflects all adjustments consisting only of normal recurring adjustments necessary for the fair presentation of the financial condition at such date and the results of operations for such period. The historical financial information may not be indicative of Synopsys' future performance.



                                                                                                     THREE
                                                                                                    MONTHS
                                           FISCAL YEARS ENDED             FISCAL YEARS ENDED         ENDED
                                          SEPTEMBER 30,(1)(2)               OCTOBER 31,(2)        JANUARY 31,
                                    --------------------------------   ------------------------   -----------
                                      1997       1998        1999         2000         2001         2002(2)
                                    --------   --------   ----------   ----------   -----------   -----------
                                                                                                  (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
SYNOPSYS, INC.
Historical Consolidated Statement
  of Operations Data:
  Revenue........................   $646,956   $717,940   $  806,098   $  783,778   $  680,350    $  175,545
  Income before income taxes and
    extraordinary items(3).......    132,793    116,861      251,411      145,938       83,533        20,179
  Provision for income taxes.....     51,043     55,819       90,049       48,160       26,731         6,127
  Extraordinary items, net of
    income tax expense(4)........         --     28,404           --           --           --            --
  Net income.....................     81,750     89,446      161,362       97,778       56,802        14,052
  Net income per share:
    Basic........................   $   1.30   $   1.34   $     2.30   $     1.43   $     0.94    $     0.23
    Diluted......................   $   1.24   $   1.29   $     2.20   $     1.38   $     0.88    $     0.22
Historical Consolidated Balance
  Sheet Data:
  Working capital................   $336,675   $504,759   $  627,207   $  331,857   $  165,255    $  310,423
  Total assets...................    769,499    951,633    1,173,918    1,050,993    1,128,907     1,114,817
  Long-term debt, less current
    portion......................      9,191     13,138       11,642          564           73            --
  Stockholders' equity...........    502,445    664,941      865,596      682,829      485,656       555,830


---------------
(1) Amounts and per share data for periods presented have been retroactively restated to reflect Synopsys' mergers accounted for under the pooling-of-interests method with Viewlogic Systems, Inc. effective December 4, 1997 and Everest Design Automation, Inc. effective November 21, 1998.

(2) Synopsys has a fiscal year that ends on the Saturday nearest October 31. Fiscal years 1997, 1999 and 2000 were 52-week years while fiscal years 2001 and 1998 were 53-week years. Fiscal year 2002 will be a 52-week year. For presentation purposes, the consolidated financial statements refer to the calendar month end. Prior to fiscal 2000, Synopsys' fiscal year ended on the Saturday nearest to September 30. The period from October 1, 1999 through October 31, 1999 was a transition period. During the transition period, revenue, loss before income taxes, benefit for income taxes and net loss were $23.2 million, $25.5 million, $9.9 million, and $15.5 million, respectively, and basic and diluted loss per share was $0.22. The net loss during the transition period is due to the fact that sales in the first month following a quarter end are historically weak. As of October 31, 1999, working capital, total assets, long-term debt, less current portion and stockholders' equity were $621.9 million, $1.2 billion, $11.3 million and $872.6 million, respectively.

(3) Includes charges of $5.5 million, $33.1 million, $21.2 million and $1.7 million for the years ended September 30, 1997, 1998 and 1999 and October 31, 2000, respectively, for in-process research and development. Includes merger-related and other costs of $11.4 million and $51.0 million for the years ended September 30, 1997 and 1998, respectively.

(4) On October 2, 1998, Synopsys sold a segment of the Viewlogic business for $51.9 million in cash. As a result of the transaction, Synopsys recorded an extraordinary gain of $26.5 million, net of income tax expense, in the fourth quarter of fiscal 1998.

     The following table presents Avant!'s historical financial results.

     Avant!'s summary financial data for the fiscal years ended December 31, 1998, 1999 and 2000 and as of December 31, 1999 and 2000 has been derived from its audited consolidated financial statements and related notes thereto incorporated into this joint proxy statement/prospectus by reference. Avant!'s summary financial data as of December 31, 1998 and as of and for the fiscal years ended December 31, 1996 and 1997 has been derived from its audited consolidated financial statements and related notes thereto which have not been included in or incorporated by reference into this joint proxy statement/ prospectus. Avant!'s historical financial data as of and for the nine months ended September 30, 2001 has been derived from, and should be read in conjunction with, Avant!'s unaudited condensed consolidated financial statements and the related notes thereto that are incorporated by reference into this joint proxy statement/prospectus. The unaudited consolidated results of operations data for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for any other interim period or for 2001 as a whole. However, in the opinion of Avant!'s management, the interim financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial condition at such date and the results of operations for such period. The historical financial information may not be indicative of Avant!'s future performance.

                                                                                                             NINE
                                                                                                            MONTHS
                                                                YEAR ENDED DECEMBER 31,                      ENDED
                                                  ----------------------------------------------------   SEPTEMBER 30,
                                                    1996       1997       1998       1999       2000         2001
                                                  --------   --------   --------   --------   --------   -------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)            (UNAUDITED)
AVANT! CORPORATION
Historical Consolidated Statement of Operations
  Data:
  Revenue.......................................  $137,438   $181,150   $248,330   $303,620   $358,100     $ 292,520
  Income (loss) before income taxes.............    14,782      3,128     47,069     94,484     85,139      (154,799)
  Provision for income taxes....................     5,958        738     24,491     37,864     32,280        30,662
  Net income (loss).............................     8,824      2,390     22,578     56,620     52,859      (185,461)
  Net income (loss) per share:
    Basic.......................................  $   0.29   $   0.07   $   0.62   $   1.49   $   1.36     $   (4.94)
    Diluted.....................................  $   0.26   $   0.07   $   0.59   $   1.42   $   1.32     $   (4.94)
Historical Consolidated Balance Sheet Data:
  Working capital (deficit).....................  $152,448   $132,284   $135,399   $216,246   $203,418     $ (34,372)
  Total assets..................................   211,656    272,896    337,508    435,527    561,890       391,169
  Non-current liabilities.......................    13,025      2,026      2,535      1,668      7,918        11,427
  Stockholders' equity..........................   157,959    208,208    245,834    314,301    345,901       161,238

 SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
                                      DATA


     The following summary selected unaudited pro forma condensed combined consolidated financial data gives effect to the proposed merger between Synopsys and Avant! using the purchase method of accounting for the business combination. This data should be read in conjunction with Synopsys' unaudited pro forma condensed combined consolidated financial statements and related notes thereto, which you can find beginning on page [90] of this joint proxy statement/prospectus.


     The pro forma condensed combined consolidated financial statements have been presented assuming an exchange ratio of 0.371 of a Synopsys common share in exchange for each Avant! common share pursuant to the merger agreement.

     There can be no assurance that Synopsys and Avant! will not incur charges in excess of those included in the pro forma total consideration related to the merger or that Synopsys management will be successful in its effort to integrate the operations of the companies.

     The unaudited pro forma condensed combined consolidated statement of operations data of Synopsys gives effect to the proposed merger as if it had been consummated on November 1, 2000. The unaudited pro forma condensed combined consolidated statement of operations data of Synopsys combines the audited historical consolidated statement of operations of Synopsys for the year ended October 31, 2001 with the unaudited historical consolidated statement of operations of Avant! for the twelve months ended September 30, 2001. The unaudited historical consolidated statement of operations of Avant! for the twelve months ended September 30, 2001 was derived by combining Avant!'s unaudited historical consolidated statement of operations for the nine months ended September 30, 2001 with Avant!'s unaudited historical consolidated statement of operations for the three months ended December 31, 2000.

     The unaudited pro forma condensed combined consolidated balance sheet data of Synopsys gives effect to the proposed merger as if it had occurred on October 31, 2001, and combines the audited historical consolidated balance sheet of Synopsys as of October 31, 2001 with the unaudited historical consolidated balance sheet of Avant! as of September 30, 2001.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed merger had been consummated on November 1, 2000 or on October 31, 2001, respectively, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. The pro forma information should be read in conjunction with the unaudited pro forma financial statements and accompanying notes thereto included in this joint proxy statement/prospectus and with Synopsys' and Avant!'s historical consolidated financial statements and related notes thereto incorporated by reference into this joint proxy statement/prospectus.

     The assumptions used in the following pro forma statements were determined as of January 16, 2002.

                                                                 FISCAL YEAR
                                                                    ENDED
                                                               OCTOBER 31, 2001
                                                               ----------------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                    DATA)
Pro Forma Condensed Combined
Consolidated Statement of Operations Data:
  Revenue...................................................      $1,065,492
  Loss before income taxes..................................        (164,084)
  Provision for income taxes................................          23,813
  Net loss..................................................        (187,897)
  Loss per share:
     Basic..................................................      $    (2.51)
     Diluted................................................           (2.51)
Pro Forma Condensed Combined Consolidated
Balance Sheet Data:
  Working capital deficit...................................      $  (96,771)
  Total assets..............................................       2,221,239
  Long-term debt, less current portion......................              73
  Stockholders' equity......................................       1,191,403

                           COMPARATIVE PER SHARE DATA

     The following tables present certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting and assuming 0.371 shares of Synopsys common stock are issued in exchange for each share of Avant! common stock. This data should be read along with the selected historical consolidated financial data of Synopsys and Avant! included in this joint proxy statement/prospectus, and the historical consolidated financial statements of Synopsys and Avant! and the notes thereto that are incorporated by reference into this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

     The historical book value per share information presented is computed by dividing total stockholders' equity for each of Synopsys or Avant! by the number of shares of Synopsys or Avant! common stock, respectively, outstanding as of the respective balance sheet date.

     The pro forma combined net loss per share information is computed by dividing the pro forma combined net loss by the sum of Synopsys' weighted average common shares outstanding during each period and the number of shares of Synopsys common stock to be issued in connection with the proposed merger, assuming Synopsys had merged with Avant! on November 1, 2000. The pro forma combined net loss per equivalent Avant! share information is computed by multiplying Synopsys' combined pro forma net loss per share amounts by the exchange ratio of 0.371.

     The pro forma combined book value per Synopsys share is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of Synopsys common stock outstanding at October 31, 2001 assuming the merger had occurred on that date. Pro forma combined book value per equivalent Avant! share is computed by multiplying Synopsys' pro forma combined book value per share by the exchange ratio of 0.371.

                                                              FISCAL YEAR
                                                                 ENDED
                                                              OCTOBER 31,
                                                                 2001
SYNOPSYS HISTORICAL DATA:                                     -----------
Net income per share:
  Basic.....................................................     $0.94
  Diluted...................................................      0.88
  Book value per share at the end of the period.............      8.17

                                                              TWELVE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  2001
AVANT! HISTORICAL DATA:                                       -------------
Net loss per share:
  Basic.....................................................     $(5.08)
  Diluted...................................................      (5.08)
  Book value per share at the end of the period.............       4.27

                  UNAUDITED PRO FORMA COMBINED PER SHARE DATA

                                                              FISCAL YEAR
                                                                 ENDED
                                                              OCTOBER 31,
                                                                 2001
                                                              -----------
Synopsys and Avant! Pro Forma Combined:
  Pro forma combined net loss per share:
    Basic...................................................    $(2.51)
    Diluted.................................................    $(2.51)
  Pro forma combined net loss per equivalent Avant! share:
    Basic...................................................    $(0.93)
    Diluted.................................................    $(0.93)
  Pro forma combined book value per Synopsys share at
    October 31, 2001........................................    $16.17
  Pro forma combined book value per equivalent Avant! share
    at September 30, 2001...................................    $ 6.00

                                  RISK FACTORS


     By voting in favor of the merger, current Avant! stockholders will be choosing to invest in Synopsys common shares, and current Synopsys stockholders will be accepting dilution of their ownership interest in Synopsys and accepting that Synopsys will become subject to Avant!'s liabilities, including its contingent liabilities. IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER, YOU SHOULD CONSIDER ALL OF THE INFORMATION WE HAVE INCLUDED IN THIS DOCUMENT AND ITS ANNEXES AND ALL OF THE INFORMATION INCLUDED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE, ESPECIALLY THE OTHER RISKS DESCRIBED IN SYNOPSYS' REPORT ON FORM 10-Q FILED WITH THE SEC ON MARCH 18, 2002 (PP. 21-27), AND IN AVANT!'S REPORT ON FORM 10-Q FILED WITH THE SEC ON NOVEMBER 14, 2001 (PP. 21-27). SEE "ADDITIONAL INFORMATION -- WHERE YOU CAN FIND MORE INFORMATION."


     In addition you should pay particular attention to the following risks relating to the merger.

THE MARKET VALUE OF SYNOPSYS COMMON SHARES THAT AVANT! STOCKHOLDERS RECEIVE WILL VARY AS A RESULT OF THE FIXED EXCHANGE RATIO AND POSSIBLE STOCK PRICE FLUCTUATIONS.

     Upon completion of the merger, each Avant! common share will be exchanged for 0.371 of a Synopsys common share. This exchange ratio is fixed, and there will be no adjustment for changes in the market price of either Synopsys common shares or Avant! common shares. Neither company is permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market prices of either company's stock.

     The price of Synopsys common shares at the time the merger is completed may be higher or lower than its price on the date of this document or on the date of the meetings of stockholders. Changes in the business, operations or prospects of Synopsys or Avant!, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, developments in the litigation by Cadence Design Systems, Inc., which in this document we refer to as "Cadence," against Avant!, general market and economic conditions, or other factors may affect the price of Synopsys common shares or Avant! common shares. Most of these factors are beyond our control.

     Because the merger will be completed only after the meetings of our stockholders are held, there is no way to be sure that the price of the Synopsys common shares on the date of the meetings will be indicative of its price at the time the merger is completed. We urge you to obtain current market quotations for both Synopsys common shares and Avant! common shares.

SYNOPSYS MAY FAIL TO INTEGRATE SUCCESSFULLY SYNOPSYS' AND AVANT!'S OPERATIONS. AS A RESULT, SYNOPSYS AND AVANT! MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER AND THE PRICE OF SYNOPSYS COMMON SHARES MIGHT BE ADVERSELY AFFECTED.

     Synopsys and Avant! entered into the merger agreement with the expectation that the merger will result in benefits to Synopsys and Avant!, including the offering of a complete and, over time, integrated set of software products for the design and verification of complex integrated circuits to its customers. However, the expected benefits may not be fully realized. Achieving the benefits of the merger will depend on many factors, including the successful and timely integration of the products, technology and sales operations of the two companies following the completion of the merger. These integration efforts may be difficult and time consuming, especially considering the highly technical and complex nature of each company's products. Failure to achieve a successful and timely integration of their respective products and sales operations could result in the loss of existing or potential customers of Synopsys and Avant! and could have a material adverse effect on the business, financial condition and results of operations of Synopsys and its subsidiaries, including Avant!, and on the price of Synopsys common shares. Integration efforts between the two companies will also divert significant management attention and resources. This diversion of attention could have an adverse effect on Synopsys during such transition period.

FOLLOWING THE MERGER SYNOPSYS CURRENTLY EXPECTS TO CHANGE THE MIX OF LICENSE TYPES UNDER WHICH AVANT! PRODUCTS ARE SOLD, WHICH WILL LOWER AVANT!'S REVENUE IN THE SHORT TERM.



     Synopsys expects to change the mix of license types under which Avant! products are sold to include a greater proportion of licenses under which revenue is recognized ratably over the license term rather than in the quarter of shipment. This change will result in a reduction in reported revenue in the near term attributable to licenses of Avant! products as compared to the revenue that would have been recognized had the license mix not been changed. Conversely, the change in license mix will result in an increase in backlog to be recognized as revenue in subsequent periods attributable to licenses of Avant! products. See "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" on page [95].


AVANT! HAS BEEN REQUIRED TO PAY SUBSTANTIAL AMOUNTS IN THE RECENT RESOLUTION OF CRIMINAL LITIGATION, AND MIGHT BE REQUIRED TO PAY SUBSTANTIAL ADDITIONAL AMOUNTS UNDER PENDING LAWSUITS.

     Avant! and its subsidiaries are engaged in a number of material civil litigation matters, including a civil litigation matter brought by Cadence, which in this document we refer to as "the Avant!/Cadence litigation." The Avant!/Cadence litigation generally arises out of the same set of facts that were the subject of a criminal action brought against Avant! and several individuals by the District Attorney of Santa Clara County, California, which action we refer to as "the Santa Clara criminal action." Avant!, Gerald C. Hsu, Chairman of Avant!, and five former Avant! employees pled no contest to certain of the charges in the Santa Clara criminal action. As part of that plea, Avant! paid approximately $35.3 million in fines and $195.4 million in restitution.


     Cadence seeks compensatory damages and treble or other exemplary damages from Avant! in the Avant!/Cadence litigation under theories of copyright infringement, misappropriation of trade secrets, inducing breach of contract and false advertising. Avant! believes it has defenses to all of Cadence's claims in the Avant!/Cadence litigation and intends to defend itself vigorously. Should Cadence ultimately succeed in the prosecution of its claims, however, Avant! could be required to pay substantial monetary damages to Cadence. Some or all of these damages may be offset by the $195.4 million restitution paid to Cadence in the Santa Clara criminal action. Cadence has not fully quantified the amount of damages it seeks in the Avant!/Cadence litigation. However, in the Santa Clara criminal action, Cadence claimed losses of $683.3 million. Ultimately, the court in the Santa Clara criminal action required Avant! to pay Cadence restitution in the amount of $195.4 million.


     Injunctions entered in 1997 and 1998 enjoined Avant! from marketing its early place and route products, ArcCell and Aquarius, based on a judicial determination that they incorporated portions of Cadence's Design Framework II source code, which in this document we refer to as "DFII." The injunctions also prohibit Avant! from possessing, using, selling or licensing any product or work copied or derived from DFII and directly or indirectly marketing, selling, leasing, licensing, copying or transferring any of the ArcCell or Aquarius products. Avant! ceased marketing, selling, leasing, licensing or supporting all of the ArcCell or Aquarius products in 1996 and 1999, respectively. The DFII code is not incorporated in any current Avant! product. Although Cadence has not made a claim in the Avant!/Cadence litigation against any current Avant! product, including its Apollo and Astro place and route products, and has not introduced any evidence that any such product infringes Cadence's intellectual property rights, Cadence has publicly implied that it intends to assert such claims. Avant! believes it would have defenses to any such claims, and Avant! would defend itself vigorously. Nonetheless, should Cadence be successful at proving that any past or then-current Avant! product incorporated intellectual property misappropriated from Cadence, Avant! could be permanently enjoined from further use of such intellectual property, which might require modification to existing products and/or suspension of the sale of such products until such Cadence intellectual property was removed. See "Litigation Protection
Insurance -- Avant!/Cadence Litigation."


     Avant! is also engaged in other material litigation matters. Silvaco International and Silvaco Data Systems maintain an action against Avant! in which they were awarded damages of over $26 million by the trial court on claims for defamation and intentional interference with economic advantage based on statements made between November 1995 and June 1996 to Silvaco customers and prospective customers by Meta Software, Inc., which Avant! acquired in 1996. Additionally, Avant! may have obligations to indemnify some or all of the defendants in three shareholder derivative complaints, purportedly brought on behalf of and for the benefit of Avant!, against the Avant! board of directors seeking unspecified damages related to compensation, the Avant!/Cadence litigation and the Santa Clara criminal action. Sequence Design, Inc. filed an action against Avant! alleging that Star-RC and Star-RCXT, Avant!'s key parasitic extraction products, infringe a patent owned by Sequence and seeking unspecified damages. Silicon Valley Research, Inc. filed an action against Avant! alleging that Avant!'s use of Cadence trade secrets damaged it by allowing Avant! to develop and market products more quickly and cheaply and that were more attractive to customers. Renco Investment Company filed an action against Avant! seeking over $43 million in rental payments and related damages associated with Avant!'s lease of a property that it assigned to Comdisco, Inc., which subsequently filed Chapter 11 bankruptcy and rejected the lease. In addition, Avant! paid $47.5 million in April 2001 to settle two class actions that alleged securities law violations related to the Avant!/Cadence litigation and in February 2002 agreed to pay $5.4 million to settle claims between it and Dynasty Capital Services LLC and Randolph L. Tom. More information regarding these litigation matters is found in Avant!'s filings with the SEC as described in "Additional Information -- Where You Can Find More Information." The Avant!/Cadence litigation, other existing litigation and other potential litigation, regardless of the outcome, may continue to result in substantial costs and expenses and significant diversion of effort by management, and may negatively impact relationships with customers. An adverse result in any of these litigation matters could seriously harm Avant!'s and, after the merger, Synopsys' business, financial condition and results of operations.


LOSSES RESULTING FROM THE AVANT!/CADENCE LITIGATION MAY EXCEED THE COVERAGE PROVIDED BY THE LITIGATION PROTECTION INSURANCE OR MAY NOT BE COVERED BY THAT INSURANCE.

     Although amounts paid in a settlement or final adjudication, including compensatory, exemplary and punitive damages, penalties, fines, attorneys' fees and certain indemnification costs arising out of the Avant!/Cadence litigation, are covered by the terms of the litigation protection insurance obtained by Synopsys, other potential losses with respect to the Avant!/Cadence litigation are not covered, including those incurred before the effective time of the merger and those in respect of any amendment to or refiling of the existing Avant/Cadence litigation complaint to the extent such losses do not arise from substantially the same facts as those alleged in the existing complaint.

     In addition, any potential losses relating to the Avant!/Cadence litigation otherwise covered by the terms of the litigation protection insurance will not be covered by the insurance to the extent in excess of, in the aggregate, the insurance coverage limit of $500 million plus interest on $250 million, as reduced by previous losses, accruing at the fixed rate of 2% compounded semi-annually. While Synopsys believes, based on its diligence investigation, that the aggregate losses in the Avant!/Cadence litigation are not likely to exceed the litigation protection insurance coverage limit of $500 million plus accrued interest, there can be no assurance that such losses will not exceed such limit by a significant amount.

THE INSURER UNDER THE LITIGATION PROTECTION INSURANCE MAY BE PREVENTED FROM PAYING FOR CERTAIN LOSSES ON THE GROUND THAT SUCH PAYMENT VIOLATES PUBLIC POLICY. THIS MAY RESULT IN AVANT! BEING SUBJECT TO PAYING THOSE ADDITIONAL LOSSES.


     In some jurisdictions, it is against public policy to provide insurance for willful acts, punitive damages or similar claims. This could potentially affect the validity and enforceability of certain elements of the litigation protection policy. The legal agreement governing the litigation protection insurance will expressly provide that the agreement will be governed by the laws of the State of Delaware and that any disputes arising out of or relating to the agreement will be resolved in the courts of the State of Delaware. Synopsys believes, based upon advice it has received from Delaware counsel, that a Delaware court would enforce both of these provisions, and moreover would enforce the arrangement under Delaware law, including to the extent it provides for insurance for Avant!'s willful acts and punitive damages. Nonetheless, there can be no assurance in this regard. In other cases, courts, including courts in California, have applied local law to insurance contracts irrespective of the parties' choice of law. Thus a court in a state other than Delaware could assert jurisdiction over the enforceability of this agreement and rule pursuant to the law of a state other than Delaware that the litigation protection insurance is not enforceable in whole or in part on grounds of public policy. For example, if there were to be litigation before a California court regarding the enforceability of the insurance policy, despite the parties' agreement that all disputes arising out of or relating to the agreement be resolved in the courts of the State of Delaware, it is possible that a California court might rule that, based upon the relationship of Synopsys, Avant!, Cadence and/or the Avant!/Cadence litigation to California, the enforceability of the litigation protection insurance should be governed by California law and that Section 533 of the California Insurance Code or another aspect of California law prevents the insurer from paying certain losses in whole or in part. A Delaware court might abide by such a ruling of a California court. To the extent the insurer is prevented from paying certain losses on grounds of public policy that would otherwise be covered by the insurance, Avant! will be required to pay that portion of the losses and the insurer may be obligated to refund a portion of the premium to Synopsys. See "Litigation Protection Insurance -- Description of the Litigation Protection Insurance."


FOLLOWING THE MERGER, SYNOPSYS WILL NOT HAVE CONTROL OVER THE AVANT!/CADENCE LITIGATION OR THE AUTHORITY TO SETTLE THE AVANT!/CADENCE LITIGATION EXCEPT IN LIMITED CIRCUMSTANCES.

     Under the terms of the litigation protection insurance obtained by Synopsys to protect itself with respect to the Avant!/Cadence litigation described above, which will become effective immediately following the merger, the insurer will have the right to exercise full control over the defense of the Avant!/ Cadence litigation, including both the strategy and tactics to be employed. Further, the insurer will have the right to exclusively control the negotiation, discussion and terms of any proposed settlement, except that Synopsys will retain the right to settle the Avant!/Cadence litigation, with the consent of the insurer, for up to $250 million plus accrued interest less certain costs, and Synopsys and the defendants in the Avant!/Cadence litigation each will retain the right to consent or reasonably withhold consent to any settlement terms proposed by the insurer which are non-monetary and can be satisfied only by future performance or non-performance by Synopsys or such defendants, as the case may be. Therefore, following the merger, Synopsys will have a severely limited ability to control any risks associated with, and the timing related to, any liabilities resulting from the Avant!/Cadence litigation. Please see "Litigation Protection Insurance -- Description of the Litigation Protection Insurance" for a description of the terms and conditions of the litigation protection insurance.

IF THE AGGREGATE LIABILITIES OF THE AVANT!/CADENCE LITIGATION EXCEED THE COVERAGE PROVIDED BY THE LITIGATION PROTECTION INSURANCE, THE FAIRNESS OPINION OF CREDIT SUISSE FIRST BOSTON TO THE SYNOPSYS BOARD OF DIRECTORS WILL NOT APPLY ON ITS TERMS TO THE MERGER.

     In rendering its opinion that as of December 3, 2001, the exchange ratio was fair, from a financial point of view, to Synopsys, Synopsys instructed Credit Suisse First Boston to assume, and Credit Suisse First Boston did assume, among other things, that the aggregate liabilities from the Avant!/Cadence litigation would not exceed the limit of the coverage provided by the litigation protection insurance. It is possible, however, that the aggregate liabilities of the Avant!/Cadence litigation will exceed the coverage provided by the litigation protection insurance, in which event, the Credit Suisse First Boston fairness opinion will not apply on its terms to the transaction. The Synopsys board of directors was aware of this possibility and took it into account in approving the merger.

AVANT! OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     When considering the recommendations of the board of directors and special committee of Avant! regarding the merger, you should be aware of the interests that officers and directors of Avant! have in the merger that are different from interests of stockholders generally. These interests include, among other things:

     - a separation agreement among Gerald C. Hsu, Synopsys and Avant! provides, among other things, that upon his resignation from Avant! at the completion of the merger, Mr. Hsu will receive (1) a cash payment of approximately $30.6 million, representing the estimated value of the severance amounts payable to Mr. Hsu at the completion of the merger under his existing employment agreement, (2) a cash payment equal to the excess of the market value at the close of business on the trading day prior to the completion of the merger of all Avant! common shares that Mr. Hsu had the option to acquire over the exercise price for such shares, to which Mr. Hsu would be entitled under his existing employment agreement, and (3) any unpaid salary, bonus, expense reimbursement, previously deferred compensation or vacation pay to which Mr. Hsu would be entitled to under his existing employment agreement;


     - in accordance with the terms of the merger agreement, Avant! agreed to
       pay an aggregate of $            to certain shareholders of Maingate
       Electronics, which include, among others, Gerald C. Hsu, in connection with Avant!'s acquisition of Maingate;


     - terms of existing employment and other agreements with certain current or former executive officers and directors of Avant! provide, among other things, for severance and other benefits and the acceleration of options as a result of the merger;

     - terms of options granted under Avant!'s 1995 and 2000 stock option plans providing for accelerated vesting of options assumed by Synopsys in the merger if the employee holder is involuntarily terminated within 18 months after the merger; and

     - the merger agreement provides for continued director and officer indemnification and insurance.

WHETHER OR NOT THE MERGER IS COMPLETED, THE ANNOUNCEMENT OF THE PROPOSED MERGER MAY CAUSE DISRUPTIONS IN THE BUSINESS OF AVANT! AND SYNOPSYS WHICH COULD HAVE MATERIAL ADVERSE EFFECTS ON THE BUSINESS AND OPERATIONS OF AVANT! AND SYNOPSYS.

     Whether or not the merger is completed, Synopsys' and Avant!'s customers, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on the business of each company. Similarly, current and prospective Synopsys and Avant! employees may experience uncertainty about their future roles with Synopsys and Avant!. This may adversely affect Synopsys' and Avant!'s ability to attract and retain key management, sales, marketing and technical personnel. The extent of this adverse effect could depend on the length of time prior to completion of the merger or termination of the merger agreement.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT SYNOPSYS AND/OR AVANT!'S STOCK PRICE, FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Synopsys and Avant! may be subject to a number of material risks, including the following:

     - Avant! may be obligated to pay Synopsys a fee of $45 million if the merger agreement is terminated in certain circumstances in connection with an alternative transaction proposal or a settlement proposal from Cadence;

     - each company may face difficulties in attracting strategic customers and partners, who were expecting to use the integrated product suite proposed to be offered by the merged company, to assist in the development of new products by the separate companies; and

     - certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees, must be paid even if the merger is not completed.

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus, and the documents we are incorporating by reference, contain forward-looking statements about Synopsys and Avant!, which we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.

     Any document we have filed or will file with the SEC also may include forward-looking statements. Other written or oral forward-looking statements have been made and may in the future be made, from time to time, by or on behalf of Synopsys and Avant!. Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, results, ability to generate income or cash flows, products and services; the outcome of litigation; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance. Forward-looking statements generally are identified by the words "expects," "anticipates," "believes," "intends," "estimates," "should," "would," "strategy," "plan" and similar expressions.

     The forward-looking statements in this joint proxy statement/prospectus and in the documents incorporated by reference into this document are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond the control of Synopsys and Avant!. Accordingly, actual results of Synopsys following the merger may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

     - those risks and uncertainties we discuss under "Risk Factors;"

     - those risks and uncertainties we discuss or identify in our public filings with the SEC;

     - changes in both companies' businesses during the period between now and the completion of the merger;

     - litigation relating to the transaction or the businesses, including the outcome of the Avant!/Cadence litigation;

     - the successful integration of Avant! into Synopsys' business subsequent to the completion of the merger;

     - timely development, production and acceptance of products and services contemplated by the merged company after completion of the merger;

     - increasing competition in the market for design implementation or design verification software;

     - the ability to retain key management and technical personnel; and

     - adverse reactions to the proposed merger by customers, suppliers and strategic partners.

     You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to or incorporated by reference in this document, could affect the future results of Synopsys and Avant! following the merger and could cause results to differ materially from those expressed in these forward-looking statements. The actual results, performance or achievement of Synopsys or Avant! following the merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on the results of operations and financial condition of Synopsys or Avant! following the merger. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

                          THE SYNOPSYS ANNUAL MEETING

     We are furnishing this document to the Synopsys stockholders as part of the solicitation of proxies for use at the Synopsys annual meeting of stockholders, including any adjournment or postponement of the annual meeting.

DATE, TIME AND PLACE

     Synopsys will hold its annual meeting on [     ], [       ], 2002, at
[       ], local time, at Synopsys' principal executive offices located at 700
East Middlefield Road, Building C, Mountain View, California.

PURPOSE OF THE SYNOPSYS ANNUAL MEETING

     At the Synopsys annual meeting we are asking holders of record of Synopsys common shares:

     1. to consider and vote on a proposal to approve the issuance of Synopsys common shares in the merger;

     2. to elect eight directors to serve for the following year or until their successors are elected;

     3. to ratify the appointment of KPMG LLP as independent auditors of Synopsys for fiscal year 2002; and

     4. to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

     The Synopsys board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Synopsys and the Synopsys stockholders.

     THE SYNOPSYS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNOPSYS STOCKHOLDERS VOTE FOR THE ISSUANCE OF SYNOPSYS COMMON SHARES IN THE MERGER, FOR THE ELECTION OF NOMINEES NAMED IN THIS DOCUMENT AS DIRECTORS AND FOR THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of Synopsys common shares at the close of business
on [          ], 2002, the Synopsys record date, are entitled to notice of and to vote at the Synopsys annual meeting. On the Synopsys record date
approximately [          ] Synopsys common shares were issued and outstanding
and were held by approximately [          ] holders of record. Each Synopsys
stockholder is entitled to one vote for each Synopsys common share held by such stockholder of record as of the close of business on the Synopsys record date.

QUORUM

     A quorum of Synopsys stockholders is required to hold a valid annual meeting. A quorum will be present at the Synopsys annual meeting if a majority of the Synopsys common shares issued, outstanding and entitled to vote on the Synopsys record date is represented at the annual meeting in person or by proxy. If a quorum is not present, we expect the Synopsys annual meeting will be adjourned to solicit additional proxies.

     Abstentions and broker non-votes count as present for purposes of establishing a quorum. Synopsys common shares held by Synopsys or its subsidiaries do not count toward a quorum.

     A "broker non-vote" occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the Synopsys common shares and no instruction is given. A "broker non-vote" is generally viewed as present for purposes of the quorum only, but not as having cast a vote on the particular matter.

     A stockholder who abstains on any or all matters will be deemed present at the meeting for purposes of determining whether a quorum is present and the total number of votes cast with respect to a proposal, other than votes cast for the election of directors, but will not be deemed to have voted in favor of the particular matter with respect to which the stockholder abstained.

SHARES OWNED AND VOTED BY SYNOPSYS DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on [          ], 2002, the Synopsys record date,
the directors and executive officers of Synopsys owned and were entitled to vote, in the aggregate [ ] Synopsys common shares. These shares represent
approximately [     ]% of the Synopsys common shares outstanding as of the
Synopsys record date.

     These individuals have indicated that they intend to vote or cause to be voted their Synopsys common shares in favor of the Synopsys proposals.

VOTES REQUIRED

 ISSUANCE OF SYNOPSYS COMMON SHARES IN CONNECTION WITH THE MERGER

     Approval of the share issuance requires the approval of the holders of a majority of the votes cast on the proposal. A stockholder who abstains on this matter will have the same effect as a vote against the proposal because he or she will be deemed to have cast a vote. However, broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the vote on this proposal.

 ELECTION OF DIRECTORS

     The eight candidates receiving the highest number of affirmative votes cast at the Synopsys annual meeting will be elected directors of Synopsys. For this purpose, abstentions and broker non-votes will have no effect.

 RATIFICATION OF INDEPENDENT AUDITORS

     The proposal to ratify the appointment of independent auditors must receive the affirmative vote of a majority of the votes cast at the Synopsys annual meeting. A stockholder who abstains on this matter will have the same effect as a vote against the proposal because he or she will be deemed to have voted. However, broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the vote on this proposal.

VOTING OF PROXIES

     All Synopsys shares represented by properly executed proxies received in time for the Synopsys annual meeting and not revoked will be voted at the Synopsys annual meeting, and at any adjournment or postponement of the meeting, in accordance with the instructions contained in the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR the issuance of Synopsys common shares, FOR the election of the nominees named in this document as directors, and FOR the ratification of the appointment of Synopsys' independent auditors.

     You are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure your Synopsys common shares are voted. Alternatively, instead of manually executing and returning a proxy by mail, you may vote by telephone or by the Internet, in which case you should dial the toll-free number or access the Internet address, in each case as indicated on your proxy card. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions.

     You may vote in person at the Synopsys annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Synopsys annual meeting. You can always change your vote at the Synopsys annual meeting.

     If your broker holds your shares for you in "street name," you should instruct your broker to vote your shares, following the directions your broker provides. Most brokers have procedures for telephone or Internet voting. Check the material your broker sends you or call your account representative for more information. In the event you do not instruct your broker how to vote any shares held for you in "street name," those shares will not be voted for the issuance of shares in the merger or for any other proposal with respect to which the broker does not have discretionary authority.

     The Synopsys board of directors is not aware of any other business to be brought before the Synopsys annual meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the Synopsys annual meeting or an adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote the Synopsys shares represented by duly executed proxies in accordance with their discretion and judgement.

REVOKING YOUR PROXY

     You may revoke your proxy at any time before the proxy is voted at the Synopsys annual meeting by:

     - submitting a written revocation to the Corporate Secretary of Synopsys at 700 East Middlefield Road, Mountain View, California 94043;

     - granting a duly executed proxy bearing a later date, including a proxy given by the Internet or by telephone; or

     - by attending the Synopsys annual meeting and voting in person.

     Simply attending the Synopsys annual meeting will not revoke a proxy. If you do not hold your Synopsys common shares in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

SOLICITATION OF PROXIES

     Synopsys and Avant! will generally share equally expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals. In addition to solicitation by mail, the directors, officers, employees and agents of Synopsys may solicit proxies from Synopsys stockholders by telephone or other electronic means or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and Synopsys and Avant! will reimburse them for their reasonable out-of-pocket expenses.

     Synopsys has retained D.F. King & Co., Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders, and individual investors for a fee of $11,000, plus expenses relating to the solicitation.

                           THE AVANT! SPECIAL MEETING

     We are furnishing this document to the Avant! stockholders as part of the solicitation of proxies for use at the Avant! special meeting of stockholders, including any adjournment or postponement of the meeting.

DATE, TIME AND PLACE

     Avant! will hold its special meeting on [       ], [       ], 2002, at
[       ], local time, at [               ].

PURPOSE OF THE AVANT! SPECIAL MEETING

     At the Avant! special meeting we are asking holders of record of Avant! common shares:

     1. to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 3, 2001, among Synopsys, Maple Forest Acquisition L.L.C., a wholly-owned subsidiary of Synopsys, and Avant! and the transactions contemplated by that agreement, including the merger; and

     2. to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     The Avant! board of directors has unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Avant! and its stockholders.

     THE AVANT! BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVANT! STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of Avant! common shares at the close of business on
[          ], 2002, the Avant! record date, are entitled to notice of and to vote at the Avant! special meeting. On the Avant! record date, approximately
[          ] Avant! common shares were issued and outstanding and were held by
approximately [          ] holders of record. Each Avant! stockholder is
entitled to one vote for each Avant! common share held by such stockholder of record as of the close of business on the Avant! record date.

QUORUM

     A quorum of Avant! stockholders is required to hold a valid special meeting. A quorum will be present at the Avant! special meeting if a majority of the Avant! common shares issued, outstanding and entitled to vote on the Avant! record date is represented at the special meeting in person or by proxy. If a quorum is not present, we expect the Avant! special meeting will be adjourned to solicit additional proxies.

     Abstentions and broker non-votes count as present for purposes of establishing a quorum. Avant! common shares held by Avant! or its subsidiaries do not count toward a quorum.

     A "broker non-vote" occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the Avant! common shares and no instruction is given.

SHARES OWNED AND VOTED BY AVANT! DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on the Avant! record date, the directors and executive officers of Avant! owned and were entitled to vote, in the aggregate,
[          ] Avant! common shares. These shares represent approximately [     ]%
of the Avant! common shares outstanding as of the record date.

     These individuals have indicated that they intend to vote or cause to be voted their Avant! common shares in favor of the Avant! proposal. Certain of these directors and executive officers also entered into a voting agreement described below.

AGREEMENT TO VOTE IN FAVOR OF THE MERGER

     Certain Avant! executive officers and directors have entered into a voting agreement with Synopsys in which each has agreed, among other things, to vote his or her Avant! common shares in favor of the merger and against any action that would delay or prevent the merger and against any alternative transaction. These persons have the right, as of the Avant! record date, to vote a total of
[          ] Avant! common shares or approximately [          ]% of the
outstanding Avant! common shares as of the Avant! record date. See "The Transaction Documents -- Avant! Stockholder Voting Agreement."

VOTE REQUIRED

     Approval and adoption of the merger agreement requires the approval of the holders of a majority of the Avant! shares entitled to vote on the proposal to adopt the merger agreement. A stockholder who abstains on this matter and a broker non-vote will each have the same effect as a vote against the proposal.

VOTING OF PROXIES

     All Avant! shares represented by properly executed proxies received in time for the Avant! special meeting and not revoked will be voted at the Avant! special meeting, and at any adjournment or postponement of the meeting, in accordance with the instructions contained in the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement. You are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that your Avant! common shares are voted.

     You may vote in person at the Avant! special meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Avant! special meeting. You can always change your vote at the Avant! special meeting.

     If your broker holds your shares for you in "street name," you should instruct your broker to vote your shares, following the directions your broker provides. Most brokers have procedures for telephone or Internet voting. Check the material your broker sends you or call your account representative for more information. In the event you do not instruct your broker how to vote any shares held for you in "street name," your shares will not be voted for the adoption of the merger agreement.

     The Avant! board of directors is not aware of any other business to be brought before the Avant! special meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the Avant! special meeting or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Avant! shares represented by duly executed proxies in accordance with their discretion and judgement.

     AVANT! STOCKHOLDERS SHOULD NOT SEND IN ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDER OF CERTIFICATES REPRESENTING AVANT! COMMON SHARES WILL BE MAILED TO AVANT! STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER.

REVOKING YOUR PROXY

     You may revoke your proxy at any time before the proxy is voted at the Avant! special meeting by:

     - submitting a written revocation bearing a later date than the proxy to the Secretary of Avant! at 46871 Bayside Parkway, Fremont, California 94538;

     - granting a duly executed proxy relating to the same shares and bearing a later date and delivering it to the Secretary of Avant!; or

     - by attending the Avant! special meeting and voting in person.

     Simply attending the Avant! special meeting will not revoke a proxy. If you do not hold your Avant! common shares in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

SOLICITATION OF PROXIES

     Synopsys and Avant! will generally share equally expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals. In addition to solicitation by mail, the directors, officers, employees and agents of Avant! may solicit proxies from Avant! stockholders by telephone or other electronic means or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and Synopsys and Avant! will reimburse them for their reasonable out-of-pocket expenses.

     Avant! has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders, and individual investors for a fee of $10,000 plus expenses relating to the solicitation.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The board of directors and management of Avant! have from time to time considered strategic alternatives for Avant!, including a business combination with Synopsys. In May 2001, Avant! resolved its criminal trade secret proceeding in the Santa Clara criminal action by entering pleas of no contest to conspiracy to misappropriate trade secrets, two counts of trade secret misappropriation and a violation of California corporate securities laws. As a part of the plea agreement, Avant! agreed to pay a fine of $27.0 million and pay restitution in an amount determined by the court. In addition, as part of the settlement, Avant! paid the fines assessed against Gerald C. Hsu, Chairman of Avant!, and certain former Avant! employees who were defendants in this action. In July 2001, the court fixed the total restitution amount to be paid to Cadence at $195.4 million. Avant! subsequently paid this award in full.

     The board of directors and management of Synopsys have from time to time considered the potential value of a business combination with Avant!. Synopsys had long believed that the products of the two companies were highly complementary, and that a business combination of the two companies would be appealing to customers and investors. Synopsys and Avant! have, from time to time, engaged in preliminary exploratory discussions with respect to a strategic transaction, including a business combination, the most recent of which prior to July 2001 were held in June of 2000. However, as long as the Santa Clara criminal action remained unresolved, Synopsys believed that a combination with Avant! would involve significant uncertainties, presenting material legal, financial, commercial, public relations and employee relations risks, and ultimately rendering such a transaction inadvisable.

     The resolution of the Santa Clara criminal action in July 2001 changed both parties' assessment of the value and feasibility of a potential combination. From Synopsys' point of view, notwithstanding the restitution, fines and penalties ordered by the judge in the Santa Clara criminal action, the resolution of this matter removed a major source of uncertainty associated with a potential combination with Avant! and a major barrier to pursuing serious negotiations regarding such a combination. While recognizing that risks remained, including potential liability relating to the Avant!/Cadence litigation, Synopsys believed that it would have an opportunity to assess such risks during the due diligence process. In light of the potential benefits of the transaction Synopsys decided to pursue negotiations with Avant!.

     From Avant!'s point of view, the size of the restitution award, which Avant! was unable to pay in its entirety immediately, coupled with the pleas entered by Avant!, Mr. Hsu and various former Avant! officers, had a negative effect on investor and customer confidence in Avant! and raised management succession issues. At the same time, Avant! believed that resolution of the Santa Clara criminal action, by eliminating the uncertainty associated with such action, made Avant! a more attractive merger partner, notwithstanding the continuation of the Avant!/Cadence litigation. In light of these factors, the Avant! board and management became more interested in a potential transaction.

     During the week of July 30, 2001, Dr. Chi-Foon Chan, President and Chief Operating Officer of Synopsys, contacted Mr. Hsu to initiate discussions concerning a possible combination of the two companies. During the next several weeks, Dr. Chan and Mr. Hsu, as well as other representatives of Avant!, engaged in several discussions concerning a possible business combination. At the same time, Mr. Hsu, along with other representatives of Avant!, engaged in discussions with a second interested buyer concerning a business combination with Avant!, as well as a private equity fund concerning a strategic investment in Avant!.

     During the three week period commencing August 6, 2001, counsel for the second interested buyer had limited discussions with counsel for Avant! regarding Avant!'s outstanding civil litigation. During that same time period, Avant!'s representatives met with representatives of the private equity fund to discuss Avant!'s outstanding civil litigation. In addition, beginning in mid-August 2001, Synopsys and its outside counsel commenced a review of Avant!'s outstanding civil litigation and began investigating the possibility of obtaining insurance in order to mitigate the impact of any future verdict or settlement in the Avant!/ Cadence litigation.


     On August 8, 2001, Synopsys entered into a confidentiality agreement with a subsidiary of American International Group Inc., an insurance company rated AAA by Standard & Poors, which we refer to in this document as the "insurer," and an insurance broker. Following execution of this agreement and continuing until November 30, 2001, Synopsys and the insurer discussed various aspects of possible insurance coverage with respect to the Avant!/Cadence litigation, including potential coverage levels; the possibility of participation by other insurance carriers; the scope of coverage; control over the Avant!/ Cadence litigation after issuance of a policy; the amounts of the premium, binding fees and cost reimbursements; the feasibility of alternative insurance structures including forms of co-insurance; and issues relating to the timing of issuance of an insurance policy binder if agreement could be reached on terms. These discussions were conducted solely by representatives of Synopsys, the insurer and the insurance broker.


     In late August 2001, at Synopsys' request, counsel for the insurer initiated diligence on the Avant!/Cadence litigation. To the extent permitted by the governing protective orders, counsel for the insurer held discussions with and received non-privileged information from Avant!'s counsel. The insurer also reviewed the court's findings in connection with the restitution portion of the Santa Clara criminal action and conducted such legal research and analysis as it deemed appropriate.

     Beginning on or around August 22, 2001, Avant!'s counsel entered into negotiations with counsel for the second interested buyer concerning a confidentiality agreement with Avant!. On August 26, 2001, Avant! received a written preliminary term sheet for a business combination and a proposed exclusivity agreement from the second interested buyer. The term sheet provided that each Avant! common share would be exchanged for the second interested buyer's publicly-traded common shares based on a fixed exchange ratio and a transferable contingent value right, which is described below. The stock consideration offered represented the right to receive a fraction of a share of the second interested buyer, having a market value of approximately $20 per Avant! share based on the closing market price of the second interested buyer's common shares on August 24, 2001, the last trading day prior to August 26, 2001. The contingent value rights would have provided for the payment, in cash, to the holders of these rights, on a pro rata basis, an amount equal to 90% of the amount, if any, by which $325 million exceeded the amount ultimately paid by Avant! with respect to existing intellectual property litigation or any litigation arising from the proposed transaction. The August 26, 2001 preliminary term sheet contained other terms and conditions, including:

     - Simultaneously with the execution of a definitive agreement for the proposed transaction, Avant! would enter into an agreement, which would not be contingent upon the closing of the proposed transaction, to sell its HSpice and Taurus Mask Tools businesses to the second interested buyer for a cash price equal to the revenues of those businesses during the preceding 12 months.

     - Avant! would pay the second interested buyer a break-up fee of 4.9% of the value of the transaction to Avant! stockholders in the event that Avant! terminated the definitive agreement as a result of certain trigger events, primarily relating to Avant! accepting or discussing a business combination with a third party, including the Avant! board withdrawing or modifying its recommendation to Avant! stockholders to approve the proposed transaction or the failure of Avant! stockholders to approve the proposed transaction.

     - Each party would receive an option to purchase 19.9% of the outstanding common shares of the other party at an exercise price equal to the relevant market prices as of August 26, 2001. The option would terminate, and any shares obtained upon exercise would be repurchasable at cost, upon any change of control of the party exercising the option prior to consummation of the proposed transaction.

     - Avant! would unconditionally recommend the proposed transaction to its stockholders, hold a meeting of stockholders to vote on approval of the proposed transaction, abstain from talking or providing any information to a third party concerning a competing transaction, provide full information concerning any expression of interest in a competing transaction, not terminate the definitive agreement for the proposed transaction prior to the Avant! stockholder vote and provide the second interested buyer with a reasonable opportunity to match or exceed a competing transaction as to which an agreement is reached within nine months following termination of the definitive agreement with the second interested buyer following the Avant! stockholder vote.

     - Avant! would execute an agreement providing that Avant! would deal exclusively with the second interested buyer until October 15, 2001.

     - Closing conditions in the definitive agreement would include, among other things, the completion of due diligence.

     - The second interested buyer would cause Avant! to cash out Gerald C. Hsu's employment agreement in consideration of a cash payment as provided in his existing employment agreement with Avant! and would enter into a non-competition agreement with Mr. Hsu calling for cash payments of $3.33 million per year for four years from the closing.

     - Employment arrangements with other senior executives of Avant! would be modified to provide incentives for continued employment and no change of control payments would be made in the transaction.

     - Key employees would execute three-year non-competition agreements with the second interested buyer.

     - The second interested buyer would purchase for cash, at the closing, Maingate Electronics, Davan Tech Co. and other distributors in which employees or stockholders of Avant! held significant economic interests at fair market value as established by an appraisal conducted by a big-five accounting firm that did not represent Avant! or the second interested buyer.

     - The executive officers and directors of Avant! would enter into stockholder agreements providing for (1) the voting of their shares of Avant! in favor of the transaction and against similar transactions with a third party and for the payment to the second interested buyer of the amount by which the consideration received by such stockholders with respect to their stock in any transaction similar to the proposed transaction with a third party exceeded the consideration offered by the second interested buyer and (2) in the event of a competing transaction, the sale to the second interested buyer of any shares of Maingate Electronics held by such stockholders at the appraised fair market value.

     On August 28, 2001, the Avant! board of directors met to discuss the August 26, 2001 preliminary term sheet from the second interested buyer as well as Mr. Hsu's recent discussions with Dr. Chan of Synopsys. At this meeting, Avant!'s counsel summarized for Avant!'s board of directors its fiduciary duties in connection with considering the proposed business combinations and other strategic alternatives. In addition, the board discussed the engagement of investment bankers to assist the board in evaluating the proposed transactions.

     On August 28, 2001, the Synopsys board held a regular meeting at which management made various presentations about potential strategic combinations, including the potential acquisition of Avant!, the strategic benefits of this transaction and the diligence to date on the Avant!/Cadence litigation. Thereafter, between Synopsys board meetings Dr. Aart de Geus, Chairman and Chief Executive Officer of Synopsys, kept the Synopsys board informed, and had informal discussions with individual board members, regarding the status of discussions with Avant!, the Avant!/Cadence litigation, the efforts to obtain litigation insurance and related matters.

     During the week of August 26, 2001, discussions continued between representatives of Avant! and the second interested buyer as well as between representatives of Avant! and Synopsys. On August 31, 2001, the Avant! board of directors met to discuss the possible transactions. At this meeting, the board formed a special committee of independent directors to negotiate and evaluate a potential business combination or other strategic transaction with Avant!. The board appointed directors Daniel Taylor, Nelson Lane Kelley and Toyohiko Muraki to serve as members of the special committee. In addition, the board approved the engagement of Salomon Smith Barney as its financial advisor.

     On September 2, 2001, the special committee convened to discuss the proposal for a business combination with the second interested buyer. Avant!'s advisors discussed the financial and legal terms of the proposal with the committee. After this meeting, representatives of Avant! met with representatives of the second interested buyer to discuss the preliminary terms of a business combination between the two companies. At this meeting, the parties failed to come to an understanding on many key terms of the possible business combination, including the exchange ratio, the cross-options and the sale of the HSpice and Taurus Mask Tools businesses.

     During the first week of September 2001, representatives of Avant! continued their discussions with representatives of Synopsys and the second interested buyer. On September 4, 2001, Avant! received a term sheet from Synopsys for a proposed business combination. The provisions of this term sheet were subject to Synopsys' completion of due diligence as well as the negotiation of definitive agreements. Under Synopsys' proposed transaction, each Avant! common share would be exchanged into the right to receive 0.4032 of a Synopsys common share (having a market value of approximately $18.34 per Avant! share based on the closing market price for Synopsys common shares on September 4,
2001) and a transferable pro rata interest in a trust that would hold zero-coupon debt securities with a face value at maturity of $400 million and a maturity of 10 years. The trust would be responsible for 90% of the amounts paid in respect of legal claims against Avant! by Cadence, with the remaining 10% borne by Synopsys. At the earlier of resolution of such legal matters or 10 years, any remaining assets in the trust would be liquidated and the proceeds distributed to the holders of the trust certificates. The September 4, 2001 term sheet contained a limited number of other terms and conditions, including:

     - All outstanding stock options would be assumed by Synopsys and converted into options to purchase Synopsys common shares with identical vesting provisions, with no acceleration of vesting unless the parties otherwise agreed, and with appropriate adjustments based on the exchange ratio.

     - Synopsys would honor all existing employment and indemnification agreements with Avant! senior employees and existing indemnification obligations of Avant!.

     - As a condition to execution of the definitive agreement, certain key Avant! employees to be identified during due diligence would enter into employment agreements with Synopsys with customary non-competition, non-solicitation and non-hiring provisions.

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

     As part of the September 4, 2001 term sheet, Synopsys requested that Avant! grant Synopsys an exclusivity arrangement for a 26-day period. At this time, counsel for Synopsys and counsel for Avant! began negotiating both a confidentiality agreement and an exclusivity agreement.

     On September 6, 2001, the special committee convened to discuss Synopsys' proposed term sheet as well as the September 2, 2001 discussions with the second interested buyer. At this meeting, Avant!'s advisors discussed the financial and legal terms of Synopsys' proposal with the committee.

     Between September 6, 2001 and September 9, 2001, representatives of Avant! and representatives of Synopsys negotiated revisions to the proposed term sheet, confidentiality agreement and exclusivity agreement. On September 9, 2001, the special committee convened to discuss Synopsys' revised proposal, which, like the September 4, 2001 proposal, was subject to completion of due diligence and negotiation of definitive agreements. Under the revised proposal, each Avant! common share would be exchanged into the right to receive 0.2217 of a Synopsys common share (having a market value of approximately $9.70 per Avant! common share based on the closing market price of Synopsys common shares on September 7, 2001, the last trading day prior to September 9, 2001), $9.00 in cash and the pro rata transferable interest in the trust described above. In its revised proposal, Synopsys indicated that the transaction would not be subject to a financing condition, but that Avant! must unconditionally agree to hold a meeting of its stockholders to consider the proposed business combination. At this meeting, the special committee also considered recent discussions between the second interested buyer and Avant!. Avant!'s counsel reviewed the legal terms of the Synopsys proposal with the committee, and representatives of Salomon Smith Barney discussed their analysis of the financial terms of the Synopsys proposal, comparing this proposal to the August 26, 2001 proposal of the second interested buyer. At the conclusion of this meeting, the special committee approved entering into a 21-day exclusivity arrangement with Synopsys.

     On September 10, 2001, Avant! and Synopsys signed an exclusivity agreement and a confidentiality agreement. Although the exclusivity arrangement provided that during the exclusivity period Avant! would not solicit or encourage proposals regarding, or enter into negotiations with respect to, a business combination or a material equity investment in Avant!, it did not bar Avant! from considering an alternative transaction independently proposed by a third party.

     During the three-week period commencing September 10, 2001, representatives of Synopsys met with representatives of Avant! to conduct Synopsys' due diligence investigation of Avant!. As part of this diligence, Synopsys engaged a second law firm to review the Avant!/Cadence litigation.

     On September 18, 2001, the Avant! board of directors received a written proposal from the private equity fund concerning a strategic investment in Avant!. Under this proposal, the private equity fund stated that it was prepared to sponsor a proposal to settle all of Avant!'s outstanding legal disputes with Cadence by making a significant cash payment to Cadence to settle the outstanding Cadence litigation, estimated by the fund at the time in its written proposal to require up to $350 million of outside capital, although the fund did not represent that Cadence was prepared to settle for such amount or any amount, and by funding other one-time transaction related charges, including payments under Avant!'s employment contracts and distribution agreements. The private equity fund proposed (1) an investment of at least $100 million in exchange for preferred equity of Avant!, convertible into common shares at approximately the then-current market price of Avant! common shares and (2) to provide additional financial resources sufficient to settle and/or defend the Cadence litigation and other litigation and to fund other liabilities. In addition, under the proposal, the private equity fund would have the right to appoint two directors to the Avant! board.

     On September 20, 2001, the special committee convened a meeting to consider the proposal from the private equity fund. Avant!'s advisors discussed the financial and legal terms of the proposal with the committee. At this meeting, the committee also discussed the status of Synopsys' due diligence investigation of Avant!. At the conclusion of this meeting, the committee determined to continue active negotiations with Synopsys and to give no formal response to the proposal by the private equity fund.

     On September 21, 2001, Synopsys' counsel sent a draft merger agreement to Avant!'s counsel. On September 22, 2001, Avant! and Synopsys signed a confidentiality agreement with respect to Avant!'s due diligence investigation of Synopsys.

     On September 24, 2001, Avant!'s counsel sent comments to the draft merger agreement to Synopsys' counsel. On September 25, 2001, Avant! held a special committee meeting at which the terms of the proposed merger agreement were discussed.

     On October 1, 2001, Synopsys sent a letter to the special committee describing a revised proposal for a business combination between the two companies. The revised proposal was contingent upon a settlement of all outstanding Cadence claims against Avant!, and contemplated that the merger agreement and settlement agreement would be executed simultaneously. Synopsys also revised the merger consideration offered to Avant! stockholders. Under the revised proposal, each Avant! common share would be exchanged into the right to receive a fraction of a Synopsys common share based on an exchange ratio, calculated prior to signing the merger agreement, providing an aggregate market value equal to $850 million less the amount to be paid to Cadence to settle the outstanding litigation. The revised proposal did not include interests in the litigation trust described in Synopsys' prior proposals. The revised proposal contained other material terms and conditions substantially similar to Synopsys' September 9, 2001 proposal and included the following additional material terms and conditions:

     - Prior to executing the definitive agreement, Avant! would acquire or have entered into a binding agreement to acquire all outstanding shares of Maingate Electronics, based on a valuation determined by an unrelated third party acceptable to Synopsys and on terms acceptable to Synopsys, subject to a total purchase price not to exceed $30 million.

     - Avant! would obtain the consent of its other distributors not to exercise their rights to terminate their distribution agreements based on a change of control of Avant! and to other amendments to the other terms of these agreements as Synopsys would specify.

     - The definitive agreement would provide a termination fee equal to 5% of the merger consideration, plus reimbursement of Synopsys' reasonable expenses incurred in connection with the transaction.

     On October 2, 2001, the special committee convened a meeting to consider the October 1, 2001 proposal by Synopsys. At the conclusion of this meeting, the special committee determined not to proceed with a business combination with Synopsys at that time because it believed that the merger consideration offered in the revised proposal was inadequate and that the condition relating to the settlement of the Avant!/Cadence litigation was not realistically achievable. On October 2, 2001, Avant! sent a letter to Dr. de Geus informing Synopsys of the determination of the special committee and requesting that Synopsys return or destroy the Avant! due diligence material held by Synopsys and its representatives.

     Between October 2, 2001 and October 4, 2001, representatives of Avant! and Synopsys discussed the most recent Synopsys proposal. On October 5, 2001, Synopsys sent a letter to the special committee describing a new proposal for a business combination between the two companies. Synopsys proposed that each Avant! common share in the business combination would be exchanged into the right to receive 0.3762 of a Synopsys common share (having a market value of approximately $15.40 per Avant! share based on the closing market price for Synopsys common shares on October 5, 2001), with no condition relating to the settlement of the Avant!/Cadence litigation.

     On October 8, 2001, the special committee convened to consider the October 5, 2001 proposal of Synopsys. Avant!'s advisors discussed the financial and legal terms of the proposal with the committee. After deliberation, the committee authorized the continuation of negotiations with Synopsys, but only if Synopsys would increase the merger consideration offered in its latest proposal. On October 9, 2001, Avant! sent Synopsys a letter describing the committee's determination. Synopsys determined not to change its proposal at that time and the discussions terminated. Representatives of Avant! and Synopsys later verified with each other that they had either returned or destroyed all confidential information that they had exchanged pursuant to the confidentiality agreements between the parties.

     On October 22, 2001, representatives of the private equity fund met with representatives of Avant! to discuss the fund's proposal for a strategic investment in Avant!.

     During the last week of October 2001, representatives of Avant! contacted representatives of Synopsys about resuming their negotiations concerning a proposed business combination between the two companies. In addition, at approximately the same time, counsel for Avant! contacted counsel for the second interested buyer about resuming their negotiations concerning a proposed business combination between Avant! and the second interested buyer.

     During the first week of November, representatives from Avant! met with representatives from Synopsys to discuss the outstanding Avant!/Cadence litigation as well as the draft merger agreement circulated by Synopsys' counsel at the end of September 2001.

     On November 7, 2001, Avant! received a new term sheet from the second interested buyer. The term sheet provided that each Avant! common share would be exchanged for the second interested buyer's common shares based on a fixed exchange ratio and a contingent value right, which is described below. The stock consideration offered represented the right to receive a fraction of a share of the second interested buyer having a market value of approximately $14 per Avant! share based on the closing market price of the second interested buyer's common shares on November 6, 2001. The contingent value rights would have provided for the payment, in cash, to the holders of these rights, on a pro rata basis, of the amount equal to 90% of the amount, if any, by which $325 million exceeded the amount ultimately paid by Avant! with respect to any intellectual property litigation or any stockholders' litigation filed on or after October 12, 2001. The revised term sheet contained other material terms and conditions substantially similar to the second interested buyer's August 26, 2001 proposal with the following principal changes:

     - Avant! would pay the second interested buyer a termination fee based on an unspecified percentage of the value of the transaction to Avant!'s stockholders in the event that Avant! terminated the definitive agreement as a result of certain trigger events, but the fee payable with respect solely to the failure of the Avant! stockholders to approve the proposed transaction would be reduced to an unspecified amount.

     - Each party would receive an option to purchase 14.9% of the outstanding common shares of the other party at a price equal to $11.01 per Avant! common share and a recent market price per share for the second interested party's common shares. The option to purchase the second interested buyer's shares would terminate, and any shares obtained upon exercise would be repurchasable at cost, upon the occurrence of any event that provided payment of a break-up fee to the second interested buyer.

     - Simultaneously with the execution of a definitive agreement for the proposed transaction, Avant! would sell its HSpice and Taurus Mask Tools businesses to the second interested buyer for a cash price equal to 1.5 times the revenues of those businesses during the 12-month period ended September 30, 2001.

     - The definitive agreement would provide an exception to the covenant restricting Avant!'s ability to talk or provide information to a third party in connection with a competing transaction as required to satisfy the Avant! board's legal duties, subject to certain other conditions.

     - Current employment arrangements with mutually agreed specified executives of Avant!, including change of control payments, would be honored.

     - Due diligence would be completed at or before execution of definitive agreements.

     - Avant! would execute an agreement providing that Avant! would deal exclusively with the second interested buyer until January 7, 2002.

     - The executive officers and directors of Avant! would enter into stockholder agreements providing for the voting of their shares of Avant! in favor of the transaction and against similar transactions with a third party, and for the payment to the second interested buyer of 60% of the amount by which the consideration received by such stockholders with respect to their shares in any transaction similar to the proposed transaction with a third party exceeded the consideration offered by the second interested buyer.

     On November 8, 2001, the special committee convened to consider the November 7, 2001 term sheet proposed by the second interested buyer. Avant!'s advisors discussed the financial and legal terms of the proposal with the committee. In addition, the special committee considered the recent discussions between representatives of Synopsys and Avant! concerning a possible business combination between the two companies. The special committee determined to continue negotiations with both Synopsys and the second interested buyer.

     On November 8, 2001, counsel for Synopsys distributed revised drafts of the merger agreement and voting agreement to counsel for Avant!. The draft merger agreement, in addition to reflecting the most recent Synopsys proposal, provided that, among other things:

     - Each Avant! common share would be exchanged for an unspecified number of Synopsys common shares.

     - The closing of the merger would be conditioned upon Synopsys obtaining litigation insurance as well as Avant!'s acquisition of all outstanding shares of Maingate Electronics.

     - The signing of the merger agreement would be contingent upon the execution of various employment and severance agreements among executives of Avant!.

     - Avant! would pay a termination fee equal to 5% of the merger consideration, plus reimbursement of Synopsys' reasonable expenses incurred in connection with the transaction, upon certain trigger events relating to a third party proposal.

     - Avant! would pay a termination fee equal to an unspecified percentage greater than 5% of the merger consideration, plus reimbursement of Synopsys' reasonable expenses incurred in connection with the transaction, in connection with the settlement of the outstanding Cadence litigation.

     On November 11, 2001, the Synopsys board held a special meeting at which extensive presentations regarding a potential Avant! transaction were made, including with respect to the status of the Avant!/Cadence litigation, Synopsys' other diligence on Avant!, the negotiations with Avant! and the efforts to obtain insurance with respect to the Avant!/Cadence litigation. At the conclusion of the meeting, the Synopsys board authorized further negotiations concerning a business combination with Avant!.

     On November 14, 2001, representatives of Avant! and the second interested buyer discussed increasing the merger consideration described in the November 7, 2001 term sheet proposed by the second interested buyer.

     Between November 14, 2001 and November 16, 2001, representatives of Avant! met with representatives of Synopsys to negotiate the merger agreement.

     On November 14, 2001, Dr. Chan and Mr. Hsu met to discuss the proposed exchange ratio in the merger. At this meeting, Dr. Chan proposed that each Avant! common share be exchanged for 0.350 of a Synopsys common share (having a market value of approximately $17.80 per Avant! common share based on the closing market price for Synopsys on November 14, 2001).

     On November 15, 2001, the special committee convened to consider the exchange ratio proposed by Dr. Chan on November 14, 2001 as well as the status of the negotiations of the merger agreement. The committee also reviewed the recent discussions between representatives of Avant! and the second interested buyer. At this meeting, representatives of Salomon Smith Barney discussed with the committee their analysis of the financial terms of Synopsys' new proposal. After discussion, the special committee instructed and authorized Mr. Hsu to seek a higher exchange ratio. In addition, the special committee authorized other representatives of Avant! to continue negotiations on the merger agreement.

     On November 15, 2001 and November 16, 2001, Dr. Chan and Mr. Hsu held additional meetings to discuss the proposed exchange ratio. On November 16, 2001, Dr. Chan proposed that in the merger, each Avant! common share be exchanged for 0.372 of a Synopsys common share (having a market value of approximately $18.99 per Avant! common share based on the closing market price for Synopsys common shares on November 15, 2001). At this meeting, Dr. Chan and Mr. Hsu tentatively agreed to recommend this exchange ratio to their respective boards of directors and, in the case of Avant!, its special committee, subject to the parties' reaching agreement on the remaining key open points in the merger agreement and the completion of due diligence.

     Between November 14, 2001 and November 16, 2001, counsel for Mr. Hsu met with representatives of Synopsys to negotiate Mr. Hsu's severance arrangements. Discussions on Mr. Hsu's severance arrangements continued thereafter until the merger agreement and Mr. Hsu's separation agreement were signed on December 3, 2001.

     On November 19, 2001, counsel for Synopsys circulated a new draft of the merger agreement.

     On November 23, 2001, counsel for Avant! and counsel for Synopsys participated in a conference call to discuss open points in the merger agreement. The principal issues discussed related to the scope of the representation and warranty to be made by Avant! with respect to the Avant!/Cadence litigation and the relationship of that representation and warranty and of any developments in the Avant!/Cadence litigation to the conditions to Synopsys' obligation to consummate the merger; the method for computing the price at which Avant! would purchase the shares of Maingate Electronics that it did not own; the percentage of key Avant! employees required to be retained by Avant! as a condition to Synopsys' obligation to consummate the merger; the scope of the rights of the companies' boards of directors to withdraw their recommendation of the merger to their respective stockholders; and the events that would trigger Avant!'s obligation to pay Synopsys a termination fee and the amount of that fee. Avant!'s counsel also reiterated the previously-expressed position that Avant! would not enter into a merger agreement that would give Synopsys the right not to consummate the merger if it could not obtain litigation insurance with respect to the Avant!/Cadence litigation, and Synopsys' counsel indicated that Synopsys hoped to be able to arrange such insurance prior to execution of a merger agreement, in which event it would withdraw its request for such a provision.

     On November 26, 2001, the special committee held a meeting to re-consider the September 2001 proposal for a strategic investment in Avant! by the private equity fund. At this meeting, the private equity fund gave a presentation to the special committee concerning its proposal.

     On November 26, 2001, counsel for Synopsys distributed revised drafts of the merger and voting agreements.

     On November 27, 2001, the special committee convened to discuss the status of negotiations of the merger agreement. At this meeting, the special committee also considered the presentation made by the private equity fund on November 26, 2001.

     On November 28, 2001, counsel for Avant! and counsel for Synopsys participated in a conference call to discuss open points in the draft merger agreement. The principal issues discussed were substantially the same as the principal issues discussed on November 23, 2001.

     On November 29, 2001, the special committee received a letter from the private equity fund, restating its interest in making a strategic investment in Avant!

     On November 30, 2001, representatives from Avant! and Synopsys reviewed Avant!'s due diligence of Synopsys.

     On November 30, 2001, counsel for Synopsys distributed a revised draft of the merger agreement. Later that day counsel for Avant! and counsel for Synopsys participated in a conference call to discuss open points in the revised draft of the merger agreement.

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

     On November 30, 2001, Synopsys entered into a binder for insurance with respect to the Avant!/Cadence litigation and advised Avant! that the proposed condition in the draft merger agreement regarding litigation insurance would be withdrawn.


     On November 30, 2001, the special committee convened a meeting to discuss the status of the Synopsys negotiations as well as the November 29, 2001 letter from the private equity fund. At this meeting, the committee determined not to proceed with its negotiations with the fund because it believed that the fund's proposal was not in the best interests of Avant! and its stockholders at that time given, among other things, the speculative nature of certain financial and other terms of the fund's proposal as well as the positive factors the committee considered in favor of the Synopsys merger. After the special committee meeting, the full board of Avant! held a meeting to discuss the proposed business combination with Synopsys. At this meeting, representatives of Salomon Smith Barney discussed their preliminary financial analysis of the proposed business combination with Synopsys.


     On December 1, 2001, counsel to Synopsys distributed revised drafts of the merger and voting agreements. Also on December 1, 2001, the Synopsys board held a special meeting at which the proposed merger was discussed and considered. At the meeting, officers and management of Synopsys and representatives of Credit Suisse First Boston, Synopsys' financial advisor, made presentations to the board regarding the proposed transaction. Synopsys' counsel then outlined the terms of the proposed merger agreement and the voting agreement, the potential risks of the proposed transaction and other legal issues associated with the proposed transaction. Management updated the board on Avant!'s business, recent financial performance and the Avant!/Cadence litigation. Credit Suisse First Boston then delivered to the Synopsys board its oral opinion that, as of such date and based upon and subject to various considerations, the anticipated exchange ratio of 0.372 of a Synopsys common share for each Avant! common share was fair to Synopsys from a financial point of view. Following the presentations and opinion, and after discussion, the Synopsys board unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

     On December 2, 2001 and during the early morning hours of December 3, 2001, representatives of Avant! and representatives of Synopsys resolved the remaining open points on the merger agreement. The principal open points that were then resolved related to the method for computing the price at which Avant! would be obligated to purchase the shares in Maingate Electronics that it did not own and the amount of the termination fee payable by Avant! to Synopsys under certain circumstances. Also on December 2, representatives of Avant! informed representatives of Synopsys that the fees to be paid to unaffiliated third parties by Avant! in connection with the merger would be higher than Synopsys had previously been informed, and the parties agreed to a final merger exchange ratio of 0.371 of a Synopsys common share for each Avant! common share (having a market value of approximately $20.42 per Avant! share based on the closing market price for Synopsys on November 30, 2001, the last trading day prior to December 3, 2001).


     On December 2, 2001, a representative of the private equity fund telephoned a representative of Avant!. During this conversation, the fund proposed the initiation of discussions for a change of control transaction valuing Avant! at $18 or more per share. No other material terms were discussed. Given the informal and speculative nature of the fund's proposal, the transaction value offered by the fund compared to the value offered by Synopsys and the positive factors Avant! considered in favor of the Synopsys merger, Avant! determined not to pursue the fund's proposal.


     Late in the evening on December 2, 2001, the special committee held a meeting to consider the proposed transaction with Synopsys. Representatives of Avant!'s counsel and Salomon Smith Barney participated in the meeting. At the meeting, Salomon Smith Barney reviewed written materials with the special committee members describing Salomon Smith Barney's financial analysis of the transaction. The committee also reviewed the various business reasons for the transaction. Avant!'s counsel then outlined the terms of the proposed merger agreement, voting agreement, employment agreement amendments and severance agreements, the potential risks of the proposed transaction and other legal issues associated with the proposed transaction. Avant!'s counsel and Salomon Smith Barney responded to questions regarding various aspects of the proposed merger. Salomon Smith Barney then delivered its opinion as to the fairness of the exchange ratio from a financial point of view to the holders of Avant! common shares. Avant!'s special committee then voted unanimously to recommend approval and adoption of the proposed merger and merger agreement to the Avant! board of directors.

     Immediately after the special committee meeting, during the early morning hours of December 3, 2001, the full Avant! board of directors convened a special meeting. At this meeting, Salomon Smith Barney reviewed its written materials with the full board describing its analysis of the transaction. The Board then discussed the various business reasons for the proposed transaction. Avant!'s counsel outlined the terms of the proposed merger agreement, voting agreement, employment agreement amendments and severance agreements, the potential risks of the proposed transaction and other legal issues associated with the proposed transaction. Avant!'s counsel also reviewed the various matters associated with the proposed merger which required Avant! board approval. Salomon Smith Barney and Avant!'s counsel then responded to questions regarding various aspects of the proposed transaction. Salomon Smith Barney then delivered its opinion, dated December 3, 2001, the date of the definitive merger agreement, to the effect that, as of the date of the opinion and subject to the terms thereof, the exchange ratio was fair from a financial point of view to the holders of Avant! common shares. Avant!'s board of directors then voted unanimously to approve the proposed merger and authorize the executive officers to enter into the merger agreement on the terms presented to the board.

     On December 3, 2001, Credit Suisse First Boston provided Synopsys with its written opinion that, as of such date and based upon and subject to various considerations set forth in its opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to Synopsys.

     On December 3, 2001, counsel for Synopsys and Avant! finalized the merger agreement, and thereafter, the merger agreement, voting agreement, employment agreement amendments and severance agreements were executed by the relevant parties. Synopsys and Avant! then publicly announced the proposed transaction.

AVANT! BOARD OF DIRECTORS AND SPECIAL COMMITTEE REASONS FOR THE MERGER; RECOMMENDATION OF THE AVANT! BOARD OF DIRECTORS AND SPECIAL COMMITTEE

     At a meeting of Avant!'s special committee of independent directors on December 2, 2001, the special committee members determined that the terms of the merger are advisable and fair to, and in the best interests of, Avant! and its stockholders and, by unanimous vote, recommended that the board of directors approve the merger agreement and the transactions contemplated by the merger agreement. At the Avant! board of directors meeting held on December 3, 2001, the board considered the special committee's recommendations and independently concluded that the terms of the proposed merger are advisable and fair to, and in the best interests of, Avant! and its stockholders. The board then unanimously approved the merger agreement and the associated transactions. In reaching its decision, the board and the special committee consulted with Avant!'s financial and legal advisors as well as with Avant!'s management, and considered a number of factors.

     The positive factors that Avant!'s board of directors and special committee considered included:

     - Synopsys and Avant! will provide customers with a high-quality complete IC design solution by bringing together Synopsys' front-end/logic-design products with Avant!'s back-end/physical design tools;

     - Synopsys shares Avant!'s emphasis on engineering and technology innovation, which makes the companies' research and development teams very compatible and enhances the ability of Synopsys and Avant! to develop advanced IC design solutions;

     - Synopsys and Avant! will provide a strong operational infrastructure under which the merged research and development teams can operate, thereby providing a favorable environment for the development of new products;

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

     - The proposed merger will provide Avant! with a management team that is highly experienced in the EDA industry and not associated with or tainted by the Santa Clara criminal action or the Avant!/Cadence litigation and the surrounding allegations;

     - Synopsys has obtained litigation protection insurance, which will further mitigate the financial risk of a potential material damages award associated with the Avant!/Cadence litigation;

     - The financial presentation of Salomon Smith Barney, including the assumptions and methodologies underlying its analyses and presentations of the stand-alone value of Avant!, made to the Avant! board of directors and special committee and the opinion of Salomon Smith Barney to the effect that, as of December 3, 2001, the proposed exchange ratio was fair to Avant!'s stockholders from a financial point of view;

     - The merger agreement and the voting agreement contained terms and conditions that were acceptable given the nature of the proposed transaction, including that Avant! does not have to complete the merger if the representations and warranties of Synopsys are not or were not true and correct as set forth in the merger agreement or if there has been a material adverse effect on Synopsys as described below under "The Transaction Documents -- The Merger Agreement -- Important Definitions;"

     - The merger agreement permits the Avant! board of directors, in the exercise of its fiduciary duties, under circumstances enumerated in the merger agreement, to furnish information to, or engage in negotiations with, third parties in response to unsolicited takeover proposals, subject to payment of a break-up fee if the merger agreement is terminated under certain circumstances;

     - The belief of the Avant! board of directors and special committee that the terms of the merger agreement relating to other potential bidders and the circumstances in which Avant! would be required to pay a termination fee would not materially deter a third party otherwise willing to make a superior bid from making such a bid;

     - Discussions with Avant!'s management regarding the business, operations, financial performance and condition, business strategy and prospects indicated that the proposed transaction was fair to, and in the best interests of, Avant! and its stockholders;

     - Prior to entering into the merger agreement with Synopsys, the special committee and representatives of Avant! engaged in extensive discussions with another interested buyer concerning a business combination with Avant! as well as a private equity fund concerning a strategic investment in Avant!, which allowed the special committee and the board to compare the terms of the proposed Synopsys merger to the terms of two other strategic proposals, which in turn assisted the special committee and the board in making an informed decision that the terms of the proposed merger with Synopsys were in the best interest of Avant! stockholders;

     - In the proposed merger, Avant! stockholders will receive Synopsys common shares, allowing Avant! stockholders to participate in any appreciation in the price of Synopsys common shares whether prior to or after the merger;

     - Avant!'s board of directors and the special committee concluded that a merger with Synopsys was more likely to receive approval by the federal antitrust agencies than a business combination with the second interested buyer because Synopsys' product line is largely complementary to Avant!'s, and thus the merger with Synopsys will create significant efficiencies and benefits for customers, while the product line of the second interested buyer is more directly competitive with Avant!; and

     - Under the merger agreement, the merger is intended to be treated as a tax-free reorganization under the Internal Revenue Code, whereby Avant! stockholders generally will not recognize any gain or loss, except for any cash received instead of fractional Synopsys common shares.

     The negative factors that Avant!'s board of directors and special committee considered included:

     - Avant! stockholders will receive Synopsys common shares as merger consideration rather than cash, which will subject Avant! stockholders to the risk that Synopsys' share price could decline;

     - The value of the merger consideration is determined by a fixed exchange ratio, such that the value of the transaction could fall between signing of the merger agreement and the completion of the merger as a result of a decrease in Synopsys' share price during such time;

     - The financial terms of the merger did not compare favorably to the implied firm value of some of Avant!'s competitors in the electronic data automation industry, calculated based on multiples of revenue and earnings before interest, taxes, depreciation and amortization;

     - The anticipated benefits of the merger might not be fully realized;

     - The companies might not be able to obtain the necessary approvals required to complete the merger, including stockholder approvals and antitrust regulatory approvals; and

     - The merger and Synopsys' and Avant!'s businesses are subject to other risks, as described in the section of this joint proxy statement/prospectus entitled "Risk Factors" and in each company's SEC filings.

     In approving the merger agreement, the Avant! board of directors and special committee of independent directors were aware of the interests of Avant!'s management in the merger, as described in "-- Conflicts of Interest of Avant! Directors and Officers in the Merger."

     The foregoing discussion of the information and factors considered by the Avant! board of directors and the special committee is not intended to be exhaustive but includes the material factors considered by the Avant! board and special committee. In view of the wide variety of factors considered in connection with their evaluation of the proposed merger, the board and special committee did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching their determinations. Individual directors may have given differing weights to different factors. In addition, the Avant! board and special committee did not reach any specific conclusion with respect to each of the factors considered. Instead, the Avant! board of directors and special committee conducted an overall analysis of the factors described above and determined that the potential benefits outweighed the potential risks of the merger. The Avant! board of directors and special committee relied on the experience and expertise of Salomon Smith Barney, their financial advisor, for quantitative analysis of the financial terms of the merger, and considered the opinion of Salomon Smith Barney an important factor in determining whether to approve the merger agreement.

     THE AVANT! BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVANT! STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

SYNOPSYS BOARD OF DIRECTORS REASONS FOR THE MERGER AND RECOMMENDATION OF THE SYNOPSYS BOARD OF DIRECTORS

     At the Synopsys board of directors meeting on December 1, 2001, the Synopsys board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Synopsys and its stockholders, approved the merger agreement and the associated transactions and recommended that Synopsys stockholders vote FOR the issuance of Synopsys common shares in the merger.

     In approving the merger agreement and making these determinations and recommendations, the Synopsys board of directors consulted with Synopsys' legal and financial advisors as well as with Synopsys' management and considered a number of factors.

     The positive factors that the Synopsys board of directors considered included:

     - The merger would enable Synopsys and Avant! to offer their semiconductor customers a complete end-to-end solution for system-on-chip design that includes Synopsys' logic synthesis and design verification tools with Avant!'s advanced place and route, physical verification and design integrity products, thus increasing customers' design efficiencies;

     - By increasing customer design efficiencies, Synopsys expects to be able to better compete for customers designing the next generation of semiconductors;

     - By gaining access to Avant!'s physical design and verification products, as well as its broad customer base and relationships, Synopsys will gain new opportunities to market its existing products, including Synopsys' current physical synthesis product, Physical Compiler;

     - Avant! shares Synopsys' emphasis on engineering and technology innovation, which makes the companies' research and development teams very compatible and enhances the ability of Synopsys and Avant! to develop advanced IC design solutions;

     - The merger will help eliminate customer uncertainties over the long-term viability of Avant! arising from the ongoing Avant!/Cadence litigation, which should encourage more widespread adoption of a Synopsys-Avant! design flow;

     - By improving the integration of the products currently offered by the separate companies, the merger should result in a growth rate that exceeds Synopsys' currently anticipated growth rate;

     - The merger will provide Synopsys with access to Avant!'s established engineering operations in Asia which should prove valuable for serving emerging markets in the region;

     - Avant! has a highly skilled workforce, including a sales and technical support organization experienced in physical design;

     - Avant! has had strong financial performance during the past several years;

     - The merger presents opportunities for potential efficiencies and costs savings through the reduction of headcount in certain areas, the consolidation of excess office space and through the anticipated increased purchasing power of the combined company; and

     - The financial presentation of Credit Suisse First Boston, including the assumptions and methodologies underlying its analyses and presentations, made to the Synopsys board of directors on December 1, 2001 and the opinion of Credit Suisse First Boston, dated as of December 3, 2001 and based upon and subject to the various considerations set forth in the opinion, that the exchange ratio in the merger was fair to Synopsys from a financial point of view.

     The negative factors that the Synopsys board of directors considered included:

     - The potential difficulties in integrating the product development efforts, sales forces, operations and control environments of the two companies;

     - The risk that the anticipated benefits of the merger may not be fully realized;

     - The risks arising out of the Avant!/Cadence litigation, as more fully described under "Risk Factors" and "Litigation Protection
       Insurance -- Avant!/Cadence Litigation;"

     - The fact that the financial presentation of Credit Suisse First Boston, and its opinion, each were based on and subject to, among other considerations set forth in the opinion, the assumption that the aggregate liabilities of the Avant!/Cadence litigation would not exceed the coverage provided by the insurance and that it is possible that the aggregate liabilities of the Avant!/Cadence litigation will exceed such coverage, as more fully described under "Risk Factors;"

     - The fact that the financial presentation of Credit Suisse First Boston, and its opinion, each were based on and subject to, among other considerations set forth in the opinion, the assumption that no pending or potential litigation involving Avant! would result in an injunction against the sales of Avant!'s products or have an adverse impact on the business, financial condition, results of operations or prospects of Avant! or Synopsys;

     - The expected shift, after completion of the merger, in the mix of license types under which Avant! products are sold to include a greater proportion of licenses under which revenue is recognized ratably over the license term rather than in the quarter of shipment, which will result in a reduction in reported revenue in the near term and an increase in backlog to be recognized as revenue in subsequent periods;

     - The treatment of Avant!'s expected deferred revenue balance and pre-merger perpetual backlog under purchase accounting rules, which require that such amounts be re-valued upon the merger and result in Synopsys recognizing significantly less revenue or lower margins from such deferred revenue and perpetual backlog than Avant! would have recognized as a stand-alone company;

     - The short term dilutive effect of the merger on Synopsys' results of operations post-merger, which results from the conversion of Avant!'s software license model to Synopsys' ratable license model and the impact of purchase accounting on Synopsys' ability to recognize revenue from Avant!'s pre-merger deferred revenue and backlog; and

     - The effect of the period of time between announcement and completion of the merger, which could adversely impact customer buying decisions and retention of key Avant! staff.

     The Synopsys board of directors concluded that certain of these risks could be managed or mitigated or were unlikely to have a material impact on Synopsys or the merger, and that, on balance, the potential benefits of the merger outweighed the risks of the merger.

     The foregoing discussion of the information and factors considered by the Synopsys board of directors is not intended to be exhaustive but includes the material factors considered by the Synopsys board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger, the Synopsys board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determination. Individual directors may have given differing weights to different factors. In addition, the Synopsys board did not reach any specific conclusion with respect to each of the factors considered.

     THE SYNOPSYS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNOPSYS STOCKHOLDERS VOTE FOR THE ISSUANCE OF SYNOPSYS COMMON SHARES IN THE MERGER.


OPINION OF SYNOPSYS' FINANCIAL ADVISOR


     Synopsys has retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston's engagement, Synopsys requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the exchange ratio to Synopsys. On December 1, 2001, the Synopsys board of directors met to review the proposed merger and the terms of the proposed merger agreement, which at that point assumed an exchange ratio of 0.372. During this meeting, Credit Suisse First Boston reviewed with the Synopsys board of directors certain financial analyses, as described below, and rendered its oral opinion to the Synopsys board of directors that, as of the date of the opinion, based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the anticipated exchange ratio of 0.372 of a Synopsys common share for each Avant! common share was fair, from a financial point of view, to Synopsys. On December 3, 2001, Credit Suisse First Boston rendered its written opinion to the Synopsys board of directors that, as of the date of the opinion and based upon and subject to the various considerations set forth in the opinion, the 0.371 exchange ratio was fair, from a financial point of view, to Synopsys.

     The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in its entirety. Synopsys stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, of the exchange ratio to Synopsys as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

     In connection with its opinion, Credit Suisse First Boston, among other things,

     - reviewed the merger agreement;

     - reviewed certain publicly available business and financial information relating to Synopsys and Avant!;

     - reviewed certain other information relating to Synopsys and Avant!, including financial forecasts provided to it by Synopsys and Avant!, and met with the managements of Synopsys and Avant! to discuss the businesses and prospects of Synopsys and Avant!, respectively;

     - considered certain financial and stock market data of Synopsys and Avant! and compared that data with similar data for other publicly held companies in businesses similar to Synopsys and Avant!;

     - considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced; and

     - considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied upon such information being complete and accurate in all material respects. With respect to financial forecasts for Avant! and Synopsys that it reviewed, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Avant! and Synopsys as to the future financial performance of Avant! and Synopsys, respectively. In addition, Credit Suisse First Boston relied upon, without independent verification, the assessment of the management of Synopsys as to:

     - Synopsys' ability to retain key employees;

     - the strategic benefits and potential cost savings and other synergies, including the amount, timing and achievability of such benefits, savings and other synergies, anticipated by Synopsys' management to result from the merger;

     - the existing technology, products and services of Synopsys and Avant! and the validity of, and risks associated with, the existing and future technology, products and services of Synopsys and Avant!; and

     - Synopsys' ability to integrate the businesses of Synopsys and Avant!.

     Synopsys also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston also assumed, with Synopsys' consent, that in the course of obtaining necessary regulatory and third-party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on Synopsys or Avant! or the contemplated benefits of the merger. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Synopsys or Avant!, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of the Synopsys common shares actually will be when issued to holders of Avant! common shares pursuant to the merger or the prices at which Synopsys common shares will trade at any time. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to Synopsys, nor does it address the underlying business decision of Synopsys to engage in the merger.

     Credit Suisse First Boston did not express any opinion as to any legal matters involving Avant!, as to which Credit Suisse First Boston understands that Synopsys conducted such investigations, and obtained such advice from qualified professionals, as Synopsys deemed necessary. With respect to outstanding litigation involving Avant! in which significant damages are alleged, the Synopsys board of directors, after consultation with Synopsys' management and its outside counsel, instructed Credit Suisse First Boston to assume, and Credit Suisse First Boston did assume, without independent verification and based solely upon the assessment and judgment of Synopsys' management, taking into account the advice of Synopsys' outside counsel, (1) that the aggregate amount of damages that will be assessed against or agreed to by Avant! or Synopsys in any pending or potential litigation involving Cadence will not exceed the limit of, and will be covered to the extent of, the insurance that Synopsys advised Credit Suisse First Boston was being purchased by Synopsys in connection with the merger, and (2) that no pending or potential litigation involving Avant! will have an adverse impact on the business, financial condition, results of operations or prospects of Avant! or Synopsys.

     In preparing its opinion to Synopsys, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analysis performed by Credit Suisse First Boston as a comparison is identical to Synopsys, Avant! or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of the actual value of Synopsys or Avant!. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness, from a financial point of view, of the exchange ratio to Synopsys and were provided to the Synopsys board of directors in connection with the delivery of the Credit Suisse First Boston opinion.

     Where relevant, the analyses performed by Credit Suisse First Boston assumed either that no payment would be required to be made to Cadence in connection with the Avant!/Cadence litigation or that the aggregate amount of damages that would be assessed against or agreed to by Avant! or Synopsys in any pending or potential litigation involving Cadence would be between $250 million and $500 million. The analyses assumed that any such damages would be covered to the extent of the insurance purchased by Synopsys from a AAA-rated insurance company, that the cost to Synopsys of such insurance was $335 million and that Synopsys would not receive any refund of any of such amount. The analyses also assumed that no pending or potential litigation involving Avant! would result in an injunction against the sales of Avant!'s products or have an adverse impact on the business, financial condition, results of operations or prospects of Avant! or Synopsys.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Synopsys board of directors at a meeting of the Synopsys board of directors held on December 1, 2001. For purposes of the financial analyses reviewed with the Synopsys board of directors at this meeting, Credit Suisse First Boston used an exchange ratio of 0.372. The exchange ratio in the merger of 0.371 was agreed to by Synopsys and Avant! subsequent to the Synopsys board meeting. Stockholders should consider that the exchange ratio in the merger of 0.371 is slightly less than the exchange ratio of 0.372 that was used in the following analyses.

     Certain of the following summaries of the material financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses used by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

 TRANSACTION MULTIPLES

     Credit Suisse First Boston calculated several values implied by the merger exchange ratio, including the implied price per Avant! common share, the fully-diluted equity value and enterprise value of Avant!, the pro forma fully-diluted ownership of Synopsys by Avant! stockholders, as well as the enterprise value as a multiple of revenues and price per share as a multiple of earnings per share for the last twelve months, or "LTM," and for calendar years 2001 and 2002. The multiples were calculated using publicly available forecasts by securities research analysts for calendar years 2001 and 2002. The following table summarizes the results of this analysis:

                                                                          IMPLIED AVANT!
                                                      IMPLIED PRO         FULLY-DILUTED             IMPLIED PRICE
                    IMPLIED                              FORMA          ENTERPRISE VALUE/         PER AVANT! SHARE/
    IMPLIED         AVANT!        IMPLIED AVANT!     FULLY-DILUTED       AVANT! REVENUES      AVANT! EARNINGS PER SHARE
   PRICE PER     FULLY-DILUTED    FULLY-DILUTED     AVANT! OWNERSHIP   --------------------   --------------------------
  AVANT! SHARE   EQUITY VALUE    ENTERPRISE VALUE     IN SYNOPSYS      LTM    2001E   2002E    LTM      2001E     2002E
  ------------   -------------   ----------------   ----------------   ----   -----   -----   ------   -------   -------
   $20.47        $828 million     $732 million        18.4%            1.9x   1.8x    1.6x    9.7x      8.9x      7.6x

     Credit Suisse First Boston also calculated an aggregate transaction value for the merger of $1,340 million by adding $512 million of transaction-related costs, which amount includes costs of $335 million in connection with the litigation insurance, estimated by Synopsys management to the implied Avant! fully-diluted equity value of $828 million. Credit Suisse First Boston calculated several values implied by the aggregate transaction value, including the price per Avant! common share and the enterprise value of Avant!, as well as the enterprise value as a multiple of revenues and price per share as a multiple of earnings per share for the last twelve months and for calendar years 2001 and 2002. The following table summarizes the results of this analysis:

                                                            IMPLIED AVANT!
                                                          ENTERPRISE VALUE/      IMPLIED PRICE PER AVANT! SHARE/
    IMPLIED                                                AVANT! REVENUES          AVANT! EARNINGS PER SHARE
   PRICE PER     IMPLIED AGGREGATE     IMPLIED AVANT!    --------------------   ---------------------------------
  AVANT! SHARE   TRANSACTION VALUE    ENTERPRISE VALUE   LTM    2001E   2002E      LTM        2001E       2002E
  ------------   ------------------   ----------------   ----   -----   -----   ---------   ---------   ---------
  $31.44...       $1,340 million      $1,244 million     3.2x   3.1x    2.7x     14.9x       13.7x       11.7x

 PUBLIC COMPANY TRADING ANALYSIS

     Credit Suisse First Boston compared certain financial information of Avant! with that of other companies in certain sectors of the software industry, including:

           - MATURE ELECTRONIC DESIGN AUTOMATION ("EDA") VENDORS
             Cadence
             Synopsys
             Mentor Graphics Corporation

           - HIGH-GROWTH EDA COMPANIES
             Verisity Ltd.
             Simplex Solutions, Inc.
             Synplicity, Inc.

           - ENGINEERING SOFTWARE COMPARABLES
             Dassault Systemes S.A.
             Parametric Technology Corp.
             Autodesk, Inc.
             Wind River Systems, Inc.
             Bsquare Corporation

     Such information included, among other things, the mean and median of several metrics for the companies in each industry sector, including fully-diluted enterprise values as multiples of revenues and prices per share as multiples of earnings per share for the last twelve months and for calendar years 2001 and 2002. The multiples were calculated using publicly available information and publicly available forecasts by securities research analysts for calendar years 2001 and 2002 and closing share prices as of November 30, 2001. The following table summarizes the results of this analysis:

                                                   FULLY-DILUTED ENTERPRISE       PRICE PER SHARE/
                                                        VALUE/REVENUES           EARNINGS PER SHARE
                                                  --------------------------   ----------------------
                                                   LTM      2001E     2002E     LTM    2001E    2002E
                                                  ------   -------   -------   -----   ------   -----
Avant!..........................................   0.8x      0.7x      0.7x     4.9x     4.5x    3.8x
Mature EDA Vendors
  Median........................................   4.2x      4.3x      3.4x    32.6x    29.1x   21.9x
  Mean..........................................   3.7x      3.8x      3.1x    34.2x    33.2x   21.0x
High-Growth EDA Companies
  Median........................................   5.1x      4.1x      3.9x    67.9x   120.3x   50.1x
  Mean..........................................   5.5x      4.9x      4.1x    69.1x   102.0x   63.6x
Engineering Software Comparables
  Median........................................   2.2x      2.2x      2.1x    28.0x    39.8x   33.2x
  Mean..........................................   3.3x      3.2x      2.8x    31.9x    40.2x   51.9x

     Credit Suisse First Boston also calculated implied prices per Avant! common share and fully-diluted equity values and enterprise values of Avant! assuming a range of multiples of price per share to estimated earnings per share for calendar year 2002. The estimated earnings per Avant! common share for calendar year 2002 were based on publicly available consensus forecasts from securities research analysts. The following table summarizes the results of this analysis:

                                                                 MENTOR    CADENCE DESIGN
                                     AVANT!                     GRAPHICS      SYSTEMS       SYNOPSYS
                                     ------                     --------   --------------   --------
Calendar Year 2002 P/E Multiple....    4.7x    14.0x    16.0x     18.0x         21.9x         23.3x
Avant! Calendar Year 2002E
  Consensus Earnings Per Share.....   $2.21    $2.21    $2.21     $2.21         $2.21         $2.21
Implied Price Per Avant! Share.....  $10.31   $30.94   $35.36    $39.75        $48.36        $51.45
Implied Avant! Fully-Diluted Equity
  Value (millions).................    $393   $1,317   $1,525    $1,732        $2,137        $2,283
Implied Avant! Fully-Diluted
  Enterprise Value (millions)......    $297   $1,221   $1,429    $1,636        $2,041        $2,187

     Credit Suisse First Boston also calculated the implied fully-diluted equity values of Avant!, the implied prices per Avant! common share, and the implied exchange ratios, assuming control premiums typical for precedent transactions of 35% and 45%. The following table summarizes the results of this analysis:

Calendar Year 2002 P/E Multiple.............................   14.0x    16.0x
Implied Avant! Fully-Diluted Equity Value After 35.0%
     Premium (millions).....................................  $1,778   $2,059
Implied Price Per Avant! Share..............................  $40.73   $46.69
Implied Exchange Ratio......................................  0.740x   0.848x

Implied Avant! Fully-Diluted Equity Value After 45.0%
     Premium (millions).....................................  $1,910   $2,211
Implied Price Per Avant! Share..............................  $43.53   $49.93
Implied Exchange Ratio......................................  0.791x   0.907x

 DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow analysis, Credit Suisse First Boston calculated implied Avant! equity values and implied prices per Avant! common share based on financial forecasts for Avant! provided to Credit Suisse First Boston by Synopsys management. The discounted cash flow analysis was based on various operating assumptions provided by Synopsys management, including assumptions relating to working capital, capital expenditures and depreciation. The analysis also assumed that the merger would close on June 15, 2002 and that following the closing, the license mix applicable to Avant!'s products would shift from Avant!'s current license mix to a ratable license mix matching that of Synopsys, as provided by Synopsys management. Credit Suisse First Boston's analysis used perpetuity growth rates of unlevered free cash flows ranging from 3% to 5% and discount rates ranging from 16% to 20%. The perpetuity growth rates of 3% to 5% were derived from a number of factors, including, among other things, the implied multiples of estimated price per share to estimated earnings per share for Avant! in the terminal year. The discount rates of 16% to 20% were derived from an analysis of the weighted average cost of capital of Avant! and the comparable companies set forth in "-- Public Company Trading Analysis," assuming varying levels of debt/total capitalization. The following table summarizes the results of this analysis:

                                                                          PERPETUITY GROWTH RATE --
                                                                          UNLEVERED FREE CASH FLOWS
                                                                         ---------------------------
DISCOUNT RATE                                                             3.0%      4.0%      5.0%
-------------                                                            -------   -------   -------
    16.0%       Implied Avant! Equity Value (millions)................   $1,512    $1,595    $1,694
                Implied Price Per Avant! Share........................   $35.08    $36.85    $38.95

    18.0%       Implied Avant! Equity Value (millions)................   $1,295    $1,353    $1,419
                Implied Price Per Avant! Share........................   $30.47    $31.70    $33.11

    20.0%       Implied Avant! Equity Value (millions)................   $1,131    $1,172    $1,219
                Implied Price Per Avant! Share........................   $26.96    $27.84    $28.85

     Credit Suisse First Boston also performed a similar discounted cash flow analysis based on a second set of financial forecasts provided to it by Synopsys management, which forecasts included various assumptions regarding synergies that are anticipated by Synopsys management to result from the merger. The following table summarizes the results of this analysis:

                                                                          PERPETUITY GROWTH RATE --
                                                                          UNLEVERED FREE CASH FLOWS
                                                                         ---------------------------
DISCOUNT RATE                                                             3.0%      4.0%      5.0%
-------------                                                            -------   -------   -------
    16.0%       Implied Avant! Equity Value (millions)................   $1,754    $1,851    $1,966
                Implied Price Per Avant! Share........................   $40.22    $42.28    $44.73

    18.0%       Implied Avant! Equity Value (millions)................   $1,501    $1,568    $1,646
                Implied Price Per Avant! Share........................   $34.85    $36.28    $37.92

    20.0%       Implied Avant! Equity Value (millions)................   $1,310    $1,358    $1,412
                Implied Price Per Avant! Share........................   $30.79    $31.81    $32.97

 CONTRIBUTION ANALYSIS

     Credit Suisse First Boston analyzed the relative contributions of Avant! and Synopsys to the pro forma total revenues, gross profit, operating income and net income of the combined company, based on results for the last twelve months and estimates for calendar years 2001 and 2002 prepared by securities research analysts. Credit Suisse First Boston derived, among other things, the pro forma fully-diluted ownership of Synopsys by Avant! stockholders, the exchange ratio and the price per Avant! common share implied by such relative contributions, based on closing share prices on November 30, 2001. The following table summarizes the results of this analysis:

                                  IMPLIED PRO FORMA                           IMPLIED
                                FULLY-DILUTED AVANT!        IMPLIED          PRICE PER
                                OWNERSHIP IN SYNOPSYS   EXCHANGE RATIO      AVANT! SHARE
                                ---------------------   ---------------   ----------------
Revenues......................     30.2% -- 33.7%             0.667x --          $36.69 --
                                                                 0.774x             $42.59
Gross Profit..................     32.0% -- 36.3%             0.721x --          $39.66 --
                                                                 0.862x             $47.42
Operating Income..............     40.9% -- 79.4%             1.033x --          $56.86 --
                                                                 5.497x            $302.49
Net Income....................     39.9% -- 55.1%             0.994x --          $54.71 --
                                                                 1.791x             $98.54

 PRECEDENT TRANSACTIONS ANALYSIS

     Credit Suisse First Boston reviewed several metrics of ten precedent stock-for-stock transactions in the EDA industry. The estimated total equity of the acquiror to be issued in each such transaction, assuming the conversion of all securities convertible into common stock, ranged from a low of 3.2% of the outstanding equity of the combined company after the transaction to a high of 42.3%, with a median and mean of 15.2% and 16.9%, respectively, as compared to, as of November 30, 2001, an estimated issuance by Synopsys in the merger of 17.0% of the total equity of the combined company after the merger, assuming the conversion of all securities convertible into common stock. The transactions reviewed were as follows:

     - IKOS Systems, Inc./Synopsys

     - Integrated Systems Inc./Wind River Systems, Inc.

     - Quickturn Design Systems, Inc./Cadence

     - Viewlogic Systems, Inc./Synopsys

     - EPIC Design Technology, Inc./Synopsys

     - Cooper & Chyan Technology, Inc./Cadence

     - High Level Design Systems/Cadence

     - Meta-Software, Inc./Avant!

     - Microtec Research, Inc./Mentor Graphics Corporation

     - ISS Inc./ArcSys, Inc.

     Credit Suisse First Boston calculated the mean and median of several metrics for the precedent transactions, including the premiums paid in such transactions, the multiples of the enterprise values paid in such transactions to revenues of the acquired company, and the prices per share paid in such transactions as a multiple of earnings per share of the acquired company. Credit Suisse First Boston also calculated the price per Avant! common share implied by such mean and median statistics using financial results for the last twelve months, and publicly available consensus forecasts from securities research analysts for calendar year 2002. The following table summarizes the results of this analysis:

                                                              ENTERPRISE      PRICE PER
                                                                VALUE/      SHARE/EARNINGS
                                                               REVENUES       PER SHARE
                                                              ----------   ----------------
                                                                 LTM         LTM     2002E
                                                              ----------   -------   ------
Mean Statistic from Precedent Transactions..................    7.0x        53.8x    37.4x
Implied Price Per Avant! Share..............................   $62.51      $113.11   $82.68

Median Statistic from Precedent Transactions................    4.3x        43.1x    34.9x
Implied Price Per Avant! Share..............................   $39.94      $90.60    $77.17

 PRECEDENT EXCHANGE RATIO PREMIUMS ANALYSIS

     Credit Suisse First Boston reviewed the exchange ratio premiums paid in 249 precedent stock-for-stock transactions in the technology industry and 86 precedent stock-for-stock transactions in the software industry since August 22, 1989. For each group of transactions, Credit Suisse First Boston calculated the premium implied by the exchange ratio in each transaction relative to the ratio of the closing share prices for the target company and the acquiror company in the transaction over various periods prior to public announcement of the transaction. Credit Suisse First Boston then applied the average of such premiums to the ratio of the closing price of Avant! common shares to the closing price of Synopsys common shares over the same periods, to calculate the implied exchange ratios and the implied prices per Avant! common share. The following tables summarize the results of this analysis:

  EXCHANGE RATIO PREMIUMS PAID IN 249 PRECEDENT TECHNOLOGY TRANSACTIONS SINCE
                                AUGUST 22, 1989

                                                 LTM     TRAILING   TRAILING   TRAILING   TRAILING
                                               AVERAGE   90 DAYS    60 DAYS    30 DAYS    10 DAYS    MARKET   AVERAGE   MEDIAN
                                               -------   --------   --------   --------   --------   ------   -------   ------
Average Premium in Precedent Transactions....   21.0%      33.9%      39.8%      42.2%      39.1%     32.6%    34.8%     36.5%
Avant!/Synopsys Observed Exchange Ratio......  0.286x     0.153x     0.158x     0.198x     0.200x    0.187x   0.197x    0.192x
Implied Merger Exchange Ratio Based on
  Precedent Average Premium..................  0.346x     0.205x     0.221x     0.281x     0.278x    0.248x   0.266x    0.263x
Implied Price Per Avant! Share...............  $19.04     $11.31     $12.15     $15.46     $15.30    $13.67   $14.61    $14.46

EXCHANGE RATIO PREMIUMS PAID IN 86 PRECEDENT SOFTWARE TRANSACTIONS SINCE AUGUST
                                    22, 1989

                                               LTM       TRAILING   TRAILING   TRAILING   TRAILING
                                             AVERAGE     90 DAYS    60 DAYS    30 DAYS    10 DAYS    MARKET   AVERAGE   MEDIAN
                                           -----------   --------   --------   --------   --------   ------   -------   ------
Average Premium in Precedent
  Transactions...........................     10.9%        28.9%      37.9%      42.2%      40.1%     32.8%    32.1%     35.3%
Avant!/Synopsys Observed Exchange
  Ratio..................................    0.286x       0.153x     0.158x     0.198x     0.200x    0.187x   0.197x    0.182x
Implied Merger Exchange Ratio Based on
  Precedent Average Premium..............    0.317x       0.198x     0.218x     0.281x     0.280x    0.249x   0.260x    0.247x
Implied Price Per Avant! Share...........    $17.45       $10.89     $11.99     $15.46     $15.41    $13.69   $14.33    $13.57


     Credit Suisse First Boston noted that the merger exchange ratio represented a premium of approximately 99% to the exchange ratio implied by the closing share prices for Avant! and Synopsys common stock as of November 30, 2001, which premium was higher than the average premium to the market exchange ratio of 32.6% observed in the precedent technology transactions and the average premium to the market exchange ratio of 32.8% observed in the precedent software transactions.


     No transaction utilized as a comparison in the precedent transactions analysis or precedent exchange ratio premiums analysis is identical to the merger. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

 PRO FORMA EARNINGS IMPACT ANALYSIS

     Credit Suisse First Boston analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on Synopsys' estimated earnings per share for the calendar years 2002 and 2003. This analysis assumed that the cash expenses at the closing of the merger incurred by Synopsys in the merger would equal $457 million and that the merger would close on June 15, 2002. The analysis also assumed a shift in the license mix applicable to Avant!'s products after the closing of the merger from its current license mix to a ratable license mix matching that of Synopsys, which model was provided by Synopsys management. The following table sets forth the resulting accretion/(dilution) to Synopsys' earnings per share for the full calendar year 2002 based on street estimates, which are publicly available forecasts from securities research analysts, for Avant! and Synopsys and for the second-half and full calendar year 2002 based upon Synopsys management's estimates for Avant! and Synopsys. The following table does not assume any synergies that are anticipated to result from the merger:

STREET ESTIMATES      SYNOPSYS MANAGEMENT ESTIMATES
----------------  --------------------------------------
 CALENDAR YEAR      SECOND HALF OF
      2002        CALENDAR YEAR 2002  CALENDAR YEAR 2002
----------------  ------------------  ------------------
     36.7%             (39.6%)             (11.1%)

     Credit Suisse First Boston noted that the dilutive impact on Synopsys' earnings per share in calendar year 2003 based on Synopsys' management estimates would be lower than in the second half of calendar year 2002.

     The following table sets forth the accretion/(dilution) to Synopsys' earnings per share for the second-half and full calendar year 2002 assuming synergies that are anticipated by Synopsys management to result from the merger:

STREET ESTIMATES      SYNOPSYS MANAGEMENT ESTIMATES
----------------  --------------------------------------
 CALENDAR YEAR      SECOND HALF OF
      2002        CALENDAR YEAR 2002  CALENDAR YEAR 2002
----------------  ------------------  ------------------
     46.9%             (23.9%)              (1.1%)

     Credit Suisse First Boston noted that the dilutive impact on Synopsys' earnings per share in calendar year 2003 based on Synopsys' management estimates would be lower than in the second half of calendar year 2002.

     Credit Suisse First Boston noted that the dilution reflected above (both with and without synergies) related to, among other things:

     - The impact of a shift in Avant!'s software license mix to Synopsys' more ratable license mix after the closing, which will result in a reduction in reported revenue in the near term and an increase in backlog to be recognized as revenue in subsequent periods; and

     - The treatment of Avant!'s substantial deferred revenue balance and pre-merger backlog under purchase accounting rules, which require that such amounts be re-valued upon the merger, results in Synopsys recognizing significantly less revenue from such deferred revenue and backlog than Avant! would have recognized as a standalone company.

     Based on Synopsys management's estimates, in the absence of these two factors the merger would be accretive, both with synergies and without synergies, in each of the periods analyzed.

     The actual results achieved by the combined company after the merger may vary from such estimated results and the variations may be material.

 SUMMARY OF VALUATION ANALYSES

     Credit Suisse First Boston compared several values implied by the merger exchange ratio and the aggregate transaction value to values implied by the results of its analyses. The following tables summarize these results:

                                                                                  PUBLIC COMPANY        PUBLIC COMPANY
                                        VALUES IMPLIED BY   VALUES IMPLIED BY         TRADING               TRADING
                                           THE MERGER         THE AGGREGATE     ANALYSIS (EXCLUDING   ANALYSIS (INCLUDING
                                         EXCHANGE RATIO     TRANSACTION VALUE    CONTROL PREMIUM)      CONTROL PREMIUM)
                                        -----------------   -----------------   -------------------   -------------------
Implied Aggregate Transaction Value
  (millions)..........................        $828               $1,340          $1,317 -- $1,525      $1,778 -- $2,211
Implied Price Per Avant! Share........       $20.47              $31.44          $30.94 -- $35.36      $40.73 -- $49.93

                          DISCOUNTED CASH         DISCOUNTED CASH         PRECEDENT          PRECEDENT
                           FLOW ANALYSIS           FLOW ANALYSIS        TRANSACTIONS      EXCHANGE RATIO      CONTRIBUTION
                       (EXCLUDING SYNERGIES)   (INCLUDING SYNERGIES)      ANALYSIS       PREMIUMS ANALYSIS      ANALYSIS
                       ---------------------   ---------------------   ---------------   -----------------   ---------------
Implied Aggregate
  Transaction Value
  (millions).........    $1,219 -- $1,512        $1,412 -- $1,754         $3,494 --        $604 -- $762         $1,588 --
                                                                           $3,754                                $2,436
Implied Price Per
  Avant! Share.......    $28.85 -- $35.08        $32.97 -- $40.22         $77.17 --      $15.46 -- $19.04       $36.69 --
                                                                           $82.68                                $54.71

 OTHER FACTORS

     In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

     - the historical share price performance of Avant! common shares over various periods, including the volume of shares traded during such periods, and compared with the share price performance of other companies;

     - reported earnings per share for the last eleven fiscal quarters for Avant! compared to publicly available research analysts' estimates for the respective quarters; and

     - the exchange ratio in the merger compared to the average exchange ratios observed over various time periods, based on the closing prices of Avant! common shares and Synopsys common shares during such periods.

     Credit Suisse First Boston's opinion and presentation to the Synopsys board of directors was one of many factors taken into consideration by the Synopsys board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Synopsys board of directors or the management of Synopsys with respect to the value of Avant! or whether the Synopsys board of directors would have been willing to agree to a different exchange ratio.


     The Synopsys board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by the Synopsys board of directors based on Credit Suisse First Boston's qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past two years, Credit Suisse First Boston and its affiliates have provided advice and services to Synopsys on various issues relating to the equity capital markets for which they have received compensation of approximately $75,000. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the securities of Synopsys and Avant! for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of September 30, 2001, Credit Suisse Asset Management, an affiliate of Credit Suisse First Boston, owned approximately 3.5% of the outstanding Avant! common shares. As of December 31, 2001, Credit Suisse Asset Management no longer owned any Avant! common shares, having disposed of its ownership interest in Avant! during the interim.


     Pursuant to an engagement letter dated August 27, 2001, Synopsys engaged Credit Suisse First Boston to provide financial advisory services to the Synopsys board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Synopsys has agreed to pay Credit Suisse First Boston a transaction fee equal to approximately $9.8 million, payable upon consummation of the transaction. Synopsys has also agreed to pay Credit Suisse First Boston a fee of approximately $2.5 million, which became payable upon delivery by Credit Suisse First Boston of its opinion, which amount will be credited against the transaction fee payable to Credit Suisse First Boston. In addition, Synopsys has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorneys' fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

OPINION OF AVANT!'S FINANCIAL ADVISOR

     Salomon Smith Barney has acted as the financial advisor to Avant! in connection with the merger. Salomon Smith Barney delivered in a presentation to the Avant! special committee on December 2, 2001, and in a presentation to the Avant! board of directors on December 3, 2001, its oral opinion, subsequently confirmed in writing on December 3, 2001, that as of such date and based upon and subject to the factors and assumptions set forth in the presentation, the exchange ratio was fair, from a financial point of view, to the holders of Avant! common shares.

     THE FULL TEXT OF THE WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED BY SALOMON SMITH BARNEY, IS SET FORTH AS ANNEX D TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND AVANT! STOCKHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     The opinion and presentation of Salomon Smith Barney to the Avant! special committee and board of directors, in connection with which Salomon Smith Barney was requested to evaluate the fairness, from a financial point of view, of the exchange ratio to the holders of Avant! common shares, was only one of many factors taken into consideration by the Avant! board of directors in making its determination to approve the merger. No limitations were imposed by the Avant! board of directors upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion.

     Salomon Smith Barney's opinion should be read carefully and in its entirety. It is directed only to the fairness, from a financial point of view, of the exchange ratio to holders of Avant! common shares, and it does not address the underlying business decision of Avant! to effect the merger or constitute a recommendation to any Avant! shareholder as to how such holder should vote with respect to the merger. It also does not constitute an opinion or imply any conclusion of Salomon Smith Barney as to what the value of the Synopsys common shares actually will be when issued pursuant to the merger or the price at which Synopsys common shares will trade following the announcement or completion of the merger, which may vary.

     In connection with rendering its opinion, Salomon Smith Barney reviewed selected publicly available business and financial information concerning Synopsys and Avant! as well as financial forecasts that were provided to Salomon Smith Barney by Synopsys, Avant! and Maingate, which is Avant!'s Japanese distributor, respectively. Salomon Smith Barney discussed the business, operations and prospects of Synopsys and Avant!, as well as other matters it believed relevant to its inquiry, with officers and employees of Synopsys and Avant!, respectively. Salomon Smith Barney also reviewed and considered the effect of certain pending and potential litigation matters on Avant!'s historical trading value and potential future litigation exposure and its impact on Avant!'s business fundamentals. Salomon Smith Barney also considered such other information, analyses, investigations and financial, economic and market criteria that it deemed appropriate.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of the financial and other information reviewed by Salomon Smith Barney. With respect to the financial forecasts of Synopsys and Avant!, Salomon Smith Barney assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Synopsys and Avant! as to the future financial performance of Synopsys and Avant!, respectively, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Salomon Smith Barney also assumed that the merger will be consummated in accordance with the terms of the merger agreement and the other agreements entered into in conjunction with the merger. Salomon Smith Barney also assumed for purposes of its analyses, with Avant!'s consent, that certain pending and potential litigation matters involving Avant! could result in a potential liability to Avant! of between $250 million and $500 million. Salomon Smith Barney did not make or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of Synopsys or Avant!. Salomon Smith Barney did not express, with Avant!'s consent, any opinion as to the fairness to Avant! or to the holders of Avant! common shares of any aspect of Avant!'s planned acquisition of all of the outstanding equity interests in Maingate. Salomon

Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on December 3, 2001.

     In connection with rendering its opinion to the Avant! special committee and board of directors, Salomon Smith Barney performed several financial analyses which it presented to the Avant! special committee and board of directors, the material portions of which are summarized below. Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Salomon Smith Barney in arriving at its opinion, Salomon Smith Barney made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company utilized as a comparison is identical to Synopsys or Avant!, and none of the other business combinations utilized as a comparison is identical to the proposed merger. Accordingly, any analysis of publicly traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies or company to which they are being compared. The range of valuation for any particular analysis should not be taken to be the view of Salomon Smith Barney of the actual value of Synopsys or Avant!.

     The following is a summary of the material financial analyses used by Salomon Smith Barney in connection with providing its opinion to the Avant! special committee and board of directors. Several of the summaries below include information presented in tabular format. In order to fully understand such financial analyses used by Salomon Smith Barney, the tables must be read with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

 AVANT! VALUATION ANALYSIS

     Salomon Smith Barney arrived at a range of values for Avant! by using three principal valuation methodologies: a public market analysis, a precedent transactions analysis and a discounted cash flow analysis. Public market analysis analyzes a business's operating performance and outlook relative to a group of publicly traded peer companies to determine an implied unaffected market trading value. Precedent transactions analysis compares the proposed transaction to a group of similar transactions between peer companies to determine an implied sale price. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent unlevered free cash flows to be generated by the assets of such business. No company used in the public market analysis or precedent transaction analysis described below is identical to Avant!. Accordingly, an analysis of the data described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

     Public Market Analysis. Salomon Smith Barney compared selected financial information of Avant! with corresponding data of the following electronic design automation companies that Salomon Smith Barney believed to be appropriate:

     - Cadence

     - Mentor Graphics Corporation

     - Synopsys

     Salomon Smith Barney reviewed multiples of revenue, EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, and earnings per share, or "EPS," for the foregoing companies, and using this information, determined the corresponding multiple range for Avant!:

                                                               MULTIPLE
                                                                 RANGE
                                                              -----------
                                                              LOW    HIGH
                                                              ----   ----
FIRM VALUE/REVENUE
2001........................................................   2.0x   2.5x
2002........................................................   1.8    2.2
FIRM VALUE/EBITDA
2001........................................................  10.0x  12.0x
2002........................................................   9.0   11.0
PRICE/EPS
2001........................................................  15.0x  20.0x
2002........................................................  13.0   18.0

     Based on estimated revenues, EBITDA and Price/EPS of Avant! for 2001 and 2002, and after making selected adjustments relevant to the valuation of Avant!, including adjustments for potential litigation and settlement expenses, one-time charges, cash, investments and proceeds from sales of common shares issuable upon option exercises, this analysis resulted in an implied per share equity value reference range for Avant! of $19.00 to $25.00, as compared to an implied per share consideration of $20.42, equal to the exchange ratio times the closing price of Synopsys common shares on November 30, 2001.

     Precedent Transactions Analysis. Salomon Smith Barney reviewed the purchase prices and implied firm value, which is defined as aggregate purchase price plus debt less cash, multiples paid or proposed to be paid in the following eight transactions in the electronic design automation industry:

           ACQUIRER                         TARGET
------------------------------  -------------------------------
Synopsys(1)                     IKOS Systems, Inc.
Cadence                         CadMOS Design Technology
Avant!                          Chrysalis Symbolic Design, Inc.
Avant!                          Xynetix Design Systems, Inc.
Cadence                         OrCAD, Inc.
Cadence                         Quickturn Design Systems, Inc.
Cadence                         Ambit Design Systems, Inc.
Mentor Graphics Corporation(2)  Quickturn Design Systems, Inc.

---------------


(1)Pending at the time of Salomon Smith Barney's presentation and now terminated.



(2) Transaction not completed.

     Salomon Smith Barney compared firm value in the selected transactions as a multiple of revenue for the last twelve months and as a multiple of estimated revenue for the next succeeding future calendar year. All multiples were based on publicly available financial information and information provided by Avant!. This analysis resulted in a range of multiples of 2.5x to 2.9x for the last twelve months revenues and 2.2x to 2.6x for the next succeeding future calendar year revenues. Salomon Smith Barney then applied these ranges of multiples derived from the selected transactions to Avant!'s estimated revenues for 2001 and 2002. After making adjustments to the derived firm value, including adjustments for potential litigation and settlement expenses, one-time charges, cash, investments and proceeds from sales of common shares issuable upon option exercises, this analysis resulted in an implied per share equity value reference range for Avant! of $18.00 to $23.00, as compared to an implied per share consideration of $20.42, equal to the exchange ratio times the closing price of Synopsys common shares on November 30, 2001.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of Avant! to derive the stand-alone unlevered free cash flows that Avant! could generate from 2002 through 2004 based on internal estimates of the Avant! management. Salomon Smith Barney derived ranges of per share equity values for Avant! based upon the present value as of December 31, 2001. The analysis below represents only a portion of the overall analysis performed by Salomon Smith Barney, and Salomon Smith Barney expresses no judgment on the appropriateness or accuracy of the assumptions underlying the analysis. Salomon Smith Barney applied the following assumptions to the discounted cash flow analysis:

  WEIGHTED AVERAGE   TERMINAL EBITDA
  COST OF CAPITAL       MULTIPLES
  ----------------   ---------------
  14.00% -- 15.50%   8.25x -- 9.75x

     The range of estimated terminal values for Avant! was calculated by applying the terminal EBITDA multiples to Avant!'s estimated 2004 EBITDA. The unlevered free cash flows and terminal value were discounted to present value using the derived weighted average cost of capital. After making selected adjustments relevant to the valuation of Avant!, including adjustments for potential litigation and settlement expenses, one-time charges, cash, investments and proceeds from sales of common shares issuable upon option exercises, this analysis resulted in an implied per share equity value reference range for Avant! of $22.00 to $32.00, as compared to an implied per share consideration of $20.42, equal to the exchange ratio times the closing price of Synopsys common shares on November 30, 2001.

 SYNOPSYS VALUATION ANALYSIS

     Salomon Smith Barney also performed a public market analysis and a discounted cash flow analysis of Synopsys.

     Public Market Analysis. Salomon Smith Barney compared selected financial information of Synopsys with corresponding data of the following selected electronic design automation companies that Salomon Smith Barney believed to be appropriate:

     - Cadence

     - Mentor Graphics Corporation

     - Synopsys

     Due to Synopsys' change to a subscription-based revenue model in 2000, Salomon Smith Barney focused on multiples of estimated revenues, EBITDA and EPS for 2002 for the public market analysis. Salomon Smith Barney reviewed multiples of revenue, EBITDA and EPS for the foregoing companies, and using this information, determined the corresponding multiple range for Synopsys:

                                                               MULTIPLE
                                                                 RANGE
                                                              -----------
                                                              LOW    HIGH
                                                              ----   ----
Firm Value/2002 Revenue.....................................   3.3x   4.3x
Firm Value/2002 EBITDA......................................  11.0   13.0
Price/2002 EPS..............................................  20.0   25.0

     Based on estimated revenues, EBITDA and EPS of Synopsys for 2002, and after making selected adjustments relevant to the valuation of Synopsys, including adjustments for debt, cash, investments and proceeds from sales of common shares issuable upon option exercises, this analysis resulted in an implied per share equity value reference range for Synopsys of $52.00 to $60.00, as compared to the closing price of Synopsys common shares of $55.03 per share on November 30, 2001.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of Synopsys to derive the stand-alone unlevered free cash flows that Synopsys could generate from 2002 through 2004 based on internal estimates of the Synopsys management. Salomon Smith Barney derived ranges of per share equity values for Synopsys based upon the present value as of January 31, 2002. The analysis below represents only a portion of the overall analysis performed by Salomon Smith Barney, and Salomon Smith Barney expresses no judgment on the appropriateness or accuracy of the assumptions underlying the analysis. Salomon Smith Barney applied the following assumptions to the discounted cash flow analysis:

              WEIGHTED AVERAGE                                TERMINAL EBITDA
               COST OF CAPITAL                                   MULTIPLES
               ---------------                                   ---------
              14.00% -- 15.50%                                8.50x -- 9.50x

     The range of estimated terminal values for Synopsys was calculated by applying the terminal EBITDA multiples to Synopsys' estimated 2004 EBITDA. The unlevered free cash flows and terminal value were discounted to present value using the derived weighted average cost of capital. After making selected adjustments relevant to the valuation of Synopsys, including adjustments for debt, cash, investments and proceeds from sales of common shares issuable upon option exercises, this analysis resulted in an implied per share equity value reference range for Synopsys of $68.00 to $75.00, as compared to the closing price of Synopsys common shares of $55.03 per share on November 30, 2001.

  EXCHANGE RATIO ANALYSIS

     Salomon Smith Barney calculated the aggregate exchange ratio reference ranges implied by the results derived from the analyses described above for Synopsys and Avant! and compared these ranges to the exchange ratio provided in the merger agreement. This analysis indicated the following implied approximate exchange ratio reference ranges, as compared to the exchange ratio of .371x of a Synopsys common share for each Avant! common share as provided in the merger agreement:

                                                               IMPLIED
                                                               EXCHANGE
                                                                RATIO
                                                              ----------
VALUATION METHOD                                              LOW   HIGH
----------------                                              ---   ----
Public Market...............................................  .32x  .48x
Precedent Transactions(1)...................................  .30   .45
Discounted Cash Flow........................................  .31   .46

---------------

(1) Precedent transactions Avant! valuation divided by public market Synopsys valuation.

     In addition, Salomon Smith Barney performed an analysis of the respective contributions of Synopsys and Avant! to the pro forma combined company's estimated revenue, EBITDA and net income. This analysis, which did not assume the realization of any synergies or transaction costs in connection with the merger, resulted in an implied exchange ratio of .35x to .55x.

     Salomon Smith Barney is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Avant! retained Salomon Smith Barney as a financial advisor because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the merger.

     Pursuant to the terms of Salomon Smith Barney's engagement, Avant! agreed to pay Salomon Smith Barney a fee of $1 million upon the execution of the engagement letter and $4 million upon completion of the merger. Additionally, Avant! has agreed to reimburse Salomon Smith Barney for reasonable out-of-pocket expenses, including, without limitation, reasonable fees and expenses of Salomon Smith Barney's legal counsel. Avant! has also agreed to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, related to or arising out of its engagement. In the ordinary course of its business, Salomon Smith Barney may actively trade the securities of Synopsys and Avant! for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of September 30, 2001, Salomon Smith Barney and its affiliates owned less than 1% of the outstanding Avant! common shares.

CONFLICTS OF INTEREST OF AVANT! DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendations of the Avant! board of directors and special committee regarding the merger, you should be aware that the directors and officers of Avant! have interests in the merger that differ from those of other stockholders of Avant!, as described below. The special committee and the board of directors were aware of these matters and considered them in recommending and approving the merger.

  SEPARATION AGREEMENT WITH GERALD C. HSU

     Gerald C. Hsu and Avant! are parties to an employment agreement, dated August 24, 2000, and a modification agreement, dated July 25, 2001. We refer to both of these agreements as Mr. Hsu's employment agreement. Mr. Hsu's employment agreement provided severance and other benefits to Mr. Hsu upon a change of control of Avant!.

     Concurrently with the execution of the merger agreement, Mr. Hsu, Synopsys and Avant! entered into a separation agreement, which supplemented and amended Mr. Hsu's employment agreement to provide for Mr. Hsu's resignation upon the completion of the merger and to describe the terms and conditions of his termination upon completion of the merger. The execution of the separation agreement was a condition to Synopsys entering into the merger agreement. In order to ensure that the terms of the separation agreement and not Mr. Hsu's employment agreement were applicable upon completion of the merger, the separation agreement provided that Mr. Hsu would not voluntarily terminate his employment or make an election under his employment agreement that he had been terminated without cause prior to the earlier to occur of the completion of the merger and the termination of the merger agreement. If the merger agreement terminates prior to the completion of the merger, the separation agreement will automatically terminate, and Mr. Hsu's employment agreement will remain in place.

     Under the separation agreement, at the completion of the merger Mr. Hsu will receive: (1) a cash payment of approximately $30.6 million, representing the estimated value of the severance amounts that would have been payable to Mr. Hsu at the completion of the merger under his employment agreement, (2) a cash payment equal to the excess of the market value at the close of business on the trading day prior to the completion of the merger of all Avant! common shares that Mr. Hsu had the option to acquire over the exercise price for such shares, to which Mr. Hsu would be entitled under his existing employment agreement, and
(3) any unpaid salary, bonus, expense reimbursement, previously deferred compensation or vacation pay to which Mr. Hsu would be entitled under his existing employment agreement. Assuming the January 16, 2002 market price of Synopsys common shares and of Avant! common shares, Mr. Hsu would be entitled to a cash payment of approximately $12.9 million for his stock options on the date of the completion of the merger. The separation agreement provides that no other termination or severance payment will be paid to Mr. Hsu at the completion of the merger under his employment agreement, any Avant! benefit plan or otherwise.

     The separation agreement also contains a mutual release between Mr. Hsu and Synopsys, which is limited to the claims known by the releasing party and which modifies the release contemplated by Mr. Hsu's employment agreement, and reaffirms the indemnification provisions of Mr. Hsu's employment agreement. In addition, the separation agreement extends the period of time Mr. Hsu has agreed not to compete with Avant! after the termination of his employment to four years and the scope of the non-competition agreement, and provides that Mr. Hsu will cooperate with Synopsys after the completion of the merger with respect to litigation matters relating to Avant!

 INTERESTS OF OTHER EXECUTIVE OFFICERS AND DIRECTORS OF AVANT! IN THE MERGER

     Other executive officers and directors of Avant! also have interests in the merger that differ from those of other stockholders of Avant!.

     Noriko Ando and John H. Hsu Separation Agreements. Each of Noriko Ando and John H. Hsu (the son of Gerald C. Hsu), Avant! employees and former Avant! executives, and Avant! were parties to employment agreements, each dated October 1, 2000. These employment agreements would have provided severance payments and other benefits to Ms. Ando and Mr. John Hsu if they had voluntarily resigned or been terminated during the six month period after the completion of the merger.


     Concurrently with the execution of the merger agreement, each of Ms. Ando and Mr. John Hsu entered into a separation agreement with Avant!, under which both Ms. Ando and Mr. John Hsu voluntarily terminated their employment with Avant! effective December 3, 2001. The execution of these agreements was a condition to Synopsys signing the merger agreement. Under the separation agreement, Ms. Ando and Mr. John Hsu each agreed to an extension of the scope and duration of the non-competition covenant in their employment agreements and relinquished the right they each would have had under their employment agreements to receive $2,000,000 as compensation for this covenant. Ms. Ando and Mr. John Hsu also released Avant! from any claim they would have had under their employment agreements for constructive termination due to a change in control of Avant! at the completion of the merger. In consideration, Ms. Ando and Mr. John Hsu each received (1) a payment of $1,050,000, representing the severance amounts payable to each of Ms. Ando and Mr. Hsu under their employment agreements, and (2) any unpaid salary, expense reimbursement, previously deferred compensation, vacation pay, or other regular employee benefits to which they were entitled to under their employment agreements. In addition, all of Ms. Ando's and Mr. John Hsu's options to purchase Avant! common shares vested upon the termination of their employment as provided under their employment agreement and will be exercisable at any time until their respective expiration dates or, if earlier, the completion of the merger. As of the Avant! record date, Ms. Ando
owned options to purchase [       ] Avant! common shares with a weighted average
exercise price of [          ], and Mr. John Hsu owned options to purchase [  ]
Avant! common shares with a weighted average exercise price of [     ]. Each of
their separation agreements also contained a mutual release and reaffirmed the indemnification provisions and non-competition agreement contained in their employment agreements with Avant!.


     Severance and Other Agreements with Other Executive Officers and Directors. Avant! has entered into agreements with certain of its executive officers and directors that provide severance and other benefits as a result of the merger.

     Prior to execution of the merger agreement, Avant! had entered into agreements with a number of its officers, directors and employees, including Paul Lo, Moriyuki Chimura, Howard Ko and Amy Sakasegawa, which provide that, in the case of a termination of employment relating to a voluntary resignation or involuntary termination of employment that occurs within six months after a change of control event, such as the consummation of the merger, the employee will receive a cash termination payment based on two or three times the employee's base salary in effect at that time. Pursuant to the terms of Mr. Lo's original employment agreement with Avant!, in connection with the merger Mr. Lo would also receive a $2 million payment upon termination of his employment in consideration for an agreement not to compete with Avant! and Synopsys after his termination. In addition, certain of these agreements provide for acceleration of all unvested stock options after a change in control event. Certain of these agreements were amended on December 3, 2001 as a condition to Synopsys signing the merger agreement to provide, among other things, for a mutual release between the employees and Avant!. The amendments to the employment agreements with Mr. Ko and Ms. Sakasagawa also extended the period of time after the consummation of the merger during which a severance payment could be triggered due to a termination of employment from six months to two years.


     Avant! has also entered into agreements with Viraj Patel, Head of Finance of Avant!, and Scott Spangenberg, Avant!'s Head of Corporate Accounting, which provide that Avant! will pay a bonus of $280,000 and $200,000, respectively, to each of these officers if he has not resigned or been terminated for cause on or before the three month anniversary of the completion of the merger.


     Avant! has loaned Mr. Chimura $300,000 pursuant to a promissory note, dated June 5, 1998. This note bears interest at an annual rate of 3% and provides that the outstanding principal and accrued interest under the note will be forgiven in the event Mr. Hsu is no longer the President and Chief Executive Officer of Avant!.


     Avant! is also party to a general release and settlement agreement with Mr. Stephen Wuu, a former officer of Avant!, under which all unpaid amounts owed to Mr. Wuu under this agreement will become immediately payable at the completion of the merger. Mr. Wuu pled no contest to trade secret misappropriation and a violation of California corporate securities law. The court fined Mr. Wuu $2.7 million, which Avant! paid by October 23, 2001, and on July 25, 2001 he was sentenced to two years in prison and three years probation.


     Options. Upon completion of the merger, stock options to purchase Avant! common shares granted to Avant! employees and directors under Avant!'s and its subsidiaries' stock option plans that are outstanding and not exercised immediately prior to the completion of the merger will become options to purchase Synopsys common shares, except that options granted to non-employee directors under Avant!'s 1995 stock option plan will vest in full immediately prior to the completion of the merger and will expire if not exercised. The number of common shares subject to such stock options and the exercise price of the assumed stock options will be adjusted according to the exchange ratio. According to the terms of options granted under Avant!'s 1995 and 2000 stock option plans, the vesting of options assumed by Synopsys in the merger will accelerate if an employee holder is involuntarily terminated within 18 months after the merger.

     As of December 3, 2001, Avant!'s current executive officers and directors, other than Mr. Gerald C. Hsu, held 842,255 of these options, as reflected in the table below:


                                                                                       TOTAL AVANT!
NAME                                                       TITLE                         OPTIONS
----                                   ---------------------------------------------   ------------
Moriyuki Chimura.....................  Director                                          238,000
Nelson Lane Kelley...................  Director and member of the special committee       25,000
Toyohiko Muraki......................  Director and member of the special committee       25,000
Charles St. Clair....................  Director                                           63,000
Kenneth Tai..........................  Director                                           25,000
Daniel Taylor........................  Director and member of the special committee       30,000
Paul Lo..............................  President                                         256,500
Howard Ko............................  Executive Operating Officer                        70,880
Viraj Patel..........................  Head of Finance                                    36,000
Amy Sakasegawa.......................  Executive Operating Officer of Sales               38,875
Scott Spangenberg....................  Head of Corporate Accounting                       34,000

 PURCHASE OF MAINGATE ELECTRONICS


     Prior to the beginning of Avant!'s 2001 fiscal year, Avant!, Gerald C. Hsu, Avant!'s Chairman, Noriko Ando, a former executive officer of Avant!, and the Eigen Fund, a private equity fund, owned respectively, 35%, 40%, 2% and 23% of the ownership interests of Maingate. In the first quarter of 2001, Maingate purchased 20% of its outstanding shares from Avant! for approximately $1 million, which had the effect of reducing Avant!'s ownership interest in Maingate to 18.8% and increasing the ownership interests of Mr. Hsu, Ms. Ando and the Eigen Fund to 50%, 2.5% and 28.7%, respectively.



     At the end of its 2001 fiscal year, Avant! acquired the shares of Maingate owned by Mr. Hsu, Ms. Ando and the Eigen Fund based on a formula agreed to by Avant! and Synopsys set forth in the merger agreement. The formula provided that the aggregate Maingate purchase price would not exceed $14 million, $1 million of which was based on the same per-share price that Avant! had received from Maingate in the first quarter of 2001 in exchange for 20% of the then-outstanding Maingate shares. The formula provided that the purchase price for the balance of the Maingate shares would be initially set at $13 million, subject to downward adjustment based on the amount of cash, other assets and liabilities on the balance sheet of Maingate at the time of closing the Maingate acquisition and, in any event, would not exceed a valuation of Maingate prepared by an independent third party appraiser.



     In accordance with the formula set forth in the merger agreement, the Maingate stock purchase agreement provided that Avant! pay an aggregate purchase price of $13,647,400 for the Maingate shares it did not own, $13 million of which was subject to adjustment based on Maingate's balance sheet as of the closing, as described above. The balance of the purchase price, $647,400, represented the portion of the purchase price based on the shares repurchased from Avant! in the first quarter of 2001. The Maingate stock purchase agreement provided that 30% of the purchase price would be paid to the selling Maingate shareholders at the closing. This closing payment was made by Avant! based on the unadjusted $13,647,400 purchase price stated in the Maingate stock purchase agreement, and was allocated among the selling Maingate shareholders based on their respective percentage ownership interests in Maingate immediately prior to the closing. At that time, Mr. Hsu, Ms. Ando and the Eigen Fund owned 50%, 10% and 21.2% of Maingate, respectively, which represented 61.5%, 12.3% and 26.2%, respectively, of the Maingate shares not already owned by Avant!, and as such Mr. Hsu, Ms. Ando and the Eigen Fund received at the closing, respectively, $2,519,520, $503,904 and $1,070,796. The balance of the Maingate purchase price is being held by Avant! in escrow as security for indemnification obligations of Mr. Hsu, Ms. Ando and the Eigen Fund under the Maingate stock purchase agreement as well as for any reduction in the purchase price to be paid by Avant! based on a post-closing adjustment tied to the closing balance sheet of Maingate. In
March 2002, the aggregate Maingate purchase price was reduced by $          , to
$          , as a result of this adjustment. This purchase price was lower than the valuation of Maingate prepared by an independent third party appraiser pursuant to the Maingate stock purchase agreement.



     The Eigen Fund is a private equity fund whose owners include Avant! director Moriyuki Chimura. As of the date of Avant!'s acquisition of Maingate, Mr. Chimura owned 60% of the outstanding interests in Eigen Fund, but had the right to receive approximately 27% of the Eigen Fund's Maingate sales proceeds. Mr. Hsu served as the manager of the Eigen Fund until his resignation shortly before Avant!'s purchase of Maingate. Mr. Hsu at no time held any ownership interest in the Eigen Fund or received any compensation for his services as manager.


  INDEMNIFICATION

     Synopsys is required by the merger agreement to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws and any disclosed agreements of Avant!.

     Synopsys has agreed to continue to maintain in effect the current Avant! directors' and officers' liability insurance for a period of six years after the completion of the merger. However, Synopsys is not required to expend in any year an amount in excess of 200% of the current premium paid by Avant!. If the aggregate expenditure on coverage exceeds that amount, Synopsys will purchase as much insurance as can be obtained for that amount.

NO APPRAISAL RIGHTS

     Neither Avant! stockholders nor Synopsys stockholders will be entitled to any dissenters' appraisal rights under the Delaware General Corporation Law or any other applicable law in connection with the merger.

                              ACCOUNTING TREATMENT

     The merger will be treated as a "purchase" for accounting purposes. Therefore, the purchase price will be allocated to Avant! assets and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

                              REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Synopsys and Avant! filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice on December 28, 2001. On January 28, 2002, the FTC made a request for additional information and documentary material, thereby extending the statutory waiting period until 30 days after Synopsys and Avant! substantially comply with this request, unless the waiting period is terminated earlier. Synopsys and Avant! intend to provide the requested additional information and documentary material.


     The Federal Trade Commission and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Synopsys or Avant!. In addition, certain private parties as well state attorneys general and other antitrust authorities may challenge the transactions under U.S. or foreign antitrust laws under certain circumstances.



     In addition to the HSR notification, Synopsys and Avant! filed a pre-merger notification in each of Taiwan and Ireland in February 2002. On March 12, 2002, Synopsys received a letter from the Taiwanese antitrust authority indicating that it would not assert jurisdiction over the merger. There is a 30-day waiting period in Ireland after the filing has been made, although the governmental authorities in Ireland could extend such period in certain circumstances.



     The parties do not believe that any antitrust filings are required in any other jurisdiction prior to completion of the merger, but will make any such filings if it is subsequently determined that they are required. Synopsys and Avant! believe that the completion of the merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.


                        LITIGATION PROTECTION INSURANCE

AVANT!/CADENCE LITIGATION

     On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The complaint alleges that some of Avant!'s employees formerly employed by Cadence misappropriated and improperly copied Cadence's source code for important functions of Avant!'s place and route products, and that Avant! competed unfairly against Cadence by making false statements about Cadence and its products. The action also alleges that Avant! induced individuals, who have been named as defendants, to breach their employment and confidentiality agreements with Cadence. The same set of facts alleged in the Avant!/Cadence litigation was also alleged in the Santa Clara criminal action. As part of a plea agreement in that action, Avant! pled no contest to charges of conspiracy to misappropriate trade secrets, two counts of trade secret misappropriation, and a violation of California corporate securities law, and it paid approximately $35.3 million in fines that were imposed on Avant! and the individual defendants named below and $195.4 million in restitution. Gerald C. Hsu, Chairman of Avant!, pled no contest to conspiracy to misappropriate trade secrets, failure to return stolen property and a violation of California corporate securities law. In addition, five former Avant! employees pled no contest to certain related charges alleged in the Santa Clara criminal action, including trade secret conspiracy, trade secret misappropriation and violations of California corporate securities law.



     Under the applicable law, Avant! was authorized to pay the defense expenses and fines of its officers, directors and employees if the Avant! board found that "the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." The Avant! board having determined that these criteria were met, Avant! paid, or agreed to pay, the following amounts in litigation expenses and fines for the listed individuals in connection with the Santa Clara criminal action:



                                                                     LITIGATION AND RELATED
NAME                                                     FINES(1)         EXPENSES(1)
----                                                    ----------   ----------------------
Gerald C. Hsu.........................................  $2,700,000         $  518,019
Stephen Wuu...........................................  $2,700,000         $1,813,009
Y.Z. Liao.............................................  $2,700,000         $1,044,457
Eric Cho..............................................  $  100,000         $  617,685
Leigh Huang...........................................  $  100,000         $  866,765
Eric Cheng............................................          --         $1,410,100(2)
Michael Tsai..........................................          --         $  502,402


---------------


(1) Amounts do not include amounts to indemnify each of the individuals for any actual tax liability attributable to amounts received from, or paid on their behalf by, Avant!.



(2)Amounts include litigation expenses related to both the Santa Clara criminal action and the Avant!/ Cadence litigation.



     Delaware General Corporation Law, Section 145 authorizes a corporation to indemnify officers, directors, employees and agents who were or are parties to a pending or completed criminal action if "the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." A finding of good faith is not precluded by a conviction or plea of no contest. Section 145(a) expressly states that "[t]he termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful."



     In determining whether to indemnify the individual defendants for their expenses and fines incurred in the Santa Clara criminal action, the Avant! board of directors was advised by Avant!'s corporate counsel, special counsel to the board of directors and Avant!'s criminal defense counsel. The Avant! board of directors was advised concerning the requirements and appropriate application of Delaware General Corporation Law, Section 145, and the facts and circumstances of the plea bargain negotiated with the District Attorney for both Avant! and the individual defendants, including the charges to be dismissed, the agreed-upon sentence limitations and the fact that the prosecutor conditioned the plea agreement on acceptance by all the defendants. In connection with determining whether the individual defendants acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Avant!, and had no reasonable cause to believe that their conduct was unlawful, the Avant! board was advised concerning:



     - the elements necessary to establish culpability for the violations of California securities laws;



     - the substance of the allegedly misleading statements;



     - the circumstances and potential legal effect of the mutual, general release signed with Cadence in 1994; and



     - the limited role, if any, the individuals who had apparently used Cadence source code had played in connection with Avant!'s initial public offering and subsequent securities-related activities.



Based on this information and the advice of counsel, the Avant! board determined as to defendants Cho, Huang, Hsu, Liao and Wuu that the requirements of Section 145 were satisfied with respect to the fines assessed against these individuals for violating California securities laws and resolved to indemnify each of them for the fines being assessed pursuant to their no contest pleas. The Avant! board did not address the requirements of Section 145 with respect to any offenses other than violating California securities laws because no fines were assessed in connection with such other offenses. With regard to fines being assessed against defendants Igusa and Cheng, the Avant! board determined that indemnification for their fines was not appropriate pursuant to Section 145 because Mr. Igusa had never been an officer, director, employee or agent of Avant! and because Mr. Cheng's fine was based on a plea of no contest to an offense predicated on alleged conduct by Mr. Cheng undertaken before he became an Avant! employee.



     In connection with the attorneys' fees and expenses previously advanced by Avant! on behalf of the individual defendants in the Santa Clara criminal action, except defendant Igusa, Avant! obtained undertakings by each of the individual defendants on whose behalf advances were made that Avant! believes complied with Delaware General Corporation Law, Section 145. Each of the undertakings provided that, in the event it was ultimately determined that the defendant was not, under applicable law, entitled to indemnification by Avant! for attorneys' fees and expenses, the defendant would repay Avant! the amount of all such payments made by Avant! to the defendant's attorneys. Avant!'s board of directors later determined that Delaware General Corporation Law, Section 145 would permit Avant! to indemnify each of the individual defendants, except defendant Igusa, for attorneys' fees and litigation expenses incurred in connection with defense of the criminal action. In addition to the factors described above, the Avant! board also was advised concerning, and considered:



     - that, in connection with the no contest pleas, the prosecutor had dismissed certain charges made against the individual defendants,



     - that each of the defendants had been charged with conduct undertaken while a company officer, director, employee or agent,



     - that each defendant had coordinated with Avant! in the defense of the criminal action,



     - that it had been in Avant!'s best interests to coordinate the defense of the criminal action,



     - that Avant!'s prior willingness to advance attorneys' fees and costs to assist the individual defendants in their defense of the criminal action had been a material inducement in obtaining that coordination by eliminating a potential source of financial pressure unrelated to the merits of the action, and



     - that such payments therefore had been for the direct benefit of Avant! in addition to being of benefit to the individual defendants.



     Because these attorneys' fees and expenses previously had been advanced by Avant! on behalf of the aforementioned individual defendants, the board of directors resolved that Avant! would not require repayment of these fees and expenses by the individual defendants. As a separate and further basis for indemnifying Messrs. Hsu, Wuu, Liao and Cheng for their attorneys' fees and expenses, for substantial business reasons, Avant! negotiated settlements that involved either revisions to, or termination of, those individuals' existing employment agreements with Avant!, including Avant!'s agreement not to require reimbursement for the fees and costs incurred in connection with the criminal action and advanced by Avant! on their behalf. The Avant! board of directors reviewed, was advised concerning, and approved settlement agreements with each of these individuals.



     Finally, in connection with the indemnification of the individuals identified above for the fines assessed in connection with their no contest pleas, the Avant! board of directors determined that indemnification properly should encompass amounts sufficient to indemnify each of the individuals for any actual tax liability attributable to amounts received by or paid on behalf of the defendants and attributable to the indemnification of those individuals for the fines assessed in connection with the criminal action. The Avant! board of directors therefore resolved to reimburse each of the individual defendants, except for defendants Igusa and Cheng, for additional taxes actually incurred and paid as a result of having been indemnified by Avant! for the fines assessed in connection with the no contest pleas. As a separate and further basis for indemnifying Messrs. Hsu, Wuu and Liao for their actual additional tax liability incurred in connection with Avant!'s indemnification of them for the fines assessed in the criminal action, the settlements described above included Avant!'s agreement to indemnify each of those three individuals for any actual tax liability incurred and attributable to Avant!'s indemnification of them for the fines assessed in connection with the no contest pleas and the attorneys' fees and costs advanced by Avant! on their behalf.



     In the Avant!/Cadence litigation, Cadence sought to enjoin the sale of Avant!'s ArcCell and Aquarius place and route products. On December 19, 1997, the District Court entered a preliminary injunction against continued sales or licensing of any product or work copied or derived from DFII, specifically including, but not limited to, the ArcCell products. The preliminary injunction also bars Avant! from possessing or using any copies of any portion of the source code or object code for ArcCell or any other product, to the extent it had been copied or derived from DFII. Avant! had ceased licensing its ArcCell products in mid-1996. On December 7, 1998, the District Court also entered a preliminary injunction against Avant! prohibiting Avant! from directly or indirectly marketing, selling, leasing, licensing, copying or transferring the Aquarius, Aquarius XO and Aquarius BV products. Pending the outcome of the trial of Cadence's action, the injunction further prohibits Avant! from marketing, selling, leasing, licensing, copying or transferring any translation code for any Aquarius product that infringes any protected right of Cadence and prohibits Avant! from possessing or using any copies of any portion of the source code or object code for the Aquarius products, to the extent that it has been copied or derived from DFII. Avant! ceased supporting the Aquarius products in February 1999.



     In the Avant!/Cadence litigation, Cadence seeks compensatory damages and treble or other exemplary damages from Avant! under theories of copyright infringement, misappropriation of trade secrets, inducing breach of contract and false advertising. Cadence has not fully quantified that amount of damages it seeks in the Avant!/Cadence litigation. In the Santa Clara criminal action, Cadence claimed losses of $683.3 million. The court in the Santa Clara criminal action ultimately awarded Cadence $195.4 million, which included $143.5 million as Cadence's estimated lost gross profit from all Avant! sales of ArcCell and Aquarius products after a 1994 written release between Cadence and Avant!. Avant! subsequently paid the entire restitution amount in full. Under California law, Avant! may be entitled to credit that amount against any judgment Cadence obtains in the Avant!/Cadence civil litigation. Although Avant! believes any potential liability to Cadence is neither probable nor estimable, the financial advisors to Avant! and Synopsys assumed, only for purposes of assessing the fairness of the proposed merger from a financial point of view, that the potential litigation exposure of the Avant!/Cadence litigation could be approximately $250 million to $500 million.


     On January 16, 1996, Avant! filed an answer to the complaint denying wrongdoing. On the same day, Avant! filed a counterclaim against Cadence and its then-CEO, Joseph Costello, alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage, and intentional interference with contractual relations. The counterclaim alleges, among other things, that Cadence's lawsuit is part of a scheme to harm Avant! competitively, because of Avant!'s success in the marketplace. Avant! filed its amended counterclaim on January 29, 1998. Pursuant to a stipulated court order, Cadence and the other counterclaim defendants have not responded to the amended counterclaim, and Avant!'s counterclaim is currently stayed.

     In April 1999, Avant! and Cadence filed cross-motions for summary adjudication as to whether a 1994 written release agreement between the two companies extinguished all Cadence claims regarding Avant!'s continued use of intellectual property claimed by Cadence in any Avant! place and route product in existence when the release was signed by the parties. On September 8, 1999, the District Court granted Avant!'s motion in part and ruled that Cadence's trade secret claim regarding use of DFII source code was barred by the release. The District Court also ruled that the release did not bar Cadence's copyright infringement claims regarding Avant!'s alleged post-release use of DFII source code. Unless reversed on appeal, Avant! believes that this ruling makes it likely that Cadence will prevail on its copyright infringement claims regarding Avant!'s use of DFII source code in the ArcCell products. While this ruling also increases the likelihood that Cadence will prevail on the same claims as they might apply to the Aquarius products, Avant! believes that it possesses additional meritorious defenses with respect to Aquarius that are not available with respect to ArcCell. On October 15, 1999, the District Court issued an amended order certifying its September 8, 1999 order for interlocutory appeal to the United States Circuit Court of Appeals for the Ninth Circuit. Cadence and Avant! petitioned for leave to file an interlocutory appeal, and the Circuit Court granted their petitions on December 20, 1999. On June 11, 2001, the Circuit Court certified to the California Supreme Court the following question:
Under the California Uniform Trade Secrets Act, Cal. Civ. Code sec.3426, when does a claim for trade secret infringement arise: only once, when the initial misappropriation occurs, or with each subsequent misuse of the trade secret? On October 31, 2001, the California Supreme Court accepted the certified question. Briefing before the California Supreme Court has not been completed, and no date for oral argument has been set.

     Proceedings in the District Court have been stayed pending the Circuit Court's decision on appeal, which will follow the California Supreme Court's decision on the question certified to it, and no trial date has been set. Depending upon the timing of the decision of the California Supreme Court, the disposition of the appeal by the Circuit Court, the discovery process, jury selection and the judicial calendar, Avant! expects that, absent a lifting of the current stay, any trial would likely commence no earlier than mid 2003, and could commence substantially later.

     Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. The defenses include, but are not limited to, Avant!'s belief that the 1994 written release bars Cadence's claims based on the use of DFII source code. Avant!'s defenses also include Avant!'s belief that Avant! products did not use or incorporate any Cadence proprietary information or material allegedly misappropriated after the 1994 written release. This defense will be based on testimony of the authors of the source code challenged by Cadence, corroborated by contemporaneous records of their source code development, and of experts who have analyzed both Cadence's source code and the Avant! source code challenged by Cadence.


     Based upon its assessment and judgment of the Avant!/Cadence litigation, Synopsys shares Avant!'s belief that Avant! has defenses to all of Cadence's claims. Synopsys's management has assessed and judged Avant!'s defenses in the Avant!/Cadence litigation based on information about this litigation provided by Avant! and the outside counsel advising Avant! in this litigation, subject to the terms of a protective order entered by the court that prohibits release by Avant! of certain information regarding the Avant!/Cadence litigation. The provision of information was part of an extensive diligence review and analysis of the Avant!/Cadence litigation conducted by Synopsys management with the assistance of two outside law firms. Synopsys management concluded that this information was materially complete and reliable based upon representations and warranties of Avant! in the merger agreement to the effect that:



     - Avant! and its counsel have fully and accurately disclosed to Synopsys or its outside counsel all known material facts and information relating to the Avant!/Cadence litigation that could reasonably be expected to have a bearing on the outcome or on a reasonable evaluation of the outcome of such litigation, and

     - the facts and information that Avant! has not disclosed to Synopsys or its outside counsel pursuant to a joint defense agreement or a protective order in the Avant!/Cadence litigation are not inconsistent in any material respect with the facts and information Avant! had disclosed.


     For the full text of these representations and warranties see Section 3.11 of our merger agreement which can be found in Annex A on page [A-13].

     Given these representations and warranties, Synopsys does not believe that its assessment and judgment of the Avant!/Cadence litigation has been hindered by the protective order in the Avant!/ Cadence litigation that prohibits the disclosure by Avant! of certain information deemed confidential under that order. Similarly, Synopsys does not believe that its determinations in this respect were hindered by any limited knowledge or access to information concerning the technology used in the Avant! products. Synopsys did not rely substantially upon information provided by Avant! executives who were convicted in the Santa Clara criminal action. The facts and information provided to Synopsys and its outside law firms, which are covered by the Avant! representations and warranties described above, included Avant!'s statement that the DFII code is not incorporated in any current Avant! product.

     Should Cadence ultimately succeed in the prosecution of its claims, however, Avant! could be required to pay substantial monetary damages to Cadence. Some or all of these damages may be offset by the amounts paid to Cadence as restitution arising out of the Santa Clara criminal action.


     As noted above, preliminary injuctions entered in 1997 and 1998 enjoined Avant! from marketing its early place and route products, ArcCell and Aquarius, based on a judicial determination that they incorporated DFII source code. In Avant!'s current place and route products the functions supported by Cadence's DFII source code are performed by the MilkyWay database, and the DFII code is not incorporated in any current Avant! product. Avant! developed MilkyWay under the supervision of an independent expert employing rigorous screening and record-keeping procedures. Cadence has never alleged that MilkyWay uses DFII source code in any way. Although Cadence has not made a claim in the Avant!/Cadence litigation against any current Avant! product, including its Apollo and Astro place and route products, and has not introduced any evidence that any such product infringes Cadence's intellectual property rights, Cadence has publicly implied that it intends to assert such claims. If and when such claims are made, Avant! believes it would have defenses to any such claims and would defend itself vigorously. Nonetheless, should Cadence be successful at proving that any past or then-current Avant! product incorporated intellectual property misappropriated from Cadence, Avant! could be permanently enjoined from further use of such intellectual property, which might require modification to existing products and/or suspension of the sale of such products until such Cadence intellectual property was removed.


DESCRIPTION OF THE LITIGATION PROTECTION INSURANCE


     Synopsys has agreed to enter into a policy with a subsidiary of American International Group, Inc., an insurance company rated AAA by Standard & Poors. Under the policy, insurance will be provided to pay Synopsys an amount equaling amounts paid in a settlement or final adjudication of the Avant!/Cadence litigation, including compensatory, exemplary and punitive damages, penalties, fines, attorneys' fees and certain indemnification costs arising out of the Avant!/Cadence litigation, which in this document we refer to as "covered loss." A covered loss does not include:


     - any losses in respect of any amendment to or refiling of the existing Avant!/Cadence litigation complaint, to the extent such losses do not arise from substantially the same facts as those alleged in the existing complaint;

     - any loss relating to any agreement with or obligation to individual defendants incurred or entered into after the date of the litigation protection insurance, unless such agreement or obligation is a successor to an earlier agreement with no additional or enhanced indemnification rights;

     - amounts incurred before the effective time of the merger or after settlement or final adjudication of the Avant!/Cadence litigation;

     - salaries and other compensation of Synopsys, the defendants and their officers, directors and employees; and/or

     - litigation or related expenses of current, former or future directors, officers or employees of Synopsys or the defendants, unless required to be paid by law, by the Synopsys or Avant! charter or bylaws, by prior agreement or by a successor to an earlier agreement with no additional or enhanced indemnification rights.

     In addition, the policy does not provide coverage for litigation other than the Avant!/Cadence litigation.

     In exchange for a binding fee of $10 million paid by Synopsys, the insurer has issued a legally binding commitment to provide the coverage, effective following the closing of the merger. Such fee is refundable in part to Synopsys in the event the merger is not completed. Otherwise, the fee will be credited against the premium to make the insurance effective, which must be paid by Synopsys to the insurer on or about the completion of the merger.

     In return for a premium of $335 million, including the $10 million binding fee, the insurer will be obligated to pay covered loss up to a limit of liability equaling (a) $500 million plus (b) interest accruing at the fixed rate of 2%, compounded semi-annually, on $250 million less previous losses. The policy will expire following a final judgment or settlement of the Avant!/Cadence litigation or any earlier date upon Synopsys' election. Upon such expiration, Synopsys will be entitled to a payment equal to $250 million plus interest calculated as set forth above less any loss paid under the policy.

     If there is a material breach of Synopsys' representations and warranties or a breach of its covenant in the litigation protection insurance policy, the insurer may cancel the insurance and must return to Synopsys $335 million plus interest calculated as set forth above less the $10 million binding fee, less any loss paid under the policy and less $17 million per each year, and portion of a year, elapsed since completion of the merger. Representations and warranties of Synopsys in the policy include, among other things, that the factual information Synopsys and certain of its officers and representatives provided to the insurer is accurate to the knowledge of Synopsys. Synopsys will covenant in the policy that neither Synopsys nor Avant! nor their affiliates will enter into any employment, consulting or other material contract or business arrangement with Gerald C. Hsu, Mitsuru Igusa or Chih-Liang Cheng.


     Under the terms of the litigation protection insurance, the insurer will have the right to exercise full control over the defense of the Avant!/Cadence litigation, including both the strategy and tactics to be employed, although the insurer may not change the Avant!/Cadence litigation counsel without the consent of Synopsys and Synopsys may effectively associate in the Avant!/Cadence litigation defense.



     Also under the terms of the litigation protection insurance, Synopsys and the insurer must notify each other promptly of any settlement discussions, and Synopsys may not make any disclosures about possible terms or parameters of a settlement without the prior consent of the insurer and may not have discussions regarding a settlement with Cadence or its representatives without the prior consent of the insurer. Further, the insurer will have the right to exclusively control the negotiation, discussion and terms of any proposed settlement, except that:



     - Synopsys will retain the right to settle the Avant!/Cadence litigation, with the consent of the insurer, for up to $250 million plus accrued interest less certain costs;



     - Synopsys and the defendants in the Avant!/Cadence litigation will retain the right to consent or reasonably withhold consent to any settlement terms that are non-monetary and can be satisfied only by future performance or forbearance to perform by Synopsys or such defendants, as the case may be;



     - the insurer is to reasonably consider any settlement in excess of $500 million plus accrued interest; and



     - the insurer is to evaluate any settlement as though it alone bears the entire risk of loss.



If Synopsys withholds consent unreasonably to a settlement proposal that is equal to or less than $250 million plus accrued interest, and losses ultimately exceed the amount of that settlement proposal, the insurer will not be liable for payment of losses in excess of that proposed settlement amount. If Synopsys or the defendants withholds consent unreasonably to non-monetary terms of a settlement, and losses ultimately exceed the amount of that settlement proposal, the insurer will not be liable for payment of losses in excess of that proposed settlement amount. Synopsys and the defendants in the Avant!/Cadence litigation will be required to consent to any injunctive or similar relief that forbids or limits the use of software code misappropriated by the defendants or the marketing or sale of products which contain software code misappropriated by the defendants.


     The insurance policy is designed to reduce the financial risk to which Synopsys may be exposed as a result of the Avant!/Cadence litigation. While Synopsys believes, based on its due diligence investigation, that the aggregate losses in the Avant!/Cadence litigation are likely to be less than the insurance coverage limit of $500 million plus accrued interest, the ultimate amount of such losses is uncertain. The insurance policy provides Synopsys with greater certainty as to the financial cost to Synopsys in the event of an adjudication or settlement of the Avant!/Cadence litigation not exceeding $500 million plus accrued interest less defense costs. After considering the likely ranges of damage amounts and potential nonmonetary remedies that might result from the litigation, the market for insurance of this type, alternative means of reducing Synopsys' exposure to risks arising from the litigation, tactical and strategic issues associated with the insurer's control of the litigation and other terms of the proposed policy, Synopsys' present and likely future financial condition and capital needs, the costs and benefits to Synopsys of the proposed coverage limit and the rate of interest on $250 million, legal issues associated with the insurance, and other factors that Synopsys deemed relevant, Synopsys determined that the terms and coverage limit of the policy were appropriate. However, there can be no assurance that losses from the Avant!/Cadence litigation will not exceed the insurance policy's coverage limit by a significant amount or that payment under the policy will be obtained. See "Risk Factors -- Losses Resulting From the Avant!/ Cadence Litigation May Exceed the Coverage Provided by the Litigation Protection Insurance or May Not be Covered by that Insurance" and "Risk Factors -- The Insurer Under the Litigation Protection Insurance May Be Prevented from Paying for Certain Losses on the Ground that such Payment Violates Public Policy. This May Result in Avant! Being Subject to those Additional Losses."

     In evaluating the risk and deciding to issue the policy, the insurer conducted a diligence review in which, to the extent permitted by the governing protective orders, Avant!, from time to time, provided the insurer's counsel with documents and records from the Avant!/Cadence litigation and the Santa Clara criminal action and counsel for the insurer held conference calls with counsel for Avant! to obtain information relating to the Avant!/Cadence litigation. Avant! officers did not meet or communicate with the insurer in connection with the insurer's due diligence investigation.

     In some jurisdictions, it is against public policy to provide insurance for willful acts, punitive damages or similar claims. This could potentially affect the validity and enforceability of certain elements of the litigation protection policy. The legal agreement governing the litigation protection insurance will expressly provide that the agreement will be governed by the laws of the State of Delaware and that any disputes arising out of or relating to the agreement will be resolved in the courts of the State of Delaware. Synopsys believes that a Delaware court would enforce both of these provisions, and moreover would enforce the arrangement under Delaware law, including to the extent it provides for insurance for Avant!'s willful acts and punitive damages. Nonetheless, there can be no assurance in this regard. In addition, a court in a state other than Delaware could assert jurisdiction over the enforceability of this agreement and rule pursuant to the law of a state other than Delaware that the litigation protection insurance is not enforceable in whole or in part on grounds of public policy. To the extent the insurer is prevented from paying certain losses on grounds of public policy that would otherwise be covered by the insurance, Avant! will be required to pay that portion of the losses and the insurer may be obligated to refund a portion of the premium to Synopsys.

     The first $250 million of the insurance premium, plus any accrued interest to date, will be recorded as a long-term restricted asset on Synopsys' balance sheet following the merger. If within the first year following the completion of the merger, a loss related to the Avant!/Cadence litigation becomes both probable and estimable, Synopsys will increase goodwill and decrease the restricted asset by the estimated loss. If a loss becomes probable and estimable more than one year after the merger completion date, Synopsys will record a charge to expense and the restricted asset will be reduced or eliminated by the estimated loss. A liability will also be established for any estimated loss in excess of the insurance coverage. The balance of the premium paid to the insurer, $85 million, will be immediately charged to expense as of the date of the completion of the merger.


     On March 18, 2002, Synopsys, at the request of the insurer, entered into a revised binder for the litigation protection insurance which replaced the binder executed on November 30, 2001, which revised binder has the same terms, conditions and provisions as the binder executed on November 30, 2001, except that the revised binder was executed by a different AAA-rated subsidiary of American International Group, Inc.


                      FEDERAL SECURITIES LAW CONSEQUENCES

     All Synopsys common shares that Avant! stockholders will receive in the merger will be freely transferable, except for Synopsys common shares that are received by persons who are deemed to be "affiliates" of Avant! under the Securities Act of 1933, as amended, at the time of the Avant! special meeting. These affiliates may resell the Synopsys common shares they receive in the merger only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Avant! for the above purposes generally include individuals or entities that control, are controlled by or are under common control with Avant!, and include directors and certain executive officers of Avant!. The merger agreement requires that Avant! cause each of these affiliates to deliver to Avant!, not later than the date of the initial mailing of this joint proxy statement/prospectus, a written agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the Synopsys common shares issued to them in the merger in violation of the Securities Act or the related SEC rules.

                          OTHER EFFECTS OF THE MERGER

LISTING OF SHARES

     It is a condition to the merger that Synopsys common shares issuable in connection with the merger be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING OF AVANT! COMMON SHARES

     If the merger is completed, Avant! common shares will be delisted from the Nasdaq National Market and deregistered under the Exchange Act.

AVANT! STOCKHOLDER RIGHTS AGREEMENT

     The Avant! board of directors amended Avant!'s rights agreement to exempt Synopsys and its affiliates from triggering Avant!'s rights agreement in connection with the execution of the merger agreement and the merger and to provide that the rights agreement will terminate immediately prior to the effective time of the merger.

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders who exchange Avant! common shares for Synopsys common shares pursuant to the merger. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended, which in this document we refer to as the "Code," U.S. Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

     The discussion below, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold Avant! common shares and will hold Synopsys common shares as capital assets. The tax treatment of an Avant! stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below. Such stockholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, stockholders who hold shares of Avant! as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who received Avant! common shares pursuant to the exercise of employee stock options or otherwise as compensation.

     As used in this section, a "U.S. holder" means a citizen or resident of the United States or a domestic corporation or a person who is otherwise subject to U.S. federal income tax on a net income basis with respect to Avant! common shares.

     YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

TAX CONSEQUENCES OF THE MERGER

     In the opinions of Cleary, Gottlieb, Steen & Hamilton, counsel to Synopsys, and O'Melveny & Myers LLP, counsel to Avant!:

     - The merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Synopsys and Avant! will be a party to a reorganization within the meaning of Section 368(b) of the Code.

     Based on this conclusion, the following additional material U.S. federal income tax consequences will result from the merger:

     - An Avant! stockholder will not recognize any income, gain or loss as a result of the receipt of Synopsys common shares in exchange for Avant! common shares pursuant to the merger, except with respect to cash received in lieu of a fractional Synopsys common share;

     - The aggregate tax basis to an Avant! stockholder of the Synopsys common shares received in exchange for Avant! common shares pursuant to the merger will equal such Avant! stockholder's aggregate tax basis in the Avant! common shares surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share interest in Synopsys common shares for which cash is received;

     - The holding period of an Avant! stockholder for the Synopsys common shares received pursuant to the merger will include the holding period of the Avant! common shares surrendered in exchange therefor;

     - An Avant! stockholder who receives cash in lieu of a fractional Synopsys common share pursuant to the merger will be treated as having received such cash in exchange for such fractional share and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the tax basis of the Avant! common shares allocable to such fractional share; and

     - No income, gain or loss will be recognized by Synopsys, Maple Forest Acquisition L.L.C. or Avant! as a result of the merger.

     The above opinions, which are not binding on the Internal Revenue Service or the courts, are conditioned upon the assumption that the merger is completed under the current terms of the merger agreement. The above opinions are based on, among other things, facts existing as of the date hereof, on certain representations as to factual matters made by Synopsys and Avant!, and on the assumption as to the absence of material changes in facts or in law between the date hereof and the effective time of the merger.

     The obligation of Synopsys to complete the merger is conditioned on the receipt of an opinion from Cleary, Gottlieb, Steen & Hamilton, counsel to Synopsys, and the obligation of Avant! to complete the merger is conditioned on the receipt of an opinion from O'Melveny & Myers LLP, counsel to Avant!, each

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opinion dated as of the completion of the merger, as described above. Neither
Synopsys nor Avant! intends to waive the receipt of its counsel's opinion as a condition to its obligation to complete the merger, and will not waive the receipt of an opinion as a condition to its obligation to complete the merger without circulating a revised proxy statement in order to resolicit stockholder approval.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain U.S. holders may be subject to information reporting with respect to the amount of cash, if any, received in lieu of a fractional share interest in Synopsys common shares. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders' federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                           THE TRANSACTION DOCUMENTS

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing this merger.

 THE MERGER

     Avant! will merge with and into a Delaware limited liability company formed by Synopsys, and, as a result, Avant! will become a wholly-owned subsidiary of Synopsys. At Synopsys' election, the structure of the merger may be revised to provide for a newly organized Delaware corporation, whose sole stockholder is Synopsys, to merge with and into Avant!, provided that this structure does not alter the exchange ratio or merger consideration, prevent or materially delay the merger or prevent the satisfaction of certain conditions to completion of the merger.

 EFFECTIVE TIME AND TIMING OF CLOSING

     The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as we may agree and as is specified in the certificate of merger in accordance with Delaware law. The closing of the merger will take place on the fifth business day after the conditions to the merger have been satisfied or waived, or on such other date as we may agree. We currently anticipate that we will complete the merger shortly after the Synopsys annual meeting and the Avant! special meeting, assuming our stockholders approve the merger at these meetings and all other conditions to the merger have been satisfied or waived.

 MERGER CONSIDERATION

     Exchange Ratio. At the effective time of the merger, each Avant! common share issued and outstanding immediately before the effective time of the merger will be converted into the right to receive 0.371 of a Synopsys common share, except for Avant! common shares held by Avant!, Synopsys or any of their subsidiaries, which will be canceled and retired.

     Fractional Shares. Certificates for fractional Synopsys common shares will not be issued in the merger. Avant! stockholders who would otherwise receive a fractional share will, instead, be entitled to receive a cash payment equal to the value of such fractional share.

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 WHAT AVANT! STOCKHOLDERS WILL RECEIVE IN THE MERGER

     Computershare Trust Company of New York will act as exchange agent in the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each registered holder of Avant! common shares a letter of transmittal, which the holder must properly complete and deliver to the exchange agent along with the holder's Avant! share certificates.

     After a record holder of Avant! common shares delivers certificates for those shares and a properly completed letter of transmittal to the exchange agent, the exchange agent will deliver to the holder:

     - the whole number of Synopsys common shares such holder has a right to receive in the merger with respect to such Avant! common shares; and

     - after giving effect to any required tax withholdings, a check in the amount of:

         -- cash payable in lieu of any fractional Synopsys common shares, if any, plus

         -- any unpaid dividends and distributions, if any, that the holder has the right to receive pursuant to the merger agreement.

     Avant! common shares that are surrendered to the exchange agent will be cancelled. No interest will be paid or accrued on any amount payable to holders of Avant! common shares. In addition, no holder of Avant! common shares will receive any dividends or other distributions with respect to Synopsys common shares to which the holder is entitled under the merger agreement until that holder's Avant! common share certificate is surrendered to the exchange agent with a properly completed letter of transmittal.

     AVANT! STOCKHOLDERS SHOULD NOT SEND IN THEIR AVANT! SHARE CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

     If any Synopsys common shares are to be delivered to a person other than the registered holder of the Avant! common shares represented by the certificates surrendered to the exchange agent:

     - those Avant! certificates must be properly endorsed or otherwise be in proper form for transfer; and

     - the person requesting the delivery must pay to the exchange agent any transfer or other taxes required as a result of delivery to a person other than the registered holder, or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

 TREATMENT OF AVANT! STOCK OPTIONS AND OTHER STOCK PLANS

     Except as provided below, each outstanding Avant! stock option, including stock options granted under stock option plans of Avant!'s subsidiaries, will be converted into an option to purchase the number of Synopsys common shares determined by multiplying the number of Avant! common shares subject to the option immediately prior to the completion of the merger by the 0.371 exchange ratio. The exercise price per Synopsys common share for each of these options will be the exercise price per Avant! common share applicable to that option immediately prior to the completion of the merger divided by the 0.371 exchange ratio. The replacement options will generally have the same terms and conditions as were applicable under Avant! option plans. Synopsys will adjust the conversion formula, if necessary, to comply with section 424(a) of the Code. Each Avant! stock option granted to non-employee directors of Avant! under Avant!'s 1995 stock option plan will not be assumed and converted and will instead vest in full immediately prior to the completion of the merger. In addition, options granted to Gerald C. Hsu will not be assumed or converted and will instead be treated in accordance with the separation agreement among Avant!, Synopsys and Mr. Hsu. See "The Merger -- Conflicts of Interest of Avant! Directors and Officers in the Merger."

     Synopsys will use its best efforts to file with the SEC a registration statement to register Synopsys common shares issuable upon exercise of these stock options to acquire Synopsys common shares, and to maintain the effectiveness of registration statements covering these assumed stock options for so long as such stock options remain outstanding.

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     No later than three business days prior to the completion of the merger,
Avant! will cause the exercise of each outstanding purchase right under the employee stock purchase plans of Avant! and its subsidiaries and will provide that no further purchase periods will commence under such plans.

 REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of representations and warranties made by Synopsys and Avant! to each other, including those regarding:

     - corporate organization and good standing;

     - capital structure;

     - corporate power and authority to enter into the merger agreement and lack of conflicts with corporate governance documents, contracts or laws caused by the merger;

     - the votes necessary to approve the Synopsys share issuance, in the case of Synopsys, and the merger agreement, in the case of Avant!;

     - accuracy of SEC reports, financial statements and information provided for inclusion in this document by the parties;

     - absence of undisclosed liabilities;

     - absence of certain adverse changes or events since December 31, 2000;

     - governmental consents and filings required for the merger;

     - compliance with applicable laws;

     - the receipt of a fairness opinion from a financial advisor;

     - finders' or brokers' fees;

     - absence of facts or actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; and

     - absence of undisclosed material litigation.

     In addition, Avant! made representations and warranties to Synopsys as to:

     - subsidiaries;

     - lack of violations of corporate governance documents, contracts or laws;

     - real and leased property;

     - pending and threatened litigation and accuracy of disclosure with respect to the Avant!/Cadence litigation;

     - possession of required permits;

     - employee benefits;

     - labor matters;

     - environmental matters;

     - tax matters;

     - absence of questionable or unlawful payments;

     - validity of contracts;

     - insurance;

     - intellectual property;

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     - interested party transactions;

     - state takeover laws and amendments to stockholder rights plans;

     - amendments to agreements with certain Avant! distributors to ensure the absence of termination payments;

     - the termination of its agreements with Semiconductor Manufacturing International Corporation; and

     - repurchases of Avant! Hi-Tech, Inc. shares not held by Avant! or its subsidiaries.

     The merger agreement also contains representations and warranties relating to Maple Forest Acquisition L.L.C., including:

     - due organization;

     - corporate power and authority to enter into the merger agreement and lack of conflicts with corporate governance documents, contracts or laws;

     - information provided for inclusion in this document; and

     - finders' or brokers' fees.

     The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to our obligations to complete the merger.

 CONDUCT OF BUSINESS PENDING THE MERGER

     Covenants of Avant!. Except as contemplated by the merger agreement, Avant! has agreed that, until the completion of the merger, it will conduct its and its subsidiaries' business in the ordinary course and will seek to preserve its business organization and relationships with customers, suppliers and other constituencies of its business and keep available the services of its officers and employees. In addition, until the merger is completed, Avant! has agreed that it and its subsidiaries will be subject to specific restrictions relating to:

     - changes in the charter, bylaws or rights plan;

     - the issuance, sale or delivery of any capital stock, except pursuant to the exercise of Avant! stock options outstanding on the date of the merger agreement;

     - the split or reclassification of capital stock, the declaration of any dividend or distribution or the redemption, repurchase or acquisition of any securities of any of its subsidiaries;

     - changes in corporate structure or ownership of any subsidiary;

     - any merger, liquidation, dissolution, restructuring, consolidation or other reorganization;

     - the incurrence or assumption of indebtedness, except for immaterial amounts in the ordinary course;

     - the assumption of obligations of any other person, except for immaterial amounts in the ordinary course and except for guarantees of wholly-owned subsidiary obligations;

     - the waiver or cancellation of indebtedness, capital contributions or investments;

     - the pledge or encumbrance of capital stock or the mortgage, pledge or encumbrance of assets or properties;

     - increases in or acceleration of vesting of compensation or benefits provided to officers, directors, consultants or employees, except pursuant to current Avant! benefit plan agreements;

     - the execution, adoption, amendment or termination of stock option or other stock-related plans, severance plans, employee benefit plans, change-in-control agreements or employment agreements,

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       except in the ordinary course for employees who are not Avant! directors or officers or their family members;

     - the acquisition, sale, lease or disposition of assets, except immaterial assets or in the ordinary course;

     - changes in method or principle of accounting, except as required by a change in law or U.S. GAAP;

     - the material revaluation of assets, except in the ordinary course or as required by U.S. GAAP;

     - the acquisition of any corporation, partnership or other business organization, division or equity interest;

     - entering into any customer contract that would be breached by the merger or entering into agreements or material amendments to contracts, except in the ordinary course and, if involving aggregate consideration in excess of $500,000, approved by the president of Avant!;

     - the authorization of new capital expenditures or expenditures individually in excess of $150,000 or in the aggregate in excess of $2 million in any fiscal quarter;

     - making or revoking any tax election, settling or compromising any tax liability, filing any refund claim based on the carry back of a net operation loss or changing tax accounting methods;

     - the payment, discharge or satisfaction of any material claims, liabilities or obligations, other than reserved against in the September 30, 2001 balance sheet or in the ordinary course;

     - the waiver or modification of confidentiality or standstill agreements;

     - the settlement or compromise of any pending or threatened suit, action or claim relating to the merger and related transactions;

     - actions that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Code;

     - the entrance into agreements or arrangements that limit or restrict Avant! or its subsidiaries from engaging or competing in any line of business in any geographic area;

     - the entrance into any license or other agreements with respect to Avant!-owned intellectual property, except those not involving rights to software source code, or entrance into consulting arrangements, unless on commercially reasonable terms in the ordinary course or, if involving aggregate consideration in excess of $500,000, approved by the president of Avant!;

     - the execution, amendment, extension or termination of any distribution agreement, original equipment manufacturer agreement, reseller agreement or joint venture agreement;

     - transactions or agreements with any director, officer, affiliate or family member of any director or officer, except for currently disclosed agreements and transactions between Avant! and wholly-owned subsidiaries;

     - actions that would result in payment obligations to Gerald C. Hsu pursuant to any agreement he has with Avant! or its subsidiaries associated with his employment termination; and

     - taking or proposing or agreeing to take any of the above actions or any other action that would make the representations and warranties in the merger agreement materially untrue or incorrect or would result in any of the conditions to the merger being unsatisfied.

     Covenants of Synopsys. Except as contemplated by the merger agreement, Synopsys has agreed that it and its subsidiaries will be subject to specific restrictions relating to:

     - changes in their charter;

     - the declaration or payment of dividends and other distributions; and

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     - taking or proposing or agreeing to take any of the above actions or any other action that would make the representations and warranties in the merger agreement materially untrue or incorrect or would result in any of the conditions to the merger being unsatisfied.

 OFFERS FOR ALTERNATIVE TRANSACTIONS

     Avant! has agreed not to:

     - solicit, initiate, facilitate or encourage, or furnish non-public information in furtherance of, any inquiries or the making of any acquisition proposal with respect to a competing transaction as defined below; or

     - negotiate, engage in discussions or enter into any agreement with any third party with respect to any competing transaction.

     Avant! also agreed not to permit any of its subsidiaries or its or their respective officers, directors or employees to do any of the above-mentioned actions, and Avant! has agreed to use its reasonable best efforts to cause its advisors and representatives not to do any of the above-mentioned actions.

     However, if Avant! receives an unsolicited acquisition proposal, which we define below, then Avant! may, after giving Synopsys three business days' advance written notice:

     - furnish information with respect to Avant! pursuant to a confidentiality agreement in reasonably customary form and containing terms at least as stringent as the confidentiality agreement in place between Synopsys and Avant!; and

     - engage in discussions and negotiations with the persons that made such proposal;

     but only if:

     - the Avant! board of directors has reasonably determined in good faith, after receiving advice from independent legal counsel, that such action is necessary for it to comply with its fiduciary duties; and

     - such acquisition proposal would result in a superior proposal, which we define below, being made.

 Important Definitions:

     "acquisition proposal" means an inquiry, offer or proposal regarding any of the following:

     - any merger, consolidation, recapitalization, business combination or similar transaction with Avant! or any of its subsidiaries, as applicable, whose individual or aggregate assets would constitute 30% or more of the consolidated assets of Avant!;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of Avant! and its subsidiaries in a single transaction or series of transactions;

     - any tender or exchange offer for 30% or more of the outstanding Avant! common shares, or the filing of a registration statement in relation to such offer; or

     - any public announcement of a proposal, plan or intention to do any of the foregoing or agreement to engage in the foregoing.

     "superior proposal" means an acquisition proposal which the Avant! board of directors has reasonably determined in good faith is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal, and believes in good faith, after consulting with an independent financial advisor of nationally recognized reputation, would result in a transaction materially more favorable to Avant! stockholders from a financial point of view than the Synopsys/Avant! merger.

     Avant! also has agreed to notify Synopsys of any request for nonpublic information by any person making or considering making an acquisition proposal, including the material terms of the request or

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proposal and the identity of the person making it, promptly, but in any event within 24 hours of receipt. Avant! has agreed to provide Synopsys with a copy of any written acquisition proposal, including updates, and to keep Synopsys fully informed of the status of such acquisition proposal. In addition, Avant! has agreed to cease all activities, discussions or negotiations with respect to any acquisition proposal that existed at the time the merger agreement was signed.

 SYNOPSYS AND AVANT! BOARDS OF DIRECTORS' RECOMMENDATIONS

     The merger agreement requires the Synopsys and Avant! boards of directors:

     - to recommend that their respective stockholders approve the share issuance, in the case of Synopsys, and the merger agreement, in the case of Avant!; and

     - not to withdraw or modify, or to propose publicly to withdraw or modify, its recommendation in a manner adverse to the other party.

     However, the board of directors may withdraw or modify its recommendation in a manner adverse to the other party, if:

     - in the case of Avant!, Avant! has fully complied with the matters and procedures set forth above under "-- Offers for Alternative Transactions;"

     - the board of directors determines in good faith, after receiving advice from independent legal counsel, that such action is necessary for it to comply with its fiduciary duties; and

     - it provides the other party with three business days' prior written notice that it intends to change its recommendation and describing its reasons.

     The merger agreement also permits Avant! to comply with Rule 14e-2(a) under the Exchange Act in connection with any tender offer for Avant! shares.

     The merger agreement requires Avant! to submit the merger agreement to a stockholder vote even if the Avant! board of directors no longer recommends approval of the merger. The merger agreement also requires Synopsys to submit the share issuance to a stockholder vote even if the Synopsys board of directors no longer recommends approval of the share issuance.

 ADDITIONAL AGREEMENTS

     The merger agreement contains a number of other covenants and agreements by and between Synopsys and Avant! on subjects including:

     - Avant! updating Synopsys on all existing or new litigation to which Avant! or any of its subsidiaries is a party and notifying and consulting with Synopsys on any material developments concerning such litigation;

     - obtaining necessary tax representation letters; and

     - Synopsys taking steps necessary to cause the new Synopsys common shares to become listed on the Nasdaq National Market.

     In addition, as promptly as possible, and in no event later than December 31, 2001, Avant! will repurchase the equity interests of Maingate Electronics, KK it sold in January 2001 for not more than $1 million, and purchase the other outstanding equity interests of Maingate not currently owned by Avant! for a purchase price equal to the lesser of:

     - $13 million, subject to certain reductions for cash and net assets on Maingate's balance sheet, and

     - a valuation of Maingate prepared by an independent third party appraiser.

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     Avant! also agreed that Maingate will be operated only in the ordinary course and will not declare or pay any dividends, repurchase any outstanding equity interests or enter into any transactions with any of its affiliates or shareholders.

     Synopsys and Avant! have agreed to use their commercially reasonable best efforts to:

     - take all actions and to do all things necessary or advisable under applicable laws promptly to complete the merger and the other transactions contemplated by the merger agreement;

     - obtain all approvals and authorizations for the transactions under antitrust laws;

     - resolve any objections asserted by any governmental entity under any antitrust laws with respect to the merger transaction; and

     - contest or resist any objections under antitrust laws and any order prohibiting, preventing or restricting the transactions contemplated by the merger agreement.

 Important Exceptions:

     Synopsys will not be required to:

     - hold separate any businesses or assets;

     - complete the merger if any governmental consent, authorization or non-objection is conditioned on significant restrictions or material accommodations with respect to the merger or the business of Synopsys following the merger; or

     - breach or diminish any authority or license granted by any governmental entity.

 INDEMNIFICATION AND INSURANCE

     Synopsys is required by the merger agreement to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws and any disclosed agreements of Avant!.

     Synopsys has agreed to continue to maintain in effect the current Avant! directors' and officers' liability insurance for a period of six years after the completion of the merger. However, Synopsys is not required to expend in any year an amount in excess of 200% of the current premium paid by Avant!. If the aggregate expenditure on coverage exceeds that amount, Synopsys will purchase as much insurance as can be obtained for that amount.

  EMPLOYEE BENEFITS

     Following the completion of the merger, continuing Avant! employees will be eligible to participate in those benefit plans and programs maintained by Synopsys for similarly situated employees of Synopsys. Continuing Avant! employees will be given credit for purposes of eligibility and vesting for such employees' period of service with Avant! or its subsidiaries under a similar plan prior to the effective time. Each such employee will also be given credit for co-payments, deductibles and co-insurance features paid in the plan year in which the merger is completed. Synopsys will cause all pre-existing condition limitations and eligibility waiting periods under Synopsys group health plans to be waived if the applicable Avant! plan would not have excluded such claim.

  CLOSING CONDITIONS

     Mutual Conditions. Our respective obligations to complete the merger are subject to the satisfaction or waiver of various conditions, including the following:

     - Stockholder Approval. The Avant! stockholders having approved the merger agreement and the merger and the Synopsys stockholders having approved the issuance of Synopsys common shares in the merger.

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     - Antitrust.  Expiration or termination of the waiting period under the
       Hart-Scott-Rodino Antitrust Improvements Act or any other national merger control law or foreign investment regulation relating to the merger.

     - No Injunction or Restraint. The absence of any law, rule, order or injunction restraining, enjoining or preventing the completion of the merger.

     - Registration Statement Effective. The SEC having declared the registration statement effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement issued, no proceedings or investigation by the SEC for such purpose continuing and all necessary approvals under state and U.S. securities laws relating to the issuance or trading of the Synopsys common shares having been received.

     - Nasdaq National Market Listings. Approval for listing on the Nasdaq National Market of the Synopsys common shares to be issued in the merger.

     Additional Conditions to Obligations of Synopsys and Maple Forest Acquisition L.L.C. to Complete the Merger. The conditions to Synopsys' and Maple Forest Acquisition's obligations to complete the merger are also subject to the satisfaction or waiver by Synopsys or Maple Forest Acquisition of certain conditions, including the following:

     - Performance of Obligations; Representations and Warranties

         -- the representations and warranties of Avant! regarding its capitalization are true and correct except to a de minimis extent;

         -- the representations and warranties of Avant! regarding corporate power and authority to enter into the merger agreement are true and correct;

         -- the facts and information not disclosed, if any, in violation of the representations and warranties of Avant! regarding the disclosure of information known to it affecting the Avant!/Cadence litigation, in the aggregate, would not have had a material negative impact on a reasonable evaluation as of the date of the merger agreement on Avant!'s liability for damages or indemnity obligations or exposure for equitable relief in the Avant!/Cadence litigation;

         -- the other representations and warranties of Avant! set forth in the merger agreement are true and correct, except for failures to be true and correct that have not had and would not have, individually or in the aggregate, a material adverse effect on Avant!, which we define below; and

         -- Avant! has performed in all material respects all conditions and agreements under the merger agreement, and in all respects the obligations listed above under "-- Additional Agreements" with respect to Maingate.

            Important Limitation Affecting Avant!'s Representations and Warranties. If Avant! has not breached its representation or warranty relating to the disclosure of information known to it affecting the Avant!/Cadence litigation, Avant! will not breach any other representation or warranty in the merger agreement to the extent such breach results from the pendency of or developments with respect to the Cadence litigation.

     - Receipt of Tax Opinion. Synopsys has received an opinion of Cleary, Gottlieb, Steen & Hamilton, dated as of the date the merger is completed, that for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     - Receipt of Governmental Approvals. All consents or authorizations from any governmental entities required for the merger have been received without, in the case of antitrust laws, any restriction or conditions that has or would have a material adverse effect on Avant!, unless the failure to receive any such consent or authorization would not have a material adverse effect on Avant!.

     - Receipt of SMIC Amount. Avant! has received payment in full from Semiconductor Manufacturing International Corporation. Avant! received the final payment from Semiconductor Manufacturing International Corporation on November 30, 2001.

     - Retention of Certain Employees. Avant! continues to employ at least 80% of certain key technical employees.

     - No Material Adverse Effect. There has been no material adverse effect on Avant!, except that if Avant! has not breached its representations and warranties regarding the disclosure of information known to it affecting the Avant!/Cadence litigation, any developments in the Avant!/Cadence litigation will be disregarded for determining whether there has been a material adverse effect on Avant!.

     Additional Conditions to Obligations of Avant! to Complete the Merger. The conditions to Avant!'s obligations to complete the merger are also subject to the satisfaction or waiver by Avant! of certain conditions, including the following:

     - Performance of Obligations; Representations and Warranties

         -- the representations and warranties of Synopsys regarding corporate power and authority to enter into the merger agreement are true and correct;

         -- the other representations and warranties of Synopsys set forth in the merger agreement are true and correct, except for failures to be true and correct that have not had and would not have, individually or in the aggregate, a material adverse effect on Synopsys; and

         -- Synopsys has performed in all material respects all conditions and agreements under the merger agreement.

     - Receipt of Tax Opinion. Avant! has received an opinion of O'Melveny & Myers LLP, dated as of the date the merger is completed, that for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     - No Material Adverse Effect. There has been no material adverse effect on Synopsys.

     In the event Synopsys or Avant! waives a material condition to the merger, Synopsys or Avant!, as applicable, will, if legally required, resolicit approval of its stockholders.

 TERMINATION AND TERMINATION FEE

     Right to Terminate. The merger agreement may be terminated at any time before the completion of the merger in any of the following ways:

     - by mutual written consent;

     - by either Synopsys or Avant! if:

         -- the merger has not been completed by September 30, 2002;

         -- any governmental order or ruling enjoining or prohibiting the merger has become final and nonappealable; or

         -- the Synopsys stockholders do not approve the Synopsys common share issuance or the Avant! stockholders do not approve the merger agreement at their respective stockholder meetings;

         in each case, unless the party seeking to terminate the merger agreement has breached its obligations under the merger agreement in any manner that contributed to the failure of the merger to be completed;

     - by Avant! if:

         -- the Synopsys board of directors has not held the Synopsys stockholder meeting; or

         -- Synopsys breaches any representation, warranty, covenant or agreement contained in the merger agreement and the breach would result in a failure of any condition set forth above under "-- Closing Conditions -- Additional Conditions to Obligations of Avant! to Complete the Merger -- Performance of Obligations; Representations and Warranties" and such breach is not cured within 15 business days after receipt by Synopsys of written notice of such breach; or

     - by Synopsys if:

         -- the Avant! board of directors has withdrawn or adversely modified its recommendation referred to above in "-- Synopsys and Avant! Boards of Directors' Recommendations" or the Avant! board of directors has not held the Avant! stockholder meeting;

         -- Avant! breaches its obligations set forth above under "-- Synopsys and Avant! Boards of Directors' Recommendations" or "-- Offers for Alternative Transactions;" or


         -- Avant! breaches any representation, warranty, covenant or agreement contained in the merger agreement and the breach would result in a failure of any condition set forth above under "-- Closing Conditions -- Additional Conditions to Obligations of Synopsys and Maple Forest Acquisition L.L.C. to Complete the
            Merger -- Performance of Obligations; Representations and Warranties" and such breach is not cured within 15 business days after receipt by Avant! of written notice of such breach.


     Should any of these potential grounds for termination occur, Synopsys' and Avant!'s board of directors may or may not exercise their respective rights to terminate the merger agreement.

     Termination Fees. Avant! has agreed to pay Synopsys a fee of $45 million in the event that the merger agreement is terminated under one of the circumstances listed below. Payment of this fee is required under these circumstances whether or not Avant! stockholders approve the merger agreement.

     - Synopsys terminates because the Avant! board of directors has withdrawn or adversely modified its recommendation referred to above in "-- Synopsys and Avant! Boards of Directors' Recommendations" or Avant! board of directors does not hold the Avant! stockholder meeting;

     - Synopsys terminates because Avant! breaches its obligations set forth above under "-- Synopsys and Avant! Boards of Directors' Recommendations" or "-- Offers for Alternative Transactions;"

     - after the date of the merger agreement and prior to termination an acquisition proposal is made, or any person publicly announces an intention to make an acquisition proposal, to Avant! or any of its subsidiaries or stockholders and subsequently the merger agreement is terminated:

         -- by the Synopsys board of directors based on any uncured willful
            Avant! breach of any covenant or agreement contained in the merger agreement;

         -- by the Synopsys board of directors based on any uncured Avant!
            breach of any representation, warranty, covenant or agreement contained in the merger agreement, other than as set forth immediately above, that would result in a failure of the last condition set forth above under "-- Closing Conditions -- Additional Conditions to Obligations of Synopsys and Maple Forest Acquisition L.L.C. to Complete the Merger -- Performance of Obligations; Representations and Warranties" and, within 15 months of termination, Avant! consummates or agrees to an acquisition proposal; or

         -- by either Synopsys or Avant! because the merger is not completed by September 30, 2002 or the stockholders of Avant! do not approve the merger agreement at the Avant! special meeting and, within 15 months of termination, Avant! consummates or agrees to an acquisition proposal; or

     In addition, because it was understood that the making by Cadence of, or the announcement by Cadence of the intention to make, a settlement proposal to Avant! could have the same potential to disrupt the transaction as an acquisition proposal, Avant! has also agreed to pay Synopsys the termination fee under the following circumstances:

     - after the date of the merger agreement and prior to termination, Cadence makes a Cadence settlement proposal with respect to the Avant!/Cadence litigation, as set forth in the merger agreement, or makes an acquisition proposal or Cadence publicly announces an intention to make a Cadence settlement proposal or an acquisition proposal, and subsequently the merger agreement is terminated:

         -- by the Synopsys board of directors based on any uncured willful
            Avant! breach of any covenant or agreement contained in the merger agreement;

         -- by the Synopsys board of directors based on any uncured Avant!
            breach of any representation, warranty, covenant or agreement contained in the merger agreement, other than as set forth immediately above, that would result in a failure of the last condition set forth above under "-- Closing Conditions -- Additional Conditions to Obligations of Synopsys and Maple Forest Acquisition L.L.C. to Complete the Merger -- Performance of Obligations; Representations and Warranties" and, within 15 months of termination, Avant! enters into a Cadence settlement agreement or consummates or agrees to an acquisition proposal with Cadence; or

         -- by either Synopsys or Avant! because the merger is not completed by September 30, 2002 or the stockholders of Avant! do not approve the merger agreement at the Avant! special meeting and, within 15 months of termination, Avant! enters into a Cadence settlement agreement or consummates or agrees to an acquisition proposal with Cadence.

     What constitutes a Cadence settlement proposal and a Cadence settlement agreement under the merger agreement is described below under "-- Important Definitions."

 AMENDMENT AND WAIVER

     We may amend the merger agreement in writing by action taken by our respective boards of directors at any time, but, after approval of the merger agreement by the Avant! stockholders or after the approval of the Synopsys common share issuance by the Synopsys stockholders, we may not make any amendment that by law requires further approval by a party's stockholders without the further approval of those stockholders.

     At any time before the effective time of the merger, each party may in writing:

     - extend the time for the performance of any obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

     - waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

 COSTS AND EXPENSES

     In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this document will be shared equally by Synopsys and Avant!.

 IMPORTANT DEFINITIONS

     "Cadence settlement agreement." As used in the merger agreement, a "Cadence settlement agreement" is generally any agreement, order consented to by Avant! or stipulation effecting or implementing a Cadence settlement proposal.

     "Cadence settlement proposal." As used in the merger agreement, a "Cadence settlement proposal" is any proposal by or on behalf of Cadence which, if accepted in whole or in part, would have the effect of materially limiting:

     - the amount of damages and/or costs potentially recoverable by Cadence;

     - the injunctive and/or other equitable relief potentially awardable to Cadence;

     - the claims upon which relief could potentially be granted to Cadence;

     - the products of Avant! or underlying technology to which Cadence's claims could potentially apply; or

     - the evidence upon which Cadence could seek to rely in support of a claim or a remedy.

     "material adverse effect." As used in the merger agreement, a "material adverse effect" on any entity means any change, circumstance or effect that, individually or in the aggregate, is or would be reasonably expected to be materially adverse to the business, assets, properties, condition or results of operations of such entity and its subsidiaries taken as a whole or to the ability of such party to consummate the transactions contemplated by merger agreement.

     However, "material adverse effect" does not include any change, circumstance or effect resulting from:

     - general changes in the industries in which Avant! and its subsidiaries or Synopsys and its subsidiaries operate, except those that adversely affect, respectively, Avant! and its subsidiaries or Synopsys and its subsidiaries, to a materially greater extent than they affect other entities operating in such industries;

     - changes in general economic conditions or changes in securities markets in general; or

     - effects of the public announcement or pendency of the transactions contemplated by the merger agreement.

AVANT! STOCKHOLDER VOTING AGREEMENT

 AGREEMENT TO VOTE

     Each of Moriyuki Chimura, Gerald C. Hsu, Howard Ko, Paul Lo, Viraj J. Patel, Amy Sakasegawa, Scott Spangenberg and Charles L. St. Clair has entered into a voting agreement with Synopsys. Each of these Avant! directors and officers has agreed to vote his or her Avant! common shares in favor of the merger and to vote all of his or her Avant! common shares against any action that would delay or prevent the merger or against any alternative transaction, as defined in the merger agreement and as discussed under "-- The Merger Agreement -- Offers for Alternative Transactions." Each stockholder's obligation to vote in this manner applies whether or not the Avant! board of directors continues to recommend the merger to the Avant! stockholders. These stockholders
have the right, as of the Avant! record date, to vote a total of [          ]
Avant! common shares or approximately [          ]% of the outstanding Avant!
common shares as of the Avant! record date.

     Each stockholder has also granted Synopsys a proxy to vote the Avant! common shares owned by such stockholder, including additional Avant! common shares subsequently acquired, in favor of the merger and against any alternative transaction.

 TRANSFER RESTRICTIONS

     The voting agreement restricts or limits the ability of each stockholder that is a party to the agreement to sell, transfer, pledge, assign or otherwise dispose of any of his or her Avant! common shares, or to agree to do the foregoing, other than with Synopsys' prior written consent.

 NO SOLICITATION

     Each stockholder agrees not to solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to an acquisition proposal or otherwise facilitate an acquisition proposal, except as permitted by the merger agreement. Each stockholder has also agreed, unless required by law, not to make any press release or other communication with respect to Synopsys or the business or affairs of Avant! or its subsidiaries without the prior written consent of Synopsys.

 TERMINATION

     The voting agreement will terminate upon the earliest to occur of:

     - the completion of the merger;

     - Avant!'s termination of the merger agreement because the Synopsys board of directors has not held the Synopsys stockholder meeting or Synopsys breached a representation, warranty, covenant or agreement contained in the merger agreement and the breach would result in a failure of the last condition set forth above under " -- The Merger Agreement -- Closing Conditions -- Additional Conditions to Obligations of Avant! to Complete the Merger -- Performance of Obligations; Representations and Warranties," unless Synopsys would also be able to terminate the merger agreement; and

     - 120 days following termination of the merger agreement other than as set forth in the preceding bullet point.

                                 THE COMPANIES


SYNOPSYS, INC.


     Synopsys is a leading supplier of EDA software to the global electronics industry. Synopsys' products are used by designers of integrated circuits, which in this document we refer to as "ICs," including system-on-a-chip ICs, and electronic products such as computers, cell phones, and Internet routers, that use such ICs to automate significant portions of their chip design process. ICs are distinguished by the speed at which they run, their area, the amount of power they consume and their cost of production. Synopsys' products offer its customers the opportunity to design ICs that are optimized for speed, area, power consumption and production cost, while reducing overall design time. Synopsys also provides consulting services to assist customers with their IC designs, as well as training and support services.


     Synopsys' headquarters are located at 700 East Middlefield Road, Mountain View, California 94043, and its telephone number is (650) 584-5000.



AVANT! CORPORATION


     Avant! develops, markets, licenses and supports electronic design automation software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of advanced ICs. Avant!'s products offer its customers the opportunity to design ICs that are optimized for speed, size, power consumption and production cost, while reducing overall design time. Avant!'s products are used by IC designers in the semiconductor, computer, consumer electronics, multimedia and telecommunications IC industries to automate a significant portion of the IC design process. Avant! also offers reusable silicon libraries, silicon intellectual property, design blocks, and optimized design-flow management and tool interoperability software products. Avant!'s design group also offers physical design, parasitic extraction, verification, flow development and library development services, as well as product maintenance and customer support services.

     Avant!'s headquarters are located at 46871 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 413-8000.

     Avant! is a defendant in various civil litigation matters. See "Litigation Protection Insurance -- Avant!/Cadence Litigation."


MAPLE FOREST ACQUISITION L.L.C.

     Maple Forest Acquisition L.L.C. is a newly-formed limited liability company and a direct wholly-owned subsidiary of Synopsys formed for the purpose of effecting the merger.

     Maple Forest Acquisition L.L.C.'s headquarters are located at 700 East Middlefield Road, Mountain View, California 94043, and its telephone number is
(650) 584-4257.

                         MARKET PRICE AND DIVIDEND DATA

MARKET PRICE

 SYNOPSYS

     Synopsys common shares trade on the Nasdaq National Market under the Nasdaq symbol "SNPS."

     The following table sets forth the high and low sales prices of Synopsys common shares for the calendar quarters indicated, as reported on the Nasdaq National Market:

                                                              HIGH      LOW
                                                              ----      ---
1999
First Quarter...............................................   61 1/4   43 1/2
Second Quarter..............................................   59 3/16  37 1/8
Third Quarter...............................................   65 1/8   53 1/8
Fourth Quarter..............................................   75 5/8   53 3/8
2000
First Quarter...............................................   68 5/8   36 7/8
Second Quarter..............................................   52 15/16 34 3/8
Third Quarter...............................................   39 1/8   25 15/16
Fourth Quarter..............................................   50 1/4   31 5/16
2001
First Quarter...............................................   62 1/8   41 27/32
Second Quarter..............................................   63 1/64  43 1/4
Third Quarter...............................................   55 61/64 36 5/32
Fourth Quarter..............................................  60 1/64   38
2002
First Quarter (through           , 2002)....................

     On December 3, 2001, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Synopsys common shares as reported on the Nasdaq National Market were $56.40 and $54.43,
respectively. On [          ], 2002, the last full trading day before the date
of this joint proxy statement/prospectus, the closing price of Synopsys common
shares as reported on the Nasdaq National Market was $[          ].

     As of [          ], 2002, the last date prior to printing this document for which it was practicable for Synopsys to obtain this information, there were
approximately [          ] registered holders of Synopsys common shares.

     AVANT!

     Avant!'s common shares trade on the Nasdaq National Market under the Nasdaq symbol "AVNT."

     The following table sets forth the high and low sales prices of Avant! common shares for the calendar quarters indicated, as reported on the Nasdaq National Market:

                                                              HIGH      LOW
                                                              ----      ---
1999
First Quarter...............................................   24        14 5/8
Second Quarter..............................................   18 3/8    10 1/2
Third Quarter...............................................   25 1/4    11 5/8
Fourth Quarter..............................................   17 1/2    12 1/2
2000
First Quarter...............................................   20 1/4    12 3/8
Second Quarter..............................................   19         8 29/32
Third Quarter...............................................   20 5/8    12 9/16
Fourth Quarter..............................................   20 1/2    14 3/8
2001
First Quarter...............................................   27        15 11/16
Second Quarter..............................................   20 29/32  11 3/32
Third Quarter...............................................   15 19/32   2 5/8
Fourth Quarter..............................................   20 63/64   3 3/64
2002
First Quarter (through           , 2002)....................

     On December 3, 2001, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Avant! common shares as reported on the Nasdaq National Market were $11.10 and $10.32,
respectively. On [          ], 2002, the last full trading day before the date
of this joint proxy statement/prospectus, the closing price of Avant! common
shares as reported on the Nasdaq National Market was $[          ].

     As of [          ], 2002, the last date prior to printing this document for which it was practicable for Avant! to obtain this information, there were
approximately [          ] registered holders of Avant! common shares.

DIVIDEND DATA

     Neither Synopsys nor Avant! has ever declared or paid cash dividends on its common shares and neither anticipates paying cash dividends on its common shares in the foreseeable future.

               OWNERSHIP OF CAPITAL STOCK OF SYNOPSYS AND AVANT!

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SYNOPSYS

     The following table sets forth certain information with respect to the beneficial ownership of Synopsys common shares as of January 21, 2002 by (1) each person known by Synopsys to own beneficially more than five percent of the outstanding Synopsys common shares on that date, (2) each Synopsys director, (3) each of the persons named in "Additional Matters To Be Considered at the Synopsys Annual Meeting -- Executive Compensation -- Executive Compensation and Other Matters" on page [99] and (4) all Synopsys directors and current executive officers as a group.


                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                                                                            PERCENTAGE
NAME OF BENEFICIAL OWNER(1)                                    NUMBER       OWNERSHIP
---------------------------                                   ---------     ----------
FMR Corp....................................................  6,503,587(2)    10.61%
  82 Devonshire Street
  Boston, MA 02109
J. & W. Seligman & Co. Incorporated.........................  6,647,840(2)    10.84%
  100 Park Avenue, 8th Floor
  New York, NY 10017
Blum Capital Partners, L.P.(3)..............................  4,020,900        6.56%
  909 Montgomery Street, Suite 400
  San Francisco, CA 94133-4625
Franklin Resources, Inc. ...................................  3,343,830(2)     5.45%
  One Franklin Parkway
  San Mateo, CA 94403-1906
Vicki L. Andrews............................................     94,361(4)        *
Andy D. Bryant..............................................     73,749(5)        *
Chi-Foon Chan...............................................    672,697(6)     1.11%
Bruce R. Chizen.............................................     39,166(7)        *
Deborah A. Coleman..........................................     40,000(8)        *
Aart J. de Geus.............................................  1,388,725(9)     2.29%
Robert B. Henske............................................    175,577(10)       *
A. Richard Newton...........................................     80,994(11)       *
Steven K. Shevick...........................................     85,701(12)       *
Sasson Somekh...............................................     93,333(13)       *
Steven C. Walske............................................     96,016(14)       *
All directors and current executive officers as a group (11
  persons)..................................................  2,840,319(15)    4.69%


---------------
  *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all Synopsys common shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes of this table.

 (2) Based upon filings made with the SEC.


 (3)According to Amendment No. 1 to Schedule 13D filed on September 24, 2001 by BLUM Capital Partners, L.P., a California limited partnership ("BLUM L.P."), Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."), RCBA GP, L.L.C., a Delaware limited liability company ("RCBA GP"), and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. and a managing member of RCBA GP. Blum Strategic GP II, L.L.C. ("Blum GP") is a Delaware limited liability company whose principal business is acting as the sole general partner of Blum Strategic Partners II, L.P. ("Blum Strategic"). According to that filing, the names of the managing members and members of Blum GP are as follows: Richard C. Blum; Nils Colin Lind; Claus J. Moller; John C. Walker; Kevin A. Richardson; Jose
     S. Medeiros; Jeff A. Cozad; Marc T. Scholvinck; and Murray A. Indick. Mr. Blum is the President and Chairman of BLUM L.P. and Messrs. Lind, Moller, Walker, Richardson, Medeiros, Cozad, Scholvinck and Indick are managing partners or partners of BLUM L.P.; and voting and investment power concerning the above shares are held solely by BLUM L.P., RCBA GP, and Blum GP.


 (4) Includes options to purchase 94,135 Synopsys common shares exercisable by Ms. Andrews within 60 days of January 21, 2002.

 (5) Consists of options to purchase 73,749 Synopsys common shares exercisable by Mr. Bryant within 60 days of January 21, 2002.

 (6) Includes options to purchase 640,915 Synopsys common shares exercisable by Dr. Chan within 60 days of January 21, 2002.

 (7) Consists of options to purchase 39,166 Synopsys common shares exercisable by Mr. Chizen within 60 days January 21, 2002.

 (8) Consists of options to purchase 40,000 Synopsys common shares exercisable by Ms. Coleman within 60 days of January 21, 2002.

 (9) Includes options to purchase 1,077,143 Synopsys common shares exercisable by Dr. de Geus within 60 days of January 21, 2002.

(10) Includes options to purchase 165,125 Synopsys common shares exercisable by Mr. Henske within 60 days of January 21, 2002.

(11) Includes options to purchase 75,916 Synopsys common shares exercisable by Dr. Newton within 60 days of January 21, 2002.

(12) Includes options to purchase 83,842 Synopsys common shares exercisable by Mr. Shevick within 60 days of January 21, 2002.

(13) Includes options to purchase 80,833 Synopsys common shares exercisable by Dr. Somekh within 60 days of January 21, 2002.

(14) Includes options to purchase 95,916 Synopsys common shares exercisable by Mr. Walske within 60 days of January 21, 2002.

(15) Includes options to purchase 2,466,740 Synopsys common shares exercisable by directors and current executive officers within 60 days of January 21, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AVANT!

     The following table sets forth information with respect to the beneficial ownership of Avant! common shares as of January 21, 2002 for (1) each person known to Avant! to own beneficially more than 5% of the outstanding Avant! common shares on that date, (2) each Avant! director, (3) each executive officer of Avant!, and (4) all directors and executive officers as a group.


                                                                           PERCENTAGE
                                                              BENEFICIAL       OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP     CLASS(1)
------------------------------------                          ----------   ----------
FMR Corp.(2)................................................  4,719,500       12.3%
  82 Devonshire Street
  Boston, MA 02109
Wellington Management Company(2)............................  2,805,000        7.3%
  75 State Street
  Boston, MA 02109
J.W. Seligman & Co.(2)......................................  2,328,000        6.1%
  100 Park Avenue
  New York, NY 10017
Becker Capital Management(2)................................  2,100,000        5.5%
  1211 SW 5th Avenue, Suite 2185
  Portland, OR 97204
Gerald Hsu(3)...............................................  2,267,287        5.9%
Moriyuki Chimura(4).........................................    142,894          *
Charles St. Clair(5)........................................     53,583          *
Daniel Taylor(6)............................................     17,188          *
Kenneth Tai(7)..............................................     11,250          *
Nelson Lane Kelley(8).......................................      7,500          *
Toyohiko Muraki(9)..........................................      7,500          *
Howard Ko(10)...............................................     19,686          *
Paul Lo(11).................................................     72,141          *
Viraj Patel(12).............................................      5,020          *
Amy Sakasegawa(13)..........................................     27,148          *
Scott Spangenberg(14).......................................      3,347          *
All directors and current executive officers as a group (12
  persons)(15)..............................................  2,624,794        6.8%


---------------
  *  Less than 1.0% of the outstanding Avant! common shares.

(1) Based on 38,350,134 Avant! common shares outstanding as of January 21, 2002.

(2) Based on filings made with the SEC and other information obtained by Avant!

(3) Includes options to purchase 1,877,084 Avant! common shares exercisable within 60 days of January 21, 2002.

(4) Includes options to purchase 138,308 Avant! common shares exercisable within 60 days of January 21, 2002.

(5) Includes options to purchase 50,668 Avant! common shares exercisable within 60 days of January 21, 2002.

(6) Includes options to purchase 17,188 Avant! common shares exercisable within 60 days of January 21, 2002.

(7) Includes options to purchase 11,250 Avant! common shares exercisable within 60 days of January 21, 2002.

 (8) Includes options to purchase 7,500 Avant! common shares exercisable within 60 days of January 21, 2002.

 (9) Includes options to purchase 7,500 Avant! common shares exercisable within 60 days of January 21, 2002.

(10) Includes options to purchase 14,838 Avant! common shares exercisable within 60 days of January 21, 2002.

(11) Includes options to purchase 62,459 Avant! common shares exercisable within 60 days of January 21, 2002.

(12) Includes options to purchase 2,333 Avant! common shares exercisable within 60 days of January 21, 2002.


(13) Consists of 12,925 shares owned by Ms. Sakasegawa and 14,223 shares owned by her husband. Includes options to purchase 17,625 Avant! common shares exercisable within 60 days of January 21, 2002, of which 7,875 are owned by Ms. Sakasegawa and 9,750 are owned by her husband.


(14) Includes options to purchase 1,500 Avant! common shares exercisable within 60 days of January 21, 2002.

(15) Includes options to purchase 2,208,253 Avant! common shares exercisable within 60 days of January 21, 2002.

                                 SYNOPSYS, INC.

    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined consolidated financial statements give effect to the proposed merger between Synopsys and Avant! using the purchase method of accounting for the business combination.

     Upon completion of the merger, holders of Avant! common stock will be entitled to receive 0.371 of a share of Synopsys common stock (including the associated preferred stock rights) in exchange for each share of Avant! common stock (the exchange ratio) owned at the time of completion of the merger. The exchange ratio will be proportionately adjusted for any stock split, stock dividend, reorganization or similar change in Avant! common stock or Synopsys common stock. Avant! stockholders will receive cash based on the market price of Synopsys common stock in lieu of any fractional shares to which they might otherwise be entitled.

     The actual number of shares of Synopsys common stock to be issued in the proposed merger and the dollar value at the effective time of the merger cannot be determined until the closing date of the merger. The unaudited pro forma condensed combined consolidated financial statements were prepared based on the number of outstanding Avant! common shares as of December 31, 2001.

     There can be no assurance that Synopsys and Avant! will not incur charges in excess of those included in the pro forma total consideration related to the merger or that management will be successful in its effort to integrate the operations of the companies.


UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS


     The unaudited pro forma condensed combined consolidated balance sheet of Synopsys gives effect to the proposed merger as if it occurred on October 31, 2001 and combines the audited historical consolidated balance sheet of Synopsys as of October 31, 2001 with the unaudited historical consolidated balance sheet of Avant! as of September 30, 2001.

     The unaudited pro forma condensed combined consolidated statement of operations of Synopsys gives effect to the proposed merger as if the merger had been consummated on November 1, 2000. The unaudited pro forma condensed combined consolidated statement of operations of Synopsys for the year ended October 31, 2001 combines the audited historical consolidated statement of operations of Synopsys for the year ended October 31, 2001 with the unaudited historical consolidated statement of operations of Avant! for the twelve months ended September 30, 2001. The unaudited historical consolidated statement of operations of Avant! for the twelve months ended September 31, 2001 was derived by combining Avant!'s unaudited historical consolidated statement of operations for the nine months ended September 30, 2001 with Avant!'s unaudited historical consolidated statement of operations for the three months ended December 31, 2000.


     The accompanying unaudited pro forma condensed combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed merger had been consummated on November 1, 2000 or on October 31, 2001, respectively, nor is it necessarily indicative of future operating results or financial position. See "Forward-Looking Statements" on page [20]. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. The pro forma financial statements should be read in conjunction with the accompanying notes thereto and with Synopsys' and Avant!'s historical consolidated financial statements and related notes thereto, incorporated by reference into this joint proxy statement/prospectus.

                                 SYNOPSYS, INC.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 2001

                                                                    HISTORICAL
                                                              ----------------------
                                                              SYNOPSYS,      AVANT!      PRO FORMA        PRO FORMA
                                                               INC.(1)      CORP.(2)    ADJUSTMENTS        COMBINED
                                                              ----------    --------    -----------       ----------
                                                                                  (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  271,696    $56,738      $ (39,603)D      $  252,684
                                                                                           (85,000)D
                                                                                            62,500J
                                                                                           (13,647)I
  Short-term investments....................................     204,740      5,657       (210,397)D              --
  Restricted investments....................................          --     33,744             --            33,744
                                                              ----------    --------     ---------        ----------
  Total cash and short-term investments.....................     476,436     96,139       (286,147)          286,428
  Accounts receivable, net..................................     146,294     43,644             --           189,938
  Prepaid expenses, unbilled receivables, deferred taxes and
    other...................................................     168,652     44,349         50,000A          276,648
                                                                                            13,647I
                                                              ----------    --------     ---------        ----------
      Total current assets..................................     791,382    184,132       (222,500)          753,014
  Property and equipment, net...............................     192,304     24,100           (536)A         213,865
                                                                                            (2,003)D
  Long-term investments.....................................      61,699     89,106        (62,500)J          88,305
  Long-term restricted asset................................          --         --        250,000D          250,000
  Intangible assets, net....................................      35,077     23,069        (23,069)C         796,848
                                                                                           420,271A
                                                                                           166,100A
                                                                                            59,400A
                                                                                            95,600A
                                                                                            17,300A
                                                                                             3,100A
  Other assets..............................................      48,445     70,762                          119,207
                                                              ----------    --------     ---------        ----------
      Total assets..........................................  $1,128,907    $391,169     $ 701,163        $2,221,239
                                                              ==========    ========     =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $  134,966    $64,802      $  30,000A       $  279,368
                                                                                            47,000A
                                                                                             2,600E
  Current portion of long-term debt.........................         535         --             --               535
  Accrued litigation........................................          --     25,400             --            25,400
  Accrued income taxes......................................     110,867     42,456        (30,600)D         122,723
  Deferred revenue..........................................     379,759     85,846        (43,846)A         421,759
                                                              ----------    --------     ---------        ----------
      Total current liabilities.............................     626,127    218,504          5,154           849,785
Long-term debt..............................................          73         --             --                73
Deferred taxes and other liabilities........................      17,051     11,427        151,500A          179,978
Stockholders' equity:
  Preferred stock...........................................          --         --             --                --
  Common stock..............................................         595          4             (4)B             737
                                                                                               142A
  Additional paid-in capital................................     575,403    284,467       (284,467)B       1,440,296
                                                                                           864,893A
  Retained earnings (accumulated deficit)...................     436,662    (47,032)        47,032B          295,459
                                                                                           (54,400)D
                                                                                            (2,003)D
                                                                                           (84,800)A
  Treasury stock, at cost...................................    (531,117)   (72,856)        72,856B         (531,117)
  Deferred compensation.....................................          --     (3,136)         3,136B          (18,085)
                                                                                           (18,085)A
  Accumulated other comprehensive income (loss).............       4,113       (209)           209B            4,113
                                                              ----------    --------     ---------        ----------
      Total stockholders' equity............................     485,656    161,238        544,509         1,191,403
                                                              ----------    --------     ---------        ----------
      Total liabilities and stockholders' equity............  $1,128,907    $391,169     $ 701,163        $2,221,239
                                                              ==========    ========     =========        ==========

---------------

(1) As of October 31, 2001

(2) As of September 30, 2001

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

                                 SYNOPSYS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED OCTOBER 31, 2001

                                                                HISTORICAL
                                                          ----------------------
                                                          SYNOPSYS,     AVANT!       PRO FORMA      PRO FORMA
                                                           INC.(1)     CORP.(2)     ADJUSTMENTS      COMBINED
                                                          ---------    ---------    -----------     ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Product...............................................  $163,924     $ 231,817     $      --      $  395,741
  Service...............................................   341,833       153,325            --         495,158
  Ratable license.......................................   174,593            --            --         174,593
                                                          --------     ---------     ---------      ----------
      Total revenue.....................................   680,350       385,142            --       1,065,492
Cost of revenue:
  Product...............................................    20,479         5,657            --          26,136
  Service...............................................    79,747        23,046            --         102,793
  Ratable license.......................................    29,896            --            --          29,896
                                                          --------     ---------     ---------      ----------
      Total cost of revenue.............................   130,122        28,703            --         158,825
                                                          --------     ---------     ---------      ----------
Gross margin............................................   550,228       356,439            --         906,667
Operating expenses:
  Research and development..............................   189,831        86,886          (402)F       276,315
  Sales and marketing...................................   273,954       102,577            --         376,531
  General and administrative............................    69,682        47,783       (20,419)C        97,046
  Litigation settlement and other related costs.........        --       284,037            --         284,037
  Amortization of intangible assets.....................    17,012            --        92,692A        109,704
  Amortization of deferred compensation expense.........        --            --         9,897G          9,897
                                                          --------     ---------     ---------      ----------
Total operating expenses................................   550,479       521,283        81,768       1,153,530
                                                          --------     ---------     ---------      ----------
Operating income (loss).................................      (251)     (164,844)      (81,768)       (246,863)
Other income (loss), net................................    83,784        (1,005)           --          82,779
                                                          --------     ---------     ---------      ----------
Income (loss) before provision (benefit) for income
  taxes.................................................    83,533      (165,849)      (81,768)       (164,084)
Provision (benefit) for income taxes....................    26,731        26,518       (29,436)H        23,813
                                                          --------     ---------     ---------      ----------
Net income (loss).......................................  $ 56,802     $(192,367)    $ (52,332)     $ (187,897)
                                                          ========     =========     =========      ==========
Basic earnings (loss) per share.........................  $   0.94     $   (5.08)             K     $    (2.51)
Weighted average common shares outstanding..............    60,601        37,834              K         74,842
                                                          ========     =========                    ==========
Diluted earnings (loss) per share.......................  $   0.88     $   (5.08)             K     $    (2.51)
Weighted average common shares and dilutive stock
  options outstanding...................................    64,659        37,834              K         74,842
                                                          ========     =========                    ==========

---------------

(1) For the year ended October 31, 2001

(2) For the twelve months ended September 30, 2001. The unaudited historical consolidated statement of operations of Avant! for the twelve months ended September 30, 2001 was derived by combining Avant!'s unaudited historical consolidated statement of operations for the nine months ended September 30, 2001 with Avant!'s unaudited historical consolidated statement of operations for the three months ended December 31, 2000.

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

     The measurement date to determine the value of the proposed merger has not occurred. The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

(A) Purchase Price Adjustments

     The purchase price adjustments reflect the assumed issuance of 14,240,963 shares of Synopsys common stock to Avant! stockholders using the exchange ratio of 0.371 based on 38,385,344 shares of Avant! common stock outstanding at December 31, 2001. The fair value of the Synopsys shares assumed to be issued is based on a per share value of $54.31, which is equal to Synopsys' average last sale price per share as reported on the Nasdaq National Market for the trading-day period two days before and after December 3, 2001. For purposes of determining the fair value of the options assumed, Synopsys used the value of Synopsys' common stock on January 16, 2002.

     For purposes of the pro forma financial information, the following table presents the assumptions used.


Total consideration (in thousands):
  Fair value of Synopsys common stock assumed to be
     issued.................................................  $773,427
  Estimated acquisition related costs.......................    30,000
  Employee severance costs..................................    47,000
  Estimated fair value of options to purchase Synopsys
     common stock to be issued, less $18.1 million
     representing the portion of the intrinsic value of
     Avant!'s unvested options applicable to the remaining
     vesting period.........................................    73,523
                                                              --------
                                                              $923,950
                                                              ========

     The actual number of Synopsys common shares and options to be issued will be based on the actual number of Avant! common shares and options outstanding at the consummation date.

     The estimated acquisition-related costs consist primarily of banking, legal and accounting fees, printing costs, and other directly related charges.

     Employee severance costs consist of a cash severance payment due upon the closing of the merger of $30.6 million to Avant!'s Chairman of the Board and $16.4 million in cash severance payments to other employees of Avant! due within the 12-month period following the closing of the merger. In addition, Avant!'s Chairman of the Board will be paid the cash value of his in-the-money stock options determined as of the effective date of the merger, payable on the date the merger is completed. Based on the in-the-money stock options held by the Chairman of the Board at January 16, 2002, the amount of this payment would be $12.9 million, which is included in total consideration above in the estimated fair value of options to purchase Synopsys common stock to be issued.

     The planning process for the integration of Avant!'s operations may result in additional accruals for severance costs and/or facilities closures in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
           COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Avant! and is for illustrative purposes only. This allocation is preliminary and based on Avant!'s assets and liabilities as of September 30, 2001.

                                                              (IN THOUSANDS)
                                                              --------------
Net tangible assets.........................................     $ 77,379
Goodwill....................................................      420,271
Other intangible assets:
     Core/Developed technology..............................      166,100
     Contract rights intangible.............................       59,400
     Customer installed base/relationship...................       95,600
     Trademarks and tradenames..............................       17,300
     Covenants not to compete...............................        3,100
In-process research and development.........................       84,800
                                                                 --------
       Total purchase price.................................     $923,950
                                                                 ========

     Net tangible assets consist of $138 million recorded on the Avant! historical financial statements as of September 30, 2001, adjusted principally for the reduction in deferred revenue of $43.8 million, an increase in deferred tax liabilities of $151.5 million, an increase in unbilled receivables of $50.0 million, and a $2.6 million adjustment for operating lease commitments that exceed their fair value.

     Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The unaudited pro forma condensed combined consolidated statement of operations does not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets.

     Amortization of other intangible assets has been provided over the following estimated useful lives: core/developed technology -- three years; contract right intangible -- the life of the related contracts (one to four years); customer installed base/relationship -- six years; trademarks and tradenames -- three years; and covenants not to compete -- the life of the related agreement (two to four years). This will result in annual amortization of approximately $55.4 million for core technology, $15.9 million for customer installed base/relationship, $5.8 million for trademarks and tradename, $14.8 million for contract right intangible and $0.8 million for covenants not to compete.

     The purchase price allocation includes a reduction in Avant!'s reported deferred revenue at September 30, 2001. Under the purchase method of accounting, Avant!'s deferred revenue related to post-contract customer support (PCS) for perpetual license arrangements in which payment had been received or was legally due and payable was reduced by approximately $45.3 million to the fair value of the related PCS obligation as of September 30, 2001. In addition, Avant! had executed signed perpetual license agreements, and delivered the licensed technology, under contracts specifying future customer payments. There were no receivables or deferred revenues recorded on Avant!'s historical financial statements for these contracts as Avant! did not consider the fees fixed and determinable at the outset of the arrangement and the related payments were not yet due under extended payment terms. Unbilled receivables was increased by $50.0 million, equal to the present value of future payments related to these perpetual licenses, and deferred revenue was increased by the $1.5 million fair value of the related obligation.

     Avant! had also executed signed license agreements, and delivered the initial configuration of licensed technologies under ratable license arrangements and had executed signed contracts to provide PCS over a one to three year period, for which Avant! did not consider the fees to be fixed and determinable at the

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
           COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

outset of the arrangement. There were no receivables or deferred revenues recorded on Avant!'s historical financial statements at September 30, 2001 as the related payments were not yet due under extended payment terms and deliveries occur over the term of the arrangements. These ratable licenses and PCS arrangements require future performance by both parties and, as such, represent executory contracts. The fair value of these executory contracts of $59.4 million was included in intangible assets on the pro forma balance sheet. The contract rights intangible asset associated with these arrangements will be amortized to cost of sales over the related contract lives.

     Synopsys has not given effect in the pro forma statement of operations to the deferred revenue adjustment on revenue or the effect of the amortization of the contract rights intangible asset on cost of sales as the adjustments are directly related to the merger and the effect is non-recurring. Such adjustments will be reflected in the post-merger statements of operations of the combined company.

     The deferred revenue adjustment, which will be based on Avant!'s deferred revenue and backlog at the date of the merger, will have the effect of reducing the amount of revenue the combined company will recognize in periods subsequent to the merger compared to the amount of revenue Avant! would have recognized in the same period absent the merger.

     Revenue presented in the pro forma financial statements consists of fees for perpetual and time-based licenses of software products, post-contract customer support (PCS), customer training and consulting. Product revenue consists primarily of perpetual, ratable and non-ratable time-based license revenue. Service revenue consists of PCS under perpetual and non-ratable time-based licenses and consulting services.

     Under a perpetual license a customer pays a one-time license fee for the right to use the software. The vast majority of customers buying perpetual licenses also purchase annual software support services (PCS) for perpetual licenses, under which they receive minor enhancements to the products developed during the year, bug fixes and technical assistance. Revenue from perpetual licenses is recognized upon delivery using the residual method in accordance with SOP 98-9 and revenue from PCS is recognized ratably over the PCS term.

     A ratable license (TSL), operates like a rental of software that includes PCS. A customer pays a fee for license and PCS over a fixed period of time, and at the end of the time period the license expires unless the customer pays for renewal. Ratable licenses are usually offered with a range of terms; the average length of which is expected to be approximately 3.0 to 3.5 years. Revenue from TSLs is recognized over the term of the ratable license period, as the license and PCS portions of a TSL are bundled and not sold separately.

     Prior to the merger, Avant! sold approximately 40% to 50% of its products under a perpetual license arrangement. After the merger, orders for ratable licenses will account for approximately 75% to 85% of total product orders and orders for perpetual licenses will account for approximately 15% to 25% of total product orders for the combined company. This will have the effect of reducing Avant!'s revenue in the short term compared to the revenue it would have expected to record in the same period under its license mix absent the proposed merger. Under a ratable license, relatively little revenue is recognized during the quarter the product is delivered as opposed to a perpetual license arrangement where all of the license revenue is recognized in the quarter the product was delivered. Therefore, an order for a ratable license or TSL will result in significantly lower current-period revenue than an equal-sized order under a perpetual license arrangement.

     The $18.1 million of deferred stock-based compensation represents the unearned portion, as of January 16, 2002, of the intrinsic value of Avant!'s common stock options assumed in the merger. For purposes of this calculation, Avant!'s outstanding options that will vest solely as a result of the consummation of the proposed merger are deemed to be vested as of January 16, 2002. The deferred

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
           COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

compensation is being amortized on an accelerated basis over the remaining vesting period of one to three years consistent with the graded vesting approach described in FASB Interpretation No. 28.

     The pro forma adjustment to property and equipment, net represents the elimination of Synopsys software licenses owned by Avant! totaling $0.5 million.

     At the acquisition date, the Cadence/Avant! litigation will be accounted for as a preacquisition contingency as a litigation settlement amount, if any, is not estimable. If the litigation settlement amount becomes estimable or is settled within one year of the acquisition date, the purchase price will be increased by the amount of the estimated litigation loss and the long-term restricted asset will be reduced by the same amount. Any litigation settlement amounts that become estimable or settle after one year from the acquisition date will result in a charge to operations in the period it occurs. Settlement differences relating to preacquisition income tax contingencies will result in a goodwill adjustment, regardless of the settlement date.

(B) The pro forma adjustment represents the elimination of Avant!'s stockholders' equity accounts.

(C) The pro forma adjustment represents the elimination of Avant!'s capitalized goodwill and other intangible assets aggregating $23.1 million and related amortization expense of $20.4 million.

(D) As a result of the merger, Synopsys anticipates that the combined company will incur certain costs directly related to the merger that will be recognized in the fiscal quarter in which the merger is consummated. These costs are reflected in the pro forma financial information as a reduction of retained earnings at the balance sheet date and are described below.


     - In connection with the merger, Synopsys has agreed to enter into a policy with a subsidiary of American International Group, Inc., a AAA rated insurance company, whereby insurance will be provided for certain compensatory, exemplary and punitive damages, penalties and fines and attorneys' fees arising out of the Avant!/Cadence litigation (the covered loss). The policy does not provide coverage for litigation other than the Avant!/Cadence litigation. In exchange for a binding fee of $10.0 million paid by Synopsys, the insurer has issued a legally binding commitment to provide the coverage, effective following the closing of the merger.


       In return for a premium of $335 million, including the $10 million binding fee, the insurer will be obligated to pay covered loss up to a limit of liability equaling (a) $500 million plus (b) interest accruing at the fixed rate of 2%, compounded semi-annually, on $250 million, as reduced by previous losses. The policy will expire following a final judgment or settlement of the Avant!/Cadence litigation or any earlier date upon Synopsys' election. Upon such expiration, Synopsys will be entitled to a payment equal to $250 million plus interest less any loss paid under the policy.

       The contingently refundable portion of the insurance premium ($250 million) is included in the pro forma balance sheet at October 31, 2001 as a long-term restricted asset. Interest earned on that amount will be included in other income, net in the post-acquisition statement of operations. The balance of the premium paid to the insurer ($85 million) will be recognized in the fiscal quarter in which the merger is consummated. For purposes of the pro forma balance sheet at October 31, 2001, the $85 million premium reduced by the related $30.6 million income tax benefit, is recorded as a reduction of retained earnings.

     - Synopsys will write-off the net book value of software licenses totaling $2.0 million originally purchased from Avant!.

(E) A pro forma adjustment of $2.6 million has been recorded representing the amount by which Avant!'s current operating lease commitments exceed their fair value.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
           COMBINED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(F) The pro forma adjustment represents the elimination of depreciation expense of $0.4 million for Synopsys software owned by Avant!.

(G) The pro forma adjustment represents the amortization of deferred compensation associated with unvested stock options assumed in the proposed merger with Avant!. The deferred compensation is amortized over the options' remaining vesting period as of January 16, 2002 of one to three years.

(H) The adjustment reflects an effective tax rate of 36% on the other non-tax pro forma adjustments. For the twelve months ended October 31, 2001 there was a negative combined effective tax rate due to certain losses arising in Avant!.


(I) Avant! agreed in the merger agreement to purchase the remaining joint venture interest in Maingate Electronics, KK, a joint venture in which Avant! owned an 18.8% interest and in which Avant!'s Chairman of the Board owned a 50% interest. The purchase was completed in December 2001 at an estimated price of $13.6 million, of which $4.1 million was paid and $9.5 million is being held in escrow. The balance of the Maingate purchase price being held by Avant! in escrow is security for certain indemnification obligations under the Maingate stock purchase agreement as well as for any reduction in the purchase price to be paid by Avant! for the Maingate shares based on a post-closing adjustment tied to the balance sheet of Maingate at the closing. Pro forma adjustments have been made to reflect the purchase and to record the investment in the assets and liabilities of Maingate Electronics. As the acquired assets of $17.1 million and liabilities of $4.4 million are not significant to the combined pro forma balance sheet, the purchase price allocation has not been presented. See "Conflicts of Interest of Avant! Directors and Officers in the Merger -- Purchase of Maingate Electronics" on page [58] for further discussion.


(J) In October 2001, Avant! entered into an agreement to terminate its investment totaling $62.5 million in Semiconductor Manufacturing International Corporation (SMIC), a development stage company in the process of establishing a semiconductor fabrication facility in China. In connection with the termination agreement, Avant! was reimbursed $33.0 million and $29.5 million in October 2001 and November 2001, respectively.

(K) The following table sets forth the computation of basic and diluted earnings per share:

                                                                     HISTORICAL
                                                              -------------------------
                                                               SYNOPSYS,      AVANT!,      PRO FORMA
                                                                INC.(1)      CORP.(2)      COMBINED
FOR THE YEAR ENDED OCTOBER 31, 2001                           -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Net income (loss).........................................    $56,802      $(192,367)    $(187,897)
                                                                =======      =========     =========
Denominator:
  Weighted-average common shares outstanding................     60,601         37,834        74,842
  Effect of dilutive employee stock options outstanding.....      4,058             --            --
                                                                -------      ---------     ---------
  Diluted common shares.....................................     64,659         37,834        74,842
                                                                =======      =========     =========
Basic earnings (loss) per share.............................    $  0.94      $   (5.08)    $   (2.51)
                                                                =======      =========     =========
Diluted earnings (loss) per share...........................    $  0.88      $   (5.08)    $   (2.51)
                                                                =======      =========     =========

---------------

(1) For the year ended October 31, 2001.

(2) For the twelve months ended September 30, 2001. The unaudited historical consolidated statement of operations of Avant! for the twelve months ended September 30, 2001 was derived by combining the unaudited historical consolidated statement of operations for Avant!'s nine months ended September 30, 2001 with Avant!'s unaudited historical consolidated statement of operations for the three months ended December 31, 2000.

             COMPARATIVE RIGHTS OF SYNOPSYS AND AVANT! STOCKHOLDERS

     Synopsys and Avant! are both Delaware corporations. The rights of each company's stockholders are generally governed by Delaware law and each company's certificate of incorporation and bylaws. Upon completion of the merger, stockholders of Avant! will become stockholders of Synopsys. No changes to the Synopsys certificate of incorporation or bylaws will be adopted in connection with the merger.

     The following is only a summary comparison of the material differences between the rights of an Avant! stockholder and the rights of a Synopsys stockholder arising from the governing organizational instruments of these companies. We encourage you to read carefully and in their entirety the certificates of incorporation and bylaws of Synopsys and Avant!. For information on how to obtain these documents, see "Additional Information -- Where You Can Find More Information." You are encouraged to obtain and read these documents.

     If your shares are held in "street name" by a broker or other financial intermediary rather than directly by you as a person whose name is entered on the share register of the relevant company, you must rely on procedures established by that broker or financial intermediary in order to assert the rights of a stockholder against the relevant company.

AUTHORIZED CAPITAL STOCK

     Avant!. 75 million shares, of which 70 million are shares of common stock, par value $0.0001 per share, and five million are shares of preferred stock, par value $0.0001 per share.

     Synopsys. 402 million shares, of which 400 million are shares of common stock, par value $0.01 per share, and two million are shares of preferred stock, par value $0.01 per share.

SPECIAL MEETINGS OF STOCKHOLDERS

     Avant!. Special meetings of Avant!'s stockholders may be called only by Avant!'s president and shall be called by Avant!'s president or secretary at the request in writing of a majority of the board.

     Synopsys. Special meetings of Synopsys' stockholders may be called only by Synopsys' chairman, president or chief executive officer and shall be called by Synopsys' chairman, president or secretary at the request in writing of a majority of the board.

RIGHTS OF REDEMPTION

     Avant!. Avant!'s certificate of incorporation does not limit the right to redeem Avant's shares and, as a result, Avant! may purchase, redeem and dispose of its own shares subject to the limitations imposed by Delaware law.

     Synopsys. Synopsys' certificate of incorporation provides that its common shares are not redeemable.

NUMBER OF DIRECTORS

     Avant!. Avant!'s certificate of incorporation and bylaws provide for the board or a majority of shares entitled to vote at an annual meeting to set the number of directors. Avant! currently has a seven-member board.

     Synopsys. For Synopsys, the number of directors is fixed by a bylaw or bylaw amendment adopted by the board or by a majority of shares entitled to vote. Synopsys' current bylaws provide that the board sets the number of directors, which may not be less than five nor more than nine. Synopsys currently has an eight-member board.

NOTICE REQUIREMENTS FOR STOCKHOLDER NOMINATION OF DIRECTORS AND OTHER PROPOSALS

     Avant!. In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must provide notice of the proposed matter or nomination not less than 45 and not more than 75 days prior to the first anniversary date of the proxy mailing date for the immediately preceding annual meeting.

     If the annual meeting is not within 30 days before or 30 days after the anniversary date of the preceding annual meeting, the stockholder notice must be received no later than the later of the 90th day prior to the annual meeting and the 10th day following the day of public announcement of the annual meeting.

     The stockholder must also deliver a proxy statement and form of proxy to holders of at least the percentage of Avant!'s voting shares believed by the stockholder to be sufficient to either elect the proposed nominee or nominees or approve the proposed matter.

     Synopsys. In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must provide notice of the proposed matter or nomination not less than 120 days prior to the date specified in Synopsys' proxy statement for the previous year's annual meeting.

     If the annual meeting is not within 30 days before or 30 days after the anniversary date of the preceding annual meeting, or if there was no annual meeting in the previous year, Synopsys must receive stockholders' notifications a reasonable time before the solicitation is made.

BOARD VACANCY

     Avant!. Vacancies and newly-created directorships may be filled by a majority of the directors then in office or by the sole remaining director.

     Synopsys. Vacancies and newly-created directorships may be filled only by a vote of at least two-thirds of the directors then in office or by a sole remaining director, except that if a director is removed by the stockholders for cause, the stockholders are entitled to fill the vacancy created as a result of such removal.

       ADDITIONAL MATTERS TO BE CONSIDERED AT THE SYNOPSYS ANNUAL MEETING

     At the Synopsys annual meeting, in addition to voting on Proposal 1, the share issuance, Synopsys stockholders will be asked to vote on the following two proposals.

PROPOSAL 2 -- ELECTION OF SYNOPSYS DIRECTORS

     The bylaws of Synopsys provide that the Synopsys board of directors shall consist of not fewer than five and not more than nine persons. Within that range, the Synopsys board of directors has set the number of directors at eight persons. At the Synopsys annual meeting, eight directors are to be elected to serve until Synopsys' next annual meeting or until their successors are elected and qualified. The Synopsys board of directors has selected eight nominees for director. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The eight candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Synopsys annual meeting will be elected directors of Synopsys.

     THE SYNOPSYS BOARD OF DIRECTORS RECOMMENDS THAT THE SYNOPSYS STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF SYNOPSYS UNTIL THE NEXT SYNOPSYS ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

  NOMINEES


     Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of March 15, 2002.


                                                                        YEAR FIRST
NAME                                                          AGE    ELECTED DIRECTOR
----                                                          ----   ----------------
Aart J. de Geus.............................................   47               1986
Andy D. Bryant..............................................   51               1999
Chi-Foon Chan...............................................   52               1998
Bruce R. Chizen.............................................   46               2001
Deborah A. Coleman..........................................   49               1995
A. Richard Newton...........................................   50         1987; 1995
Sasson Somekh...............................................   55               1999
Steven C. Walske............................................   49               1991

  BACKGROUND OF DIRECTORS

     DR. AART J. DE GEUS co-founded Synopsys and currently serves as Chief Executive Officer and Chairman of the Board of Directors. Since the inception of Synopsys in December 1986, he has held a variety of positions, including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992, Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. He has served as a Director since 1986. From 1982 to 1986 Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.

     ANDY D. BRYANT has been a Director of Synopsys since January 1999 and currently serves as Executive Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation, with responsibility for financial operations, human resources, information technology and e-business functions and activities worldwide. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987 he was promoted to Director of Finance for the corporation and was appointed Vice President and Director of Finance of the Intel Products Group in 1990. Mr. Bryant became CFO in February of 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999. He was promoted to Executive Vice President in January 2001. Prior to joining Intel, he held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant holds a B.A. in economics from the University of Missouri and an M.B.A. in finance from the University of Kansas. Mr. Bryant is a director of Convera Corporation, a provider of content management solutions.

     DR. CHI-FOON CHAN joined Synopsys as Vice President of Application Engineering & Services in May 1990. Since April 1997 he has served as Chief Operating Officer and since February 1998 he has held the additional title of President. Dr. Chan also became a Director of Synopsys in February 1998. From September 1996 to February 1998 he served as Executive Vice President, Office of the President. From February 1994 until April 1997 he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Re-Use Group. Additionally, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and Ph.D. in computer engineering from Case Western Reserve University.

     BRUCE R. CHIZEN has been a Director of Synopsys since April 2001. Mr. Chizen has served as President of Adobe Systems Incorporated, a provider of graphic design, publishing, and imaging software for Web and print production, since April 2000 and as Chief Executive Officer since December 2000. He joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division and in December 1997 became Senior Vice President and General Manager, Graphics Products Division. In August 1998 Mr. Chizen was promoted to Executive Vice President, Products and Marketing. From November 1992 to February 1994 he was Vice President and General Manager, Claris Clear Choice for Claris Corp., a wholly-owned subsidiary of Apple Computer. He is a Director of Adobe Systems Incorporated and Viewpoint Corporation, a provider of advanced 3D product visualization and marketing solutions.

     DEBORAH A. COLEMAN has been a Director of Synopsys since November 1995. Ms. Coleman is co-founder and currently General Partner of SmartForest Ventures in Portland, Oregon. Ms. Coleman was Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, from May 1994, when it was spun off from Tektronix, Inc., until September 2001. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operation. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Chief Information Officer and Vice President of Operations. She is a Director of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment.

     DR. A. RICHARD NEWTON has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979 and is currently Dean of the College of Engineering. From July 1999 to June 2000, Dr. Newton was Chair of the Electrical Engineering and Computer Sciences Department. Since 1988 Dr. Newton has acted as a Venture Partner with Mayfield Fund, a venture capital partnership, and has contributed to the evaluation and development of over two dozen new companies. From November 1994 to July 1995 he was acting President and Chief Executive Officer of Silicon Light Machines, a private company which has developed display systems based on the application of micromachined silicon light-valves. Dr. Newton is also a Director of Simplex Solutions, Inc., which provides software and services for integrated circuit design and verification.

     DR. SASSON SOMEKH has been a Director of Synopsys since January 1999. He is Executive Vice President of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment. From December 1993 to November 2000, Dr. Somekh served as Senior Vice President. Dr. Somekh served as Group Vice President from 1990 to 1993. Prior to that, he was a divisional Vice President. Dr. Somekh joined Applied Materials in 1980 as a Project Manager.

     STEVEN C. WALSKE has been a Director of Synopsys since December 1991. Mr. Walske has been Chief Business Strategist of Parametric Technology Corporation, a supplier of software products for mechanical computer aided engineering, since June 2000 and served as Chairman, Chief Executive Officer and a Director from August 1994 until June 2000. From December 1986 to August 1994 Mr. Walske served as President and Chief Executive Officer of that company.

     There are no family relationships among any executive officers, directors or persons chosen or nominated to become executive officers or directors of Synopsys.

  BOARD COMMITTEES AND MEETINGS

     During fiscal 2001, the Synopsys board of directors held five meetings. During such year, the committees of the Synopsys board of directors included an Audit Committee, a Human Resources and Compensation Committee, which we refer to in this document as the "Compensation Committee," a Technology Committee and a Corporate Governance Committee.

     During fiscal 2001, the Audit Committee consisted of three directors: Mr. Bryant, Ms. Coleman and Dr. Somekh. All such directors served on the Audit Committee for the entire year, except for Mr. Bryant who was appointed in May 2001. The Audit Committee is primarily responsible for reviewing Synopsys' financial results prior to their release to the public, reviewing reports provided by, and approving the services performed by, Synopsys' independent auditors and reviewing Synopsys' accounting practices and systems of internal accounting controls. The Audit Committee held five meetings during fiscal 2001.

     During fiscal 2001, the Compensation Committee consisted of four directors:
Mr. Bryant, Mr. Chizen, Ms. Coleman and Mr. Walske. All such directors served on the committee for the entire fiscal year, except for Mr. Chizen who was appointed in May 2001. The Compensation Committee is primarily responsible for reviewing and approving Synopsys' general compensation policies, setting compensation levels for Synopsys' executive officers and administering Synopsys' stock option, employee stock purchase and 401(k) savings plans. The committee held four meetings during fiscal 2001 and acted by unanimous written consent on two occasions. In March 2000, the Compensation Committee established a Grant Subcommittee consisting of committee members Ms. Coleman and Mr. Walske. Mr. Chizen was added to the Grant Subcommittee in August 2001. The purpose of the Grant Subcommittee is to ensure that option grants made to executive officers of Synopsys comply with certain securities and tax rules. During fiscal 2001, the Grant Subcommittee held two meetings and acted by unanimous written consent on two occasions.

     During fiscal 2001, the Technology Committee consisted of two directors:
Dr. Newton and Dr. Somekh. Both directors served on the committee for the entire fiscal year. The Technology Committee advises the Synopsys board of directors on long-term technology strategy and industry development issues. The committee held three meetings during the year.

     During fiscal 2001, the Corporate Governance Committee consisted of six directors: Mr. Bryant, Mr. Chizen, Ms. Coleman, Dr. Newton, Dr. Somekh and Mr. Walske, all of whom are non-employee directors. All such directors served on the committee for the entire fiscal year, except for Mr. Chizen who was appointed in May 2001. The Corporate Governance Committee identifies and recommends to the Synopsys board of directors candidates for membership on the Synopsys board of directors and Synopsys board of directors committees, considers and recommends to the Synopsys board of directors candidates for certain corporate officers, including chief executive officer, develops and recommends criteria and policies relating to service and tenure of directors, oversees matters of corporate governance, reviews the performance of the Chief Executive Officer and other senior executives and reviews such other matters relating to management of Synopsys as it deems appropriate. The committee held three meetings during fiscal 2001. All nominees for the Synopsys board of directors were approved by the committee.

     During fiscal 2001, all directors attended at least 75% of the meetings of the Synopsys board of directors and committees of the Synopsys board of directors on which they served, except Dr. Somekh and Mr. Walske.

 DIRECTORS' COMPENSATION

     During fiscal 2001, each non-employee board of directors member was paid an annual retainer of $8,000 and $1,000, respectively, for each board of directors or board of directors committee meeting attended, plus expenses.

     In addition, non-employee board of directors members receive automatic option grants under the 1994 Non-Employee Directors Stock Option Plan, which in this document we refer to as the "Directors Plan." As of the date of this joint proxy statement/prospectus, all six non-employee Synopsys board of directors members were eligible to participate in the Directors Plan.

     During fiscal 2001, directors Andy D. Bryant, Bruce R. Chizen, Deborah A. Coleman, A. Richard Newton, Sasson Somekh and Steven C. Walske each received automatic grants of options to purchase 10,000 Synopsys common shares at an exercise price of $50.69 per share for Synopsys board of directors service during the year. In addition, during fiscal 2001, Mr. Chizen received options to purchase 9,166

Synopsys common shares, at an exercise price of $61.37, and Ms. Coleman and Messrs. Bryant, Newton, Somekh and Walske each received options to purchase 10,000 Synopsys common shares for service on Synopsys board of directors committees at an exercise price of $50.69. Mr. Chizen also received an automatic grant of options to purchase 20,000 Synopsys common shares at an exercise price of $50.69 per share for his initial Synopsys board of directors service.

     During fiscal 2001, Dr. Newton provided consulting services to Synopsys, for which he was paid $150,000. Under Synopsys' agreement with Dr. Newton, at Synopsys' request, Dr. Newton provides advice concerning long-term technology strategy and industry development issues, as well as providing assistance in identifying opportunities for partnerships with academia.

EXECUTIVE COMPENSATION

  EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth the compensation earned by (1) Synopsys' Chief Executive Officer and (2) each of the other four most highly compensated executive officers whose compensation for fiscal 2001 exceeded $100,000, which in this document we collectively refer to as the "named executive officers," for services rendered in all capacities to Synopsys during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION:
                                                      ANNUAL            SECURITIES
                                                  COMPENSATION($)         AWARDS         ALL OTHER
                                                -------------------     UNDERLYING      COMPENSATION
NAME AND POSITION                    YEAR(1)    SALARY      BONUS       OPTIONS(#)         ($)(2)
-----------------                    -------    -------    --------    -------------    ------------
Aart J. de Geus....................   2001      400,000    575,000         85,500          1,830
  Chief Executive Officer and......   2000      430,769    600,000        731,000          1,855
  Chairman of the Board............   1999      375,000    681,690        254,700          1,953
Chi-Foon Chan......................   2001      400,000    575,000         71,000          2,588
  President and....................   2000      430,769    600,000        623,000          2,493
  Chief Operating Officer..........   1999      375,000    681,690        199,200          1,653
Vicki L. Andrews...................   2001      289,423    611,396(3)      60,500          9,544
  Senior Vice President............   2000      287,500    568,256(4)     179,000          9,826
  World Wide Sales
Robert B. Henske...................   2001      364,423    350,000         60,500          1,825
  Senior Vice President and........   2000(5)   175,000    232,000        340,000            160
  Chief Financial Officer
Steven K. Shevick..................   2001      241,538    175,000         17,500          1,871
  Vice President, Investor
  Relations........................   2000      236,154    160,984        100,000          1,833
  and Legal, General Counsel

---------------

(1) During fiscal 1999, Synopsys had a fiscal year that ended on the last Saturday of September. In July 1999, Synopsys changed its fiscal year end to the last Saturday in October. As a result, salary data for fiscal 2000 includes the 13-month period ended October 28, 1999.

(2) Amounts in this column reflect premiums paid for group term life insurance, Synopsys 401(k) contributions and, in the case of Ms. Andrews only, car allowances.

(3) Ms. Andrews' 2001 bonus consists of commissions of $150,000, a variable bonus of $296,260, a relocation bonus of $160,000 and a special bonus of $5,136.

(4) Ms. Andrews' 2000 bonus consists of commissions of $318,096 and a variable bonus of $250,160.

(5) Mr. Henske commenced employment with Synopsys on May 10, 2000.

  STOCK OPTION GRANTS

     The following table sets forth further information regarding individual grants of options for Synopsys common shares during fiscal 2001 for each of the named executive officers. All grants for each of the named executive officers were made pursuant to the 1992 stock option plan. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of their respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Synopsys common shares and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights were granted to such officers during fiscal 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED ANNUAL
                       NUMBER OF      PERCENT OF                                              RATES OF STOCK PRICE
                       SECURITIES   TOTAL OPTIONS                                               APPRECIATION FOR
                       UNDERLYING     GRANTED TO       EXERCISE OR                               OPTION TERM($)
                        OPTIONS       EMPLOYEES        BASE PRICE          EXPIRATION        -----------------------
        NAME           GRANTED(1)   FISCAL 2001(2)      ($/SHARE)             DATE               5%          10%
        ----           ----------   --------------   ---------------   -------------------   ----------   ----------
Aart J. de Geus......    85,500          1.47        $47.44 - $61.37     2/28/11 - 8/28/11   $2,930,209   $7,425,724
Chi-Foon Chan........    71,000          1.22        $47.44 - $61.37     2/28/11 - 8/28/11   $2,432,192   $6,163,652
Vicki L. Andrews.....    60,500          1.04        $47.44 - $61.37     2/28/11 - 8/28/11   $2,084,176   $5,281,710
Robert B. Henske.....    60,500          1.04        $47.44 - $61.37     2/28/11 - 8/28/11   $2,084,176   $5,281,710
Steven K. Shevick....    17,500          0.30        $47.44 - $61.37     2/28/11 - 8/28/11   $  600,604   $1,522,048

---------------
(1) Sum of all option grants made during the fiscal year to such person. Options become exercisable ratably in a series of monthly installments over a four-year period from the grant date, assuming continued service to Synopsys, subject to acceleration under certain circumstances involving a change in control of Synopsys. Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service.

(2) Based on aggregate options to acquire 5,809,892 Synopsys common shares granted in fiscal 2001.

  OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth, for each of the named executive officers, each exercise of stock options during fiscal 2001 and the year-end value of unexercised options.

     No stock appreciation rights were exercised during such fiscal year by the named executive officers, and no stock appreciation rights were outstanding at the end of the fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                SHARES                    NUMBER OF UNEXERCISED         VALUE OF IN-THE-MONEY
                               ACQUIRED      VALUE          OPTIONS AT FY-END          OPTIONS AT FY-END($)(2)
                                  ON        REALIZED   ---------------------------   ---------------------------
            NAME               EXERCISE       (1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Aart J. de Geus.............        --            --     967,503        654,697      $9,868,495     $5,464,579
Chi-Foon Chan...............        --            --     549,005        547,195      $4,430,172     $4,427,467
Vicki L. Andrews............    11,000      $305,335      69,049        174,617      $  689,694     $1,509,669
Robert B. Henske............        --            --     124,374        276,126      $1,314,625     $2,563,045
Steven K. Shevick...........        --            --      74,665         87,335      $  730,765     $  738,265

---------------
(1) Market value at exercise less exercise price.

(2) Market value of underlying securities on November 2, 2001 ($47.86) minus the exercise price.

 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

     Under Synopsys' 1992 stock option plan, in the event of certain changes in the ownership or control of Synopsys involving a "Corporate Transaction," which includes an acquisition of Synopsys by merger or asset sale, all outstanding options under the 1992 stock option plan will automatically become exercisable, unless the option is assumed by the successor corporation, or parent thereof, or replaced by a comparable option to purchase shares of the capital stock of the successor corporation, or parent thereof.

     In addition, in the event of a successful hostile tender offer for more than 50% of the outstanding Synopsys common shares or a change in the majority of the Synopsys board of directors as a result of one or more contested elections for membership on the Synopsys board of directors, the administrator of the 1992 stock option plan has the authority to provide for the acceleration of vesting of the Synopsys common shares subject to outstanding options under the 1992 stock option plan.

     Synopsys has entered into Employment Agreements, effective October 1, 1997, with its Chief Executive Officer and its President and an Employment Agreement with its Chief Financial Officer, effective May 10, 2000. Each Employment Agreement provides that if the executive is terminated involuntarily other than for cause within 24 months of a change of control, (a) the executive will be paid an amount equal to two times the sum of the executive's annual base pay plus target cash incentive, plus the cash value of the executive's health benefits for the next 18 months and (b) all stock options held by the executive will immediately vest in full. If the executive is terminated involuntarily other than for cause in any other situation, the executive will receive a cash payment equal to the sum of the executive's annual base pay for one year plus the target cash incentive for such year, plus the cash value of the executive's health benefits for 12 months. The terms "involuntary termination," "cause" and "change of control" are defined in each Employment Agreement, each of which is filed with the SEC.

 REPORT OF THE COMPENSATION COMMITTEE

     The following is the report of the Compensation Committee of the Synopsys board of directors describing the compensation policies, and the rationale for these policies, with respect to the compensation paid to Synopsys' executive officers for fiscal 2001.

  EXECUTIVE COMPENSATION

  PURPOSE OF THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of procedures. The Committee reviews and approves all executive target compensation (base and bonus) and the plan by which bonus in excess of target may be paid to executive officers. In the case of Synopsys' principal sales executive, the Chief Executive Officer, President and certain other members of senior management formulate an individual bonus plan based primarily upon accepted orders for Synopsys' products and services and revenues.

  COMMITTEE STRUCTURE

     The Committee is comprised of four non-employee members of the board of directors: Andy Bryant, Bruce Chizen, Deborah Coleman and Steven C. Walske. In March 2000, the Compensation Committee established a Grant Subcommittee comprised of committee members Ms. Coleman and Mr. Walske. Mr. Chizen was added to the Grant Subcommittee in August 2001. The purpose of the Grant Subcommittee is to ensure that option grants made to executive officers of Synopsys comply with certain securities and tax rules.

  OBJECTIVES OF THE COMPENSATION PLAN

     The objectives of the compensation program as established by the Committee are: (1) to provide a means for Synopsys to attract and retain high-quality executives; (2) to tie executive compensation directly to Synopsys' business and performance objectives; and (3) to reward outstanding individual performance that contributes to the long-term success of Synopsys.

  ELEMENTS OF COMPENSATION

     Each executive officer's compensation package consists of three elements:
(1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group; (2) variable or bonus compensation payable based on the achievement of financial performance goals and individual performance; and (3) long-term stock-based incentive compensation, which rewards Synopsys growth and increased stockholder value.

     Base Compensation. The base compensation for each executive officer is determined based on consideration of the following factors: (1) salary levels for comparable positions in software and related companies similar in size and business that compete with Synopsys in the recruitment and retention of senior personnel; (2) each executive's past performance relative to corporate, business group (if applicable) and individual objectives; (3) each executive's responsibility level and objectives for the subsequent year; and (4) compensation relative to other executives at Synopsys.

     Information regarding competitive salary ranges for fiscal 2001 was obtained from an independent compensation survey firm. Some of the companies the Committee surveyed as part of the peer group for comparative compensation purposes are included in the S&P Technology Sector Index, which Synopsys has selected as the industry index for purposes of the stock price performance graph that appears later in this joint proxy/prospectus. However, the S&P Technology Sector Index also includes a significant number of companies that are of greater size than Synopsys, participate in different industries than Synopsys or are located in different regions from Synopsys, and use of index companies alone would have incorrectly affected compensation comparisons. In selecting companies for compensation comparison purposes, the Committee selected companies that actually compete with Synopsys in seeking executive talent. Consequently, some companies included in the compensation comparison survey are not necessarily included in the S&P Technology Sector Index.

     Synopsys believes that the total cash compensation for the executive officers of Synopsys for fiscal 2001 was competitive with the total cash compensation for executive officers at companies with which Synopsys competes for executives.

     Variable Compensation. Synopsys' fiscal 2001 bonus plan approved by the Committee set forth (1) the size of the aggregate bonus pool for all non-commissionable employees and executive officers and (2) the amount of incentive bonus compensation payable to individual executive officers (other than Synopsys' principal sales executive) based on the achievement of specific performance targets relating to accepted orders, revenue and expenses for Synopsys as a whole. An executive officer's bonus compensation may be increased based upon a qualitative assessment of his or her performance by the Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer, in consultation with and approval by the Committee and the board of directors. The bonuses payable to all such executive officers, together with bonuses payable to all other non-commissionable employees as a group, may not exceed the total bonus pool approved by the Committee.

     For fiscal 2001, a bonus formula was established such that achievement of planned levels of accepted orders, revenue and expenses would result in a specified bonus level. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately.


     For fiscal 2001, expenses met the established targets, although revenue and accepted orders did not. Bonus compensation (except for the qualitative component) was determined according to the compensation formula and was below the target amount. Bonus compensation paid to Synopsys' principal sales executive in fiscal 2001 was determined under her individual bonus plan and was adjusted downward as a result of the decline in orders and revenue during fiscal 2001. Total bonus compensation for the Named Executive Officers is shown in "-- Executive Compensation and Other Matters" on page [103].

The Committee believes that these levels of compensation are a fair reflection of the performance of the named individuals.

     The Compensation Committee met during the first quarter of fiscal 2002 to review the incentive bonus compensation structure for executive officers for fiscal 2002. The Committee decided to defer approval of the 2002 bonus plan for executive officers until later in fiscal 2002. As a result, Synopsys' executive officers are currently being compensated according to the fiscal 2001 plan.

     Long-Term Incentive Compensation. Long-term compensation provided to Synopsys' executives has been in the form of stock options. The Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders by providing an incentive to manage Synopsys with a focus on long-term strategic objectives set by the Synopsys board of directors relating to growth and stockholder value. Stock options are granted under the 1992 Plan according to guidelines that take into account the executive's responsibility level, comparison with comparable awards to individuals in similar positions in the industry, Synopsys' long-term objectives for maintaining and expanding technological leadership through product development and growth, expected Synopsys performance, the executive's performance and contribution during the last fiscal year and the executive's existing holdings of unvested stock options. However, the Committee does not strictly adhere to these factors in all cases and will vary the size of the grant made to each executive officer as the particular circumstances warrant. Each grant allows the officer to acquire Synopsys common shares at the fair market value in effect on the date of grant.


     The options vest in a series of installments over a four-year period, contingent upon the executive's continued employment with Synopsys. Accordingly, the option will provide a return to the executive only if he or she remains in Synopsys' employ, and then only if the market price of the Synopsys common shares appreciates over the option term. Subsequent grants may be made to officers when the Committee believes that the officer has demonstrated greater potential, achieved more than originally expected, or assumed expanded responsibilities. Additionally, subsequent grants may be made to remain competitive with similar companies. See "-- Option Exercises and Year-End Values" on page [104].



     The Committee evaluated the performance of the executive officers against the strategic objectives for fiscal 2001 set by the board of directors and concluded that such performance warrants the level of long-term compensation awarded them as set forth in "--Executive Compensation and Other Matters" on page [103]. The Committee typically reexamines long-term compensation levels each year.


  CHAIRMAN OF THE BOARD/CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Compensation for the Chairman/CEO is determined by a process similar to that discussed above for executive officers. Dr. de Geus' base compensation for fiscal 2001 was established by the Committee in February 2001. Dr. de Geus' base compensation is competitive with base compensation levels for chief executive officers of the companies with which Synopsys competes for executives.


     As was the case with the other executive officers, Dr. de Geus' bonus was calculated under a formula based on accepted orders, revenue and expense. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. Dr. de Geus was also eligible for an increased bonus based on a qualitative assessment of his performance by the Board of Directors. For fiscal 2001, expenses met the established targets, although revenue and accepted orders did not. As a result, Dr. de Geus' overall fiscal 2001 bonus was lower than his target bonus. Dr. de Geus' bonus compensation (except for the qualitative component) was determined according to the compensation formula established at the beginning of the year. See
"-- Executive and Other Compensation Matters" on page [103]. In determining the amount of long-term compensation to grant to Dr. de Geus, the Committee considered the same factors used to determine grants for other executive officers set forth above.


     The Committee believes that the overall level of compensation is a fair reflection of Dr. de Geus' performance for the year.

  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code places a $1 million limit on the tax deductibility of cash compensation paid to the five most highly compensated executive officers of Synopsys. Synopsys expects that no portion of the cash compensation paid to such executive officers in fiscal 2001 will be subject to the limitation under Section 162(m). Under the 1992 stock option plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                                          COMPENSATION COMMITTEE
                                          Steven C. Walske, Chairperson
                                          Andy D. Bryant
                                          Bruce R. Chizen
                                          Deborah A. Coleman

 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee was at any time during fiscal 2001, or at any other time, an officer or employee of Synopsys.

     No executive officer of Synopsys serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Synopsys board of directors or Compensation Committee.

 REPORT OF THE AUDIT COMMITTEE

     Other than the information set forth below in "-- Fees Billed to Synopsys by KPMG LLP during Fiscal 2001," the following Report of the Audit Committee shall not constitute "soliciting material" nor shall it be deemed "filed" with the SEC and is not to be incorporated by reference into any other Synopsys filing under the Securities Act or the Exchange Act, except to the extent Synopsys specifically incorporates this Report by reference therein.

  ADOPTION OF CHARTER

     The Audit Committee has adopted a written charter, which was filed with the SEC as an appendix to Synopsys' Proxy Statement for its 2001 Annual Meeting of Stockholders.

  COMMUNICATIONS WITH MANAGEMENT AND INDEPENDENT ACCOUNTANTS


     The Audit Committee has reviewed and discussed Synopsys' financial statements for fiscal 2001 with management. In addition, the Audit Committee has discussed with KPMG LLP, Synopsys' independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications With Audit Committees," which includes, among other items, matters related to the conduct of the audit of Synopsys' financial statements. The Audit Committee has also received the written disclosure and letter from KPMG LLP regarding the matters set forth by the Independence Standards Board Standard No. 1.


  COMMITTEE MEMBER INDEPENDENCE

     Committee members Deborah Coleman and Sasson Somekh each qualify as an "independent" director under the current listing standards of the National Association of Securities Dealers (the "NASD"). Mr. Bryant does not qualify as an independent director under such standards due to the fact that he also serves as Senior Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation, which accounted for greater than 5% of Synopsys' consolidated gross revenues in fiscal 1999. However, in accordance with NASD listing standards, Synopsys' board of directors (with Mr. Bryant abstaining) has determined that Mr. Bryant's membership on the Audit Committee is required by the best interests of Synopsys and its stockholders due to Mr. Bryant's extremely high level of experience in financial and accounting matters as a result of his service as Intel's principal financial officer since 1994.

  RECOMMENDATION REGARDING FINANCIAL STATEMENTS

     Based on the review and discussions referred to above, the Audit Committee recommended to Synopsys' board of directors that Synopsys' 2001 audited financial statements be included in Synopsys' Annual Report on Form 10-K for fiscal 2001.

  FEES BILLED TO SYNOPSYS BY KPMG LLP DURING FISCAL 2001

  AUDIT FEES

     Fees billed to Synopsys by KPMG LLP for the 2001 fiscal year annual audit of its financial statements included in its Annual Report on Form 10-K for the year ended November 3, 2001, and for review of the financial statements included in Synopsys' fiscal year 2001 Quarterly Reports on Form 10-Q have totaled approximately $1,673,000 as of the date of this joint proxy statement/prospectus.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG LLP did not perform any financial information systems design or implementation services for Synopsys during fiscal year 2001.

  ALL OTHER FEES

     Fees billed to Synopsys by KPMG LLP for all other non-audit services rendered to Synopsys during fiscal 2001, including services relating to SEC matters, statutory audits of foreign subsidiaries and income tax and acquisitions related services, totaled approximately $1,888,000.

                                          AUDIT COMMITTEE
                                          Deborah A. Coleman, Chairperson
                                          Andy D. Bryant
                                          Sasson Somekh

 PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of Synopsys common shares from September 30, 1996 through November 3, 2001 to the cumulative total return of (1) the S&P 500 Index and (2) the S&P Technology Sector Index over the same period, assuming an investment of $100 in Synopsys common shares and in each of the other indices, and reinvestment of all dividends. This section shall not constitute "soliciting material" nor shall it be deemed "filed" with the SEC, and is not to be incorporated by reference into any other Synopsys filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which in this document we refer to as the "Exchange Act," except to the extent Synopsys specifically incorporates this section therein.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG SYNOPSYS, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX
[5-YEAR COMPARISON GRAPH]

                                                     SYNOPSYS, INC.                  S&P 500              S&P TECHNOLOGY INDEX
                                                     --------------                  -------              --------------------
9/96                                                     100.00                      100.00                      100.00
9/97                                                      86.00                      132.00                      145.00
9/98                                                     101.00                      161.00                      192.00
9/99                                                     138.00                      203.00                      319.00
10/00                                                     78.00                      215.00                      355.00
11/01                                                    104.00                      161.00                      168.00

* $100 INVESTED ON SEPTEMBER 30, 1996 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING NOVEMBER 3, 2001.

PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Synopsys board of directors has appointed the firm of KPMG LLP, independent auditors, to audit the financial statements of Synopsys for fiscal 2002. KPMG LLP has audited Synopsys' consolidated financial statements since fiscal 1992.

     A representative of KPMG LLP is expected to be present at the Synopsys annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     In the event the Synopsys stockholders fail to ratify the appointment, the Synopsys board of directors will reconsider its selection. Ratification of the appointment of KPMG LLP requires the affirmative vote of the majority of the votes cast at a duly held stockholder meeting at which there is a quorum.

 RECOMMENDATION

     THE SYNOPSYS BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS SYNOPSYS' INDEPENDENT AUDITORS FOR FISCAL 2002.

ADDITIONAL INFORMATION

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Synopsys' directors, officers and greater than ten percent beneficial owners of its shares to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish Synopsys with copies of all Section 16(a) forms they file.

     Based solely upon its review of the copies of the Forms 3, 4 and 5 received by Synopsys and/or written representations from certain reporting persons, Synopsys believes that each of its directors, officers, and greater than ten percent beneficial owners of its shares during the fiscal year ended November 3, 2001 has complied with all filing requirements applicable to such persons during such fiscal year, except that an amended Form 4 was filed on behalf of Vicki Andrews to reflect the sale of additional shares sold as part of a previously reported transaction, which additional sale was not timely reported.

 ANNUAL REPORT ON FORM 10-K

     A copy of Synopsys' Annual Report on Form 10-K for fiscal 2001, and the letter to stockholders attached to the annual report, has been mailed concurrently with this joint proxy statement/prospectus to all Synopsys stockholders entitled to notice of and to vote at the Synopsys annual meeting. The letter to stockholders attached to the annual report is not incorporated into this joint proxy statement/prospectus and shall not be considered proxy solicitation material.

                                 LEGAL MATTERS

     The validity of the Synopsys common shares to be issued in the merger will be passed upon for Synopsys by Cleary, Gottlieb, Steen & Hamilton, counsel to Synopsys.

     Cleary, Gottlieb, Steen & Hamilton, counsel to Synopsys, has rendered an opinion that the merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

     O'Melveny & Myers LLP, counsel to Avant!, has rendered an opinion that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                                    EXPERTS


     The consolidated financial statements and schedule of Synopsys, Inc. and subsidiaries as of October 31, 2001 and 2000, and for each of the years in the two-year period ended October 31, 2001, the one-month period ended October 31, 1999, and for the year ended September 30, 1999, included in its annual report on Form 10-K, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent auditors, which are incorporated by reference, and upon that firm as experts in accounting and auditing.


     The consolidated financial statements and schedule of Avant! and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 included in its annual report on Form 10-K, have been incorporated by reference in reliance upon the report of KPMG LLP, independent auditors, which is incorporated by reference, and upon that firm as experts in accounting and auditing.

     The financial statements of Forefront Venture Partners, L.P. incorporated by reference in this joint proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     Any Synopsys stockholder who intends to present a proposal at Synopsys' 2003 annual meeting of stockholders, whether or not for inclusion in the proxy statement and form of proxy relating to that meeting, is advised that to be eligible, the proposal must be received by the Secretary of Synopsys at
Synopsys' principal executive offices not later than [       ]. A stockholder's
notice to Synopsys must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the matter and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder, as he or she appears on Synopsys' books, (iii) the number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in the proposal, and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. Nominations of persons to the Synopsys board of directors must include, with respect to each nomination and the nominating stockholder, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of Synopsys which are beneficially owned by such person, (d) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons, naming such person or persons, pursuant to which the nominations are to be made by the stockholder, and (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required under the Exchange Act.


     Any Avant! stockholder who intends to present a proposal at Avant!'s 2002 annual meeting of stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that to be eligible, the proposal must have been received by the Secretary of Avant! at Avant!'s principal executive offices not later than December 27, 2001. Any Avant! stockholder who intends to present a proposal at Avant!'s 2002 annual meeting of stockholders, where the stockholder has not sought inclusion of the matter in the proxy statement and proxy relating to such meeting, is advised that to be eligible, notice of such proposal must have been delivered to Avant!'s Secretary at Avant!'s principal executive offices no earlier than February 7, 2002 and no later than March 9, 2002. If the merger is consummated as currently contemplated, there will be no Avant! 2002 annual meeting.

                                                                           ANNEX
A

                          AGREEMENT AND PLAN OF MERGER


                         DATED AS OF DECEMBER 3, 2001,



                                  AS AMENDED,


                                     AMONG

                                SYNOPSYS, INC.,

                        MAPLE FOREST ACQUISITION L.L.C.

                                      AND

                               AVANT! CORPORATION

                                ARTICLE I
                               THE MERGER
 1.1.  The Merger..................................................   A-1
 1.2.  Effective Time..............................................   A-1
 1.3.  Closing of the Merger.......................................   A-1
 1.4.  Effects of the Merger.......................................   A-1
 1.5.  Certificate of Formation; Limited Liability Company
       Agreement...................................................   A-2
 1.6.  Sole Member.................................................   A-2
 1.7.  Officers....................................................   A-2
 1.8.  Structure...................................................   A-2
                               ARTICLE II
                        CONVERSION OF SECURITIES
 2.1.  Conversion of Securities....................................   A-2
 2.2.  Stock Options and Other Stock Plans.........................   A-3
 2.3.  Exchange Fund...............................................   A-4
 2.4.  Exchange Procedures.........................................   A-4
 2.5.  Distributions with Respect to Unsurrendered Certificates....   A-5
 2.6.  No Further Ownership Rights.................................   A-5
 2.7.  No Fractional Shares of Parent Common Stock.................   A-5
 2.8.  Termination of Exchange Fund................................   A-6
 2.9.  No Liability................................................   A-6
 2.10. Investment of the Exchange Funds............................   A-6
 2.11. Lost Certificates...........................................   A-6
 2.12. Withholding Rights..........................................   A-6
 2.13. Stock Transfer Books........................................   A-6
 2.14. Affiliates..................................................   A-7
                               ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 3.1.  Organization and Qualification; Subsidiaries................   A-7
 3.2.  Capitalization of the Company and Its Subsidiaries..........   A-7
 3.3.  Authority Relative to This Agreement........................   A-8
 3.4.  SEC Reports; Financial Statements...........................   A-9
 3.5.  No Undisclosed Liabilities..................................   A-9
 3.6.  Absence of Changes..........................................  A-10
 3.7.  Information Supplied........................................  A-11
 3.8.  Consents and Approvals; No Violations.......................  A-11
 3.9.  No Default..................................................  A-12
 3.10. Real Property...............................................  A-12
 3.11. Litigation..................................................  A-13
 3.12. Company Permits; Compliance with Applicable Laws............  A-13
 3.13. Employee Benefit Plans; ERISA...............................  A-13
 3.14. Labor Matters...............................................  A-17
 3.15. Environmental Matters.......................................  A-17
 3.16. Taxes.......................................................  A-19
 3.17. Absence of Questionable Payments............................  A-20
 3.18. Company Contracts...........................................  A-21
 3.19. Insurance Matters...........................................  A-22
 3.20. Intellectual Property.......................................  A-22
 3.21. Interested Party Transactions...............................  A-25

 3.22. Opinion of Company Financial Advisor........................  A-25
 3.23. Brokers.....................................................  A-25
 3.24. Tax Treatment...............................................  A-25
 3.25. Takeover Statutes, etc......................................  A-25
 3.26. Amendment to the Company Rights Agreement...................  A-26
 3.27. Distributors................................................  A-26
 3.28. Semiconductor Manufacturing International Corporation.......  A-26
 3.29. Avant!HighTech..............................................  A-27
                               ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
 4.1.  Organization................................................  A-27
 4.2.  Capitalization of Parent....................................  A-27
 4.3.  Authority Relative to This Agreement........................  A-28
 4.4.  SEC Reports; Financial Statements...........................  A-28
 4.5.  No Undisclosed Liabilities..................................  A-29
 4.6.  Absence of Certain Changes or Events........................  A-29
 4.7.  Information Supplied........................................  A-29
 4.8.  Consents and Approvals; No Violations.......................  A-30
 4.9.  Compliance with Applicable Laws.............................  A-30
 4.10. Opinion of Parent Financial Advisor.........................  A-30
 4.11. Brokers.....................................................  A-30
 4.12. Tax Treatment...............................................  A-30
 4.13. Litigation..................................................  A-30
                                ARTICLE V
                                COVENANTS
 5.1.  Conduct of Business of the Company..........................  A-31
 5.2.  Conduct of Business of Parent...............................  A-33
 5.3.  Access to Information.......................................  A-34
 5.4.  Company Litigation..........................................  A-34
 5.5.  Dispositions................................................  A-34
 5.6.  Maingate....................................................  A-34
                               ARTICLE VI
                          ADDITIONAL AGREEMENTS
 6.1.  Preparation of S-4 and the Proxy Statement..................  A-35
 6.2.  Meetings....................................................  A-35
 6.3.  Commercially Reasonable Best Efforts........................  A-36
 6.4.  Acquisition Proposals.......................................  A-37
 6.5.  Public Announcements........................................  A-38
 6.6.  Indemnification; Directors' and Officers' Insurance.........  A-38
 6.7.  Notification of Certain Matters.............................  A-39
 6.8.  Certification...............................................  A-39
 6.9.  Employee Matters............................................  A-39
 6.10. Affiliate Letters...........................................  A-40
 6.11. SEC Filings.................................................  A-40
 6.12. Fees and Expenses...........................................  A-40
 6.13. Listing of Stock............................................  A-41
 6.14. Takeover Statutes...........................................  A-41
 6.15. Direct Payment of Expenses..................................  A-41

                               ARTICLE VII
                CONDITIONS TO CONSUMMATION OF THE MERGER
 7.1.  Conditions to Each Party's Obligations to Effect the
       Merger......................................................  A-41
 7.2.  Conditions to the Obligations of the Parent and Merger
       Sub.........................................................  A-42
 7.3.  Conditions to the Obligations of the Company................  A-43
                              ARTICLE VIII
                     TERMINATION; AMENDMENT; WAIVER
 8.1.  Termination by Mutual Agreement.............................  A-44
 8.2.  Termination by Either Parent or the Company.................  A-44
 8.3.  Termination by the Company..................................  A-44
 8.4.  Termination by Parent.......................................  A-44
 8.5.  Effect of Termination and Abandonment.......................  A-44
 8.6.  Amendment...................................................  A-46
 8.7.  Extension; Waiver...........................................  A-46
 8.8.  Breaches Relating to Litigation.............................  A-46
                               ARTICLE IX
                              MISCELLANEOUS
 9.1.  Nonsurvival of Representations and Warranties...............  A-46
 9.2.  Entire Agreement; Assignment................................  A-46
 9.3.  Notices.....................................................  A-47
 9.4.  Governing Law...............................................  A-47
 9.5.  Descriptive Headings........................................  A-47
 9.6.  Parties in Interest.........................................  A-47
 9.7.  Severability................................................  A-47
 9.8.  Enforcement; Jurisdiction...................................  A-48
 9.9.  Counterparts................................................  A-48
 9.10. Interpretation..............................................  A-48
 9.11. Definitions.................................................  A-48

                           GLOSSARY OF DEFINED TERMS

                                      DEFINED
DEFINED TERMS                         ON PAGE
-------------                         -------
1995 Plan...........................    A-3
2000 Plan...........................    A-3
Acquiring Person....................   A-26
Acquisition Proposal................   A-48
affiliate...........................   A-49
Agreement...........................    A-1
Antitrust Law.......................   A-37
Assumed Stock Option................    A-3
Audit Date..........................   A-10
Avant! High-Tech....................   A-27
Avant!HK............................   A-26
Avant!Japan.........................   A-26
beneficial ownership................   A-49
beneficially own....................   A-49
Business Day........................   A-49
Cadence.............................   A-45
Cadence Litigation..................   A-49
Cadence Settlement Agreement........   A-49
Cadence Settlement Proposal.........   A-49
Capitalization Date.................    A-7
Certificate of Merger...............    A-1
Certificates........................    A-4
Closing.............................    A-1
Closing Date........................    A-1
Code................................    A-1
Company.............................    A-1
Company Agreements..................   A-12
Company Benefit Plans...............   A-14
Company Board.......................    A-8
Company Common Stock................    A-2
Company Contracts...................    A-2
Company Convertible Preferred
  Stock.............................    A-7
Company Disclosure Schedule.........    A-7
Company Financial Advisor...........   A-25
Company Junior Participating
  Preferred Stock...................    A-7
Company Option Plans................    A-3
Company Permits.....................   A-13
Company Required Approvals..........   A-11
Company Rights Agreement............    A-8
Company SEC Reports.................    A-9
Company Shares......................    A-1
Company Stockholder Meeting.........   A-35
Confidentiality Agreement...........   A-34
Continuing Employees................   A-39
Copyrights..........................   A-25

                                      DEFINED
DEFINED TERMS                         ON PAGE
-------------                         -------
DavanTech...........................   A-26
DavanTech Agreement.................   A-26
DGCL................................    A-1
Distribution Date...................   A-26
DLLCA...............................    A-1
DOJ.................................   A-36
Effective Time......................    A-1
Exchange Act........................    A-9
Exchange Agent......................    A-4
Exchange Fund.......................    A-4
Exchange Ratio......................    A-2
Expenses............................   A-41
Final Expiration Date...............   A-26
FTC.................................   A-36
FTD.................................   A-26
FTD Agreement.......................   A-26
GAAP................................    A-9
Governmental Entity.................   A-12
HSR Act.............................   A-11
Intellectual Property...............   A-24
know................................   A-49
knowledge...........................   A-49
Law.................................   A-12
Lien................................    A-8
Maingate............................   A-26
Maingate Agreement..................   A-26
Maingate Purchase Price.............   A-35
Material Adverse Effect.............   A-49
Merger..............................    A-1
Merger Consideration................    A-2
Merger Sub..........................    A-1
NASD................................   A-11
Network Identifiers.................   A-25
Option Holder.......................    A-3
Ordinary Course Customer Contract...   A-22
ordinary course of business.........   A-50
Outstanding SMIC Amount.............   A-27
Parent..............................    A-1
Parent Agreements...................   A-30
Parent Board........................   A-28
Parent Common Stock.................    A-2
Parent Confidentiality Agreement....   A-34
Parent Disclosure Schedule..........   A-27
Parent July 31 Balance Sheet........   A-29
Parent Preferred Stock..............   A-27

                                      DEFINED
DEFINED TERMS                         ON PAGE
-------------                         -------
Parent Required Approvals...........   A-30
Parent Rights.......................    A-2
Parent Rights Agreement.............   A-50
Parent SEC Reports..................   A-29
Parent Stock Option Plans...........   A-28
Parent Stockholder Meeting..........   A-36
Parties.............................   A-50
Patents.............................   A-24
PBGC................................   A-15
person..............................   A-50
Product Lease.......................   A-26
Proxy Statement.....................   A-11
Real Property Leases................   A-12
Required Company Vote...............    A-9
Required Parent Vote................   A-28
Rights..............................   A-26
S-4.................................   A-11
SEC.................................    A-4
Section 11(a)(ii) Trigger Date......   A-26
Securities Act......................    A-7

                                      DEFINED
DEFINED TERMS                         ON PAGE
-------------                         -------
September 30 Balance Sheet..........   A-10
Share...............................    A-2
Share Issuance......................   A-11
Shares..............................    A-2
SMIC................................   A-27
SMIC Termination Agreement..........   A-27
SMIC Transactions...................   A-27
Software............................   A-25
subsidiary..........................   A-50
Superior Proposal...................   A-38
Surviving Company...................    A-1
Takeover Statutes...................   A-25
Tax Returns.........................   A-20
Taxes...............................   A-20
Termination Date....................   A-44
Trade Secrets.......................   A-25
Trademarks..........................   A-24
Transaction Costs...................   A-41
Voting Agreements...................    A-1
WARN Act............................   A-17

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2001, as amended (the "Agreement"), is among Synopsys, Inc., a Delaware corporation ("Parent"), Maple Forest Acquisition L.L.C., a Delaware limited liability company and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Avant! Corporation, a Delaware corporation (the "Company").


     WHEREAS, the Boards of Directors of Parent and the Company, and Parent (in its capacity as sole member of Merger Sub), have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), are advisable and fair to, and in the best interests of, their respective stockholders or (in the case of Merger Sub) member;

     WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, and as a condition to their doing so, Parent is simultaneously entering into stockholder agreements (collectively, the "Voting Agreements") with the Company's directors and executive officers owning shares of Company Common Stock (as defined in Section 2.1(c)), pursuant to which such stockholders are agreeing, among other things, to vote in favor of the Merger;

     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, and as a condition to their doing so, certain executive officers and other persons affiliated with the Company are simultaneously entering into new employment agreements and other agreements with Parent or the Company to become effective at the Effective Time (as defined in Section 1.2)

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), the Company shall be merged with and into Merger Sub (the "Merger"). Following the Merger, Merger Sub shall continue as the surviving company (the "Surviving Company") and shall continue its existence under the DLLCA, and the separate corporate existence of the Company shall cease.

     1.2. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with Section 264 of the DGCL, and with Section 18-209 of the DLLCA, with the Secretary of State of the State of Delaware (the "Certificate of Merger") on the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the "Effective Time").

     1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by Parent, which shall be no later than the fifth Business Day (as defined in Section 9.11(d)) after satisfaction or waiver of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Parent (or such other location to be specified by Parent), unless another time or date is agreed to in writing by the parties hereto.

     1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

     1.5. Certificate of Formation; Limited Liability Company Agreement. The limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended and restated as of the Effective Time to reflect the fact that the name of the Surviving Company, from and after the Effective Time, shall be "Avant! Company," and as so amended and restated, such limited liability company agreement shall (as amended by Parent, as sole member, from time to time) be the limited liability company agreement of the Surviving Company. The certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company and shall be amended in due course to reflect the fact that the name of the Surviving Company, from and after the Effective Time, shall be "Avant! Company."

     1.6. Sole Member.  Parent shall be the sole member of the Surviving
Company.

     1.7. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company until successors are duly elected or appointed and qualified.

     1.8. Structure. Notwithstanding any other provision of this Agreement, at Parent's election (exercised in its sole discretion) the structure of the Merger shall be revised to provide for a newly organized Delaware corporation, whose sole stockholder shall be Parent, to merge with and into the Company, and the Parties shall enter into an amendment to this Agreement effecting such revised structure; provided that any such revised structure and amendment does not (x) alter the Exchange Ratio or the Merger Consideration or (y) prevent or materially delay the consummation of the Merger or (z) prevent satisfaction of the conditions set forth in Sections 7.2(d) and 7.3(d).

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any securities or interests of or in the Company or Merger Sub:

        (a) Limited Liability Company Interests in Merger Sub. Each limited liability company interest in Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding upon the Merger.

        (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Company Common Stock (as defined in Section 2.1(c)) issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly-owned subsidiaries shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        (c) Conversion of Company Common Stock. Each share of common stock, par value $.0001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually, a "Share" and collectively, the "Shares") (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into and be exchangeable for the right to receive .371 (the "Exchange Ratio") of a fully paid and non-assessable share of common stock, par value $.01 per share, of Parent (including the associated rights (the "Parent Rights") to purchase shares of Series A Participating Preferred Stock pursuant to the Parent Rights Agreement (as defined in Section 9.11) ("Parent Common Stock") (all such shares of Parent Common Stock issued, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7, being referred to as the "Merger Consideration").

        (d) Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the fraction of a share of Parent Common Stock constituting the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

     2.2. Stock Options and Other Stock Plans. (a) As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, the Board of Directors of the Company or any committee of the Board of Directors of the Company administering the Company's 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") , the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") , the Chrysalis Symbolic Design, Inc. 1993 Stock Option Plan, the Xynetix Design Systems 1993 Employee and Consultant Stock Option Plan, the Xynetix Design Systems 1993 Employee and Consultant Stock Option Plan (United Kingdom Version), the InterHDL, Inc. 1993 Stock Option Plan, the InterHDL, Inc. 1996 Stock Plan, the Aceo Technology, Inc. 1996 Stock Option Plan, the Technology Modeling Associates, Inc. 1989 Stock Option Plan, the Technology Modeling Associates, Inc. 1995 Stock Option Plan, the Technology Modeling Associates, Inc. 1996 Equity Incentive Plan, the Frontline Design Automation, Inc. 1996 Equity Incentive Plan, the Meta-Software, Inc. 1995 Equity Incentive Plan, the Meta-Software, Inc. 1992 Stock Option/Appreciation Plan, the Meta-Software, Inc. 1995 Directors' Stock Option Plan, the Ads Software, Inc. 1994 Stock Option Plan, the Harris Electronic Design Automation 1993 Employee and Consultant Stock Option Plan, the Integrated Silicon Systems, Inc. Incentive Stock Option Plan, the Arcsys, Inc. 1993 Stock Option/Stock Issuance Plan and the Anagram, Inc. 1993 Stock Incentive Plan (collectively, the "Company Option Plans")) shall take such action as may be required or desirable (including obtaining all applicable consents) to effect the following provisions of this
Section 2.2(a). Except as may otherwise be provided in any agreement on terms specified in Section 2.2(a) of the Company Disclosure Schedule, effective as of the Effective Time (i) each then outstanding option to purchase Shares (each a "Company Stock Option") granted pursuant to the Company Stock Plans or otherwise granted by the Company to any current or former employee or director of, or consultant to, the Company or any of its subsidiaries (each, an "Option Holder") shall be assumed by Parent and shall be converted into an option (an "Assumed Stock Option") to purchase a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by
(y) the Exchange Ratio and (ii) the per share exercise price for shares of Parent Common Stock issuable upon exercise of such Assumed Stock Option shall be equal to (1) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (2) the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time; provided, that the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof; and provided, further that each Company Stock Option granted to an Eligible Director (as defined in the 1995 Plan) under the 1995 Plan shall not be assumed and converted and shall vest in full immediately prior to the Effective Time, in accordance with the terms of the 1995 Plan.

     (b) With respect to Company Stock Options granted under the Company Option Plans pursuant to which consent of an Option Holder is required, if any, as identified in Section 2.2(b) of the Company Disclosure Schedule, no later than the Effective Time, the Company will obtain a signed written consent from each Option Holder to the treatment of the Company Stock Options in the manner described in Section 2.2(a) hereof. As soon as practicable after the Effective Time, Parent shall deliver to the Option Holders appropriate notices setting forth the number of shares subject to such Assumed Stock Options held by each such Option Holder and the exercise price under each such Assumed Stock Option, each as adjusted pursuant to Section 2.2(a) hereof, and stating that such Assumed Stock Options shall remain subject to the original terms and conditions applicable to the corresponding Company Stock Option as in effect immediately prior to the Effective Time (subject to the adjustments required by this Section 2.2).

     (c) As soon as reasonably practicable following the Effective Time, Parent shall take such actions as are reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock upon the exercise of the Assumed Stock Options. Parent shall use its best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 or other appropriate form with respect to the shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding.

     (d) Prior to the Effective Time, the Company shall take all necessary or appropriate action (including amending any of the Company Option Plans and related award agreements or making adjustments as permitted thereby) to (i) effectuate the assumption and conversion of the Company Stock Options by Parent in accordance with the terms hereof and the assignment to Parent of the authorities and responsibilities of the Company Board or any committee thereof under the Company Option Plans and (ii) except as permitted under Section 2.2(d) of the Company Disclosure Schedule, preclude the grant of any additional options or other awards of any type under any of the Company Option Plans or otherwise.

     (e) The Company shall take such action as is necessary to (i) cause the exercise (as of a date that is no later than three Business Days prior to the Effective Date) of each outstanding purchase right under the Company's Employee Stock Purchase Plan, the Technology Modeling Associates, Inc. 1996 Employee Stock Purchase Plan, and the Meta-Software, Inc. 1995 Employee Stock Purchase Plan, as applicable, (the "Company Stock Purchase Plans"); and (ii) provide that no further purchase period shall commence under such plans; provided, that such exercise and cessation of further purchase periods shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the applicable Company Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the applicable Company Stock Purchase Plan. At the Effective Time, a holder of such Shares received under the Company Stock Purchase Plans shall, by virtue of the Merger and without any action on the part of such holder, be entitled to receive the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.12 hereof or as may apply to payments made in connection with the performance of services), upon the surrender of the certificate representing such Shares as provided in Section 2.4. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, the Company shall terminate the Company Stock Purchase Plans.

     2.3. Exchange Fund. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the "Exchange Agent").

     (b) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of Shares, the Merger Consideration issuable pursuant to Section 2.1 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash or Parent Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(b) shall hereinafter be referred to as the "Exchange Fund."

     2.4. Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each holder of record, as of the Effective Time, of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive Parent Common Stock pursuant to Section 2.1(c) (i) a form of letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(c) (after taking into account all Shares then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive (x) in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and
(y) in respect of any dividends and other distributions payable pursuant to
Section 2.5. No interest will be paid or will accrue on any cash payable pursuant to this Article II and the certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued and paid with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

     2.5. Distributions with Respect to Unsurrendered Certificates. From and after the Effective Time and until surrendered in accordance with the provisions of this Article II, each Certificate (other than Certificates for Shares to be cancelled pursuant to Section 2.1(b)) shall represent for all purposes solely the right to receive in accordance with the terms hereof, the Merger Consideration. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Shares of Company Common Stock with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

     2.6. No Further Ownership Rights. All shares of Parent Common Stock and issued upon conversion of the Shares in accordance with the terms of this
Article II, and any cash paid pursuant to Sections 2.5 and 2.7, shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

     2.7. No Fractional Shares of Parent Common Stock. (a) No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of

Parent Common Stock multiplied by (ii) the average of the closing prices during regular trading hours (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Parent Common Stock on the three trading days immediately prior to the day on which the Effective Time occurs. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Parent and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.8. Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat and similar laws) for the Merger Consideration exchangeable for such Certificates to which such holders are entitled, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5, without any interest on any thereof. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date as shall be immediately prior to such date as such securities or amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.8)) shall, to the extent permitted by Law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

     2.9. No Liability. None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     2.10. Investment of the Exchange Funds. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from any such investment shall promptly be paid to Parent.

     2.11. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement, without any interest thereon.

     2.12. Withholding Rights. Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares of such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law (as the term "Tax" is defined in Section 3.16(n) hereof). To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

     2.13. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall, subject to Section 2.8, be converted into the Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common

Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

     2.14. Affiliates. Notwithstanding anything to the contrary herein, no Merger Consideration shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.10 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), until such person has executed and delivered to Parent the written agreement contemplated by Section 6.10.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the section of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") that specifically relates to the correspondingly numbered section of this Article III, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

     3.1. Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and (in those jurisdictions in which there is an applicable concept of good standing) in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

     (b) Section 3.1 of the Company Disclosure Schedule sets forth (i) a list of all subsidiaries of the Company, (ii) in the case of such subsidiaries not wholly-owned by the Company (A) the identity of any other entity or person that owns, directly or indirectly, beneficially or of record, any shares of capital stock or other security, or any option to purchase any shares of capital stock or other security, or any other investment in such entity (and all rights, privileges and preferences of any such beneficial or record holder with respect thereto, including repurchase rights, put rights, cancellation rights, co-sale rights, registration rights or other rights affecting the shares or options held by such third party), (B) the percentage ownership represented by such investment and (C) with regard to the entity in which such investment is held, all jurisdictions where such entities conduct business or own assets. The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any entity that is not listed on Section 3.1(b) to the Company Disclosure Schedule.

     (c) The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (in those jurisdictions in which there is an applicable concept of good standing) in good standing has not had, and would not have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.11) on the Company.

     (d) The Company has heretofore delivered or made available to Parent accurate and complete copies of the articles or certificate of incorporation and bylaws or other similar organizational documents, as currently in effect, of (i) the Company and (ii) each of its material subsidiaries.

     3.2. Capitalization of the Company and Its Subsidiaries. (a) The authorized capital stock of the Company consists of (i) seventy million (70,000,000) shares of Company Common Stock, and (ii) Five Million (5,000,000) shares of preferred stock, par value $.0001 per share (the "Company Preferred Stock") of which 75,000 shares have been designated Series A Junior Participating Preferred Stock, par value $.0001 per share (the "Company Junior Participating Preferred Stock"). As of November 30, 2001, (the "Capitalization Date") (i) 37,872,052 shares of Company Common Stock were issued and outstanding; (ii) 4,021,708 shares of Company Common Stock were subject to outstanding options issued pursuant to the 2000 Plan, and 5,715,029 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company Option Plans other than the 2000 Plan; (iii) 4,457,029 shares of

Company Common Stock were issued and held in the treasury of the Company and
(iv) no Company Preferred Stock was issued or outstanding. As of the Capitalization Date 75,000 shares of Company Junior Participating Preferred Stock are reserved for issuance upon exercise of the rights pursuant to the Rights Agreement (as hereinafter defined). Section 3.2 of the Company Disclosure Schedule sets forth a complete and correct list of all holders of options to acquire Shares, including each such person's name, the number of options (vested, unvested and total) held by such person as of the Capitalization Date and the exercise price for each such option. All the outstanding Shares are, and the exercise of outstanding options described in the second sentence of this
Section 3.2 will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. From the Capitalization Date through the date hereof, there have been no issuances of shares of the capital stock or other securities of the Company or of options, warrants or rights with respect to shares of Company Common Stock or other securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of options outstanding on the Capitalization Date as fully reflected on Section 3.2 of the Company Disclosure Schedule. Except as set forth above or in Section 3.2(a) of the Company Disclosure Schedule and except for the Company's obligations under the Rights Agreement, dated as of September 4, 1998 (the "Company Rights Agreement"), between the Company and Computer Share Investor Services LLC, as rights agent, and except for the transactions contemplated by this Agreement (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company of any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (3) there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any of its subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of the Company or its subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than loans to wholly-owned subsidiaries in the ordinary course of business, and (4) there are no outstanding shareholder agreements, voting agreements, option agreements, buy-sell agreements, rights of first refusal or first offer, registration rights agreements or other similar agreements with respect to the equity securities of any subsidiary.

     (b) All of the capital stock of the Company's subsidiaries owned by the Company, directly or indirectly, is free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and there are no irrevocable proxies with respect to such capital stock. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (c) The consummation of the Merger and the transactions contemplated hereby will not trigger, and neither the Company nor the Board (nor any committee thereof) shall take any action to cause with respect to any Company Stock Options, (x) the acceleration of vesting provisions of or (y) the termination of any rights by the Company to repurchase any outstanding option to buy Company Shares, except, in the case of each of clauses (x) and (y), as required by the 2000 Plan, the 1995 Plan and the other agreements set forth (together with the identities of the holders of the Company Stock Options so subject to acceleration or termination and the number of such Options) in Section 3.2(c) of the Company Disclosure Schedule.

     3.3. Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of the Company (the "Company Board") has, by unanimous vote of those present (who constituted all of the directors then in office), duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby, and has (i) by resolution approved, and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement; (ii) determined that such transactions are advisable and fair to, and in the best interests of, the Company and its stockholders; and (iii) resolved to recommend that the stockholders of the Company approve and adopt such agreement of merger. Such Company Board action reflected the unanimous recommendation of the Special Committee of Independent Directors established by the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and the agreement of merger (within the meaning of Section 251 of the DGCL contained within this Agreement), the Required Company Vote (as defined in
Section 3.3(b) herein)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The Company Board has directed that the agreement of merger contained within this Agreement be submitted to the stockholders of the Company for their approval at a meeting to be held for that purpose. The affirmative vote of the holders of a majority of the outstanding Company Common Stock as of the record date for the Company Stockholders Meeting (as hereinafter defined) (the "Required Company Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt the agreement of merger contained within this Agreement and approve the transactions contemplated hereby, including the Merger.

     3.4. SEC Reports; Financial Statements. (a) The Company has timely filed all required forms, reports and documents with the SEC since January 1, 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. No subsidiary of the Company has filed, or is required to file, any form, report or other document with the SEC. The Company has heretofore (x) delivered or made available to Parent all correspondence with the SEC since January 1, 1999 and prior to the date hereof and (y) made available to Parent in the form filed with the SEC (including any amendments thereto) (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1998, 1999 and 2000; (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1999 and prior to the date hereof; and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1999 and prior to the date hereof (the forms, reports and documents referred to in clauses (y) (i), (ii) and (iii) are collectively referred to herein as the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP") (except as specifically indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount). The Company has furnished Parent with its good faith estimate, as of the date hereof, of aggregate orders and revenues for the quarter ending December 31, 2001.

     3.5. No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) liabilities or obligations reflected in the financial statements in the Company SEC Reports filed prior to the date hereof, including liabilities or obligations adequately provided for or fully disclosed in the Company's unaudited balance sheet (including the notes thereto) included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (the "September 30 Balance Sheet"), (b) liabilities or obligations incurred since September 30, 2001 and prior to the date hereof in the ordinary course of business consistent with past practice, and since September 30, 2001 which have not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company and
(c) liabilities or obligations (of a type and in amounts consistent with those set forth on Section 3.5 of the Company Disclosure Schedule) incurred in connection with the transactions contemplated hereby (including the liabilities described in Section 3.23). Section 3.5 of the Company Disclosure Schedule sets forth each of the Company's liabilities and obligations of any nature as of the date hereof, whether accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, which liability or obligation (x) if incurred on or before September 30, 2001, is or may be in an individual amount greater than five hundred thousand U.S. dollars (US$500,000) or (y) if incurred after September 30, 2001 and on or before the date hereof, is or may be in an individual amount greater than one hundred thousand U.S. dollars (US$100,000).

     3.6. Absence of Changes. Except as and to the extent publicly disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2000 (the "Audit Date") and prior to the date hereof, the Company and its subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been from the Audit Date through the date hereof:

        (a) any event, occurrence or development which has had, or would have, individually or in the aggregate, a Material Adverse Effect on the Company;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any securities of the Company or of any of its subsidiaries;

        (c) any amendment of (or agreement to amend) any term of any outstanding security of the Company or of any subsidiary of the Company;

        (d) (i) any incurrence or assumption (or agreement to incur or assume) by the Company or any subsidiary of the Company of any indebtedness for borrowed money or (ii) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) liability (whether directly, contingently or otherwise) by the Company or any subsidiary of the Company for the obligations of any other person (other than any wholly owned subsidiary of the Company);

        (e) any creation or assumption by the Company or any subsidiary of the Company of any Lien on any material asset of the Company or any subsidiary of the Company other than in the ordinary course of business consistent with past practice;

        (f) any making or cancellation of (or agreement to make or cancel) any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary of the Company other than loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company;

        (g) (i) any contract or agreement entered into by the Company or any subsidiary of the Company relating to any material acquisition or disposition of any assets or business or (ii) any material modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee);

        (h) any change in any method of accounting or accounting principles or practice by the Company or any subsidiary of the Company, except for any such change required by reason of a change of Law or in GAAP;

        (i) any (i) grant of (or agreement to grant) any severance or termination payment; (ii) entering into of (or agreement to enter into) any employment, deferred compensation, change in control, severance, retention, consulting, indemnification, release or other agreement (or any amendment to any such existing agreement or arrangement); (iii) increase in (or agreement to increase) any compensation or benefits payable or to become payable under (A) any severance or termination pay or benefit plans or policies or (B) employment, deferred compensation, retention, consulting, change in control or severance agreements or arrangements; (iv) grant of (or agreement to increase) any bonus or similar payment (annual or otherwise, and whether or not consistent with past practice) other than in the ordinary course of business and as specified in
Section 3.6(i) of the Company Disclosure Schedule (which Section 3.6(i) sets forth (x) in the case of officer, director or consultant grantees, the identity of the grantee, the amount of such bonus or similar payment, and the material conditions upon which such bonus or similar payment is payable and (y) in the case of other grantees, the aggregate amount of such bonuses and similar payments); or (v) increase in (or agreement to increase) any compensation or benefits (other than as referred to in clause (iv)), in the case of each of clauses (i) through (v) to or with any current or former director, officer, employee or consultant of or to the Company or any of its subsidiaries other than, in the case of clause (v) only, increases prior to the date hereof in annual salary or wage rates payable to employees of the Company or any of its subsidiaries (other than officers, directors or employees with employment agreements referred to in Section 3.18(a) of the Company Disclosure Schedule) that have been granted in the ordinary course of business consistent with past practice (in which course of business consistent with past practice such increases do not exceed 4 percent) and at regularly scheduled times; or

        (j) any new material Tax election or revocation of a previous material Tax election by the Company or any subsidiary of the Company, any settlement or compromise of any Tax Liability of the Company or any subsidiary of the Company, or change (or request to any taxing authority to change) any aspect of the method of accounting for Tax purposes employed by the Company or any subsidiary of the Company.

     3.7. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as required by the terms of this Agreement (the "Share Issuance") pursuant to the Merger (the "S-4") at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the joint proxy statement relating to the Company Stockholder Meeting (as hereinafter defined) and the Parent Stockholder Meeting (as hereinafter defined) to be held in connection with the Merger and the Share Issuance (the "Proxy Statement") will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger or the Share Issuance, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.8. Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NASD Regulation, Inc. (the "NASD"), the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and other national merger control laws or foreign investment regulations, and the filing of the Certificate of Merger as required by the DGCL (collectively, the "Company Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit, or the creation of any Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the "Company Agreements") or (iii) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of each of clauses (ii) and (iii) for any violations, breaches or defaults which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.8 of the Company Disclosure Schedule sets forth a list of all material third party consents and approvals required to be obtained under the Company Agreements in connection with the consummation of the transactions contemplated by this Agreement.

     3.9. No Default.  Except to the extent disclosed by the Company in Section
3.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation in any material respect of any term of (i) its articles or certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other material agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of each of clauses (ii) and (iii) above, for violations which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.10. Real Property. (a) Neither the Company nor any of its subsidiaries owns any real property.

     (b) Section 3.10 of the Company Disclosure Schedule sets forth all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its subsidiaries uses, occupies or sublets or has the right to use, occupy or sublet now or in the future, any real property. The Company has heretofore delivered or made available to Parent true, correct and complete copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. All rent and other sums and charges payable by the Company and its subsidiaries as tenants, or payable to the Company or any of its subsidiaries as sublessor, under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary of the Company or, to the Company's knowledge, the landlord or the sublessee, as the case may be, exists under any Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

     (c) No party to any Real Property Lease has given notice to the Company or any of its subsidiaries of or made a claim against the Company or any of its subsidiaries to the Company or any of its subsidiaries with respect to any material breach or default thereunder and the Company has no knowledge of any such claim.

     3.11. Litigation. (a) Except as and to the extent disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.11(a) of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets.

     (b) Except to the extent disclosed in Section 3.11(b) of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets that (i) if decided adversely to the Company would have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section
3.11 of the Company Disclosure Schedule, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which has, or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) The Company has prior to the date hereof fully and accurately disclosed (or caused its outside counsel to disclose) to Parent's General Counsel, Deputy General Counsel or outside counsel, all facts and information relating to the Cadence Litigation (as defined in Section 9.11(e)) and the acts or omissions that are the subject of such Litigation, that in each case could reasonably be expected to have a bearing on the outcome (or on a reasonable evaluation of the outcome) of such Litigation, to the extent such information is known as of the date hereof to any of the persons listed in Section 3.11(c)(i) to the Company Disclosure Schedule, other than facts and information that, individually and in the aggregate, would not reasonably be expected to have a material bearing on the outcome (or on a reasonable evaluation of the outcome) of the Cadence Litigation. Without limiting the foregoing, the facts and information not disclosed by the Company to Parent by reason of any joint defense agreement referred to in Section 3.11(c)(ii) of the Company Disclosure Schedule or any court-ordered protective order are not inconsistent in any material respect with the facts and information that have been disclosed by the Company to Parent.

     3.12. Company Permits; Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except for violations which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same.

     3.13. Employee Benefit Plans; ERISA. (a) Neither the Company nor any of its subsidiaries maintains or contributes to, or has any material obligation to contribute to, or has or may have any liability, direct or indirect, contingent or otherwise (including, without limitation, a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) under or with respect to, any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") providing benefits to any current or former employee, consultant or director of the Company or any of its subsidiaries or any current or former employee, consultant or director of any entity with respect to which the Company or its subsidiaries is a successor (collectively the "Company Benefit Plans"). True and complete copies of each Company Benefit Plan, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, all amendments thereto and the most recent determination letters issued by the Internal Revenue Service, all government and regulatory approvals received from any foreign Regulatory Agency, the most recent summary plan descriptions (including any material modifications), the two most recent annual reports on Form 5500 (including all exhibits and attachments thereto), the two most recent actual reports and the two most recent audited financial reports for any funded Company Benefit Plan have been supplied or made available to Parent. Neither the Company nor any of its subsidiaries has made any plan or commitment, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would increase the compensation or benefits provided to any employee or former employee, consultant or director of the Company or any subsidiary of the Company. Since the Audit Date there has been no material change, amendment, modification to, or adoption of, any Company Benefit Plan.

     (b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code or under any law or regulation of any foreign jurisdiction or Regulatory Agency, such plan so qualifies, its trusts (if any) are exempt from taxation under Section 501(a) of the Code (or the comparable provisions of any law or regulation of any foreign jurisdiction or Regulatory Agency) and the consummation of the transaction contemplated hereby will not adversely affect such qualification or exemption;
(ii) it has been operated and administered in material compliance with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any relevant foreign laws and regulations); (iii) there are no pending or threatened claims against, by or on behalf of any Company Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iv) no breaches of fiduciary duty under which the Company or a fiduciary could reasonably be expected to incur a material liability have occurred; (v) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (vi) no Lien imposed under the Code, ERISA or any foreign law exists; and (vii) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Company's consolidated financial statements.

     (c) Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any of its subsidiaries or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement, and to the knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such material liability to the Company, any of its subsidiaries or, after the Closing, to Parent.

     (d) The Company and each of its subsidiaries has complied in all material respects with, and each such Company Benefit Plan conforms in all material respects in operation and form to, all applicable legal requirements, including, but not limited to, ERISA, the Code and all applicable U.S. and non-U.S. securities laws and regulations.

     (e) With respect to each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) as to which either the Company or any subsidiary of the Company may incur any liability under, or which is subject to,
Section 302 or Title IV of ERISA or Section 412 of the Code:

          (i) no such plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code);

          (ii) no such plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of either the Company or any subsidiary of the Company under Title IV of ERISA;

          (iii) no complete or partial withdrawal from such plan has been made by the Company or any subsidiary of the Company, or by any other person, so as to result in any material liability to the Company or any subsidiary of the Company, whether such liability is contingent or otherwise;

          (iv) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the "PBGC")) to terminate any such plan or to appoint a trustee for any such plan;

          (v) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any material liability of the Company or any subsidiary of the Company under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan;

          (vi) if any such plan were to be terminated as of the Closing Date or if any person were to withdraw from such plan, neither the Company nor any subsidiary of the Company would incur, directly or indirectly, any material liability under Title IV of ERISA;

          (vii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, nor has notice of any such event or similar notice to any foreign Regulatory Agency been required to be filed for any Company Benefit Plan within the past 12 months nor will any such notice be required to be filed as a result of the transactions contemplated by this Agreement;

          (viii) no such plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and section 412 of the Code, respectively), whether or not waived, and neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and

          (ix) the transactions contemplated hereby will not result in any event described in section 4062(e) of ERISA.

     (f) With respect to each Company Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), neither the Company nor any subsidiary of the Company has any material obligations to provide health, life insurance, or death benefits with respect to current or former employees, consultants or directors of the Company or any of its subsidiaries beyond their termination of employment or service, other than as required under Section 4980B of the Code, and each such Company Benefit Plan may be amended or terminated at any time without incurring material liability thereunder. There has been no communication to any employee, consultant or director of the Company or any subsidiary of the Company that would reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree death benefits on a permanent basis.

     (g) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any of its subsidiaries or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or
(v) cause any compensation to fail to be deductible under Section 162(m) of the Code, or any other provision of the Code or any similar foreign law or regulation.

     (h) Under each Company Benefit Plan which is a single-employer plan and any foreign plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA or, with respect to any foreign plan, as determined under any equivalent law or practice (in each case as determined on the basis of the actuarial assumptions contained in Company Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan, and there has been no material adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

     (i) Neither the Company nor any of its subsidiaries maintains any plan, agreement or arrangement, formal or informal, that provides, in the case of any such formal plan, agreement or arrangement, benefits or, in the case of any such informal plan, agreement or arrangement, material benefits in the nature of severance or has outstanding any liabilities with respect to any severance benefits available under any formal plan, agreement or arrangement or material severance benefits available under any informal plan, agreement or arrangement.

     (j) Neither the Company nor any subsidiary of the Company has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund a Company Benefit Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

     (k) Section 3.13(k) of the Company Disclosure Schedule sets forth any and all indebtedness in excess of fifty thousand U.S. dollars (US$50,000) owed by any current or former employee, consultant or director to the Company or any subsidiary of the Company.

     (l) No Company Benefit Plan, nor the Company or any subsidiary of the Company with respect to any Company Benefit Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state governmental agency or any foreign Regulatory Agency, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.

     (m) All liabilities with respect to any current or former employee, consultant or director of the Company or any subsidiary of the Company or any affiliate of any member thereof, whether contingent or otherwise, that Parent will assume by reason of this Agreement or by operation of law are accurately reflected on the Company's latest audited financial statements.

     (n) Except for the Company Option Plans, the Company Stock Purchase Plans and as set forth in Section 3.13(n) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of, any equity security of, or interest in, the Company or any subsidiary of the Company.

     (o) The Company has provided to Parent a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who, as of the date hereof, holds (i) any option to purchase any shares of Company Common Stock or commitments for future options, together with the number of shares of Company Common Stock subject to each such option, the exercise price per share under each such option, whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of each such option, (ii) any shares of Company Common Stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the shareholders' employment, directorship or other relationship with the Company or any of its subsidiaries or which shares are subject to performance-based vesting and (iii) any other award or right (including share units or stock appreciate rights), directly or indirectly, to receive Company Common Stock (or any other unit of Company equity) or any amount payable by reference to Company Common Stock (or any other unit of Company equity), together with the number of shares of Company Common Stock (or any other unity of Company equity) subject to such right.

     (p) Except as set forth in Section 3.13(p) of the Company Disclosure Schedule, there are no material liabilities, whether contingent or absolute, of the Company or any of its subsidiaries relating to workers' compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

     (q) With respect to each Company Benefit Plan and with respect to each state workers' compensation arrangement, that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no material liability of the Company or its Subsidiaries under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring prior to the Closing Date.

     3.14. Labor Matters.

     (a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     (b) Neither the Company nor any of its subsidiaries has violated any statute, law, ordinance, rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except for any violations which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, in the three years prior to the date hereof, neither the Company nor any of its subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its subsidiaries.

     (d) The Company has entered into agreements relating to employment, consulting, severance, personal services, product design or development or non-competition contracts with each of the persons listed in Section 3.14(d) of the Company Disclosure Schedule, giving effect to the arrangements set forth therein and in a form previously furnished to Parent, effective as of the Effective Time.

     3.15. Environmental Matters.  (a) For purposes of this Agreement:

          (i) "Environment" means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical structures and improvements thereon.

          (ii) "Environmental Costs and Liabilities" mean any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation, monitoring, remediation or other response action) pursuant to any Environmental Law or arising from the Environment, Hazardous Substances or a Release.

          (iii) "Environmental Law" means any law (including without limitation common law), statute, code, order, judgment, decision, rule, regulation, standard, or requirement.

          (iv) of any Governmental Entity, or any binding agreement with any Governmental Entity, relating to: (a) the Environment, including, without limitation, pollution, contamination, cleanup, preservation, protection, or reclamation of the Environment; (b) public or employee health or safety;
     (c) any Release, including without limitation notification, investigation, monitoring, or remediation of or other response to a Release; or (d) the handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Substances.

          (v) "Hazardous Substance" means any pollutant, hazardous contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, or industrial, toxic, radioactive, infectious, disease-causing or hazardous substance, waste or agent.

          (vi) "Proceeding" means any order, decree, judgment, agreement, claim, citation, complaint, inspection, investigation, notice, arbitration or other proceeding.

          (vii) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Substance, at, in, on, into or onto the Environment.

     (b) Except as have not had or would not have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) The operations of the Company and its subsidiaries are, have been and, as of the Closing Date, will be, in compliance with all Environmental Laws and all Company Permits issued under Environmental Laws, and the Company is not aware of any facts, circumstances or conditions which would prevent the operations of the Company and its subsidiaries from continued compliance in the future with all Environmental Laws and Company Permits issued under such Laws.

          (ii) The Company and its subsidiaries have obtained and will, as of the Closing Date, maintain all Company Permits required under applicable Environmental Laws for the continued operations of their respective businesses and will, as of the Closing Date, have filed all applications and related documents required to obtain the extension or renewal of all such Company Permits.

          (iii) There have been no Proceedings against the Company or its subsidiaries relating to either their current or former operations alleging any violation of Environmental Law or of any Company Permit issued under any Environmental Law or seeking to impose Environmental Costs and Liabilities except for any violations which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company and its subsidiaries, no such Proceeding has been threatened.

          (iv) To the Company's knowledge, there has been no Release, whether on-site or off-site, that has subjected, or is reasonably anticipated to subject, the Company or its subsidiaries to a notification or reporting requirement under any Environmental Law or to any Environmental Costs and Liabilities.

          (v) To the Company's knowledge, there has been no disposal of Hazardous Substances at, in, on or under any of the properties currently or previously owned or operated by the Company or its subsidiaries, and no storage or use of Hazardous Substances at these properties.

          (vi) There is not now, nor to the Company's knowledge, has there been in the past, on or in any current or former property owned or operated by the Company or its subsidiaries any asbestos, asbestos-containing material, polychlorinated biphenyls, or underground storage tanks.

     (c) The Company has provided Parent with copies of all assessments, audits, investigations, and sampling or similar reports relating to the Environment, Hazardous Substances, Environmental Laws or any Release, to the extent applicable to the current or former operations of the Company or its subsidiaries and to the extent in the possession or control of the Company.

     3.16. Taxes. (a) The Company and each subsidiary of the Company have timely filed (taking into account all available extensions) all Tax Returns concerning Taxes (or such Tax Returns have been filed on behalf of the Company or subsidiary of the Company, as the case may be) required to be filed by applicable Law and have paid all amounts due in respect of Taxes (whether or not actually shown on such Tax Returns); all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Law.

     (b) The amount of the Company's and its subsidiaries' liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as shown in the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof. For these purposes "liability for unpaid Taxes" shall include Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges (including, without limitation, all Taxes that the Company or a subsidiary of the Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties) relating to periods covered by the Company SEC Reports filed prior to the date hereof. The current liability accruals do not include any Taxes other than those imposed by U.S. federal, state, or local government or any agency or political subdivision of such government. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, as of the date hereof, there is no proposed liability for any material Tax to be imposed upon the Company or any of its subsidiaries for the most recently ended period and all prior periods for which there is not an adequate reserve.

     (c) No claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (d) No Liens for Taxes exist with respect to any asset of the Company or any subsidiary of the Company, except for statutory liens for Tax not yet due.

     (e) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any subsidiary of the Company in writing by any Tax authority. Except as set forth on Section 3.16(e) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has received any written or oral notice from any Tax authority of any examinations, audits or litigation involving Taxes, or of any proposed assessments or adjustments regarding Taxes. Except as set forth on Section 3.16(e) of the Company Disclosure Schedule, there are and have been no examinations, audits or litigation involving Taxes involving the Company or any subsidiary of the Company. As of the date hereof, neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns; and the period during which any assessment against the Company or any of the subsidiaries may be made by the United States Internal Revenue Service (the "IRS") or other appropriate taxing authority has expired or will expire without waiver or extension of any such period for each such authority.

     (f) There are no agreements relating to allocating or sharing of Taxes of which the Company or any of its subsidiaries is a party. Neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any agreement providing for payments by the Company or any of its subsidiaries with respect to any amount of Taxes.

     (g) Neither the Company nor any subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code and the Company is not required to withhold tax on the purchase of the Company by reason of section 1445 of the Code. Neither the Company nor any of its subsidiaries has agreed to nor is it required to make, any adjustment under Code section 481(a) by reason of a change in accounting method or otherwise.

     (h) Neither the Company nor any subsidiary of the Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company or a subsidiary may be subject, other than the affiliated group of which the Company is the common Parent.

     (i) The Company has made available to Parent true and complete copies of all Tax Returns of the Company and its subsidiaries for tax years beginning on or after January 1, 1997. No audit reports have been issued since 1991 (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any subsidiary of the Company. Section 3.16(i) of the Company Disclosure Schedule lists (i) all material Tax Returns filed by the Company for all years beginning on or after January 1, 1997 and indicates whether each such Tax Return has been examined by and settled with the IRS or other appropriate taxing authority and (ii) any material Tax Returns for all years beginning before January 1, 1997 to the extent the statute of limitations with respect to such Tax Return has not expired.

     (j) INTENTIONALLY OMITTED.

     (k) No elections under section 338 of the Code have been made by or in respect of the Company or any of its subsidiaries.

     (l) Neither the Company nor any of its subsidiaries previously elected to be treated as an S Corporation under section 1361 of the Code.

     (m) Section 3.16(m) of the Company Disclosure Schedule lists all transactions in which the Company or any of its subsidiaries acquired substantially all of the assets relating to a business or acquired more than 50 percent of the stock or other equity interests of any entity (including but not limited to a profits or capital interest of a limited liability company or partnership); provided that such list of transactions does not include transactions where the purchase price was less than one million U.S. dollars (US$1,000,000) (whether such consideration was delivered in cash or other property).

     (n) For purposes of this Agreement:

          (A) "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income Taxes), payroll and employee withholding taxes, unemployment insurance, social security, ad valorem taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, gift taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation premiums, Pension Benefit Guaranty Corporation premiums and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

          (B) "Tax Returns" means a report, estimate, declaration of estimated taxes, information statement or return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries and information returns or reports with respect to backup withholding and other payments to third parties.

     3.17. Absence of Questionable Payments. Neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee, consultant or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the

Exchange Act. Neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

     3.18. Company Contracts. (a) The Company has heretofore made available to Parent true, correct and complete copies of (or, in the case of oral contracts, summaries of) each of the following which exists as of the date hereof (including all amendments, modifications and supplements thereto to which the Company or any of its subsidiaries is a party), and which either (x) is in effect (or contains provisions that remain in effect) as of the date hereof or
(y) will come into effect (or give rise to actual or contingent obligations that may come into effect) pursuant to its terms after the date hereof: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts other than employment agreements and offer letters terminable in each case at will (or on not more than 30 days' notice) and without consideration, including any contract to which the Company or any of its subsidiaries is a party involving employees of the Company; (ii) agreements with non-employees with respect to the provision of services by the Company or its subsidiaries or the manufacture, licensing, rental, sale or distribution of the Company's products, including without limitation, distribution agreements, franchise agreements, original equipment manufacturer agreements, end user licenses granted by the Company, volume purchase agreements, software licenses granted by the Company, material software licenses granted to the Company, reseller agreements, service agreements granted by the Company, research and development agreements, joint sales agreements, territory arrangements, franchise, product development, commission or agency agreements with non-employees, sales representative agreements with non-employees, conditional sales contracts, and other agreements with non-employees involving the payment of commissions or other consideration or providing for discounts with respect to the provision of services by the Company or its subsidiaries or the manufacture, licensing, rental, sale or distribution of the Company's products; (iii) joint development agreements with non-employees, cooperative development agreements, technical development agreements, joint marketing agreements, cooperative marketing agreements, interoperability agreements and agreements with subcontractors related to the development, maintenance or quality assurance testing of the Company's products;
(iv) all agreements, including employee and severance agreements, that either have change of control or similar provisions or otherwise have benefits or payment provisions that would be triggered by the Mergers or the consummation of the transactions contemplated hereby; (v) contracts granting a right of first refusal or first negotiation with regard to a sale of any assets of the Company or any of its subsidiaries; (vi) subscription, shareholder, voting, release, indemnification, partnership or joint venture agreements other than those entered into solely between the Company and one or more wholly-owned subsidiaries thereof; (vii) agreements for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1998 or, if prior to that date, having representations, warranties or indemnities that remain in effect or as to which claims are pending or pursuant to which the Company retains any payment obligations (including contingent payment obligations); (viii) contracts or agreements with any Governmental Entity; (ix) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing material indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which material indebtedness for borrowed money may be incurred; (x) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business; (xi) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect the Company or any of its subsidiaries against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials; (xii) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; (xiii) agreements with respect to the settlement of any suits, claims, actions, proceedings or investigations against the Company or any of its subsidiaries or any of their respective properties or assets (except for those agreements or portions thereof which are the subject of confidentiality arrangements that would prevent their disclosure in accordance herewith and are so designated in Section 3.18(a) of the Company Disclosure Schedule),

(xiv) agreements granting a security interest in respect of any assets of the Company to any third party; and (xv) commitments and agreements to enter into any of the foregoing (collectively, the "Company Contracts"); provided that the Company has not so made available Ordinary Course Customer Contracts (as defined below). Section 3.18(a) of the Company Disclosure Schedule sets forth (1) a list of all Company Contracts other than Ordinary Course Customer Contracts and (2) a list of the Company's (and its subsidiaries') counterparties with respect to the Ordinary Course Customer Contracts.

     (b) Each of the Company Contracts constitutes the valid and legally binding obligation of the Company or one or more of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. There is no default under any Company Contract so listed either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, except for defaults which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) No party to any Company Contract has given notice to the Company or any subsidiary thereof of or made a claim against the Company or any subsidiary thereof to the Company or any subsidiary thereof with respect to any material breach or default thereunder.

     (d) Section 3.18(d) to the Company Disclosure Schedule sets forth (i) a list of all entities who have entered into a distribution agreement with the Company or any subsidiary thereof, or any other Company Contract that provides for the rendering of distribution services to the Company or any subsidiary thereof, (or who perform such services and have not entered into such a Company Contract), other than contracts or agreements solely between the Company or any wholly-owned subsidiary of the Company and one or more wholly-owned subsidiaries of the Company and (ii) the percentage of such entity's capital stock, and any other security of or investment in such entity, held or owned, beneficially or of record, by the Company or any subsidiary thereof.

     (e) "Ordinary Course Customer Contract" shall mean any Company Contract entered into by the Company or any subsidiary thereof for the sale, license, rental or manufacture of products, or provision of services, by the Company or any of its subsidiaries to or for any person, other than (i) any such agreement involving aggregate consideration in excess of one million U.S. dollars (US$1,000,000) payable in either calendar year 2000 or calendar year 2001 and
(ii) any agreement between the Company or any of its subsidiaries and any person whereby such person acts as a distributor or reseller of the Company and its subsidiaries' products or services.

     (f) The Company has provided English translations of the Company Contracts listed on Section 3.18(f) of the Company Disclosure Schedule.

     3.19. Insurance Matters. Section 3.19 of the Company Disclosure Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its subsidiaries which policies have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice.

     3.20. Intellectual Property.

     (a) (i) Section 3.20(a)(i) of the Company Disclosure Schedule sets forth a list of the following categories of Company Owned Intellectual Property together with a separate list specifying any Company Owned Intellectual Property in any such category that is owned by any subsidiary of the Company that is not a wholly-owned subsidiary thereof (and with respect to any such Company Owned Intellectual Property, the identity of such non-wholly-owned subsidiary that owns it): (A) Trademarks; (B) Patents (including issued and applications therefor); (C) registered Copyrights; (D) Software (other than commercial "shrink wrap" software and those that are in development and alpha or beta tests); and

(E) Network Identifiers; and in each case listing, as applicable, the registration number, and in the case of a registration, the registered owner, and the jurisdiction of registration; and

     (ii) Section 3.20(a)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of: (A) all agreements under which the Company or any of its subsidiaries use, have access to or exercise any other rights with regard to Company Licensed Intellectual Property, other than those agreements for Company Licensed Intellectual Property that is commercial "shrink wrap" software or publicly available "shareware" or "freeware" software and (B) all agreements under which the Company or any of its subsidiaries has licensed to others, or has been granted a license or otherwise afforded, the right to access or use Company Intellectual Property or exercise any other rights with regard thereto; in each case, specifying the parties to the agreement, the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

     (b) The Company and its subsidiaries (x) own, or license or otherwise possess full, legally enforceable rights to use, all Intellectual Property that the Company or any of its subsidiaries uses or holds for use, or intends to use, in connection with its respective business, or that is material or necessary to its respective business, in each case, as such business currently is conducted or as is proposed to be conducted, free and clear of conditions, adverse claims or Liens, and (y) have not, since January 1, 1996, transferred any Intellectual Property that prior to such transfer constituted Company Owned Intellectual Property, or transferred ownership of any Intellectual Property that was developed by the Company or any of its subsidiaries after such date and is currently incorporated in any of the products of the Company or any of its subsidiaries, to any person other than a wholly-owned subsidiary of the Company.

     (c) The Company and its subsidiaries have taken all reasonable and appropriate steps when deemed necessary in the Company's reasonable discretion to register all registrable Company Intellectual Property, other than Copyrights, with the applicable authorities in the United States, Japan, China, Korea, Canada, EU, India, Russian Federation, Turkey, Singapore, Benelux, Germany, Hong Kong, Italy, Taiwan, France, UK, Australia, Switzerland, Israel, Norway, Egypt, South Africa (in the case of Trademarks) and United States, European Patent Office, Japan, Hong Kong, Canada and Patent Cooperation Treaty countries (in the case of Patents), and all registrations for the Company Owned Intellectual Property, including for Patents and Trademarks, are registered in the name of the Company or its subsidiaries, as the case may be, and are subsisting.

     (d) The Company and its subsidiaries generally secures valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of Company Owned Intellectual Property of the rights to such contributions that the Company or its subsidiaries do not already own by operation of law.

     (e) The Company and its subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of Company Intellectual Property.

     (f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, there is no pending (or, to the knowledge of the Company and its subsidiaries, threatened) assertion or claim: (i) challenging the validity, enforceability, scope or effectiveness of, or contesting the Company's or any of its subsidiaries' rights with respect to, any Company Owned Intellectual Property, or (ii) challenging the Company's or any of its subsidiaries' rights to use any Company Licensed Intellectual Property or the enforceability of any agreements or arrangements relating thereto.

     (g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries: (i) is a party to any suit, action or proceeding which involves a claim of infringement, breach or misappropriation of any Intellectual Property of any person; or (ii) has brought any action, suit or proceeding against any person for infringement or misappropriation of, or breach of any license or agreement involving, any Company Intellectual Property.

     (h) Neither Company Intellectual Property nor the use or other exploitation thereof by the Company or any of its subsidiaries (or any consultant, contractor or employee of the Company or any of its subsidiaries who contributes to or has contributed to or participated in the creation or development of Company Intellectual Property), nor the Company's or any of its subsidiaries' sale or provision of, or any other exercise of rights in respect of, any products or services of the Company or its subsidiaries that heretofore have been or currently are exploited by the Company or its subsidiaries, infringes on, misappropriates, breaches or violates the rights in Intellectual Property of any person, except for such infringements, misappropriations, breaches or violations that do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (i) Neither the Company nor any of its subsidiaries has given or received any notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Company Intellectual Property; neither the Company nor any of its subsidiaries, nor, to the knowledge of Company and its subsidiaries, any other party is currently in default with regard to any agreement relating to Company Intellectual Property, and there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by the Company or any of its subsidiaries under any agreement relating to Company Intellectual Property, or would give any person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien.

     (j) To the Company's and each of its subsidiaries' knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any person of any Company Intellectual Property. Other than in license agreements granting certain Company Owned Intellectual Property rights, neither the Company nor any of its subsidiaries has entered into (i) any agreement to indemnify any other person against any charge of infringement, breach or misappropriation of any person's rights in Intellectual Property or (ii) any agreement granting any person the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any Company Owned Intellectual Property.

     (k) To the Company's and each of its subsidiaries' knowledge, all use, disclosure or appropriation of confidential and/or proprietary information not owned by the Company or its subsidiaries in the course of conducting their respective businesses has been pursuant to the terms of a written agreement between the Company or its subsidiaries and the owner of such confidential and/or proprietary information, or is otherwise lawful.

     (l) No person other than the Company, its subsidiaries, and third parties authorized to hold source codes pursuant to an escrow or other agreement, possesses any current or contingent rights to, or otherwise uses, any computer software source code that is part of Company Owned Intellectual Property.
Section 3.20(l) of the Company Disclosure Schedule sets forth a complete and correct list of all such escrow and other agreements.

     (m) All Software contained within the Company Owned Intellectual Property performs in all material respects in accordance with the specifications and other documentation included therein or applicable thereto issued by the Company.

     (n) As used in this Agreement:

     "Intellectual Property" means any and all intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to:
(i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names ("Trademarks"); (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights ("Patents"); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship, whether or not copyrightable, copyrights, copyright registrations and pending copyright registration applications and mask works ("Copyrights"); (iv) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person ("Trade Secrets"); (v) computer software and firmware, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation ("Software"); (vi) all internet protocol addresses and networks, including without limitation, DNS domain names, internet e-mail addresses, world wide web (www) and http addresses, network names, network addresses, (such as IPv4) and services (such as mail or website) whether or not used or currently in service, and any registrations relating thereto ("Network Identifiers"); (vii) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and
(viii) goodwill associated with the foregoing.

     "Company Intellectual Property" means any and all Intellectual Property that is being used or held for use, or is currently under development for use or is intended to be used, in the business of the Company or its subsidiaries, as such businesses currently are or are anticipated to be (from the date hereof through and including the Closing Date) conducted.

     "Company Licensed Intellectual Property" means all Company Intellectual Property other than Company Owned Intellectual Property.

     "Company Owned Intellectual Property" means all Company Intellectual Property that is owned by the Company or its subsidiaries.

     3.21. Interested Party Transactions. Except as set forth in the Company SEC Reports filed prior to the date hereof, no event has occurred since January 1, 1998 that would be required to be reported by the Company as a "Certain Relationship" or "Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC; provided that for these purposes the definitions of "Certain Relationship" and "Related Transaction" shall be considered without regard to the minimum dollar threshold applicable for purposes of such Item 404. The Company has disclosed in Section 3.21 of the Company Disclosure Schedule all agreements that have been entered into by and between the Company or any of its subsidiaries and any Company subsidiary or affiliate.

     3.22. Opinion of Company Financial Advisor. Salomon Smith Barney Inc. (the "Company Financial Advisor") has delivered to the Company Board its written opinion, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Shares from a financial point of view (a true and correct copy of which has been or will promptly be furnished to Parent), and such opinion has not been withdrawn or modified as of the date hereof.

     3.23. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company), is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates. A true, correct and complete copy of the engagement agreement with the Company Financial Advisor has been delivered to the Parent.

     3.24. Tax Treatment. Neither the Company nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     3.25. Takeover Statutes, etc. The Company Board has approved, for purposes of Section 203 of the DGCL, this Agreement and the transactions contemplated hereby and the execution, delivery and performance of the Voting Agreement. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover Laws and regulations (collectively, "Takeover Statutes") of the State of Delaware. To the extent that the Takeover Statues of any state other than the State of Delaware purport to apply to this Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, and to the fullest extent of its respective powers, the Company Board has passed a resolution, and the Company has taken all necessary steps, to exempt this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby from such Takeover Statutes.

     3.26. Amendment to the Company Rights Agreement. The Company Board has irrevocably taken all necessary action with respect to the Company Rights Agreement (including any amendment thereof) so that (a) none of the execution or delivery of this Agreement or the Voting Agreement, the exchange of the Merger Consideration for the Shares in accordance with Article II, or any other transaction contemplated hereby or thereby will cause (i) the rights (the "Rights") issued pursuant to the Company Rights Agreement to become exercisable under the Company Rights Agreement, (ii) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement), or (iii) the "Distribution Date", or a "Section 11(a)(ii) Trigger Date" (in each case, as defined in the Company Rights Agreement) or an event triggering the right of holders of Rights to receive common shares of the Acquiring Person as described in Section 13 of the Company Rights Agreement to occur upon any such event; and
(b) the "Final Expiration Date" (as defined in the Company Rights Agreement) of the Rights shall occur immediately prior to the Effective Time. The Company has furnished Parent with true copies of all such actions of the Company Board.

     3.27. Distributors.

     (a) Avant!Corp, Hong Kong Limited, a subsidiary of the Company ("Avant!HK"), and:

          (i) DavanTech Co. Ltd. have entered into a duly authorized and executed amendment to the Distribution Agreement dated as of October 1, 2000 between Avant!HK and DavanTech (the ("DavanTech Agreement") (x) which amendment provides that upon termination of the DavanTech Agreement, DavanTech will not be entitled to any compensation or fee of any sort from Avant!HK or its affiliates and (y) whereby DavanTech waived any rights to any termination fee, termination payment or similar award due upon termination of the DavanTech Agreement; and

          (ii) Future Techno Designs Pte. Ltd. ("FTD") have entered into a duly authorized and executed amendment to the Distribution Agreement dated as of October 1, 2000 between Avant!HK and FTD (the ("FTD Agreement") (x) which amendment provides that upon termination of the FTD Agreement, FTD will not be entitled to any compensation or fee of any sort from Avant!HK or its affiliates and (y) whereby FTD waived any rights to any termination fee, termination payment or similar award due upon termination of the FTD Agreement.

     (b) Avant!Japan Corporation ("Avant!Japan") and Maingate Electronics, KK ("Maingate") have entered into (A) a duly authorized and executed amendment to the Distribution Agreement dated as of October 1, 2000 between Avant!Japan and Maingate (the ("Maingate Agreement") (x) which amendment provides that upon termination of the Maingate Agreement, Maingate will not be entitled to any compensation or fee of any sort from Avant!Japan or its affiliates and (y) whereby Maingate waived any rights to any termination fee, termination payment or similar award due upon termination of the Maingate Agreement and (B) a duly authorized and executed amendment to the Product Lease Agreement dated as of October 1, 2000 between Avant!Japan and Maingate (the ("Product Lease") (1) which amendment provides that upon termination of the Product Lease, Maingate will not be entitled to any compensation or fee of any sort from Avant!Japan or its affiliates and (2) whereby Maingate waived any rights to any termination fee, termination payment or similar award due upon termination of the Product Lease.

     (c) To the Company's knowledge, in the fiscal year ending September 30, 2001 (x) total revenues for DavanTech were in the amount of five million twenty four thousand U.S. dollars (US$5,024,000) and (y) the net income of DavanTech was in the amount of one million twenty four thousand U.S. dollars (US$1,024,000).

     3.28. Semiconductor Manufacturing International Corporation. The Company does not, directly or indirectly, own (beneficially or otherwise) any equity interest in Semiconductor Manufacturing

International Corporation, a Cayman Islands company ("SMIC"), and, in accordance with all applicable documents and Laws, and pursuant to the Termination, Release, Waiver and Indemnification Agreement, dated September 25, 2001, between Avant! Global Investment Holdings Ltd. and SMIC (the "SMIC Termination Agreement"), a true and complete copy of which has been furnished to Parent, and the transactions contemplated thereby (the "SMIC Transactions") except as set forth in Section 3.28 of the Company Disclosure Schedule: (i) all oral and written agreements between or including the Company and/or its subsidiaries, on the one hand and SMIC, on the other hand, have either been terminated or are of no further force and effect as against the Company and its subsidiaries, and
(ii) the Company and its subsidiaries have no further liabilities or obligations (including capital contribution obligations) relating to SMIC. Pursuant to the SMIC Termination Agreement, the Company and a wholly-owned subsidiary of the Company are entitled to receive on a consolidated basis sixty two million five hundred thousand U.S. dollars (US$62,500,000) of proceeds for the sale of the Company's interest in SMIC, of which amount (i) thirty-three million U.S. dollars (US$33,000,000) was received prior to the date hereof and (ii) twenty-nine million five hundred thousand U.S. dollars (US$29,500,000) (the "Outstanding SMIC Amount") was due and payable on or before November 30, 2001 but has not been received by the Company as of the date hereof.

     3.29. Avant!HighTech. As of the date hereof, Avant! High-Tech, Inc. ("Avant! High-Tech") has, through a wholly-owned subsidiary thereof, repurchased all outstanding equity not held by the Company or its subsidiaries except for equity held by those current and former employees listed on Section 3.29 of the Company Disclosure Schedule. Avant! High-Tech has, through a wholly-owned subsidiary, prior to the date hereof entered into a stock repurchase agreement with each employee listed on Section 3.29 of the Company Disclosure Schedule. Each such agreement contemplates the transfer to Avant! High-Tech, through a wholly-owned subsidiary thereof, of 100 percent of the stock in Avant! High-Tech owned by the employee who is a party thereto, and is effective on or prior to the date hereof, subject only to regulatory approval.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Except as set forth in the section of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") that specifically relates to the correspondingly numbered section of this Article IV, Parent and Merger Sub hereby represent and warrant to the Company as follows:

     4.1. Organization. (a) Parent and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and (in those jurisdictions where there is an applicable concept of good standing) in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

     (b) Parent and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have, and would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (c) Parent has heretofore delivered to the Company accurate and complete copies of its certificate of incorporation and bylaws and of Merger Sub's certificate of formation and limited liability company agreement.

     4.2. Capitalization of Parent. (a) (i) The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of the Capitalization Date: (i) 59,825,008 shares of Parent Common Stock were issued and outstanding; (ii) 25,332,273 shares of Parent Common Stock were subject to outstanding options issued pursuant to Parent's stock option plans (collectively, the "Parent Stock Option Plans"); and (iii) 11,688,276 shares of Parent Common Stock were issued and held in the treasury of the Parent. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding and 100,000 shares of Parent Preferred Stock are reserved for issuance upon exercise of the Parent Rights pursuant to the Parent Rights Agreement. From the Capitalization Date through the date hereof, there have been no issuances of shares of the capital stock or other securities of the Parent or of options, warrants or rights with respect to shares of Parent Common Stock or other securities of Parent other than issuances of shares of Parent Common Stock pursuant to the exercise of options outstanding or the Capitalization Date as fully reflected in Section 4.2 of the Parent Disclosure Schedule. All the outstanding Shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, and except for the transactions contemplated by this Agreement and Parent's obligations under the Parent Rights Agreement, as of the date of this Agreement (1) there are no shares of capital stock of Parent authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of Parent or any of its subsidiaries, obligating Parent or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Parent or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (3) there are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of the Parent or its subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than loans to subsidiaries in the ordinary course of business.

     (b) All of the outstanding limited liability company interests in Merger Sub are owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law) and there are no irrevocable proxies with respect to such limited liability company interests.

     4.3. Authority Relative to This Agreement. (a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     (b) The Board of Directors of Parent (the "Parent Board") and Parent, in its capacity as the sole member of Merger Sub, have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and have taken all corporate and company actions required to be taken by the Parent Board and by Parent, in its capacity as the sole member of Merger Sub, for the consummation of such transactions. The affirmative approval of the majority of those holders who are present and voting at the Parent Stockholder Meeting, provided that a majority of the outstanding shares are present at such Parent Stockholder Meeting (the "Required Parent Vote"), is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Share Issuance and no corporate or company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Share Issuance, the Required Parent Vote).

     4.4. SEC Reports; Financial Statements. (a) Parent has timely filed all required forms, reports and documents with the SEC since January 1, 1998 each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company,

(x) delivered to the Company all correspondence with the SEC since January 1, 1999 and prior to the date hereof (y) made available to the Company in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for the fiscal year ended September 30, 1998, September 30, 1999 and October 31, 2000, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1999 and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1999 and prior to the date hereof (the forms, reports or documents referred to in clauses (i), (ii) and (iii) are collectively referred to herein as the "Parent SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited and unaudited consolidated financial statements of Parent included (or incorporated by reference) in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP (except as specifically indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount).

     4.5. No Undisclosed Liabilities. Neither the Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the financial statements in the Parent SEC Reports filed prior to the date hereof, including liabilities or obligations adequately provided for or fully disclosed in the Parent's unaudited balance sheet (including the notes thereto) included in the Parent's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2001 (the ("Parent July 31 Balance Sheet"), (b) liabilities or obligations incurred since July 31, 2001 which have not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Parent and which, if prior to the date hereof , were incurred in the ordinary course of business, and (c) liabilities or obligations incurred in connection with the transactions contemplated hereby.

     4.6. Absence of Certain Changes or Events. Except as and to the extent disclosed in the Parent SEC Reports filed prior to the date hereof, since December 31, 2000 (a) the businesses of the Parent and its subsidiaries have been conducted through the date hereof in the ordinary course of business consistent with past practice and (b) there has not been any event, occurrence, development or state of circumstance or facts that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.7. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in
(i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the times of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Parent Stockholders Meeting, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     4.8. Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NASD, the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the HSR Act, and any other national merger control law or foreign investment regulation, and the filing and recordation of a certificate of merger as required by the DGCL (the "Parent Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent, of the certificate of formation or limited liability company agreement of Merger Sub, or of any similar organizational documents of any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the loss of any material benefit, or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the "Parent Agreements" or (iii) violate any Law applicable to Parent or Merger Sub or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.9. Compliance with Applicable Laws. Except to the extent disclosed by Parent in the Parent SEC Reports filed prior to the date hereof, the businesses of Parent and its subsidiaries are not being conducted in violation of any Law applicable to the Parent except for violations which do not and would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.10. Opinion of Parent Financial Advisor. Credit Suisse First Boston Corporation (the "Parent Financial Advisor") has delivered to the Parent Board its written opinion, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio to be offered to the holders of Shares in the Merger is fair to the Parent from a financial point of view (a true and correct copy of which has been, or will promptly be, furnished to Company), and such opinion has not been withdrawn or modified as of the date hereof.

     4.11. Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their affiliates.

     4.12. Tax Treatment. Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a re-organization under Section 368(a) of the Code.

     4.13. Litigation. Except to the extent disclosed in Section 4.13 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Parent's knowledge, threatened against the Parent or any of its subsidiaries or any of their respective properties or assets that (i) if decided adversely to Parent would have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section
4.13 of the Parent Disclosure Schedule, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which has, or would have, individually or in the aggregate, a Material Adverse Effect on Parent.

                                   ARTICLE V

                                   COVENANTS

     5.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, in all material respects, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

     (a) amend its certificate of incorporation or bylaws (or other similar governing instrument) or amend, modify or terminate the Company Rights Agreement;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement;

     (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries (including redeeming any Rights);

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

     (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

     (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for guarantees of obligations of wholly owned subsidiaries of the Company; (iii) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its tangible or intangible assets or properties, or create or suffer to exist any Lien thereupon.

     (g) except as may be required by Law (or, in the case of employees who are not directors or officers of the Company (or family members of directors or officers of the Company), in the ordinary course of business consistent with past practices as specified in Section 5.1(g) of the Company Disclosure Schedule), enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred or incentive compensation, labor, collective bargaining, employment, or other employee benefit, retention, change in control or similar agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant in any manner, take any action to accelerate the vesting of any Company Stock Options or other equity based awards, bonus or incentive compensation or other non-periodic compensation payment or award or (except as required under the terms of agreements that are Company Benefit Plans as in effect on the date hereof) increase in any manner the compensation or benefits of any current or former director, officer, employee or consultant or pay any benefit not required under the terms of any Company Benefit Plan as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted shares or other awards);

     (h) acquire, sell, lease or dispose of any assets outside the ordinary course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

     (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

     (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice or as required by GAAP;

     (k) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than a contract or agreement (x) entered into in the ordinary course of business consistent with past practice and (y) which, to the extent that it involves consideration in an aggregate amount exceeding five hundred thousand U.S. dollars (US$500,000), has been approved by the President of the Company; (iii) make any amendment in any material respect to any of the Company Contracts or any security of the Company or any subsidiary of the Company, other than an amendment (x) entered into in the ordinary course of business consistent with past practice and (y) which, to the extent that it involves additional consideration in an aggregate amount exceeding five hundred thousand U.S. dollars (US$500,000), has been approved by the President of the Company; (iv) authorize any new capital expenditure or expenditures which, individually, is in excess of one hundred and fifty thousand U.S. dollars (US$150,000) or, in the aggregate, are in excess of two million U.S. dollars (US$2,000,000) in any fiscal quarter or (v) enter into any Customer Contract the breach of which would be caused by (or which would be terminable in a manner adverse to the Company or any its subsidiaries upon) the consummation of the Merger or the other transactions contemplated hereby;

     (l) make or revoke any Tax election, or settle or compromise any Tax liability, or file any refund claim based in whole or in part on the carry back of a net operating loss, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

     (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the September 30 Balance Sheet, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

     (n) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

     (o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (p) take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as reorganization under Section 368(a) of the Code;

     (q) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Company and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

     (r) (i) enter into any license or other agreement with respect to the Company Owned Intellectual Property (other than licenses or other agreements that do not, in any case, involve rights to computer software source code) or
(ii) enter into any consulting arrangement; provided that clauses (i) and (ii) shall not include any license, agreement or consulting arrangement that is granted on commercially reasonable terms in the ordinary course of business consistent with past practice but excluding any licenses, agreements or consulting arrangements that fail to satisfy the conditions set forth in clause
(k)(ii)(y).

     (s) enter into, adopt, amend, extend or terminate any distribution agreement, original equipment manufacturer agreement, reseller agreement or (other than in the ordinary course of business consistent with past practices) joint development agreement with any person;

     (t) directly or indirectly engage in any transaction (except pursuant to an already existing, and legally enforceable written agreement disclosed in Section 5.1(t) of the Company Disclosure Schedule) with, or enter into any agreement with, any director, officer or affiliate of the Company or any family member of any such person except for transactions solely between the Company or any wholly-owned subsidiary of the Company and one or more wholly-owned subsidiaries of the Company;

     (u) take any action that would result in an obligation to make any payment to Gerald Hsu by the Company or any subsidiary thereof pursuant to any agreement between Gerald Hsu and the Company or any subsidiary thereof associated with the termination of his employment; or

     (v) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(u) or any other action that
(i) would make any of the representations or warranties of the Company contained in this Agreement (A) which are qualified as to materiality, untrue or incorrect or (B) which are not so qualified, untrue or incorrect in any material respect or (ii) would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

     5.2. Conduct of Business of Parent. Except as otherwise expressly provided in this Agreement or as set forth in the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

     (a) amend its certificate of incorporation (or other similar governing instrument) in any manner that would be materially adverse to the holders of Company Common Stock;

     (b) declare, set aside or pay any dividend or other distribution in respect of its capital stock except the declaration and payment of regular quarterly cash dividends or pro rata stock dividends; or

     (c) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) or (b) or any action that (i) would make the representations or warranties of Parent and Merger Sub in this Agreement (A) which are qualified as to materiality, untrue or incorrect or (B) which are not so qualified, untrue in any material respect or (ii) would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

     5.3. Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or Merger Sub may from time to time reasonably request, provided, that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which (in the case of this clause (ii)) shall be in accordance with the books and records of the Company. Between the date hereof and the Effective Time, Parent shall furnish to the Company, at the earliest time they are available, such quarterly and annual financial statements as are prepared for Parent's SEC filings, which shall be in accordance with the books and records of Parent.

     (c) Parent will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated September 9, 2001 (the "Confidentiality Agreement"). The Company will hold and will cause its authorized representatives to hold in confidence all documents and information concerning Parent and its subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreements pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated September 24, 2001 (the "Parent Confidentiality Agreement").

     (d) Any documents or information disclosed by the Company or any of its subsidiaries to Parent pursuant to Section 3.18(a), Section 5.1 or clause (a) or
(b) of this Section 5.3 shall be used by Parent solely for the evaluation of, and/or transitional planning in connection with, the transactions contemplated hereby and shall, for the avoidance of doubt, be subject to clause (c) of this
Section 5.3; provided that the restrictions set forth in this clause (d) shall not apply to the disclosure of any document or information that is exempted from the confidentiality restrictions set forth in the Confidentiality Agreement pursuant to the terms thereof.

     5.4. Company Litigation. The Company will (i) at such intervals as are reasonably specified by Parent provide Parent with information as to the status of all existing or new litigations in which the Company or any Company subsidiary is a party and (ii) promptly notify Parent of, and consult with Parent as to, any material developments concerning any such litigation.

     5.5. Dispositions. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     5.6. Maingate. As promptly as possible, and in any event not later than December 31, 2001, the Company shall (i) repurchase the Maingate shares it sold in January 2001 for not more than the one million U.S. dollars (U$1,000,000) it received at that time, and (ii) repurchase all other Maingate shares (and all options or other equity or potential equity rights) it does not own for a cash amount of not more than the Maingate Purchase Price (as defined below). Between the date hereof and the date of such transactions, Maingate shall be operated only in the ordinary course of business in accordance with past practice. Without limiting the foregoing, during such period Maingate shall not declare or pay any dividends, or repurchase any outstanding shares (or options or other equity or potential equity rights) or enter into any transactions with any affiliate or shareholder thereof (other than transactions in the ordinary course of business consistent with past practice with the Company or its subsidiaries). The "Maingate Purchase Price" shall be the lesser of (i) the value determined by multiplying the midpoint of the high and low values of the range established by the independent appraiser that has been retained for such purpose by the percentage of the outstanding Maingate shares owned in the aggregate by the shareholders other than the Company (after giving effect to the repurchase referred to in clause (i) above), and (ii) a formula price equal to the amount determined pursuant to the following formula:

                 formula price = US$13,000,000 minus A minus B.

For purposes of this formula, A shall equal fifteen million U.S. dollars (US$15,000,000) minus the amount of cash on the balance sheet of Maingate at the time of closing of the transactions contemplated by this Section 5.6. Notwithstanding the previous sentence, if A is a negative amount, it shall not be subtracted under the previous sentence in determining the formula price. For purpose of the formula, B shall equal one million three hundred fifty thousand U.S. dollars (US$1,350,000) minus (x minus y) where x is the total amount of assets on the balance sheet of Maingate at the time of closing of such transactions other than cash, and y is the total amount of liabilities on the balance sheet at the time of closing of such transactions other than accounts payable-trade owing to the Company. Notwithstanding the previous sentence, B shall not be subtracted in determining the formula price if B is a negative number or if A plus B is a negative number.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1. Preparation of S-4 and the Proxy Statement. Each of Parent and the Company shall cooperate and as promptly as practicable jointly prepare and Parent shall file with the SEC as promptly as practicable the S-4 under the Securities Act with respect to the Share Issuance. A portion of the S-4 shall serve as a prospectus with respect to the Share Issuance and as the Proxy Statement in connection with the vote of the stockholders of the Company with respect to the Merger and the vote of the stockholders of Parent with respect to the Share Issuance. Parent will cause the S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder and the Company will cause the Proxy Statement, to the extent it relates to such Party, to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Parent and the Company will, and will cause their respective accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after filing with the SEC, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide to the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Proxy Statement or the S-4 received from the staff of the SEC. Each of the Company and Parent will provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide the other Party with a copy of all such filings with the SEC. Each of Parent and the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

     6.2. Meetings. (a) The Company shall take all lawful action to (i) cause a special meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of the "agreement of merger" (within the meaning of Section 251 of the DGCL) contained in this Agreement, and the Merger, and (ii) solicit proxies from its stockholders with respect to such vote, which solicitation, unless the Company Board withdraws its recommendation of such approval and adoption in accordance with Section 6.4(b), shall be to obtain the Required Company Vote for such approval and adoption. Except as permitted by Section 6.4(b), the Company Board shall recommend approval and adoption of the "agreement of merger" contained in this Agreement and the Merger by the Company's stockholders and, the Company Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so). The Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Company Board shall have withdrawn, amended or modified in a manner adverse to Parent such recommendation or announced publicly its intention to do so as permitted by Section 6.4(b).

     (b) Parent shall take all lawful action to (i) cause a special meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval of the Share Issuance and (ii) solicit proxies from its stockholders with respect to such vote, which solicitation, unless the Parent Board withdraws its recommendation of such approval in accordance herewith, shall be to obtain the Required Parent Vote. The Parent Board shall recommend approval of the Share Issuance by Parent's stockholders and shall not withdraw, amend or modify, in a manner adverse to the Company, its recommendation that stockholders vote in favor of the Share Issuance (or publicly announce its intention to do so); provided that nothing herein shall require Parent Board to make (or prevent Parent Board from withdrawing, amending or modifying in a manner adverse to the Company) any such recommendation in the event that (1) Parent Board after consultation with and based upon the advice of independent legal counsel, determines in good faith that to make (or to refrain from withdrawing, amending or modifying in a manner adverse to the Company) such recommendation, would cause Parent Board to fail to be in compliance with its fiduciary duties to Parent's stockholders under any applicable Law and (2) Parent shall have delivered to Company a prior written notice advising Company that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than three Business Days prior to the time such action is taken). Parent shall hold the Parent Stockholder Meeting for the purpose of voting on the approval of the Share Issuance even if the Parent Board shall not have made, or shall have withdrawn, amended or modified in a manner adverse to Parent, such recommendation or announced publicly its intention to do so as permitted hereby.

     6.3. Commercially Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) use its commercially reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws (including other national merger control laws or foreign investment regulations) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.3(a) and 6.3(b), each of Parent and the Company shall use its commercially reasonable best efforts to resolve such objections if any, as may be asserted a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall (i) limit a Party's right to terminate this Agreement pursuant to Section 8.2(a) or (d) so long as such Party has theretofore complied in all material respects with its obligations under this Section 6.3 or (ii) require Parent to (x) enter into any "hold-separate" agreement or other agreement with respect to the disposition of any assets or businesses of the Parent or any of its subsidiaries or the Company or any of its subsidiaries in order to obtain clearance from the FTC or the DOJ or any other antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby; or (y) consummate the transactions contemplated hereby in the event that any consent, approval, authorization or non-objection of any Governmental Entity obtained or sought to be obtained in connection with this Agreement is conditioned upon the imposition of any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of the transactions contemplated hereby or the conduct of the business of the Surviving Company or the Parent (including any agreement not to compete in any geographic area or line of business or any agreement to license technology to third parties) or results, or would result in, the abrogation or diminishment of any authority or license granted by any Governmental Entity.

     (d) The Company shall use its reasonable best efforts in consultation with Parent to obtain any consents of third parties with respect to any Company Agreements that may be necessary or appropriate for the purposes of the transactions contemplated hereby.

     6.4. Acquisition Proposals. (a) The Company agrees that (1) it will not (and it will cause its subsidiaries and each officer, director or employee of the Company or any of its subsidiaries not to) directly or indirectly: (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in Section 9.11 herein), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries in connection with, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to an Acquisition Proposal and (2) it will not authorize or permit any investment banker, attorney or accountant, or other advisor or representative of, the Company or any of its subsidiaries to take any of the actions referred to in clauses (1)(i), (ii) or (iii); provided, however, that nothing contained in this
Section 6.4(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company Board, after consultation with and based upon the advice of independent legal counsel, reasonably determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable Law, (B) the Company Board reasonably determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with an independent, nationally recognized financial advisor, that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable to the Company's stockholders from a financial point of view than the Merger (any such materially more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (C) prior to taking such action, the Company (x) provides three Business Day prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. The Company shall notify Parent of any Acquisition Proposal or request for nonpublic information by any person who is making, or who has indicated that it is considering making, an Acquisition Proposal (including, without limitation, all material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a current basis of the status of any inquiries, discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been made available to Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal and shall notify each Party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 90 days prior to the date of this Agreement that the Company Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal.

     (b) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its recommendation that stockholders vote in favor of the Merger unless (i) the Company has fully complied with the terms of Section 6.4(a), (ii) the Company Board after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable Law and (iii) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than three Business Days prior to the time such action is taken). Nothing contained in this Section 6.4(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

     (c) Nothing in this Section 6.4 shall (i) permit the Company to terminate this Agreement (except as provided in Article VIII hereof) or (ii) affect any other obligations of the Company under this Agreement.

     6.5. Public Announcements. Each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NASD, as determined by Parent or the Company, as the case may be.

     6.6. Indemnification; Directors' and Officers' Insurance. (a) The Parent agrees that all rights now existing to exculpation, release, and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided in its certificate of incorporation or bylaws or in any agreement listed in Section 6.6 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect indefinitely in accordance with their terms following the Effective Time.

     (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained at a cost to Parent not greater than 200 percent of the annual premium for the current Company directors' and officers' liability insurance as set forth in Section 6.6 of the Company Disclosure Schedule; provided, that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of such annual premiums of the Company for such insurance.

     6.7. Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time; (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereby not to be satisfied; (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject; (v) any material notice or other material communication from any Governmental Entity in connection with the Merger; (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its subsidiaries or Parent or any of its subsidiaries, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 of the Company Disclosure Schedule, or
Section 4.13 of the Parent Disclosure Schedule, or which relate to the consummation of the Merger; (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (viii) any event or occurrence that is, or would reasonably be likely to be, a Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     6.8. Certification. The Company, Parent and Merger Sub shall execute and deliver to O'Melveny & Myers LLP, counsel to the Company, and to Cleary, Gottlieb, Steen & Hamilton, counsel to Parent and Merger Sub, certificates substantially in the forms attached hereto as Exhibit B (in the case of the Company) and Exhibit C (in the case of Parent and Merger Sub) at such time or times as reasonably requested by such law firms in connection with their respective deliveries of tax opinions with respect to the transactions contemplated hereby. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such certificates.

     6.9. Employee Matters. On or as soon as practicable following the Effective Time, those employees of the Company and its subsidiaries who will continue employment with Parent or the Surviving Company ("Continuing Employees" ) shall be eligible to participate in those benefit plans and programs maintained by Parent for similarly situated employees of Parent generally (or in substantially similar programs), but explicitly excluding individual plans, programs, arrangements or agreements on the same terms applicable to similarly situated employees of Parent. Each Continuing Employee shall be given credit, for purposes of eligibility to participate and vesting (but not for benefit accrual purposes), for his or her period of service with the Company or any of its subsidiaries credited under a similar plan prior to the Effective Time, subject to applicable break in service rules. Each such employee shall, with respect to any Parent plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Effective Time under comparable plans or programs maintained by the Company or any of its subsidiaries prior to the Effective Time. Each Continuing Employee and eligible dependent who, at the Effective Time, was participating in an employee group health plan maintained by the Company or any of its subsidiaries shall not be excluded from Parent's employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation that would not have excluded such claim under the applicable Company Plan.

     6.10. Affiliate Letters. Section 6.10 of the Company Disclosure Schedule sets forth a list of all persons who are, and all persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will cause such list to be updated promptly through the Closing Date. Not later than the date of the initial mailing of the Proxy Statement, the Company shall use its best efforts to cause its "affiliates" to deliver to Parent a written agreement substantially in the form attached as Exhibit A.

     6.11. SEC Filings.

     (a) The Company shall furnish to the Parent copies of all reports, proxy statements and prospectuses of the type referred to in Section 3.4 which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments which will not be material in amount), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto.) The Company shall additionally furnish to Parent all correspondence that the Company or its counsel or accountants furnish to or receive from the SEC after the date hereof and shall notify Parent of, and consult with Parent as to, all other communications between the Company or its counsel or accountants and the SEC.

     (b) The Parent shall furnish to the Company copies of all reports, proxy statements and prospectuses of the type referred to in Section 4.4 which it files with the SEC on or after the date hereof, and the Parent represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments which will not be material in amount), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     6.12. Fees and Expenses. Subject to Section 6.15 and Section 8.5, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except Expenses (including filing fees) incurred in connection with the filing, printing and mailing of the Proxy Statement and the S-4 shall be shared equally by the Company and Parent. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     6.13. Listing of Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ National Market System on or prior to the Closing Date, subject to official notice of issuance.

     6.14. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

     6.15. Direct Payment of Expenses. If the Transaction Costs (defined below) incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement exceed 10 percent of the net equity value of the Company immediately prior to the Effective Time, then Parent shall directly pay Expenses of the Company that are solely and directly related to the Merger so that the Transaction Costs reduced by the amount of the Company Expenses paid by Parent are less than 10 percent of the net equity value of the Company at the Effective Time. For purposes of this Agreement, the term "Transaction Costs" means all costs, payments, benefits and expenses that are triggered by, or incurred in connection with, the Merger or the consummation of the other transactions contemplated hereby (including without limitation, all Expenses and any change of control and severance payments).

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:

        (a) The agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been approved and adopted by the Required Company Vote and the Share Issuance shall have been approved by the Required Parent Vote.

        (b) Any waiting period applicable to the Merger under the HSR Act or any other national merger control law or foreign investment regulation shall have expired or early termination thereof shall have been granted.

        (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

        (d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Stock shall have been received.

        (e) The Parent Common Stock required to be issued hereunder shall have been approved for listing on the NASDAQ National Market System, subject only to official notice of issuance.

     7.2. Conditions to the Obligations of the Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent or Merger Sub to the extent permitted by applicable Law:

        (a) The representations and warranties of the Company contained herein shall have been true when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true only as of the specified date); provided that:

             (i) All such representations and warranties shall be interpreted without giving effect to the words "materially" or "material" or to any qualification based on such terms or based on the defined term "Material Adverse Effect";

             (ii) Any such representation or warranty contained in Section 3.2 shall be deemed untrue if it shall fail to be true and correct except to a de minimis extent;

             (iii) Any such representation or warranty contained in Section 3.3 shall be deemed untrue if it shall fail to be true and correct in any respect;

             (iv) Any such representation or warranty contained in Section 3.11(c) shall be deemed untrue if the facts and information not disclosed in violation of the first sentence thereof and the inconsistent information not disclosed in violation of the second sentence thereof, in the aggregate, would have had a material negative impact on a reasonable evaluation as of the date hereof of the Company's liability for damages or indemnity obligations or exposure for equitable relief in the Cadence Litigation; and

             (v) Any such representation or warranty (other than any representation or warranty referred to in clause (ii), (iii) or (iv) above) shall be deemed untrue if such representation or warranty shall fail to be true and correct in all respects except where the failure of all such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing; provided that with respect to Section 5.6, the Company and/or its subsidiaries shall have prior to the time of the Closing performed or complied in all respects with all agreements and conditions contained therein.

     (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(g).

     (d) Parent shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, dated the date on which the Effective Time occurs, based on the representations of Parent, and the Company, referred to in Section 6.8, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (e) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without (in the context of the Antitrust Laws) any limitation, restriction or condition that has or would have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have, individually or in the aggregate, a Material Adverse Effect on the Company), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have, individually or in the aggregate, a Material Adverse Effect on the Company).

     (f) Parent shall have received from each of the Company's "affiliates" (within the meaning of Rule 145 under the Securities Act) a written agreement substantially in the form attached as Exhibit A.

     (g) The Company shall have received payment of the Outstanding SMIC Amount.

     (h) No fewer than 80 percent of the persons listed on Section 7.2(j) of the Company Disclosure Schedule shall continue to be employed by, and shall not have given notice of their intention to terminate their employment with, the Company or its subsidiaries.

     (i) During the period that begins on the date hereof and ends immediately prior to the Effective Time there shall not have occurred any change, circumstance or effect that constitutes a Material Adverse Effect with respect to the Company; provided, however that if there has not been a breach of the representations and warranties contained in Section 3.11(c), any developments in the Cadence Litigation after the date hereof shall be disregarded for purposes of determining whether there has been a Material Adverse Effect with respect to the Company.

     7.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

     (a) The representations and warranties of Parent contained herein shall have been true when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true only as of the specified date); provided that:

             (i) All such representations and warranties shall be interpreted without giving effect to the words "materially" or "material" or to any qualification based on such terms or based on the defined term "Material Adverse Effect";

             (ii) Any such representation or warranty contained in Section 4.3 shall be deemed untrue if it shall fail to be true and correct in any respect; and

             (iii) Any such representation or warranty (other than any representation or warranty contained in Section 4.3) shall be deemed untrue if such representation or warranty shall fail to be true and correct in all respects except where the failure of all such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Parent.

        (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

        (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

        (d) The Company shall have received an opinion of O'Melveny & Myers LLP, dated the Effective Time, based on the representations of Parent and the Company, referred to in Section 6.8 hereof, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        (e) During the period that begins on the date hereof and ends immediately prior to the Effective Time there shall not have occurred any change, circumstance or effect that constitutes a Material Adverse Effect with respect to Parent.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     8.1. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Required Company Vote and the approval of the Share Issuance by the Required Parent Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

        (a) the Merger shall not have been consummated by September 30, 2002 (the "Termination Date");

        (b) the Required Company Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof;

        (c) the Required Parent Vote shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof; or

        (d) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section
8.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if (i) the Parent Board, whether or not permitted to do so by this Agreement, shall have failed to call and hold the Parent Stockholders Meeting in accordance with Section 6.2(b) or (ii) there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a) or 7.3(b), which has not been cured (or is not capable of being cured) within fifteen Business Days following receipt by Parent of written notice of such breach.

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board if:

        (a) the Company Board, whether or not permitted to do so by this Agreement, shall have withdrawn or adversely modified its recommendation referred to in Section 6.2(a) or the Company shall have failed to call and hold the Company Stockholder Meeting in accordance with Section 6.2(a); or


        (b) there is a breach by the Company (i) of any of its obligations under
Section 6.2(a) or Section 6.4 or (ii) of any other representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b), which, in the case of this clause (ii), has not been cured (or is not capable of being cured) within fifteen Business Days following receipt by the Company of written notice of such breach.


     8.5. Effect of Termination and Abandonment. (a) Except as provided in Sections 8.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section 8.5 and Sections 5.3(c), 5.3(d) and 6.12 and Article IX) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any Party hereto of any liability or damages resulting from (i) any willful and material breach of any representations or warranties contained in this Agreement or (ii) any willful and material breach of any covenant or agreement contained in this Agreement.

     (b) In the event that:

          (i) at any time, this Agreement is terminated by Parent pursuant to
     Section 8.4(a) or Section 8.4(b)(i); or

          (ii) at any time on or after the date hereof and prior to the termination of this Agreement pursuant to this Article VIII an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries, and thereafter this Agreement is terminated:

             (x) by action of the Parent Board pursuant to Section 8.4(b)(ii) following a willful breach by the Company of any covenant or agreement contained in this Agreement (other than any covenant or agreement contained in Section 6.2(a) or Section 6.4 which is included in clause
        (i) above by reference to Section 8.4(a) or Section 8.4(b)(i)); or

             (y) by (1) action of the Parent Board pursuant to Section 8.4(b)(ii) under circumstances in which a termination fee would not be payable pursuant to Section 8.5(b)(ii)(x) or (2) either Parent or the Company, pursuant to either Section 8.2(a) or Section 8.2(b), and in the case of any termination contemplated by clause (y)(1) or (y)(2), within 15 months of such termination of this Agreement, (A) the Company enters into an agreement with respect to any Acquisition Proposal or (B) any Acquisition Proposal is consummated; or

          (iii) at any time on or after the date hereof and prior to the termination of this Agreement a Cadence Settlement Proposal (as defined in Section 9.11(g)) shall have been made to the Company or any of its subsidiaries or any of its stockholders, or Cadence Design Systems, Inc. ("Cadence") shall have publicly announced its intention (whether or not conditional) to make a Cadence Settlement Proposal, and thereafter this Agreement is terminated:

             (x) by action of the Parent Board pursuant to Section 8.4(b)(ii) following a willful breach by the Company of any covenant or agreement contained in this Agreement (other than any covenant or agreement contained in Section 6.2(a) or Section 6.4 which is included in clause
        (i) above by reference to Section 8.4(a) or Section 8.4(b)(i)); or

             (y) by (1) action of the Parent Board pursuant to Section 8.4(b)(ii) under circumstances in which a termination fee would not be payable pursuant to Section 8.5(b)(iii)(x) or (2) either Parent or the Company, pursuant to either Section 8.2(a) or Section 8.2(b), and in the case of any termination contemplated by clause (y)(1) or (y)(2), within 15 months of such termination of this Agreement, the Company enters into a Cadence Settlement Agreement;

then the Company shall pay Parent a termination fee of forty-five million U.S. dollars (US$45,000,000) in same-day funds. Such payment shall be made (I) on the first Business Day following the date of such termination in the case of a termination by action of the Parent Board or by Parent referred to in Section 8.5(b)(i), Section 8.5(b)(ii)(x) and Section 8.5(b)(iii)(x), (II) on the first Business Day after the occurrence of any of the events referred to in Section 8.5(b)(ii)(y)(A) or Section 8.5(b)(ii)(y)(B) or upon the entering into of a Cadence Settlement Proposal as referred to in Section 8.5(b)(iii)(y) in the case of a termination by action of the Parent Board or by Parent referred to in
Section 8.5(b)(ii)(y) or Section 8.5(b)(iii)(y), and (III) on the day of the occurrence of any of the events referred to in Section 8.5(b)(ii)(y)(A) or
Section 8.5(b)(ii)(y)(B) or upon the entering into of a Cadence Settlement Proposal as referred to in Section 8.5(b)(iii)(y) in the case of a termination by the Company referred to in Section 8.5(b)(ii)(y)(2) or Section 8.5(b)(iii)(y)(2).

     (c) The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Citibank N.A. in effect from time to time during such period plus 2 percent.

     8.6. Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote and the approval of the Share Issuance by the Required Parent Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties hereto.

     8.7. Extension; Waiver. At any time prior to the Effective Time, each Party hereto (for these purposes, Parent and Merger Sub shall together be deemed one Party and the Company shall be deemed the other Party) may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

     8.8. Breaches Relating to Litigation. Notwithstanding any other provision in this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation or warranty contained herein, except for any representation or warranty contained in Section 3.11(c), to the extent that such breach results from the pendency of, or developments with respect to, the Cadence Litigation or is based on the acts or omissions that are the subject of such Litigation; provided, however, that this Section 8.8 shall not apply in the event that the Company has breached any representation or warranty in Section 3.11(c).

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2. Entire Agreement; Assignment. (a) This Agreement (including the schedules) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Parent Confidentiality Agreement and the information sharing agreement between Parent and the Company with respect to the Cadence Litigation.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.3. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one Business Day following sending by overnight delivery via a national courier service, and in each case, addressed to a Party at the following address for such Party:

        if to Parent or to Merger Sub, to:

           Synopsys, Inc.
           700 East Middlefield Road
           Mountain View, CA 94043
           Attention: Steven K. Shevick, Esq.
           Facsimile: (650) 584-4396

        with a copy to:

           Cleary, Gottlieb, Steen & Hamilton
           One Liberty Plaza
           New York, NY 10006
           Attention: Victor I. Lewkow, Esq.
           Facsimile: (212) 225-3999

        if to the Company, to:

           Avant! Corporation
           46871 Bayside Parkway
           Fremont, CA 94538
           Attention: Clayton Parker, Esq.
           Facsimile: (510) 413-7707

        with a copy to:

           O'Melveny & Myers LLP
           990 Marsh Road
           Menlo Park, CA 94025
           Attention: David A. Krinsky, Esq.
           Facsimile: (650) 473-2601

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof.

     9.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, except for Section
6.6 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     9.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.8. Enforcement; Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

     9.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.10 Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The phrase "made available" in this Agreement shall mean that the information referred to (i) has been actually delivered to the Party to whom such information is to be made available or its outside counsel, (ii) is included in a Company SEC Report (or in any document that is an exhibit thereto (including any exhibit incorporated by reference)) or (iii) is contained in a document that has been filed prior to October 1, 2001 in the room at the offices of O'Melveny & Myers LLP in Menlo Park, California that has been designated as the data room for the purposes of the transactions contemplated by this Agreement (the "Data Room").

     (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

     9.11. Definitions. (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) with respect to the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or its subsidiaries whose assets, individually or in the aggregate, would constitute 30 percent or more of the consolidated assets of the Company, taken as a whole;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30 percent or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 30 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided that for purposes of clause 8.5 (x) any such inquiry, offer or proposal made by Cadence shall be deemed to be a Cadence Settlement Proposal and not an Acquisition Proposal and (y) any consummation of, or entering into of an agreement with respect to, such an inquiry, offer or proposal by the Company shall be deemed to be the entering into of a Cadence Settlement Agreement and not the consummation of, or entering into of an agreement with respect to, an Acquisition Proposal.

     (b) An "affiliate" of a person, unless otherwise defined herein, shall have the meaning provided in Rule 12b-2 under the Exchange Act.

     (c) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (d) "Business Day" shall have the meaning provided in Rule 14d-1(g) under the Exchange Act.

     (e) "Cadence Litigation" means (x) the litigation pending in the United States District Court for the Northern District of California captioned Cadence Design Systems, Inc. v. Avant! Corporation, Case No. C-95-20828, and (y) any other claim by Cadence seeking relief for a breach of a duty or obligation allegedly committed after January 1, 1991 by the Company or a person then or subsequently affiliated with the Company.

     (f) "Cadence Settlement Agreement" means, in addition to anything deemed to be a Cadence Settlement Agreement pursuant to the proviso set forth in clause
(a), any agreement, order consented to by the Company or stipulation effecting or implementing a Cadence Settlement Proposal (whether the proposal to enter into such agreement was made by Cadence or by the Company).

     (g) "Cadence Settlement Proposal" means, in addition to anything deemed to be a Cadence Settlement Proposal pursuant to the proviso set forth in clause
(a), any proposal by or on behalf of Cadence which, if accepted in whole or in part, would have the effect of materially limiting: (i) the amount of damages and/or costs potentially recoverable by Cadence; (ii) the injunctive and/or other equitable relief potentially awardable to Cadence; (iii) the claims upon which relief could potentially be granted to Cadence; (iv) the products of the Company or underlying technology to which Cadence's claims could potentially apply; or (v) the evidence on which Cadence could seek to rely in support of a claim or a remedy.

     (h) "know" or "knowledge" means, (i) with respect to the Company and its subsidiaries, the knowledge of Gerald C. Hsu, Sheng-Chun (Paul) Lo, Viraj Patel, Fu-Hwa (Howard) Ko, Clayton Parker or, in the case of Section 3.11(c), the persons set forth in Section 3.11(c) to the Company Disclosure Schedule and (ii) with respect to Parent and its subsidiaries, Aart J. de Geus, Robert B. Henske, Chi-Foon Chan and Steven K. Shevick, in the case of each of clauses (i) and (ii) after due inquiry, including inquiry of such party's counsel and other officers or employees of such party responsible for the relevant matter.

     (i) "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably expected to be, materially adverse to (i) the business, assets, properties, condition (financial or otherwise) or results of operations of such entity and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any change, circumstance or effect resulting from (1) general changes in the industries in which either the Company and its subsidiaries or Parent and its subsidiaries operate, as the case may be, except those changes, circumstances or effects that adversely affect, respectively, the Company and its subsidiaries or Parent and its subsidiaries, to a materially greater extent than they affect other entities operating in such industries, (2) changes in general economic conditions or changes in securities markets in general or (3) effects of the public announcement or pendency of the transactions contemplated hereby.

     (j) "ordinary course of business" whether or not modified by the phrase "consistent with past practice" shall mean with respect to either Party or subsidiary thereof, (1) in accordance with generally accepted business practice and (2) in accordance with such Party's (or subsidiary's) past business practice.

     (k) "Parent Rights Agreement" shall mean the Rights Agreement dated as of November 24, 1999, between Parent and Harris Trust and Savings Bank, as Rights Agent.

     (l) "Parties" shall mean Parent, Merger Sub and the Company.

     (m) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (n) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries; provided that Maingate shall be deemed a subsidiary of the Company for purposes of this definition.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          SYNOPSYS, INC.

                                          By:       /s/ AART DE GEUS
                                            ------------------------------------
                                              Name: Aart de Geus
                                              Title:   Chief Executive Officer

                                          MAPLE FOREST ACQUISITION L.L.C.

                                          By:       /s/ CHI-FOON CHAN
                                            ------------------------------------
                                              Name: Chi-Foon Chan
                                              Title:   President

                                          AVANT! CORPORATION

                                          By:       /s/ SHENG-CHUN LO
                                            ------------------------------------
                                              Name: Sheng-Chun Lo
                                              Title:   President

                                                                         ANNEX B

                                VOTING AGREEMENT

     This VOTING AGREEMENT (this "Agreement"), dated as of December 3, 2001, is entered into by and among Moriyuki Chimura, Gerald C. Hsu, Fu-Hwa (Howard) Ko, Sheng-Chun (Paul) Lo, Viraj J. Patel, Amy Sakasegawa, Scott Spangenberg and Charles L. St. Clair (each a "Stockholder Party") and Synopsys, Inc., a corporation organized under the laws of the State of Delaware (the "Parent").

     WHEREAS, simultaneously with the execution of this Agreement, the Parent, Maple Forest Acquisition L.L.C., a limited liability company organized under the laws of Delaware and a direct wholly-owned subsidiary of the Parent ("Merger Sub") and Avant! Corporation, a corporation organized under the laws of Delaware (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing, among other things, for the merger of the Company with and into Merger Sub with Merger Sub continuing as the surviving entity (the "Merger");

     WHEREAS, as of the date hereof, each Stockholder Party is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of the shares of common stock, par value $0.0001 per share ("Company Common Stock"), of the Company set forth in Schedule A (the "Owned Shares"), in each case together with the associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated as of September 4, 1998 between the Company and Computer Share Investor Services LLC, as rights agent; and

     WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, the Parent has required that each Stockholder Party enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Certain Definitions. (a) Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

          "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder Party, "Affiliate" shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

          "Agreement" has the meaning specified in the preamble hereto.

          "Alternative Transaction" has the meaning set forth in Section 2(b) hereof.

          "Beneficially Owned" or "Beneficial Ownership" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase "within 60 days" in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "Group" within the meaning of
     Section 13(d) of the Exchange Act and the rules promulgated thereunder.

          "Beneficial Owner" with respect to any securities means a Person who has Beneficial Ownership of such securities.

          "Company" has the meaning specified in the recitals hereto.

          "Company Common Stock" has the meaning specified in the recitals hereto.

          "Company Meeting" has the meaning set forth in Section 3 hereof.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Merger" has the meaning specified in the recitals hereto.

          "Merger Agreement" has the meaning specified in the recitals hereto.

          "Merger Sub" has the meaning specified in the recitals hereto.

          "Owned Shares" has the meaning specified in the recitals hereto.

          "Parent" has the meaning specified in the preamble hereto.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Proposed Business Combination" means the Merger and the related transactions contemplated by the Merger Agreement.

          "Stockholder Party" has the meaning specified in the preamble hereto.

          "subsidiary" has the meaning specified in the Merger Agreement.

          "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

     2. No Disposition or Solicitation.

     (a) Each Stockholder Party agrees that from and after the date hereof, except as contemplated by this Agreement, such Stockholder Party will not Transfer or agree to Transfer any Company Common Stock Beneficially Owned by such Stockholder Party other than with the Parent's prior written consent (which consent shall not be unreasonably withheld or delayed in the context of a Transfer to any member of the immediate family of such Stockholder Party or to any trust the Beneficial Ownership of which is held by such Stockholder Party, provided in each case that such transferee agree, in a form satisfactory to the Parent, to be bound by the terms of this Agreement), or grant any proxy or power-of-attorney with respect to any such Company Common Stock other than pursuant to this Agreement.

     (b) Each Stockholder Party agrees that from and after the date hereof, subject to Section 12 of this Agreement, such Stockholder Party and its Affiliates and representatives, will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate any of the following (other than the transactions contemplated by the Merger Agreement) with respect to the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or its subsidiaries whose assets, individually or in the aggregate, would constitute 20 percent or more of the consolidated assets of the Company, taken as a whole;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20 percent or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Company Common Stock or the filing of a registration statement under the Securities Act, in connection therewith; or

(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (an "Alternative Transaction").

     (c) Each Stockholder Party agrees that unless required by applicable law, neither such Stockholder Party nor any of such Stockholder Party's Affiliates or representatives shall make any press release, public announcement or other communication with respect to the Parent or the business or affairs of the Company or its subsidiaries, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of the Parent. Each Stockholder Party acknowledges and agrees that the terms of this Agreement shall be disclosed in connection with the announcement of the Merger Agreement.

     3. Stockholder Vote. Each Stockholder Party agrees that (i) at such time as the Company conducts a meeting of or otherwise seeks a vote or consent of its stockholders for the purpose of adopting the Merger Agreement and approving the transactions contemplated by such Agreement, including the Merger (such meeting or any adjournment thereof, or such consent process, the "Company Meeting"), such Stockholder Party will vote, or provide a consent with respect to, all Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Stockholder Party has the power to vote, in favor of adopting the Merger Agreement and approving the transactions contemplated by such Agreement, including the Merger and (ii) such Stockholder Party will (at any meeting of stockholders or in connection with any consent solicitation) vote all shares of Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Stockholder Party has the power to vote, against, and will not consent to, any Alternative Transaction or any action that would or is designed to delay, prevent or frustrate the Proposed Business Combination.

     Without limiting the foregoing, it is understood that the obligations under clause (i) in this Section 3 shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger, regardless of the position of the Company's board of directors as to the Merger or the Proposed Business Combination at the time of such meeting.

     4. Reasonable Efforts to Cooperate. Each Stockholder Party will (a) use all reasonable efforts to cooperate with the Company in connection with the transactions contemplated by the Merger Agreement, (b) promptly take such reasonable actions as are necessary or appropriate to consummate such transactions, and (c) provide any information reasonably requested by the Company or the Parent for any regulatory application or filing made or approval sought for such transactions (including filings with the Securities and Exchange Commission).

     5. Additional Stock. Each Stockholder Party agrees that any additional shares of Company Common Stock or securities convertible into Company Common Stock acquired by such Stockholder Party or over which it acquires Beneficial Ownership or voting power, whether pursuant to existing stock option agreements, warrants or otherwise, shall be subject to the provisions of this Agreement.

     6. Irrevocable Proxy.

     (a) In furtherance of the agreements contained in Section 3 of this Agreement, each Stockholder Party hereby irrevocably grants to, and appoints, the Parent and Aart J. de Geus, Chief Executive Officer of the Parent, Chi-Foon Chan, President of the Parent, and Robert B. Henske, Chief Financial Officer of the Parent, in their respective capacities as officers of the Parent, and any individual who shall hereafter succeed to any such office of the Parent, and each of them individually, such Stockholder Party's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder Party, to vote all shares of Company Common Stock Beneficially Owned by such Stockholder Party, or grant a consent or approval in respect of such shares, or execute and deliver a proxy to vote such shares, (x) in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger and (y) against any Alternative Transaction or any other matter referred to in clause (ii) of Section 3 hereof.

     (b) Each Stockholder Party represents and warrants to the Parent that any proxies heretofore given by it in respect of shares of Company Common Stock are not irrevocable, and that any such proxies are hereby revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.

     (c) Each Stockholder Party hereby affirms that the irrevocable proxy set forth in Section 6(a) is given in connection with, and in consideration of, the execution of the Merger Agreement by the Parent, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder Party under this Agreement. Each Stockholder Party hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder Party hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

     7. Covenant of Stockholder Parties. Each Stockholder Party agrees that it will take all action necessary to prevent creditors in respect of any pledge of such Stockholder Party's Owned Shares from exercising their rights under such pledge.

     8. Representations, Warranties and Covenants of Stockholder Parties. Each Stockholder Party hereby individually (and not jointly or severally) represents and warrants to, and agrees with, the Parent as follows:

     (a) Such Stockholder Party has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder Party who is not a natural person, no other proceedings or actions on the part of such Stockholder Party are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (b) This Agreement has been duly and validly executed and delivered by such Stockholder Party and constitutes the valid and binding agreement of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights or (ii) to the extent that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) Each Stockholder Party is the sole Beneficial Owner of such Stockholder Party's Owned Shares. Each Stockholder Party has good and marketable title (which may include holding in nominee or "street" name) to all of such Stockholder Party's Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement and the restrictions on Transfer under applicable securities laws). The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder Party and neither such Stockholder Party nor any of such Stockholder Party's Affiliates is the Beneficial Owner of, or has any right to acquire (whether currently upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Company Common Stock or any securities convertible into or exchangeable or exercisable for Company Common Stock.

     (d) Neither the execution and delivery of this Agreement by such Stockholder Party nor the consummation of the transactions contemplated hereby will (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) by such Stockholder Party under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder Party is a party or by which such Stockholder Party or any of the Owned Shares is bound (or, in the case of each Stockholder Party that is not a natural person, such Stockholder Party's constituent documents); (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that is binding on such Stockholder Party; or (iii) constitute a violation by such Stockholder Party of any law or regulation of any jurisdiction.

        (e) Each Stockholder Party understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon such Stockholder Party's execution, delivery and performance of this Agreement. Each Stockholder Party acknowledges that such Stockholder Party's irrevocable proxy set forth in
Section 6(a) is granted in consideration of the execution and delivery of the Merger Agreement by the Parent.

     9. Representations and Warranties of the Parent. The Parent represents and warrants to the Stockholder Parties that the Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Parent will not constitute a violation of, conflict with or result in a default under, (i) any contract, understanding or arrangement to which the Parent is a party or by which it is bound or that requires the consent of any other Person or any party pursuant thereto, (ii) any judgment, decree or order applicable to the Parent, or (iii) any law, rule or regulation of any governmental body, in each case except for violations, conflicts or defaults that would not have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; and this Agreement constitutes a legal, valid and binding agreement on the part of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by principles applicable to creditors' rights generally or governing the availability of equitable relief. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent.

     10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earliest of (a) the Effective Time;
(b) the date upon which the Merger Agreement is terminated by the Company pursuant to Section 8.3 thereof (unless at such time the Parent would also be entitled to terminate, or following the giving of notice and lapse of time would be entitled to terminate, the Merger Agreement); and (c) 120 days following the termination of the Merger Agreement other than as set forth in (b) above.

     11. Miscellaneous.

     (a) This Agreement represents the entire understanding of the parties hereto with respect to the voting of Company Common Stock and supersedes any and all other oral or written agreements and understandings among the parties heretofore made with respect thereto.

     (b) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (c) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that the Parent may assign any or all rights under this Agreement to any subsidiary of the Parent. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     (d) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that the Parent may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by the Parent.

     (e) All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the address for such party set forth below.

          (i) If to a Stockholder Party, to such Stockholder Party at the address set forth beside its name on Schedule A hereto with a copy to:

              Avant! Corporation
              46871 Bayside Parkway
              Fax: (510) 413-7707
              Attention: Clayton Parker, Esq.

              and to:

              O'Melveny & Myers LLP
              900 Marsh Road
              Menlo Park, CA 94025
              Fax: (650) 473-2601
              Attention: David A. Krinsky, Esq.

              If to the Parent, to:

              Synopsys, Inc.
              700 East Middlefield Road
              Mountain View, CA
              Facsimile: (650) 584-4396
              Attention: Steven K. Shevick, Esq.

              With a copy to:

              Cleary, Gottlieb, Steen & Hamilton
              One Liberty Plaza
              New York, NY 10006
              Fax: (212) 225-3999
              Attention: Victor I. Lewkow

     or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

     (f) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (g) Each Stockholder Party acknowledges and agrees that in the event of any breach of this Agreement, the Parent would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that
(a) each Stockholder Party will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) the Parent shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.

     (h) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this

Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) This Agreement shall be governed by and construed in accordance with, the internal laws of the State of Delaware without giving effect to the principles of conflict of laws.

     (j) Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of Delaware sitting in Wilmington, Delaware and the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding arising out of or relating to this Agreement brought against it in any such court, (iv) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the above-referenced courts of the State of Delaware or the United States District Court for the District of Delaware and (v) agrees not to plead or claim in any court that any such action, suit or proceeding arising out of or relating to this Agreement brought in any such court has been brought in an inconvenient forum.

     (k) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The words "include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

     (l) This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     12. Stockholder Capacity. No Stockholder Party executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer. Each Stockholder Party executing this Agreement does so solely in such Stockholder Party's capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder Party in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in compliance with Section 6.5 of the Merger Agreement); provided, that nothing in this Section 12 shall be deemed to permit any Stockholder Party to take any action on behalf of the Company that is prohibited by the Merger Agreement.

     13. Further Assurances. From time to time, at the Parent's request and without further consideration, each Stockholder Party shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          SYNOPSYS, INC.

                                          /s/ AART DE GEUS
                                          --------------------------------------
                                          By:   Aart de Geus
                                          Title: Chief Executive Officer

Moriyuki Chimura

/s/ MORIYUKI CHIMURA
-----------------------------------

Gerald C. Hsu

/s/ GERALD C. HSU
-----------------------------------

Fu-Hwa (Howard) Ko

/s/ FU-HWA (HOWARD) KO
-----------------------------------

Sheng-Chun (Paul) Lo

/s/ SHENG-CHUN (PAUL) LO
-----------------------------------

Viraj J. Patel

/s/ VIRAJ J. PATEL
-----------------------------------

Amy Sakasegawa

/s/ AMY SAKASEGAWA
-----------------------------------

Scott Spangenberg

/s/ SCOTT SPANGENBERG
-----------------------------------

Charles L. St. Clair

/s/ CHARLES L. ST. CLAIR
-----------------------------------

                                                                         ANNEX C

                               [CSFB LETTERHEAD]

December 3, 2001

Board of Directors
Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA 94043
Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to Synopsys, Inc. (the "Acquiror") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of December 3, 2001 (the "Merger Agreement"), by and among the Acquiror, Maple Forest Acquisition L.L.C., a wholly owned subsidiary of the Acquiror ("Merger Sub"), and Avant! Corporation (the "Company"). The Merger Agreement provides for, among other things, the merger (the "Merger") of the Company with and into Merger Sub (or, at the Acquiror's election, the merger of a wholly owned subsidiary of the Acquiror with and into the Company) pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $.0001 per share, of the Company (including the associated rights to purchase shares of Series A Participating Preferred Stock pursuant to a Rights Agreement) ("Company Common Stock") will be converted into the right to receive 0.371 (the "Exchange Ratio") shares of common stock, par value $.01 per share, of the Acquiror ("Acquiror Common Stock").

     In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In addition, we have relied upon, without independent verification, the assessment of the management of the Acquiror as to (i) its ability to retain key employees, (ii) the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated by the management of the Acquiror to result from the Merger, (iii) the existing technology, products and services of the Acquiror and the Company and the validity of, and risks associated with, the existing and future technology, products and services of the Acquiror and the Company and
(iv) the ability to integrate the businesses of the Acquiror and the Company.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the Acquiror that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively. You have also informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Acquiror or the Company or the contemplated benefits of the Merger. In addition, we have not been requested to

Board of Directors
Synopsys, Inc.
December 3, 2001
Page  2

make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to engage in the Merger.

     We do not express any opinion as to any legal matters involving the Company, as to which we understand that the Acquiror has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary. With respect to outstanding litigation involving the Company in which significant damages are alleged, you, after consultation with management of the Acquiror and its outside counsel, have instructed us to assume, and we have assumed, without independent verification and based solely upon the assessment and judgment of management of the Acquiror, taking into account the advice of the Acquiror's outside counsel, (i) that the aggregate amount of damages that will be assessed against or agreed to by the Company or the Acquiror in any pending or potential litigation involving Cadence Design Systems, Inc. will not exceed the limit of, and will be covered to the extent of, the insurance that you have advised us is being purchased by the Acquiror in connection with the Merger, and (ii) that no pending or potential litigation involving the Company will have an adverse impact on the business, financial condition, results of operations or prospects of the Company or the Acquiror.

     We have acted as financial advisor to the Board of Directors of the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we and our affiliates have provided certain investment banking and financial services to the Acquiror for which we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Acquiror.

                                          Very truly yours,

                                          /s/ CREDIT SUISSE FIRST BOSTON
                                          CORPORATION

                                                                         ANNEX D

                     [SALOMON SMITH BARNEY INC. LETTERHEAD]

December 3, 2001

Board of Directors
Avant! Corporation
46871 Bayside Parkway
Fremont, CA 95438

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.0001 per share ("Company Common Stock"), of Avant! Corporation (the "Company"), of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Merger dated as of December 3, 2001 (the "Merger Agreement") among Synopsys, Inc., a Delaware corporation ("Parent"), Maple Forest Acquisition LLC, a newly-formed Delaware entity and a direct wholly-owned subsidiary of Parent ("Merger Sub") and the Company. The Merger Agreement provides, among other things, that Merger Sub will be merged with the Company (the "Merger"), with Merger Sub (or, at Parent's election, the Company) continuing as the surviving company. The Merger Agreement also provides, among other things, that upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock will be converted into and be exchangeable for the right to receive 0.371 (the "Exchange Ratio") of a fully paid and non-assessable share of common stock, par value $.01 per share, of Parent (including the associated rights to purchase shares of Series A Participating Preferred Stock of Parent) (individually, a "Parent Share" and, collectively, the "Parent Shares").

     In arriving at our opinion, we held discussions with certain officers, employees and other representatives of the Company and Parent concerning the businesses, operations and prospects of the Company and Parent. We examined certain publicly available business and financial information relating to the Company and Parent as well as certain financial forecasts and other information and data for the Company, Maingate (the Company's Japanese distributor) and Parent that were provided to us or otherwise discussed with us by the respective managements of the Company and Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied upon, without any responsibility for independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Parent that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgements of the managements of the Company and Parent, respectively, as to the future financial performance of the Company and Parent, respectively, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have also assumed for purposes of our analysis, with your consent, that certain pending and potential litigation matters involving the Company could result in a potential liability to the Company of between $250 million and $500 million. We have assumed, with your consent, that the Merger will be treated as a tax-free "reorganization" for federal income tax purposes.

     We are not expressing any opinion as to what the value of the Parent Shares actually will be when issued pursuant to the Merger or the price at which the Parent Shares will trade subsequent to the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. We are also not expressing, with your consent, any opinion as to the fairness to the Company or

The Board of Directors
Avant! Corporation
December 3, 2001
Page  2

to the holders of Company Common Stock of any aspect of the Company's planned acquisition of all of the outstanding equity interests in Maingate.

     We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we made any physical inspection of the properties or assets of the Company and Parent. Our opinion does not address the Company's underlying business decision to effect the Merger, and we express no view on the effect on the Company of the Merger and related transactions. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliates (including Citigroup Inc.) may have other business relationships with the Company or Parent in the ordinary course of their businesses.

     Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          /s/ SALOMON SMITH BARNEY INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

     In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware General Corporation Law's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

     Article X of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under the General Corporation Law of the State of Delaware.

     Article VII of the Registrant's bylaws provides for the indemnification of officers and directors to the fullest extent permitted under the General Corporation Law of Delaware and provides for the indemnification to the fullest extent permitted under Delaware law of any third party made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of Synopsys or served any other enterprise as a director or officer at the request of Synopsys.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith unless otherwise indicated:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Merger, dated as of December 3, 2001, as amended, by and among Synopsys, Inc., Maple Forest
          Acquisition L.L.C., and Avant! Corporation (attached as
          Annex A to the joint proxy statement/prospectus contained in this registration statement).
 3.1      Fourth Amended and Restated Certificate of Incorporation
          (incorporated herein by reference to Exhibit 3(i) to
          Synopsys' Quarterly Report on Form 10-Q for the quarterly
          period ended April 3, 1999).
 3.2      Certificate of Designation of Series A Participating
          Preferred Stock (incorporated herein by reference to Exhibit
          A to Exhibit 1 to Amendment No. 1 to Synopsys' Registration
          Statement on Form 8-A as filed with the Securities and
          Exchange Commission on December 13, 1999).
 3.3      Certificate of Amendment of Fourth Amended and Restated
          Certificate of Incorporation (incorporated herein by
          reference to Exhibit 3.1 to Synopsys' Quarterly Report on
          Form 10-Q for the quarterly period ended April 30, 2000).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 3.4      Restated Bylaws of Synopsys, Inc. (incorporated herein by
          reference to Exhibit 3(ii) to Synopsys' Quarterly Report on
          Form 10-Q for the quarterly period ended April 3, 1999).
 4.1      Amended and Restated Preferred Shares Rights Agreement dated
          November 24, 1999 (incorporated herein by reference to
          Exhibit 1 to Amendment No. 1 to Synopsys' Registration
          Statement on Form 8-A/A as filed with the Securities and
          Exchange Commission on April 10, 2000).
 5.1*     Opinion of Cleary, Gottlieb, Steen & Hamilton regarding the validity of the Synopsys common shares registered hereunder.
 8.1*     Tax Opinion of Cleary, Gottlieb, Steen & Hamilton.
 8.2*     Tax Opinion of O'Melveny & Myers, LLP.
10.1      Voting Agreement, dated as of December 3, 2001, by and among
          Synopsys, Inc., Moriyuki Chimura, Gerald C. Hsu, Howard Ko,
          Paul Lo, Viraj J. Patel, Amy Sakasegawa, Scott Spangenberg
          and Charles L. St. Clair (attached as Annex B to the joint proxy statement/prospectus contained in this registration
          statement).
10.2**    Separation Agreement, General Release and Waiver, dated as of December 3, 2001, by and among Synopsys, Inc., Avant!
          Corporation and Gerald Chien Kuo Hsu.
10.3**    Separation Agreement, General Release and Waiver, dated as of December 3, 2001, by and between Avant! Corporation and
          John Howard Hsu.
10.4**    Separation Agreement, General Release and Waiver, dated as of December 3, 2001, by and between Avant! Corporation and
          Noriko Ando.
10.5**    Amendment to Employment Agreement, dated as of December 3,
          2001, by and between Avant! Corporation and Sheng-Chun
          (Paul) Lo.
10.6**    Form of Amendment to Employment Agreement, dated as of
          December 3, 2001, by and between Avant! Corporation and
          Howard Ko and Amy M. Sakasegawa.
10.7      Revised Conditional Binder of Insurance, dated as of March
          18, 2002, by and between Synopsys, Inc. and Birmingham Fire
          Insurance Company of Pennsylvania, a subsidiary of American
          International Group, Inc.
23.1      Consent of KPMG LLP with respect to Synopsys, Inc.
23.2      Consent of KPMG LLP with respect to Avant! Corporation.
23.3      Consent of BDO Seidman, LLP, Independent Auditors of
          Subsidiary Not Consolidated and 50-percent-or-less-owned
          Persons.
23.4*     Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 5.1).
23.5*     Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 8.1).
23.6*     Consent of O'Melveny & Myers, LLP (included in Exhibit 8.2).
24.1**    Powers of Attorney.
99.1**    Form of Synopsys Proxy Card.
99.2**    Form of Avant! Proxy Card.
99.3**    Consent of Credit Suisse First Boston Corporation.
99.4**    Consent of Salomon Smith Barney Inc.


---------------

 * To be filed by amendment.

** Previously filed as an exhibit to the Registrant's registration statement on Form S-4 (File No. 333-75638) filed with the Commission on December 21, 2001.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by
reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form; and

     (2) the registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Synopsys, Inc. has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, state of California, on March 18, 2002.


                                          SYNOPSYS, INC.

                                          By: /s/ ROBERT B. HENSKE
                                            ------------------------------------
                                              Name: Robert B. Henske
                                              Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                       DATE
                    ---------                                     -----                       ----

                        *                                Chief Executive Officer
 ------------------------------------------------     (Principal Executive Officer)
                 Aart J. de Geus                      and Chairman of the Board of
                                                                Directors


                        *                             President and Chief Operating
 ------------------------------------------------         Officer and Director
                  Chi-Foon Chan


                        *                                Chief Financial Officer
 ------------------------------------------------     (Principal Financial Officer)
                 Robert B. Henske


                        *                            Corporate Controller (Principal
 ------------------------------------------------          Accounting Officer)
                  Richard Rowley


                        *                                       Director
 ------------------------------------------------
                  Andy D. Bryant


                        *                                       Director
 ------------------------------------------------
                 Bruce R. Chizen


                        *                                       Director
 ------------------------------------------------
                Deborah A. Coleman


                        *                                       Director
 ------------------------------------------------
                A. Richard Newton


                        *                                       Director
 ------------------------------------------------
                  Sasson Somekh


                        *                                       Director
 ------------------------------------------------
                 Steven C. Walske

 *By:              /s/ ROBERT B. HENSKE                                                  March 18, 2002
        ------------------------------------------
                     Robert B. Henske
                     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 2.1      --   Agreement and Plan of Merger, dated as of December 3, 2001, as amended, by and among Synopsys, Inc., Maple Forest
               Acquisition L.L.C., and Avant! Corporation (attached as
               Annex A to the joint proxy statement/prospectus contained in this registration statement).
 3.1      --   Fourth Amended and Restated Certificate of Incorporation
               (incorporated herein by reference to Exhibit 3 (i) to
               Synopsys' Quarterly Report on Form 10-Q for the quarterly
               period ended April 3, 1999).
 3.2      --   Certificate of Designation of Series A Participating
               Preferred Stock (incorporated herein by reference to Exhibit
               A to Exhibit 1 to Amendment No. 1 to Synopsys' Registration
               Statement on Form 8-A as filed with the Securities and
               Exchange Commission on December 13, 1999).
 3.3      --   Certificate of Amendment of Fourth Amended and Restated
               Certificate of Incorporation (incorporated herein by
               reference to Exhibit 3.1 to Synopsys' Quarterly Report on
               Form 10-Q for the quarterly period ended April 30, 2000).
 3.4      --   Restated Bylaws of Synopsys, Inc. (incorporated herein by
               reference to Exhibit 3(ii) to Synopsys' Quarterly Report on
               Form 10-Q for the quarterly period ended April 3, 1999).
 4.1      --   Amended and Restated Preferred Shares Rights Agreement dated
               November 24, 1999 (incorporated herein by reference to
               Exhibit 1 to Amendment No. 1 to Synopsys' Registration
               Statement on Form 8-A/A as filed with the Securities and
               Exchange Commission on April 10, 2000).
 5.1*     --   Opinion of Cleary, Gottlieb, Steen & Hamilton regarding the validity of the Synopsys common shares registered hereunder.
 8.1*     --   Tax Opinion of Cleary, Gottlieb, Steen & Hamilton.
 8.2*     --   Tax Opinion of O'Melveny & Myers, LLP.
10.1      --   Voting Agreement, dated as of December 3, 2001, by and among
               Synopsys, Inc., Moriyuki Chimura, Gerald C. Hsu, Howard Ko,
               Paul Lo, Viraj J. Patel, Amy Sakasegawa, Scott Spangenberg
               and Charles L. St. Clair (attached as Annex B to the joint proxy statement/ prospectus contained in this registration statement).
10.2**    --   Separation Agreement, General Release and Waiver, dated as of December 3, 2001, by and among Synopsys, Inc., Avant!
               Corporation and Gerald Chien Kuo Hsu.
10.3**    --   Separation Agreement, General Release and Waiver, dated as of December 3, 2001, by and between Avant! Corporation and
               John Howard Hsu.
10.4**    --   Separation Agreement, General Release and Waiver, dated as of December 3, 2001, by and between Avant! Corporation and
               Noriko Ando.
10.5**    --   Amendment to Employment Agreement, dated as of December 3,
               2001, by and between Avant! Corporation and Sheng-Chun
               (Paul) Lo.
10.6**    --   Form of Amendment to Employment Agreement, dated as of
               December 3, 2001, by and between Avant! Corporation and
               Howard Ko and Amy M. Sakasegawa.
10.7      --   Revised Conditional Binder of Insurance, dated as of March
               18, 2002, by and between Synopsys, Inc. and Birmingham
               Insurance Company of Pennsylvania, a subsidiary of American
               International Group, Inc.
23.1      --   Consent of KPMG LLP with respect to Synopsys, Inc.
23.2      --   Consent of KPMG LLP with respect to Avant! Corporation.
23.3      --   Consent of BDO Seidman, LLP, Independent Auditors of
               Subsidiary Not Consolidated and 50-percent-or-less-owned
               Persons.
23.4*     --   Consent of Cleary, Gottlieb, Steen & Hamilton (included in
               Exhibit 5.1).
23.5*     --   Consent of Cleary, Gottlieb, Steen & Hamilton (included in
               Exhibit 8.1).
23.6*     --   Consent of O'Melveny & Myers, LLP (included in Exhibit 8.2).
24.1**    --   Powers of Attorney.
99.1**    --   Form of Synopsys Proxy Card.
99.2**    --   Form of Avant! Proxy Card.
99.3**    --   Consent of Credit Suisse First Boston Corporation.
99.4**    --   Consent of Salomon Smith Barney Inc.


---------------

 * To be filed by amendment.

** Previously filed as an exhibit to the Registrant's registration statement on Form S-4 (File No. 333-75638) filed with the Commission on December 21, 2001.